Exhibit 10.107
CREDIT AGREEMENT
dated as of July 12, 2023
among
RIO GRANDE LNG, LLC,
as the Borrower,
MUFG BANK, LTD.,
as the P1 Administrative Agent,
MIZUHO BANK (USA),
as the P1 Collateral Agent,
MUFG BANK, LTD.,
as the Revolving LC Issuing Bank, and
THE SENIOR LENDERS PARTY TO THIS AGREEMENT FROM TIME TO TIME,
and for the benefit of
ABU DHABI COMMERCIAL BANK PJSC, BANCO SANTANDER S.A., NEW YORK BRANCH, BANK OF CHINA, NEW YORK BRANCH, HSBC BANK USA, N.A., INTESA SANPAOLO S.P.A., NEW YORK BRANCH, JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD., MUFG BANK, LTD., NATIONAL WESTMINSTER BANK PLC, ROYAL BANK OF CANADA, and STANDARD CHARTERED BANK,
as the Coordinating Lead Arrangers and Joint Bookrunners,
HSBC BANK USA, N.A. and MIZUHO BANK, LTD.,
as the Documentation Agents,
ABU DHABI COMMERCIAL BANK PJSC and BANK OF CHINA, NEW YORK BRANCH,
as the Regional Coordinators,
ABU DHABI COMMERCIAL BANK PJSC, BANCO SANTANDER S.A., NEW YORK BRANCH, BANK OF CHINA, NEW YORK BRANCH, INTESA SANPAOLO S.P.A., NEW YORK BRANCH, MIZUHO BANK, LTD., and MUFG BANK, LTD.,
as the Syndication Agents,
BANCO SANTANDER S.A., NEW YORK BRANCH, BANK OF CHINA, NEW YORK BRANCH, INTESA SANPAOLO S.P.A., NEW YORK BRANCH, JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD., MUFG BANK, LTD., and ROYAL BANK OF CANADA,
as the Global Coordinators,
THE BANK OF NOVA SCOTIA, HOUSTON BRANCH,
as the Coordinating Lead Arranger,
NATIONAL BANK OF CANADA,
as the Joint Lead Arranger,
KFW IPEX-BANK GMBH and THE KOREA DEVELOPMENT BANK,
as the Arrangers,
and
ARAB PETROLEUM INVESTMENTS CORPORATION, KOOKMIN BANK, NEW YORK BRANCH, and UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY,
as the Senior Managing Agents

as amended by Amendment No. 1 to CD Credit Agreement, dated as of November 1, 2023, as further amended by Amendment No. 2, Consent, and Waiver to CD Credit Agreement, dated as of September 4, 2025, and as further amended by Amendment No. 3 to CD Credit Agreement, dated as of December 5, 2025

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TABLE OF CONTENTS
Page
1.1.    Defined Terms    2
1.2.    Principles of Interpretation    2
1.3.    UCC Terms    4
1.4.    Accounting and Financial Determinations    4
1.5.    Definitions Agreement    5
1.6.    Divisions    5
1.7.    Rates    5
2.    LOAN COMMITMENTS AND BORROWING    6
2.1.    Construction/Term Loan Commitments    6
2.2.    Notice of Construction/Term Loan Borrowings    7
2.3.    Borrowing of Construction/Term Loans    8
2.4.    Termination, Reduction, and Reallocation of Construction/Term Loan Commitments    9
2.5.    Notice of Term Conversion    10
2.6.    Revolving Loan Commitments    11
2.7.    Notice of Revolving Loan Borrowings    11
2.8.    Borrowing of Revolving Loans.    12
2.9.    Termination or Reduction of Revolving Loan Commitments.    13
2.10.    Borrowings of Senior Loans    13
2.11.    Extensions of Construction/Term Loans    15
3.    LETTERS OF CREDIT    18
3.1.    Revolving LCs    18
3.2.    Reimbursement to Revolving LC Issuing Bank    20
3.3.    Reimbursement Obligations    22
3.4.    Liability of Revolving LC Issuing Bank and the Senior Lenders    23
3.5.    Disbursement Procedures    24
3.6.    Replacement of Revolving LC Issuing Bank    24
3.7.    Cash Collateralization    24
3.8.    Reallocation of Participations in Revolving LCs    25

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4.    REPAYMENTS, PREPAYMENTS, INTEREST AND FEES    26
4.1.    Repayment of Construction/Term Loan Borrowings    26
4.2.    Repayment of Revolving Loan Borrowings    26
4.3.    Interest Payment Dates    26
4.4.    Interest Rates    27
4.5.    Conversion Options    28
4.6.    Post-Maturity Interest Rates; Default Interest Rates    29
4.7.    Interest Rate Determination    29
4.8.    Computation of Interest and Fees    29
4.9.    Optional Prepayment    30
4.10.    Mandatory Prepayment    32
4.11.    Time and Place of Payments    36
4.12.    Borrowings and Payments Generally    37
4.13.    Fees    38
4.14.    Pro Rata Treatment    39
4.15.    Sharing of Payments    39
4.16.    Defaulting Lender Waterfall    40
4.17.    Defaulting Lender Cure    41
4.18.    Termination of Senior Secured IR Hedge Transactions in Connection with Mandatory Prepayments with Collateral Proceeds    42
4.19.    Termination of Senior Secured IR Hedge Transactions in Connection with Mandatory Prepayments with Replacement Debt    42
4.20.    Termination of Senior Secured IR Hedge Transactions in Connection with Voluntary Payments    43
5.    SOFR, BENCHMARK, AND TAX PROVISIONS    43
5.1.    Illegality    43
5.2.    Inability to Determine Rates    44
5.3.    Increased Costs    45
5.4.    Obligation to Mitigate; Replacement of Lenders    47
5.5.    Funding Losses    49
5.6.    Taxes    49
5.7.    Benchmark Replacement Setting    54

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6.    REPRESENTATIONS AND WARRANTIES    56
6.1.    General    56
6.2.    Existence    56
6.3.    Financial Condition    56
6.4.    Action    56
6.5.    No Breach    57
6.6.    Government Approvals; Government Rules    58
6.7.    Proceedings    60
6.8.    Environmental Matters    60
6.9.    Taxes    62
6.10.    Tax Status    62
6.11.    ERISA; ERISA Event    62
6.12.    Nature of Business    62
6.13.    Senior Security Documents    63
6.14.    Subsidiaries    63
6.15.    Investment Company Act of 1940    63
6.16.    Energy Regulatory Status    63
6.17.    Material Project Documents; Other Documents    64
6.18.    Regulations T, U and X    65
6.19.    Patents, Trademarks, Etc.    65
6.20.    Disclosure    65
6.21.    Absence of Default    66
6.22.    Real Property    66
6.23.    Solvency    66
6.24.    Legal Name and Place of Business    66
6.25.    No Force Majeure    67
6.26.    Ranking    67
6.27.    Labor Matters    67
6.28.    Anti-Corruption Laws, Anti-Terrorism, and Money Laundering Laws    67
6.29.    Sanctions    68
6.30.    Accounts    68

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6.31.    No Condemnation    68
6.32.    Project Development    68
6.33.    Insurance    70
7.    CONDITIONS PRECEDENT    70
7.1.    Conditions to Closing Date and Initial Credit Agreement Advance    70
7.2.    Conditions to Construction/Term Loans    79
7.3.    Conditions to Revolving Loans and Revolving LCs    81
7.4.    Conditions to Each Senior Loan Borrowing and Issuance of Revolving LCs    81
7.5.    Conditions to Term Conversion Date Drawing    82
7.6.    Conditions to Term Conversion Date    82
8.    AFFIRMATIVE COVENANTS    85
8.1.    Maintenance of Existence, Etc.    86
8.2.    RG Facility Entities    86
8.3.    Taxes    86
8.4.    Compliance with Material Project Documents, Etc.    86
8.5.    Maintenance of Credit Agreement Designated Offtake Agreements; LNG Sales Mandatory Prepayment    88
8.6.    Compliance with Material Government Approvals, Etc.    91
8.7.    Compliance with Government Rules, Etc.    92
8.8.    Tax Status    92
8.9.    Project Construction    92
8.10.    Shipping and Sub-charter Arrangements    93
8.11.    Interest Rate Hedging    94
8.12.    Access; Inspection    94
8.13.    Survey    95
8.14.    Allocation of Prepayment of Replacement Debt and Supplemental Debt    95
8.15.    Appointment of Delegates    95
8.16.    Certain Matters in Respect of the P1 Accounts    95
8.17.    Flood Insurance    96
8.18.    Post-Closing Deliverables    98

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8.19.    Intellectual Property    98
9.    NEGATIVE COVENANTS    98
9.1.    Nature of Business    98
9.2.    Fundamental Changes    99
9.3.    Asset Sales    99
9.4.    Restrictions on Indebtedness    100
9.5.    Interest Rate Hedging Agreements    103
9.6.    Transactions with Affiliates    104
9.7.    Involuntary Liens of RG Facility Entities    104
9.8.    Energy Regulatory    104
9.9.    Use of Proceeds    105
9.10.    Distributions    105
9.11.    [Reserved]    106
9.12.    RG Facility Entity Voting    106
9.13.    Material Project Documents    109
9.14.    Offtake Agreements    114
9.15.    Capital Improvements    114
9.16.    Material Government Approvals    114
9.17.    Performance Tests    115
9.18.    Historical DSCR    115
9.19.    Accounts    115
9.20.    GAAP    115
9.21.    Margin Stock    116
9.22.    Sanctions    116
10.    REPORTING COVENANTS    116
10.1.    Financial Statements    116
10.2.    Notice of Defaults, Events of Default and Other Events    117
10.3.    Notices under Material Project Documents    119
10.4.    Construction Period Reports    120
10.5.    Operating Period Reports    120
10.6.    Other Documents and Information    120
v
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10.7.    Annual Budgets and Plans    121
10.8.    DSCR Certificates    122
10.9.    Additional Material Project Documents    122
10.10.    Environmental and Social Reporting    122
10.11.    Insurance Reporting    123
10.12.    Gas Supply Reporting    124
10.13.    Other Information    125
11.    EVENTS OF DEFAULT    125
11.1.    Non-Payment of Senior Secured Obligations    125
11.2.    Cross-Acceleration    125
11.3.    Breaches of Covenant    126
11.4.    Breach of Representation or Warranty    127
11.5.    Bankruptcy    127
11.6.    Litigation    127
11.7.    Illegality or Unenforceability    127
11.8.    Abandonment    128
11.9.    Insurance    128
11.10.    Material Government Approvals    128
11.11.    Project Environmental Default    129
11.12.    Material Project Document Defaults    129
11.13.    Event of Loss    130
11.14.    Change of Control    131
11.15.    ERISA Events    131
11.16.    Liens    131
11.17.    Term Conversion; Etc.    131
12.    REMEDIES    131
12.1.    Acceleration Upon Bankruptcy    131
12.2.    Acceleration Upon Other Event of Default    132
12.3.    Action Upon Event of Default    132
12.4.    Application of Proceeds    133
13.    THE P1 ADMINISTRATIVE AGENT    134

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13.1.    Appointment and Authority    134
13.2.    Rights as a Senior Lender or Revolving LC Issuing Bank    135
13.3.    Exculpatory Provisions    135
13.4.    Reliance by P1 Administrative Agent    136
13.5.    Delegation of Duties    137
13.6.    Request for Indemnification by the Senior Lenders    137
13.7.    Resignation or Removal of P1 Administrative Agent    137
13.8.    No Amendment to Duties of P1 Administrative Agent Without Consent    139
13.9.    Non-Reliance on P1 Administrative Agent and Senior Lenders    139
13.10.    Coordinating Lead Arranger and Joint Bookrunner, the Documentation Agents, the Regional Coordinators, the Syndication Agents, the Global Coordinators, the Coordinating Lead Arranger, the Joint Lead Arranger, the Arrangers, or the Senior Managing Agents Duties    139
13.11.    Copies    139
13.12.    Erroneous Payments.    140
14.    MISCELLANEOUS PROVISIONS    144
14.1.    Amendments, Etc.    144
14.2.    Entire Agreement    147
14.3.    Governing Law; Jurisdiction; Etc.    147
14.4.    Assignments    149
14.5.    Benefits of Agreement    156
14.6.    Costs and Expenses    157
14.7.    Counterparts; Effectiveness    158
14.8.    Indemnification    158
14.9.    Interest Rate Limitation    162
14.10.    No Waiver; Cumulative Remedies    162
14.11.    Notices and Other Communications.    162
14.12.    Patriot Act Notice    165
14.13.    Payments Set Aside    165
14.14.    Right of Setoff    166
14.15.    Severability    166

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14.16.    Survival    167
14.17.    Treatment of Certain Information; Confidentiality    167
14.18.    Waiver of Consequential Damages, Etc.    169
14.19.    Waiver of Litigation Payments    169
14.20.    Reinstatement    170
14.21.    No Recourse    170
14.22.    P1 Intercreditor Agreement    170
14.23.    Termination    171
14.24.    Consultants    171
14.25.    No Fiduciary Duty    171
14.26.    Acknowledgement and Consent to Bail-In of Affected Financial Institutions.    171
14.27.    Cashless Settlement.    172
14.28.    Restricted Lenders    172
14.29.    Disclosure in Connection with Equator Principles.    172

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APPENDICES

Appendix I	-	Definitions

SCHEDULES

Schedule 2	-	Lenders, Commitments
Schedule 4.1(a)	-	Amortization Schedule
Schedule 6.6(b)	-	Government Approvals – Final and Non-Appealable
Schedule 6.6(c)	-	Government Approvals – Final (Subject to Open Judicial Appeal Period)
Schedule 6.6(e)	-	Government Approvals – Post Closing
Schedule 6.7	-	Proceedings
Schedule 6.8	-	Environmental Matters
Schedule 6.17	-	Material Project Documents
Schedule 7.1(b)(iii)	-	Consent Agreements
Schedule 7.1(c)(vii)	-	Material Project Party Opinions
Schedule 8.16(c)	-	Application of Loss Proceeds
Schedule 8.18	-	Post-Closing Deliverables
Schedule 9.13(d)	-	Change Orders
Schedule 14.4(j)	-	Disqualified Institutions
Schedule 14.11	-	Notice Information
EXHIBITS

Exhibit A	-	Form of Construction/Term Loan Note
Exhibit B	-	Form of Revolving Loan Note
Exhibit C	-	Form of Revolving LC Request for Issuance
Exhibit D-1	-	Form of Construction/Term Loan Borrowing Notice
Exhibit D-2	-	Form of Revolving Loan Borrowing Notice
Exhibit E	-	[Reserved]
Exhibit F-1	-	Form of Lender Assignment Agreement
Exhibit F-2	-	Form of Affiliated Lender Assignment Agreement
Exhibit G	-	Form of Notice of Term Conversion
Exhibit H-1	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are not Partnerships For U.S. Federal Income Tax Purposes)
Exhibit H-2	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are not Partnerships For U.S. Federal Income Tax Purposes)

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Exhibit H-3	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit H-4	-	Form of U.S. Tax Compliance Certificate (For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)
Exhibit I	-	Form of Insurance Advisor Closing Date Certificate
Exhibit J	-	Form of Independent Engineer Advance Certificate
Exhibit K	-	Form of Borrower Advance Certificate
Exhibit L	-	Form of Independent Engineer Term Conversion Certificate
Exhibit M	-	Form of Borrower Term Conversion Certificate
Exhibit N	-	Form of Insurance Advisor Term Conversion Certificate
Exhibit O-1	-	Construction Budget
Exhibit O-2	-	Construction Schedule
Exhibit P-1	-	Pre-Completion Distribution Release Test and Lenders’ Reliability Test
Exhibit P-2	-	Pre-Completion Distribution Release Test Certificates
Exhibit P-3	-	LRT Certificates
Exhibit Q	-	Dutch Auction Procedures
x
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This CREDIT AGREEMENT (this “Agreement”), dated as of July 12, 2023, is by and among:
(1)    RIO GRANDE LNG, LLC, a Texas limited liability company (the “Borrower”);
(2)    MUFG BANK, LTD., as the P1 Administrative Agent;
(3)    MIZUHO BANK (USA), as the P1 Collateral Agent;
(4)    MUFG BANK, LTD., as the Revolving LC Issuing Bank; and
(5)    each of the Senior Lenders from time to time party hereto;
each a “Party” and together the “Parties”;
and for the benefit of ABU DHABI COMMERCIAL BANK PJSC, BANCO SANTANDER S.A., NEW YORK BRANCH, BANK OF CHINA, NEW YORK BRANCH, HSBC BANK USA, N.A., INTESA SANPAOLO S.P.A., NEW YORK BRANCH, JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD., MUFG BANK, LTD., NATIONAL WESTMINSTER BANK PLC, ROYAL BANK OF CANADA, and STANDARD CHARTERED BANK, as the Coordinating Lead Arrangers and Joint Bookrunners, HSBC BANK USA, N.A. and MIZUHO BANK, LTD. as the Documentation Agents, ABU DHABI COMMERCIAL BANK PJSC and BANK OF CHINA, NEW YORK BRANCH, as the Regional Coordinators, ABU DHABI COMMERCIAL BANK PJSC, BANCO SANTANDER S.A., NEW YORK BRANCH, BANK OF CHINA, NEW YORK BRANCH, INTESA SANPAOLO S.P.A., NEW YORK BRANCH, MIZUHO BANK, LTD., and MUFG BANK, LTD., as the Syndication Agents, BANCO SANTANDER S.A., NEW YORK BRANCH, BANK OF CHINA, NEW YORK BRANCH, INTESA SANPAOLO S.P.A., NEW YORK BRANCH, JPMORGAN CHASE BANK, N.A., MIZUHO BANK, LTD., MUFG BANK, LTD., and ROYAL BANK OF CANADA, as the Global Coordinators, THE BANK OF NOVA SCOTIA, HOUSTON BRANCH, as the Coordinating Lead Arranger, NATIONAL BANK OF CANADA, as the Joint Lead Arranger, KFW IPEX-BANK GMBH and THE KOREA DEVELOPMENT BANK, as the Arrangers, and ARAB PETROLEUM INVESTMENTS CORPORATION, KOOKMIN BANK, NEW YORK BRANCH, and UNITED OVERSEAS BANK LIMITED, NEW YORK AGENCY, as the Senior Managing Agents.
WHEREAS:
(A)the Borrower intends, among other things, (i) to own, upon the design, engineering, development, procurement, construction, installation thereof, the P1 Train Facilities, (ii) to own indirectly, upon the design, engineering, development, procurement, construction, installation thereof, certain Common Facilities at the Rio Grande Facility, (iii) to acquire directly (in respect of the P1 Train Facilities) or indirectly (in respect of the Common Facilities) subleases and easements in the land underlying and appurtenant to the Rio Grande Facility, (iv) acquire rights of usage over and in the Rio Grande

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Facility, (v) to cause the design, engineering, development, procurement, construction, installation, and insurance of the P1 Train Facilities and such Common Facilities, and (vi) to cause the operation and maintenance of the Rio Grande Facility, in each case and as relevant, subject to the CFAA and other Material Project Documents;
(B)the Borrower has or will incur Senior Secured Debt to fund, inter alia, the design, engineering, development, procurement, construction, installation, testing, completion, ownership, operation, and maintenance of the Project;
(C)the Borrower has requested that the Senior Lenders establish a credit facility, pursuant to which (i) the Construction/Term Lenders will make available and provide, upon the terms and conditions set forth herein, the construction/term loans described herein to partially finance such design, engineering, development, procurement, construction, installation, testing, completion, ownership, operation, and maintenance of the Project, to pay certain fees and expenses associated with this Agreement and the loans made hereunder, as further described herein, (ii) the Revolving Lenders will make available and provide, upon the terms and conditions set forth herein, the revolving loans described herein to finance certain working capital requirements of the Borrower, and (iii) the Revolving LC Issuing Bank will, upon the terms and conditions set forth herein, issue the Revolving LCs described herein;
(D)the Borrower has granted certain security in the Collateral for the benefit of the Senior Secured Parties pursuant to the P1 Collateral Documents; and
(E)the Construction/Term Lenders, the Revolving Lenders, and the Revolving LC Issuing Bank are willing to make the credit facilities described herein available upon and subject to the terms and conditions hereinafter set forth;
NOW, THEREFORE, in consideration of the foregoing, and for other good and valuable consideration, the receipt and adequacy of which are acknowledged, the parties hereto agree as follows:
1.DEFINITIONS AND INTERPRETATION
1.1.Defined Terms
Unless otherwise defined herein in Appendix I, capitalized terms used herein shall have the meanings provided in the Common Terms Agreement.
1.2.Principles of Interpretation
(a)In this Agreement, except to the extent specified to the contrary or where the context otherwise requires:
(i)the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

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(ii)references to “Articles”, “Sections”, “Schedules”, “Exhibits”, and “Appendices” are references to sections of, and schedules, exhibits and appendices to, this Agreement;
(iii)references to “assets” includes property, revenues, and rights of every description (whether real, personal, or mixed and whether tangible or intangible);
(iv)references to an “amendment” includes a supplement, replacement, novation, restatement, or re-enactment and “amended” is to be construed accordingly;
(v)references to any Government Rule includes any amendment or modification to such Government Rule, and all regulations, rulings, and other Government Rules promulgated under such Government Rule;
(vi)subject to Section 1.5, except where a document or agreement is expressly stated to be in the form “in effect” on a particular date, references to any document or agreement, including this Agreement, shall be deemed to include references to such document or agreement as amended, from time to time in accordance with its terms and (where applicable) subject to compliance with the requirements set forth herein;
(vii)references to any Party or party to any other document or agreement shall include its successors and permitted assigns;
(viii)words importing the singular include the plural and vice versa;
(ix)words importing the masculine include the feminine and vice versa;
(x)the words “include”, “includes”, and “including” are not limiting;
(xi)references to “days” shall mean calendar days, unless the term “Business Days” shall be used;
(xii)references to “months” shall mean calendar months and references to “years” shall mean calendar years;
(xiii)unless the contrary indication appears, a reference to a time of day is a reference to the time of day in New York, New York; and
(xiv)if any term is defined both in the Common Terms Agreement and in this Agreement, the definition in this Agreement shall prevail.
(b)This Agreement is the result of negotiations among, and has been reviewed by all parties hereto and their respective counsel. Accordingly, this Agreement shall be deemed to be the product of all parties hereto, and no ambiguity shall be construed in favor of or against any party hereto.
(c)Unless a contrary intention appears, a term used in any notice given under or in connection herewith has the same meaning as in this Agreement.

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(d)If any term is defined herein and has a different definition in any other P1 Financing Document, then such term shall have the definition set forth herein until the Credit Agreement Discharge Date for purposes of this Agreement and all other P1 Financing Documents (it being understood that the term herein shall benefit solely the parties hereto and shall not benefit the Senior Secured Parties to any other P1 Financing Document). For the avoidance of any doubt, if this Section 1.2(d) applies, the compliance by the Borrower with the provisions of all other P1 Financing Documents shall be determined using the defined term set forth herein and not in such other P1 Financing Documents and the Borrower shall not be permitted to take any action or permit any circumstance to subsist if such action or circumstance would not be permitted by any other P1 Financing Document, as interpreted using the defined term set forth herein. For the further avoidance of any doubt, if this Section 1.2(d) applies and any CTA Default or CTA Event of Default would occur as a result of the application of this Section 1.2(d) but would not otherwise occur under the Common Terms Agreement, then a Default or Event of Default will occur hereunder but shall not occur under the Common Terms Agreement and any waiver or consent required in respect thereof shall be sought and granted or withheld in accordance herewith and not in accordance with the Common Terms Agreement or any other P1 Financing Document. This Section 1.2(d) shall cease to apply on the Credit Agreement Discharge Date.
1.3.UCC Terms
Unless otherwise defined herein, terms used herein that are defined in the UCC shall have the respective meanings given to those terms in the UCC.
1.4.Accounting and Financial Determinations
Notwithstanding Section 1.4 (Accounting and Financial Determinations) of the Common Terms Agreement, except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any P1 Financing Document, then such ratio or requirement shall be modified in a manner determined as soon as reasonably practicable and in good faith by the Borrower and set forth in a written notice to the P1 Administrative Agent that preserves the original intent thereof in light of such change in GAAP; provided, that (a) such modification shall not take effect until agreed to by the P1 Administrative Agent, (b) until so modified, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (ii) the Borrower shall provide to the P1 Administrative Agent financial statements and other documents required under this Agreement setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP, and (c) upon the agreement between the P1 Administrative Agent and the Borrower as to such modification, this Agreement shall be deemed amended to the extent necessary to give effect to such modification without the consent of any Party hereto.

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1.5.Definitions Agreement
Terms defined herein or in any other P1 Financing Document with reference to the Definitions Agreement shall be defined with reference to the Definitions Agreement as in effect on the date hereof; provided, that, if the Definitions Agreement is amended upon approval in accordance with Section 14.1 hereof or as otherwise permitted hereunder, then such terms shall be defined with reference to the Definitions Agreement as in effect on the date of such amendment.
1.6.Divisions
For all purposes under the P1 Financing Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws) (a) if any asset, right, obligation, or liability of any Person becomes the asset, right, obligation, or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.7.Rates
The P1 Administrative Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to Base Rate, the Benchmark, any component definition thereof or rates referred to in the definition thereof or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, Base Rate, the Benchmark or any other Benchmark prior to its discontinuance or unavailability or (b) the effect, implementation or composition of any Conforming Changes. The P1 Administrative Agent and its affiliates or other related entities may engage in transactions that affect the calculation of Base Rate, the Benchmark, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The P1 Administrative Agent may select information sources or services in its reasonable discretion to ascertain Base Rate or the Benchmark, or any component definition thereof or rates referred to in the definition thereof, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any Senior Lender, or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

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2.LOAN COMMITMENTS AND BORROWING
2.1.Construction/Term Loan Commitments
(a)Subject to the terms and conditions set forth herein, each Construction/Term Lender, severally and not jointly, shall make Construction/Term Loans to the Borrower from time to time during the Construction/Term Loan Availability Period in an aggregate outstanding principal amount not in excess of such Construction/Term Lender’s Construction/Term Loan Commitment.
(b)After giving effect to the making of any Construction/Term Loans, the aggregate outstanding principal amount of all Construction/Term Loans shall not exceed the Aggregate Construction/Term Loan Commitment.
(c)Each Construction/Term Loan Borrowing shall be in an amount specified in a Borrowing Notice delivered pursuant to Section 2.2.
(d)Proceeds of the Construction/Term Loans (other than amounts netted from the proceeds of the Construction/Term Loans and applied directly to the payment of any interest, fees, costs, expenses, or other amounts required to be paid pursuant to Section 5.5, in each such case that are due and payable to the Credit Agreement Senior Secured Parties hereunder or pursuant to any P1 Financing Document) shall be deposited into the P1 Construction Account solely to fund, subject to the terms and conditions set forth herein:
(i)P1 Project Costs to the extent permitted pursuant to Section 3.1 (P1 Construction Account) of the P1 Accounts Agreement; and
(ii)on the Term Conversion Date, a Construction/Term Loan Borrowing up to the lower of (A) the amount required to cause the ratio of (1) outstanding principal amounts of borrowed Indebtedness (excluding Permitted Subordinated Debt) including the aggregate amount of the proceeds of the Construction/Term Loans made on or prior to such date to (2) the Aggregate Funded Equity to not exceed 75:25 after giving pro forma effect to any Extraordinary Distribution to be made on the Term Conversion Date and (B) the aggregate remaining Aggregate Construction/Term Loan Commitment (the “Term Conversion Date Drawing”).
(e)Construction/Term Loans repaid or prepaid may not be reborrowed.
(f)The Construction/Term Loans shall be divided among three tranches: (i) “Tranche A” in an amount equal to $3,000,000,000 (“Tranche A”), (ii) “Tranche B” in an amount equal to $750,000,000 (“Tranche B”), and (iii) “Tranche C” in an amount equal to $6,550,000,000 (“Tranche C”), in each case, as set forth in Schedule 2.
(g)Disbursements under the Construction/Term Loan Commitment shall be made in the following order:
(i)first, under Tranche A until all Tranche A commitments are fully utilized;

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(ii)second, under Tranche B until all Tranche B commitments are fully utilized; and
(iii)third, under Tranche C until all Tranche C commitments are fully utilized.
(h)Notwithstanding the tranching of the Construction/Term Loans into Tranche A, Tranche B, and Tranche C, except as otherwise expressly set forth herein, all such tranches of Construction/Term Loans and all commitments with respect to Construction/Term Loans shall rank pari passu with each other, constitute the same Class of Senior Loans, and have identical terms and conditions to each other (including, with respect to outstanding Construction/Term Loans, rights to payment of principal, interest, fees, or other obligations under the Construction/Term Loan or any other P1 Financing Document, rights to exercise remedies, rights to share in Collateral securing the Construction/Term Loans, and rights to give or withhold any approval, consent, authorization, or vote required or permitted to be given by or on behalf of any Construction/Term Lender under the Construction/Term Loan or any other P1 Financing Document), excepting only the order in which Construction/Term Loans under each such tranche are funded and the order in which Construction/Term Loan Commitments are terminated (as specified in Section 2.4(e)).
2.2.Notice of Construction/Term Loan Borrowings
(a)From time to time, but no more frequently than twice per calendar month (except as required for the payment of interest or Commitment Fees during the Construction/Term Loan Availability Period, and for any draw of remaining Construction/Term Loan Commitments on the last day of the Construction/Term Loan Availability Period), subject to the limitations set forth in Section 2.1, the Borrower may request a Construction/Term Loan Borrowing by delivering to the P1 Administrative Agent and the P1 Collateral Agent a properly completed Construction/Term Loan Borrowing Notice not later than 11:00 a.m., New York City time, on or before the fifth U.S. Government Securities Business Day prior to the proposed Borrowing Date; provided, that the notice periods set forth in this clause (a) shall not apply with respect to the Construction/Term Loan Borrowing Notice for the Construction/Term Loan Borrowing on the Closing Date, which Construction/Term Loan Borrowing Notice may be delivered no later than 1:00 p.m. on the Business Day before the Closing Date.
(b)Each Construction/Term Loan Borrowing Notice delivered pursuant to this Section 2.2 shall refer to this Agreement and specify:
(i)the amount of such requested Construction/Term Loan Borrowing;
(ii)the requested date of the Construction/Term Loan Borrowing (which shall be a Business Day);
(iii)whether the requested Construction/Term Loan Borrowing is of SOFR Loans or Base Rate Loans; and
(iv)that each of the conditions precedent to such Construction/Term Loan Borrowing has been satisfied or waived as required hereunder.

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(c)The currency specified in a Construction/Term Loan Borrowing Notice must be Dollars.
(d)The amount of the proposed Construction/Term Loan Borrowing must be an amount that is no more than the undisbursed Aggregate Construction/Term Loan Commitment and (i) not less than $10,000,000 and an integral multiple of $1,000,000 or (ii) if the undisbursed Aggregate Construction/Term Loan Commitment is less than $10,000,000, equal to the undisbursed Aggregate Construction/Term Loan Commitment.
(e)The P1 Administrative Agent shall promptly (and in any event on the same Business Day, or, if such Construction/Term Loan Borrowing Notice is delivered to the P1 Administrative Agent later than 1:00 p.m., New York City time, on the following Business Day) notify each Construction/Term Lender of any Construction/Term Loan Borrowing Notice delivered pursuant to this Section 2.2, together with each such Construction/Term Lender’s share of the requested Construction/Term Loan Borrowing (based on such Construction/Term Lender’s Construction/Term Loan Tranche Percentage).
(f)If no election as to whether the requested Construction/Term Loan Borrowing is of SOFR Loans or Base Rate Loans, then the requested Construction/Term Loan Borrowing shall be Base Rate Loans.
2.3.Borrowing of Construction/Term Loans
Subject to Section 2.1 and Section 2.10, on the proposed Borrowing Date of each Construction/Term Loan Borrowing, each Construction/Term Lender shall make a Construction/Term Loan in the amount of its Construction/Term Loan Tranche Percentage(s) of such Construction/Term Loan Borrowing by wire transfer of immediately available funds to the P1 Administrative Agent, not later than 1:00 p.m., New York City time, and the P1 Administrative Agent shall deposit the amounts so received as set forth in Section 2.1(d); provided, that if a Construction/Term Loan Borrowing does not occur on the proposed Borrowing Date because any condition precedent to such requested Construction/Term Loan Borrowing herein specified has not been met, the P1 Administrative Agent shall return the amounts so received to each Construction/Term Lender without interest as soon as possible.
2.4.Termination, Reduction, and Reallocation of Construction/Term Loan Commitments
(a)All unused Construction/Term Loan Commitments, if any, shall be automatically and permanently terminated on the last day of the Construction/Term Loan Availability Period.
(b)The Borrower may, upon at least three Business Days’ notice to the P1 Administrative Agent (which shall promptly notify the Revolving LC Issuing Bank and Construction/Term Lenders), terminate in whole or reduce ratably in part portions of the Construction/Term Loan Commitments; provided, that any such partial reduction shall be in the aggregate amount of $10,000,000 or an integral multiple of $500,000 in excess thereof; provided, further, that any such

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cancelation prior to the Project Completion Date shall only be permitted if the funds under the cancelled Construction/Term Loan Commitments are not reasonably expected to be necessary to achieve the Project Completion Date by the Date Certain (as confirmed by the P1 Administrative Agent in consultation with the Independent Engineer); provided, further, that a notice of termination or reduction may state that such notice is conditioned upon the effectiveness of other credit facilities or debt instruments, in which case such notice may be revoked by the Borrower (by notice to the P1 Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(c)Upon the incurrence of any Replacement Debt, the Construction/Term Loan Commitments shall be reduced by an amount equal to (i) the commitment amount of such Replacement Debt minus (ii) the amounts set forth in Section 2.4(b)(i)(B)-(F) (Replacement Debt) of the Common Terms Agreement; provided, that, from and after April 1, 2025, such amount in this clause (c) shall be allocated on a pro rata basis between the outstanding Construction/Term Loan Commitments hereunder and the outstanding “Construction/Term Loan Commitments” under and as defined in the TCF Credit Agreement and the amount of Commitments terminated hereunder will be reduced accordingly. The Borrower shall provide notice (each a “Replacement Debt Commitment Reduction Notice”) to the P1 Administrative Agent of any anticipated reduction in commitments pursuant to this Section 2.4(c) by no later than 1:00 pm on the second Business Day prior to the date of such anticipated reduction in commitments, which notice the P1 Administrative Agent shall promptly forward to each Senior Lender on the same day that it is received from the Borrower; provided, that such notice of termination or reduction by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or debt instruments, in which case such notice may be revoked by the Borrower (by notice to the P1 Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each Specified Senior Lender may, by notice to the P1 Administrative Agent in writing or by telephone (confirmed in writing) no later than 5:00 pm one Business Day after receipt of a Replacement Debt Commitment Reduction Notice elect to decline all (but not less than all) of such reduction in Construction/Term Loan Commitments pursuant to this Section 2.4(c) (the amount of such declined Construction/Term Loan Commitment reductions hereinafter referred to as the “Declined Replacement Debt Commitments”). The aggregate amount of Declined Replacement Debt Commitments shall be allocated to the Non-Declining Senior Lenders on a pro rata basis in accordance with the aggregate amount of their respective unfunded Construction/Term Loan Commitments; provided, that, if the amount of Declined Replacement Debt Commitments exceeds the aggregate amount of unfunded Construction/Term Loan Commitments held by the Non-Declining Senior Lenders (such excess amounts (if any), the “Excess Replacement Debt Commitments”), the Excess Replacement Debt Commitments shall be allocated to the Specified Senior Lenders that have declined Replacement Debt on a pro rata basis in accordance with the aggregate amount of their respective unfunded Construction/Term Loan Commitments. For purposes of this Section 2.4(c), Replacement Debt shall be deemed “incurred” upon the execution of the Senior Secured Debt Instruments in respect thereof (irrespective of the satisfaction or waiver of the conditions precedent thereunder to the initial disbursement thereof or initial issuance of letters of credit thereunder).

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(d)All unused Construction/Term Loan Commitments, if any, shall be terminated upon the occurrence of an Event of Default if required pursuant to Section 12.1 or Section 12.2 in accordance with the terms thereof.
(e)Any termination or reduction of the Construction/Term Loan Commitments pursuant to this Section 2.4 shall be permanent. Other than as expressly provided in Section 2.4(c), each reduction of the Construction/Term Loan Commitments shall be made ratably among the Construction/Term Lenders in accordance with their Construction/Term Loan Commitment Percentage and ratably among all Tranches; provided, that, notwithstanding the foregoing, any such reduction pursuant to Section 2.4(c) shall be applied (i) to the Construction/Term Loan Tranche A Commitments in accordance with each applicable Construction/Term Lender’s Construction/Term Loan Tranche A Percentage until such time as all Construction/Term Loan Commitments in respect of Tranche A shall have been reduced to zero and (ii) thereafter, to all remaining Construction/Term Loan Commitments ratably.
2.5.Notice of Term Conversion
The Borrower shall deliver to the P1 Administrative Agent and the P1 Collateral Agent a properly completed Notice of Term Conversion, no later than 1:00 p.m., New York City time, on or before the fifth Business Day prior to the proposed Term Conversion Date; provided, that the Borrower may not provide a Notice of Term Conversion more than thirty Business Days prior to the proposed Term Conversion Date.
2.6.Revolving Loan Commitments
(a)Subject to the terms and conditions set forth herein, each Revolving Lender, severally and not jointly, shall (i) make Revolving Loans (other than Revolving LC Loans) to the Borrower during the Revolving Loan Availability Period, in an aggregate principal amount not in excess of such Revolving Lender’s Available Revolving Loan Commitment and (ii) participate in the issuance of any Revolving LCs (and any drawings of the Revolving LC Available Amounts thereunder) from time to time during the Revolving Loan Availability Period in an aggregate outstanding principal amount not in excess of such Revolving Lender’s Revolving Loan Commitment.
(b)After giving effect to the making of any Revolving Loans (other than Revolving LC Loans), the aggregate outstanding principal amount of all Revolving Loans shall not exceed the Available Aggregate Revolving Loan Commitment at such time.
(c)Each Revolving Loan Borrowing shall be in an amount specified in a Borrowing Notice delivered pursuant to Section 2.7.
(d)Proceeds of the Revolving Loans (other than Revolving LC Loans which shall be used to repay the Revolving LC Issuing Bank for Revolving LC Disbursements) shall be used solely for (i) the payment of transaction fees and expenses, (ii) payment of gas purchase, hedging, transportation, balancing and storage costs and expenses (including to meet credit support requirements under gas purchase, hedging, transportation, balancing or storage agreements), (iii) to provide credit

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support as may be required from time to time under Project-related agreements on behalf of the Borrower or the RG Facility Entities, (iv) to fund in cash or to issue Revolving LCs to satisfy the DSRA Reserve Amount in respect of any Senior Secured Debt Instrument, and (v) other working capital and other general corporate purposes.
(e)Revolving Loans repaid or prepaid may be re-borrowed at any time and from time to time until the expiration of the Revolving Loan Availability Period.
2.7.Notice of Revolving Loan Borrowings
(a)From time to time, subject to the limitations set forth in Section 2.6, the Borrower may request a Revolving Loan Borrowing by delivering to the P1 Administrative Agent and the P1 Collateral Agent a properly completed Revolving Loan Borrowing Notice, no later than 11:00 a.m., New York City time, on or before the fifth U.S. Government Securities Business Day prior to the proposed Borrowing Date in the case of Revolving Loans that are SOFR Loans and on or before the first Business Day prior to the proposed Borrowing Date in the case of Revolving Loans that are Base Rate Loans.
(b)Each Revolving Loan Borrowing Notice delivered pursuant to this Section 2.7 shall refer to this Agreement and specify:
(i)the amount of such requested Revolving Loan Borrowing;
(ii)the requested date of such Revolving Loan Borrowing (which shall be a Business Day);
(iii)whether the requested Revolving Loan Borrowing is of SOFR Loans or Base Rate Loans; and
(iv)that each of the conditions precedent to such Revolving Loan Borrowing has been satisfied or waived as required hereunder.
(c)The currency specified in a Revolving Loan Borrowing Notice must be Dollars.
(d)The amount of the proposed Revolving Loan Borrowing must be an amount that is no more than the undisbursed Available Aggregate Revolving Loan Commitment and (i) not less than $5,000,000 and an integral multiple of $1,000,000 or (ii) if the undisbursed Available Aggregate Revolving Loan Commitment is less than $5,000,000, equal to the undisbursed Available Revolving Loan Commitment.
(e)The P1 Administrative Agent shall promptly (and in any event on the same Business Day, or, if such Revolving Loan Borrowing Notice is delivered to the P1 Administrative Agent later than 1:00 p.m., New York City time, on the following Business Day) advise each Revolving Lender that has a Revolving Loan Commitment of any Revolving Loan Borrowing Notice delivered pursuant to this Section 2.7, together with each such Revolving Lender’s share of the requested Revolving Loan Borrowing (based on such Revolving Lender’s Revolving Loan Commitment Percentage).

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(f)If no election as to whether the requested Revolving Loan Borrowing is of SOFR Loans or Base Rate Loans, then the requested Revolving Loan Borrowing shall be Base Rate Loans.
2.8.Borrowing of Revolving Loans.
Subject to Section 2.6 and Section 2.7, on the proposed date of each Revolving Loan Borrowing, each Revolving Lender shall make a Revolving Loan in the amount of its Revolving Loan Commitment Percentage of such Revolving Loan Borrowing by wire transfer of immediately available funds to the P1 Administrative Agent, not later than 1:00 p.m., New York City time, and the P1 Administrative Agent shall transfer and deposit the amounts so received as set forth in Section 2.6(d); provided, that if a Revolving Loan Borrowing does not occur on the proposed Borrowing Date because any condition precedent to such requested Revolving Loan Borrowing herein specified has not been met, the P1 Administrative Agent shall return the amounts so received to each Revolving Lender without interest as soon as possible.
2.9.Termination or Reduction of Revolving Loan Commitments.
(a)All Revolving Loan Commitments, if any, shall be automatically and permanently terminated on the last day of the Revolving Loan Availability Period.
(b)Subject to Section 2.9(c), the Borrower may, upon at least three Business Days’ notice to the P1 Administrative Agent (which shall promptly notify the Revolving LC Issuing Bank and each of the Revolving Lenders), terminate in whole or reduce ratably in part such portions of the Revolving Loan Commitments; provided, that any such partial reduction shall be in the aggregate amount of $1,000,000 or an integral multiple of $500,000 in excess thereof; provided, further, that a notice of termination or reduction may state that such notice is conditioned upon the effectiveness of other credit facilities or debt instruments, in which case such notice may be revoked by the Borrower (by notice to the P1 Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.
(c)The Revolving Loan Commitments may not be terminated or reduced if, after giving effect to any concurrent prepayment of the Revolving Loans, the total Revolving LC Exposure would exceed the unfunded Revolving Loan Commitment.
(d)All Revolving Loan Commitments, if any, shall be terminated upon the occurrence of an Event of Default if required pursuant to Section 12.1 or Section 12.2 in accordance with the terms thereof.
(e)Any termination or reduction of the Revolving Loan Commitments pursuant to this Section 2.9 shall be permanent. Each reduction of the Revolving Loan Commitments shall be made ratably among the Revolving Lenders in accordance with their Revolving Loan Commitment Percentage.

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2.10.Borrowings of Senior Loans
(a)Subject to Section 5.4, each Senior Lender may (without relieving the Borrower of its obligation to repay a Senior Loan in accordance with the terms of this Agreement and the Senior Loan Notes) at its option fulfill its Senior Loan Commitments with respect to any such Senior Loan by causing any domestic or foreign branch or Affiliate of such Senior Lender to make such Senior Loan.
(b)Unless the P1 Administrative Agent has been notified in writing by any Senior Lender prior to a proposed Borrowing Date that such Senior Lender will not make available to the P1 Administrative Agent its portion of the Senior Loan Borrowing proposed to be made on such date, the P1 Administrative Agent may assume that such Senior Lender has made such amounts available to the P1 Administrative Agent on such date and the P1 Administrative Agent in its sole discretion may, in reliance upon such assumption, make available to the Borrower a corresponding amount. If such corresponding amount is not in fact made available to the P1 Administrative Agent by such Senior Lender and the P1 Administrative Agent has made such amount available to the Borrower, the P1 Administrative Agent shall be entitled to recover on demand from such Senior Lender such corresponding amount plus interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the P1 Administrative Agent to the Borrower to the date such corresponding amount is recovered by the P1 Administrative Agent at an interest rate per annum equal to the Federal Funds Effective Rate. If such Senior Lender pays such corresponding amount (together with such interest), then such corresponding amount so paid shall constitute such Senior Lender’s Senior Loan included in such Senior Loan Borrowing. If such Senior Lender does not pay such corresponding amount forthwith upon the P1 Administrative Agent’s demand, the P1 Administrative Agent shall promptly notify the Borrower and the Borrower shall promptly repay such corresponding amount to the P1 Administrative Agent plus interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the P1 Administrative Agent to the Borrower to the date such corresponding amount is recovered by the P1 Administrative Agent at an interest rate per annum equal to the Base Rate plus the Applicable Margin. If the P1 Administrative Agent receives payment of the corresponding amount from each of the Borrower and such Senior Lender, the P1 Administrative Agent shall promptly remit to the Borrower such corresponding amount. If the P1 Administrative Agent receives payment of interest on such corresponding amount from each of the Borrower and such Senior Lender for an overlapping period, the P1 Administrative Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. Nothing herein shall be deemed to relieve any Senior Lender from its obligation to fulfill its Senior Loan Commitments hereunder and any payment by the Borrower pursuant to this Section 2.10(b) shall be without prejudice to any claim the Borrower may have against a Senior Lender that shall have failed to make such payment to the P1 Administrative Agent. The failure of any Senior Lender to make available to the P1 Administrative Agent its portion of the Senior Loan Borrowing shall not relieve any other Senior Lender of its obligations, if any, hereunder to make available to the P1 Administrative Agent its portion of the Senior Loan Borrowing on the date of such Senior Loan Borrowing, but no Senior Lender shall be responsible for the failure of any other Senior Lender to make available to the P1 Administrative Agent such other Senior Lender’s portion of the Senior Loan

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Borrowing on the date of any Senior Loan Borrowing. A notice of the P1 Administrative Agent to any Senior Lender or the Borrower with respect to any amounts owing under this Section 2.10(b) shall be conclusive, absent manifest error.
(c)Each of the Senior Lenders shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Senior Lender resulting from each Senior Loan made by such Senior Lender, including the amounts of principal and interest payable and paid to such Senior Lender from time to time hereunder.
(d)The P1 Administrative Agent shall maintain at the P1 Administrative Agent’s office (i) a copy of any Lender Assignment Agreement or Affiliated Lender Assignment Agreement delivered to it pursuant to Section 14.4 and (ii) a register for the recordation of the names and addresses of the Senior Lenders, and all the Senior Loan Commitments of, and principal amount of and interest on the Senior Loans owing and paid to, each Senior Lender pursuant to the terms hereof from time to time and of amounts received by the P1 Administrative Agent from the Borrower and whether such amounts constitute principal, interest, fees, or other amounts and each Senior Lender’s share thereof (the “Register”). The Register shall be available for inspection by the Borrower, any Senior Lender, and the Revolving LC Issuing Bank at any reasonable time and from time to time upon reasonable prior notice.
(e)The entries made by the P1 Administrative Agent in the Register or the accounts maintained by any Senior Lender shall be conclusive and binding evidence, absent manifest error, of the existence and amounts of the obligations recorded therein; provided, that the failure of any Senior Lender or the P1 Administrative Agent to maintain such Register or accounts or any error therein shall not in any manner affect the obligation of the Borrower to repay the Senior Loans in accordance with the terms of this Agreement. In the event of any conflict between the accounts and records maintained by any Senior Lender and the accounts and records of the P1 Administrative Agent in respect of such matters, the accounts and records of the P1 Administrative Agent shall control in the absence of manifest error.
(f)The Borrower agrees that in addition to such accounts or records described in Section 2.10(d) and Section 2.10(e), the Senior Loans made by each Senior Lender shall, upon the request of any Senior Lender, be evidenced by one or more Senior Loan Notes duly executed on behalf of the Borrower and shall be dated the Closing Date (or, if later, the date of any request therefor by a Senior Lender). Each such Senior Loan Note shall have all blanks appropriately filled in, and shall be payable to such Senior Lender and its registered assigns in a principal amount equal to the Senior Loan Commitment of such Senior Lender (it being understood that the principal amount of the Construction/Term Loan Commitment of each Construction/Term Lender shall be allocated amongst its Construction/Term Loan Notes such that the aggregate principal amount of such Construction/Term Loan Notes (and, for the avoidance of any doubt, not any Revolving Loan Note) equals such Construction/Term Lender’s Construction/Term Loan Commitment); provided, that each Senior Lender may attach schedules to its respective Senior Loan Notes and endorse thereon the date, amount, and maturity of its respective Senior Loans and payments with respect thereto.

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2.11.Extensions of Construction/Term Loans
(a)The Borrower may at any time and from time to time after the Closing Date request that all or a portion of the Construction/Term Loans outstanding at the time of such request (any such Construction/Term Loans, “Existing Construction/Term Loans”) be converted to extend the scheduled final maturity date of any payment of principal with respect to all or a portion of any principal amount of such Construction/Term Loans (any such Construction/Term Loans which have been so converted, “Extended Construction/Term Loans”) and to provide for other terms consistent with this Section 2.11. Prior to entering into any Extension Amendment (as defined below) with respect to any Extended Construction/Term Loans, the Borrower shall provide written notice to the P1 Intercreditor Agent and the P1 Administrative Agent (who shall provide a copy of such notice to each of the Construction/Term Lenders of the Existing Construction/Term Loans and which such request shall be offered equally to all such Construction/Term Lenders) (an “Construction/Term Loan Extension Request”) setting forth the proposed terms of the Extended Construction/Term Loans to be established, which terms shall be identical to the Existing Construction/Term Loans, except that (i) the Extended Construction/Term Loans may constitute a separate class of Construction/Term Loans than the Existing Construction/Term Loans and may have distinct voting rights with respect to such class, (ii) the scheduled final maturity date shall be extended and all or any of the scheduled amortization payments of all or a portion of any principal amount of such Extended Construction/Term Loans may be delayed to later dates than the scheduled amortization of principal of the Existing Construction/Term Loans (with any such delay resulting in a corresponding adjustment to the scheduled amortization payments reflected in Section 4.1 with respect to the Existing Construction/Term Loans from which such Extended Construction/Term Loans were extended, in each case as more particularly set forth in Section 2.11(c) below) (provided, that, for the avoidance of doubt, the weighted average life to maturity of such Extended Construction/Term Loans shall be no shorter than the weighted average life to maturity of the Existing Construction/Term Loans), (iii) (A) the interest rates (including through fixed interest rates), interest margins, rate floors, upfront fees, funding discounts, original issue discounts, and premiums with respect to the Extended Construction/Term Loans may be different than those for the Existing Construction/Term Loans and/or (B) additional fees and/or premiums may be payable to the Construction/Term Lenders providing such Extended Construction/Term Loans in addition to or in lieu of any of the items contemplated by the preceding clause (A), in each case, to the extent provided in the applicable Extension Amendment, and (iv) (A) the Extended Construction/Term Loans may have call protection and prepayment premiums related to optional prepayment terms as may be agreed between the Borrower and the Extending Construction/Term Lenders thereof and (B) the Extended Construction/Term Loans may participate with the Existing Construction/Term Loans on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as may be agreed between the Borrower and the Extending Construction/Term Lenders thereof; provided, that the Borrower shall have demonstrated by delivery of an updated Base Case Forecast that all Senior Secured Debt (after taking into account the Construction/Term Loans converted to extend the related scheduled final maturity date in accordance with this clause (a)) outstanding at such time is capable of amortization such that the

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Credit Agreement Projected DSCR commencing on the Initial Principal Payment Date and for each rolling four Fiscal Quarter period (as of the end of each Fiscal Quarter) through the expiration of the term of the Notional Amortization Period shall not be less than 1.45:1.00. No Construction/Term Lender shall have any obligation to agree to have any of its Construction/Term Loans converted into Extended Construction/Term Loans pursuant to any Construction/Term Loan Extension Request and no such refusal shall in and of itself entitle the Borrower to exercise rights under Section 5.4 with respect to such refusing Construction/Term Lender.
(b)The Borrower shall provide the applicable Construction/Term Loan Extension Request at least thirty days (or such shorter period as the P1 Administrative Agent may determine in its sole discretion) prior to the date on which Construction/Term Lenders are requested to respond, and shall agree to such procedures, if any, as may be established by, or acceptable to, the P1 Administrative Agent, in each case acting reasonably, to accomplish the purpose of this Section 2.11. Any Construction/Term Lender (an “Extending Construction/Term Lender”) wishing to have all or a portion of its Existing Construction/Term Loans subject to such Construction/Term Loan Extension Request converted into Extended Construction/Term Loans shall notify the P1 Administrative Agent (an “Extension Election”) on or prior to the date specified in such Construction/Term Loan Extension Request of the amount of its Existing Construction/Term Loans subject to such Construction/Term Loan Extension Request that it has elected to convert into Extended Construction/Term Loans (subject to any minimum denomination requirements imposed by the P1 Administrative Agent). In the event that the aggregate amount of the Construction/Term Loans subject to Extension Elections exceeds the amount of Extended Construction/Term Loans requested pursuant to the Construction/Term Loan Extension Request, Existing Construction/Term Loans shall be converted to Extended Construction/Term Loans on a pro rata basis based on the amount of Existing Construction/Term Loans included in each such Extension Election (subject to rounding).
(c)Extended Construction/Term Loans shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement (which, except to the extent expressly contemplated by the penultimate sentence of this Section 2.11(c) and notwithstanding anything to the contrary set forth in Section 14.1, shall not require the consent of any Senior Lender other than the Extending Construction/Term Lenders with respect to the Extended Construction/Term Loans established thereby) executed by the Borrower, the P1 Administrative Agent and the Extending Construction/Term Lenders. In addition to any terms and changes required or permitted by this Section 2.11 above, each Extension Amendment shall amend the scheduled amortization payments pursuant to Section 4.1 with respect to the Existing Construction/Term Loans to reduce each scheduled repayment amount for the Existing Construction/Term Loans in the same proportion as the amount of Existing Construction/Term Loans is to be converted pursuant to such Extension Amendment (it being understood that the amount of any repayment amount payable with respect to any individual Existing Construction/Term Loan that is not an Extended Construction/Term Loan shall not be reduced as a result thereof). It is understood and agreed that each Senior Lender hereunder has consented, and shall at the effective time thereof be deemed to consent, to each amendment to this Agreement and the other P1 Financing

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Documents authorized by this Section 2.11 and the arrangements described above in connection therewith.
(d)Notwithstanding anything to the contrary contained in this Agreement, on any date on which any Existing Construction/Term Loans are converted to extend the related scheduled final maturity date in accordance with clause (a) above, the aggregate principal amount of such Existing Construction/Term Loans shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Construction/Term Loans so converted by such Construction/Term Lender on such date.
(e)No exchange or conversion of Construction/Term Loans or Construction/Term Loan Commitments pursuant to any Extension Amendment in accordance with this Section 2.11 shall (i) be made at any time an Event of Default shall have occurred and be continuing and (ii) constitute a voluntary or mandatory payment or prepayment for purposes of this Agreement or the other P1 Financing Documents.
3.LETTERS OF CREDIT
3.1.Revolving LCs
(a)Subject to the terms and conditions set forth herein, the Borrower may (but is not required to) deliver to the Revolving LC Issuing Bank a Request for Issuance of a Revolving LC. Upon receipt of such Request for Issuance and subject to the satisfaction of the applicable conditions precedent in Section 7.1 and, with respect to each such issuance, extension, modification, or amendment, Section 7.3 and Section 7.4, the Revolving LC Issuing Bank shall issue, extend, modify, or amend a Revolving LC in an amount not to exceed the amount such that after giving effect to such issuance, extension, modification, or amendment, (i) the aggregate of the Revolving LC Exposure and the principal amount of all Revolving Loans outstanding does not exceed the Aggregate Revolving Loan Commitment and (ii) the aggregate of each Revolving Lender’s Revolving LC Exposure and the principal amount of such Revolving Lender’s Revolving Loans outstanding at such time does not exceed such Revolving Lender’s Revolving Loan Commitment. Any Revolving LC shall expire no later than the end of the Revolving Loan Availability Period.
(b)Subject to satisfaction of the applicable conditions set forth in Section 3.1(a), the Revolving LCs shall be issued (or the stated maturity thereof extended or terms thereof modified or amended) on not less than three Business Days’ prior written notice thereof to the P1 Administrative Agent and the Revolving LC Issuing Bank. Such notice shall be substantially in the form attached as Exhibit C or otherwise reasonably satisfactory to the Revolving LC Issuing Bank (each, a “Request for Issuance”). Each Request for Issuance shall include (i) the date (which shall be a Business Day, but in no event later than the date that occurs five Business Days prior to the end of the Revolving Loan Availability Period) of issuance of the Revolving LCs (or the date of effectiveness of such extension, modification or amendment), (ii) the stated expiry date thereof, which shall be no later than the earlier of (A) the date that is twelve months after the date of the issuance of such Revolving LC and (B) the date that is five Business Days prior to the end of the Revolving Loan Availability Period, except, in the case of this

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clause (B), to the extent the Revolving LC Issuing Bank has so agreed in its sole discretion and the Revolving LC is cash collateralized or backstopped in a manner acceptable to the applicable Revolving LC Issuing Bank in its sole discretion, (iii) the proposed stated amount of the Revolving LC, and (iv) the beneficiary of the Revolving LC. Not later than 1:00 p.m. New York City time on the proposed date of issuance (or effectiveness) specified in such Request for Issuance, and upon fulfillment of the applicable conditions precedent and the other requirements set forth herein, the Revolving LC Issuing Bank shall issue (or extend, amend, or modify) the Revolving LCs and provide notice thereof to the P1 Administrative Agent, which shall promptly furnish notice thereof to the Senior Lenders.
(c)Each Revolving Lender severally agrees with the Revolving LC Issuing Bank to participate in the issuance (or extension, modification or amendment) of each Revolving LC and each drawing of the Revolving LC Available Amounts thereunder, in the manner and the amount provided in Section 3.2, and the issuance (or extension, modification, or amendment) of each Revolving LC shall be deemed to be a confirmation by the Revolving LC Issuing Bank and such Revolving Lenders of such participation in such amount.
(d)In addition to the date of issuance, stated expiry date, stated amount, and beneficiary specified in the applicable Request for Issuance, the Revolving LCs shall have the following additional terms and conditions:
(i)payable in immediately available funds in Dollars on a Business Day;
(ii)allow for multiple drawings and partial drawings;
(iii)if requested by the Borrower, allow the beneficiary to draw the full available amount thereof if either (A) the Revolving LC Issuing Bank ceases to be an Acceptable Bank or (B) such Revolving LC is not extended by the Revolving LC Issuing Bank at least thirty days prior to then-scheduled expiration date; and
(iv)if requested by the Borrower, provide for the automatic extensions of the expiry date thereof unless the Revolving LC Issuing Bank gives notice in accordance with the applicable Revolving LC that such expiry date shall not be extended; provided, that if any Revolving LC would be outstanding on the date that is five Business Days prior to the end of the Revolving Loan Availability Period, the Revolving LC Issuing Bank shall give such non-extension notice.
(e)In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the Revolving LC Issuing Bank relating to any Revolving LC, the terms and conditions of this Agreement shall control.
3.2.Reimbursement to Revolving LC Issuing Bank
(a)The Revolving LC Issuing Bank shall give the P1 Administrative Agent, the P1 Collateral Agent, the Borrower and each of the Revolving Lenders prompt notice of any payment made by the Revolving LC Issuing Bank in accordance with the

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terms of any Revolving LC issued by the Revolving LC Issuing Bank (a “Revolving LC Payment Notice”) no later than 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of such payment by the Revolving LC Issuing Bank.
(b)Upon delivery to the Borrower of a Revolving LC Payment Notice on or before 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of such payment by the Revolving LC Issuing Bank, unless the Borrower provides written notice to the Revolving LC Issuing Bank and the P1 Administrative Agent electing to have the reimbursement obligation converted into a Revolving LC Loan in accordance with Section 3.2(c) and Section 3.2(f), the Borrower shall, on or before 1:00 p.m., New York City time, on such Business Day, reimburse the Revolving LC Issuing Bank for such payment (a “Revolving LC Reimbursement Payment”) by paying to the P1 Administrative Agent, for the account of the Revolving LC Issuing Bank, an amount equal to the payment made by the Revolving LC Issuing Bank plus interest on such amount at a rate per annum equal to the Base Rate plus the Applicable Margin; provided, that, if the Revolving LC Issuing Bank delivers a Revolving LC Payment Notice to the Borrower after 10:00 a.m., New York City time, on the Business Day immediately succeeding the date of payment by the Revolving LC Issuing Bank, the Borrower shall make the Revolving LC Reimbursement Payment on or before 1:00 p.m., New York City time, on the next succeeding Business Day. The Revolving LC Issuing Bank’s failure to provide a Revolving LC Payment Notice shall not relieve the Borrower of its obligation to reimburse the Revolving LC Issuing Bank for any payment it makes under any Revolving LC.
(c)If the Borrower fails to make the Revolving LC Reimbursement Payment as required under Section 3.2(b) or provides written notice to the Revolving LC Issuing Bank and the P1 Administrative Agent electing to have the reimbursement obligation converted into a Revolving LC Loan, such reimbursement obligation shall automatically convert to a Revolving LC Loan and the P1 Administrative Agent shall promptly notify each of the Revolving Lenders of the amount of its share of the payment made under such Revolving LC Loan, which shall be such Revolving Lender’s Revolving Loan Commitment Percentage of such Revolving LC Loan (the “Revolving LC Lender Payment Notice”). Subject to Section 3.1(c), each Revolving Lender hereby severally agrees to pay the amount specified in the Revolving LC Lender Payment Notice in immediately available funds to the P1 Administrative Agent for the account of the Revolving LC Issuing Bank with respect to the relevant Revolving LC plus interest on such amount at a rate per annum equal to the Federal Funds Effective Rate from the date of such payment by the Revolving LC Issuing Bank to the date of payment to the Revolving LC Issuing Bank by such Revolving Lender. Each Revolving Lender shall make such payment by not later than 4:00 p.m., New York City time, on the date it received the Revolving LC Lender Payment Notice (if such notice is received at or prior to 1:00 p.m., New York City time) and before 1:00 p.m., New York City time, on the next succeeding Business Day following such receipt (if such notice is received after 1:00 p.m., New York City time). Each Revolving Lender shall indemnify and hold harmless the Revolving LC Issuing Bank from and against any and all losses, liabilities (including liabilities for penalties), actions, suits, judgments, demands, costs, and expenses (including reasonable attorneys’ fees and expenses) resulting from any failure on the part of such Revolving Lender to provide, or from any delay in providing, the P1

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Administrative Agent for the account of the Revolving LC Issuing Bank with its Revolving Loan Commitment Percentage of the amount paid under the Revolving LC but no such Revolving Lender shall be so liable for any such failure on the part of or caused by any other Revolving Lender or the willful misconduct or gross negligence, as determined by a court of competent jurisdiction by a final and non-appealable order, of the P1 Administrative Agent. Each Revolving Lender’s obligation to make each such payment to the P1 Administrative Agent for the account of the Revolving LC Issuing Bank in the case of payments made in respect of a Revolving LC shall be several and not joint and shall not be affected by (A) the occurrence or continuance of any Event of Default, (B) the failure of any other Revolving Lender to make any payment under this Section 3.2, or (C) the date of the drawing under the applicable Revolving LC issued by the Revolving LC Issuing Bank; provided, that such drawing occurs prior to the earlier of (x) the Credit Agreement Maturity Date or (y) the termination date of the applicable Revolving LC. Each Revolving Lender further agrees that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.
(d)The P1 Administrative Agent shall pay to the Revolving LC Issuing Bank in immediately available funds the amounts paid in respect of a Revolving LC pursuant to Section 3.2(b) and Section 3.2(c) before the close of business on the day such payment is received; provided, that any amount received by the P1 Administrative Agent that is due and owing to the Revolving LC Issuing Bank and remains unpaid to the Revolving LC Issuing Bank on the date of receipt shall be paid on the next succeeding Business Day with interest payable at the Federal Funds Effective Rate.
(e)For so long as any Revolving Lender is a Defaulting Lender under clause (a) of the definition thereof, the Revolving LC Issuing Bank shall be deemed, for purposes of Section 4.15 and Article 11, to be a Revolving Lender hereunder in substitution of such Defaulting Lender and shall be owed a loan in an amount equal to the outstanding principal amount due and payable by such Defaulting Lender to the P1 Administrative Agent for the account of the Revolving LC Issuing Bank in respect of such Revolving LC pursuant to Section 3.2(c) above.
(f)Notwithstanding anything else to the contrary contained herein, the failure of any Revolving Lender to make any required payment in response to any Revolving LC Lender Payment Notice in respect of a Revolving LC shall not increase the total aggregate amount payable by the Borrower with respect to the payment described in the related Revolving LC Lender Payment Notice in respect of a Revolving LC above the total aggregate amount that would have been payable by the Borrower at the applicable rate for Construction/Term Loans if such Defaulting Lender would have funded its payments to such P1 Administrative Agent in a timely manner in response to such Revolving LC Lender Payment Notice in respect of a Revolving LC.
(g)Each payment made by the Revolving LC Issuing Bank in respect of a Revolving LC that is not reimbursed by the Borrower or that is converted into a Revolving LC Loan by notice from the Borrower pursuant to Section 3.2(c) above shall constitute a Revolving LC Loan deemed made by the Revolving LC Issuing Bank in its capacity as a Revolving Lender. Revolving LC Loans that are converted to SOFR Loans in respect of Revolving LCs with respect to a specific Revolving LC

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Available Amount shall constitute a single SOFR Loan for the purposes of Section 4.4(b) hereunder. Each Revolving LC Loan initially shall be a Base Rate Loan.
3.3.Reimbursement Obligations
(a)The failure of any Revolving Lender to make any payment to the account of the Revolving LC Issuing Bank in accordance with Section 3.2(c) shall not relieve any other Revolving Lender of its obligation to make payment, but no Revolving Lender shall be responsible for the failure of any other Revolving Lender.
(b)The payment obligations of each Revolving Lender under Section 3.2(c) and of the Borrower under this Agreement in respect of any payment under any Revolving LC and any Revolving Loan shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, including the following circumstances:
(i)any lack of validity or enforceability of any P1 Financing Document or any other agreement or instrument relating thereto or to such Revolving LC;
(ii)any amendment or waiver of, or any consent to departure from, all or any of the P1 Financing Documents;
(iii)the existence of any claim, set-off, defense, or other right which the Borrower may have at any time against any beneficiary, or any transferee, of a Revolving LC (or any Persons for whom any such beneficiary or any such transferee may be acting), the Revolving LC Issuing Bank, or any other Person, whether in connection with this Agreement, the transactions contemplated herein or by a Revolving LC, or any unrelated transaction;
(iv)any statement or any other document presented under a Revolving LC proving to be forged, fraudulent, invalid, or insufficient in any respect or any statement therein being untrue or inaccurate in any respect;
(v)payment in good faith by the Revolving LC Issuing Bank under a Revolving LC issued by the Revolving LC Issuing Bank against presentation of a draft or certificate which does not comply with the terms of such Revolving LC; or
(vi)any other circumstance or happening whatsoever, whether or not similar to any of the foregoing.
3.4.Liability of Revolving LC Issuing Bank and the Senior Lenders
The Borrower assumes all risks of the acts and omissions of any beneficiary or transferee of a Revolving LC, and neither the P1 Administrative Agent, the Revolving LC Issuing Bank, the Senior Lenders nor any of their respective Related Parties shall be liable or responsible for (a) the use that may be made of such Revolving LC or any acts or omissions of any beneficiary or transferee thereof in connection therewith, (b) the validity, sufficiency, or genuineness of documents, or of any endorsement thereon, even

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if such documents should prove to be in any or all respects invalid, insufficient, fraudulent, or forged, (c) payment by the Revolving LC Issuing Bank against presentation of documents that do not comply with the terms of such Revolving LC, including failure of any documents to bear any reference or adequate reference to such Revolving LC, or (d) any other circumstances whatsoever in making or failing to make payment under such Revolving LC; provided, that with respect to the liability of the Revolving LC Issuing Bank in each such case, payment by the Revolving LC Issuing Bank shall not have constituted gross negligence or willful misconduct as determined by a final and Non-Appealable judgment of a court of competent jurisdiction. In furtherance and not in limitation of the foregoing, the Revolving LC Issuing Bank may accept sight drafts and accompanying certificates presented under such Revolving LC issued by the Revolving LC Issuing Bank that appear on their face to be in order, without responsibility for further investigation. Notwithstanding the foregoing, no Senior Lender shall be obligated to indemnify the Borrower for damages caused by the Revolving LC Issuing Bank’s willful misconduct or gross negligence, and the obligation of the Borrower to reimburse the Senior Lenders hereunder shall be absolute and unconditional, notwithstanding the gross negligence or willful misconduct of the Revolving LC Issuing Bank.
3.5.Disbursement Procedures
The Revolving LC Issuing Bank for any applicable Revolving LC shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for an applicable Revolving LC Disbursement under such Revolving LC. The Revolving LC Issuing Bank shall promptly after such examination notify the P1 Administrative Agent and the Borrower by telephone (confirmed by electronic mail) of such demand for such Revolving LC Disbursement and whether the Revolving LC Issuing Bank has made or will make such Revolving LC Disbursement thereunder and the date such Revolving LC Disbursement shall be (or was) made; provided, that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse the Revolving LC Issuing Bank with respect to any such Revolving LC Disbursement.
3.6.Replacement of Revolving LC Issuing Bank
The Revolving LC Issuing Bank may be replaced at any time by written agreement between the Borrower, the P1 Administrative Agent and such replacement Revolving LC Issuing Bank; provided, that the replacement Revolving LC Issuing Bank (a) is a Senior Lender, (b) is an Acceptable Bank, and (c) has agreed in writing to accept such designation as the Revolving LC Issuing Bank and to be bound by all of the terms contained in this Agreement and the other P1 Financing Documents binding on the Revolving LC Issuing Bank, as applicable, in such capacity. The P1 Administrative Agent shall notify the Senior Lenders of any such replacement of the Revolving LC Issuing Bank. At the time any such replacement shall become effective, the Borrower shall pay all unpaid fees and expenses accrued for account of the replaced Revolving LC Issuing Bank pursuant to Section 4.13 and Section 14.6. From and after the effective date of any such replacement, (i) the successor Revolving LC Issuing Bank shall have all the

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rights and obligations of the replaced Revolving LC Issuing Bank under this Agreement with respect to Revolving LCs to be issued by it thereafter and (ii) references herein to the term “Revolving LC Issuing Bank” shall be deemed to refer to such successor. After the replacement of the Revolving LC Issuing Bank hereunder, the replaced Revolving LC Issuing Bank shall remain a Party hereto and shall continue to have all the rights and obligations of the Revolving LC Issuing Bank under this Agreement with respect to Revolving LCs issued by it prior to such replacement, but shall not be required to issue additional (or extend, amend or modify existing) Revolving LCs.
3.7.Cash Collateralization
In the event that (a) the maturity of the Senior Loans has been accelerated upon the occurrence of an Event of Default pursuant to Section 12.1 or Section 12.2, (b) any Revolving LCs are required to be cash collateralized pursuant to Section 4.10, or (c) in the event any Revolving Lender becomes a Defaulting Lender (unless all of the applicable Defaulting Lender’s participations in such Revolving LCs are reallocated to other Revolving Lenders pursuant to Section 3.8), the Borrower shall immediately (or in the case of clause (c), within five Business Days) deposit into the LC Cash Collateral Account an amount in cash equal to 102% of the aggregate amount of all Revolving LC Exposures as of such date (or in the case any Revolving Lender becomes a Defaulting Lender, the Revolving LC Exposure of such Defaulting Lender) plus any accrued and unpaid interest thereon; provided, that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in Section 12.1. Any deposit made pursuant to this Section 3.7 shall be held by the P1 Collateral Agent as collateral for the applicable Revolving LC Exposure and Fees of the Revolving LC Issuing Bank under this Agreement and shall in the case of a Revolving LC Disbursement in respect of any Revolving LC be applied to the payment of the Borrower’s reimbursement obligations in respect of such Revolving LC Disbursement and any associated Fees owed to the Revolving LC Issuing Bank; provided, that any failure or inability of the P1 Collateral Agent or P1 Administrative Agent for any reason to apply such amounts shall not in any manner relieve any Revolving Lender of its obligations under Section 3.2 and Section 3.3. For this purpose, the Borrower hereby grants a security interest to the P1 Collateral Agent for the benefit of the Revolving LC Issuing Bank and the Revolving Lenders in such collateral account and any financial assets (as defined in the UCC) or other property held therein. If the Borrower is required to provide an amount of cash collateral hereunder as a result of the acceleration of the maturity of the Senior Loans upon the occurrence of an Event of Default (or in the circumstances contemplated by Section 4.10(c)(iii)), upon the expiration or termination of any Revolving LC, the amount (to the extent not applied as aforesaid) by which the cash collateral exceeds the aggregate amount of all Revolving LC Exposure as of such date plus any accrued and unpaid interest, Fees and expenses to the Revolving LC Issuing Bank thereon shall be (i) first,

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applied to repay any Obligations due and payable as of such date and (ii) second, returned to the Borrower.
3.8.Reallocation of Participations in Revolving LCs
All or any part of any Defaulting Lender’s participation in any Revolving LC shall be reallocated among the Revolving Lenders that are not Defaulting Lenders in accordance with their respective Revolving Loan Commitment Percentages (calculated without regard to such Defaulting Lender’s Revolving Loan Commitment) but only to the extent that such reallocation does not cause the aggregate Revolving LC Exposure of any Revolving Lender that is not a Defaulting Lender to exceed such Revolving Lender’s undisbursed Revolving Loan Commitment. Subject to Section 14.26, no reallocation hereunder shall constitute a waiver or release against a Defaulting Lender arising from that Revolving Lender having become a Defaulting Lender, including any claim of a Revolving Lender that is not a Defaulting Lender as a result of such Revolving Lender’s increased Revolving LC Exposure following such reallocation.
4.REPAYMENTS, PREPAYMENTS, INTEREST AND FEES
4.1.Repayment of Construction/Term Loan Borrowings
(a)The Borrower unconditionally and irrevocably promises to pay to the P1 Administrative Agent for the ratable account of each Construction/Term Lender the aggregate outstanding principal amount of the Construction/Term Loans on each Principal Payment Date, in accordance with the Amortization Schedule.
(b)Notwithstanding anything to the contrary set forth in Section 4.1(a), the final principal repayment installment on the Credit Agreement Maturity Date shall in any event be in an amount equal to the aggregate principal amount of all Construction/Term Loans outstanding on such date.
4.2.Repayment of Revolving Loan Borrowings
(a)From and after the Term Conversion Date, the Borrower shall reduce the aggregate outstanding principal amount of all Revolving Loans (other than Revolving LC Loans) to $0 for a period of five consecutive Business Days at least once every 365 days; provided, that the Borrower shall have sole responsibility for determining when during any 365 day period it elects to satisfy such requirement and the P1 Administrative Agent shall have no duty to monitor compliance with this Section 4.2(a); provided, further, that the foregoing shall not limit the utilization by the Borrower of Permitted Indebtedness (other than the Construction/Term Loans) for such purposes to the extent the terms and conditions of such Permitted Indebtedness permit such utilization.
(b)Notwithstanding anything to the contrary set forth in Section 4.2(a), the Borrower unconditionally and irrevocably promises to pay to the P1 Administrative Agent for the ratable account of each Revolving Lender, on the Credit Agreement Maturity Date, an amount equal to the aggregate principal amount of all Revolving Loans plus any unreimbursed Revolving LC Disbursements, outstanding on such date.

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4.3.Interest Payment Dates
(a)Interest accrued on each Senior Loan shall be payable, without duplication, on the following dates (each, an “Interest Payment Date”):
(i)with respect to any repayment or prepayment of any Base Rate Loans or of all of the aggregate principal on any SOFR Loans, on the date of each such repayment or prepayment;
(ii)with respect to any partial repayment or prepayment of principal on any SOFR Loans, on the next Monthly Transfer Date;
(iii)on the Credit Agreement Maturity Date;
(iv)with respect to SOFR Loans, (x) on each Monthly Transfer Date or (y) if applicable, any date on which such SOFR Loan is converted to a Base Rate Loan; and
(v)with respect to Base Rate Loans, on each Quarterly Payment Date or, if applicable, any date on which such Base Rate Loan is converted to a SOFR Loan.
(b)Interest accrued on the Senior Loans or other Obligations after the date such amount is due and payable (as provided in clause (a), upon acceleration or otherwise) shall be payable upon demand.
(c)Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the occurrence of an event described in Section 12.1.
4.4.Interest Rates
(a)Pursuant to each properly delivered Borrowing Notice, the SOFR Loans shall accrue interest at a rate per annum equal to the sum of Daily Compounded SOFR plus the Applicable Margin for such Senior Loans.
(b)Notwithstanding anything to the contrary, the Borrower shall have, in the aggregate, no more than five separate SOFR Loans outstanding at any one time.
(c)Pursuant to each properly delivered Borrowing Notice, each Base Rate Loan shall accrue interest at a rate per annum equal to the sum of the Base Rate plus the Applicable Margin for such Senior Loans.
(d)All Base Rate Loans shall bear interest from and including the date such Senior Loan is made (or the day on which SOFR Loans are converted to Base Rate Loans as required under Article 5) to (but excluding) the date such Senior Loan or portion thereof is paid at the interest rate determined as applicable to such Base Rate Loan.
(e)Daily Compounded SOFR Conforming Changes. In connection with the use or administration of Daily Compounded SOFR, the P1 Administrative Agent will have the right to make Conforming Changes from time to time (in consultation

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with the Borrower) and, notwithstanding anything to the contrary herein or in any other P1 Financing Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other P1 Financing Document. The P1 Administrative Agent will promptly notify the Borrower and the Senior Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Daily Compounded SOFR.
4.5.Conversion Options
(a)Elections by Borrower for Senior Loan Borrowings. Subject to Section 2.2 (with respect to Construction/Term Loan Borrowings) and Section 2.7 (with respect to Revolving Loan Borrowings) and Section 4.4(b), Section 5.1, and Section 5.2, the Senior Loans comprising each Senior Loan Borrowing initially shall be of the Type specified in the applicable Borrowing Notice. Thereafter, the Borrower may elect to convert such Senior Loan Borrowing to a Senior Loan Borrowing of a different Type or to continue such Senior Loan Borrowing as a Senior Loan Borrowing of the same Type, all as provided in this Section 4.5; provided that no SOFR Loan may be converted into a Base Rate Loan on any date other than a Monthly Transfer Date. The Borrower may elect different options with respect to different portions of the affected Senior Loan Borrowing, in which case each such portion shall be allocated ratably among the Senior Lenders holding the Senior Loans comprising such Senior Loan Borrowing, and the Senior Loans comprising each such portion shall be considered a separate Senior Loan Borrowing.
(b)Notice of Elections. Each such election pursuant to this Section 4.5 shall be made upon the Borrower’s irrevocable notice to the P1 Administrative Agent. Each such notice shall be in the form of a written Interest Election Request, appropriately completed and signed by an Authorized Officer of the Borrower, or may be given by telephone to the P1 Administrative Agent (if promptly confirmed in writing by delivery of such a written Interest Election Request consistent with such telephonic notice) and must be received by the P1 Administrative Agent not later than the time that a Borrowing Notice would be required under Section 2.2 (with respect to Construction/Term Loan Borrowings) and Section 2.7 (with respect to Revolving Loan Borrowings) if the Borrower were requesting a Senior Loan Borrowing of the Type resulting from such election to be made on the effective date of such election.
(c)Content of Interest Election Requests. Each Interest Election Request pursuant to this Section shall specify the following information in compliance with Section 2.2 (with respect to Construction/Term Loan Borrowings) and Section 2.7 (with respect to Revolving Loan Borrowings):
(i)the Senior Loan Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Senior Loan Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Senior Loan Borrowing);
(ii)the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day; and

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(iii)whether the resulting Senior Loan Borrowing is to be comprised of Base Rate Loans or SOFR Loans.
(d)Notice by P1 Administrative Agent to Senior Lenders. The P1 Administrative Agent shall advise each applicable Senior Lender of the details of an Interest Election Request and such Senior Lender’s portion of such resulting Senior Loan Borrowing no less than one Business Day before the effective date of the election made pursuant to such Interest Election Request.
(e)Failure to Make an Interest Election Request; Events of Default. If the Borrower fails to deliver a timely and complete Interest Election Request with respect to a Senior Loan Borrowing comprising SOFR Loans prior to the Monthly Transfer Date therefor, then, unless such Senior Loan Borrowing comprising SOFR Loans is repaid as provided herein, the Borrower shall be deemed to have selected that such Senior Loan Borrowing shall automatically be continued as a Senior Loan Borrowing comprising SOFR Loans bearing interest at a rate based upon Daily Compounded SOFR as of such Monthly Transfer Date. Notwithstanding any contrary provision hereof, if a Default or Event of Default has occurred and is continuing, then, so long as such Default or Event of Default is continuing no outstanding Senior Loan Borrowing comprised of Base Rate Loans may be converted to a Senior Loan Borrowing comprised of SOFR Loans.
4.6.Post-Maturity Interest Rates; Default Interest Rates
If all or a portion of the principal amount of any Senior Loan is not paid when due (whether on the Credit Agreement Maturity Date, by acceleration or otherwise) or any Obligation under this Agreement (other than principal on the Senior Loans) is not paid when due (whether on the Credit Agreement Maturity Date, by acceleration or otherwise), such amount shall bear interest at a rate per annum equal to the applicable Default Rate from the date of such non-payment until the amount then due is paid in full (after as well as before judgment).
4.7.Interest Rate Determination
The P1 Administrative Agent shall determine the interest rate applicable to the Senior Loans and shall give prompt notice of such determination to the Borrower and the Senior Lenders. In each such case, the P1 Administrative Agent’s determination of the applicable interest rate shall be conclusive in the absence of manifest error.
4.8.Computation of Interest and Fees
(a)All computations of interest for Base Rate Loans when the Base Rate is determined by the Prime Rate shall be made on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed. All computations of interest for SOFR Loans, and for Base Rate Loans when the Base Rate is determined by the Federal Funds Effective Rate, shall be made on the basis of a 360-day year and actual days elapsed.
(b)Interest shall accrue on each Senior Loan (and Revolving LC Disbursement) for the day on which the Senior Loan (or Revolving LC Disbursement) is made, and

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shall not accrue on a Senior Loan (or Revolving LC Disbursement), or any portion thereof, for the day on which the Senior Loan (or Revolving LC Disbursement) or such portion is paid; provided, that any Senior Loan (or Revolving LC Disbursement) that is repaid on the same day on which it is made shall bear interest for one day.
(c)All interest hereunder on any Senior Loan other than a Senior Loan computed by reference to Daily Compounded SOFR shall be computed on a daily basis based upon the outstanding principal amount of such Senior Loan as of the applicable date of determination. All interest hereunder on any Senior Loan computed by reference to Daily Compounded SOFR shall be computed as of any applicable date of determination on a daily basis based upon (x) the outstanding principal amount of such Senior Loan as of such date of determination plus (y) the accrued, unpaid interest on such Senior Loan attributable to Daily Compounded SOFR (and not, for the avoidance of doubt, attributable to the Applicable Margin) as of the immediately preceding U.S. Government Securities Business Day. Each determination by the P1 Administrative Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.
4.9.Optional Prepayment
(a)The Borrower shall have the right to prepay the Senior Loans (in whole or part) without premium or penalty by providing notice to the P1 Administrative Agent prior to 11:00 a.m., New York City time, on the date that is (i) with respect to any prepayment of SOFR Loans, five U.S. Government Securities Business Days and (ii) with respect to any prepayment of Base Rate Loans, one Business Day, prior to the proposed prepayment date. Any prepayment notice may be revoked; provided, that the Borrower shall be responsible for any additional amounts required to be paid to any Senior Lender pursuant to Section 5.5 as a result of such revocation.
(b)Prepayments pursuant to this Section 4.9 may be applied to the prepayment of Construction/Term Loans and/or the Revolving Loans as directed by the Borrower, without applying such proceeds to the prepayment of any other Class of Senior Loan.
(c)Any partial voluntary prepayment of the Senior Loans under this Section 4.9 shall be in minimum amounts of $10,000,000.
(d)All voluntary prepayments under this Section 4.9 shall be made by the Borrower to the P1 Administrative Agent for the account of the Senior Lenders in accordance with Section 4.9(e).
(e)With respect to each prepayment to be made pursuant to this Section 4.9, on the date specified in the notice of prepayment delivered pursuant to Section 4.9(a), the Borrower shall pay to the P1 Administrative Agent the sum of the following amounts:
(i)the principal of, and (other than for partial repayments of Senior Loans) accrued but unpaid interest on, the Senior Loans to be prepaid;
(ii)any additional amounts required to be paid under Section 5.5; and

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(iii)any other Obligations due to the Credit Agreement Senior Secured Parties in connection with any prepayment under the P1 Financing Documents.
(f)The Borrower (i) shall either (A) concurrently with such prepayment under this Section 4.9, pay to the Senior Secured IR Hedge Counterparties to the Senior Secured IR Hedge Agreements the P1 IR Hedge Termination Amounts payable in respect of any Senior Secured IR Hedge Agreements required to be terminated in connection with such prepayment in accordance with Section 4.18; or (B) (1) reserve an amount equal to 105% of the P1 IR Hedge Termination Amounts reasonably projected as of such date of prepayment to be required to be payable by the Borrower in respect of the Senior Secured IR Hedge Agreements terminated in connection with such prepayment in accordance with Section 4.18 and (2) (x) within thirty days of the date of such prepayment, pay to the Senior Secured IR Hedge Counterparties to the Senior Secured IR Hedge Agreements the P1 IR Hedge Termination Amounts payable in respect of any Senior Secured IR Hedge Agreements required to be terminated in connection with such prepayment in accordance with Section 4.18 and (y) on the date of such payment of the last such P1 IR Hedge Termination Amounts pursuant to clause (x) above, apply any amounts not applied to the payment of P1 IR Hedge Termination Amounts to the principal of the Senior Loans that were subject to such optional prepayment; and (ii) may either (A) concurrently with such prepayment under this Section 4.9, pay to the Senior Secured IR Hedge Counterparties to the Senior Secured IR Hedge Agreements the P1 IR Hedge Termination Amounts payable in respect of any Senior Secured IR Hedge Agreements that have been and are permitted to be terminated in connection with such prepayment in accordance with Section 4.18; or (B) (1) reserve an amount equal to 105% of the P1 IR Hedge Termination Amounts reasonably projected as of such date of prepayment to be payable in connection with such prepayment as a result of terminations of the Senior Secured IR Hedge Agreements that are permitted to be made in connection with such prepayment in accordance with Section 4.18 and (2) (x) within thirty days of the date of such prepayment, pay to the Senior Secured IR Hedge Counterparties to the Senior Secured IR Hedge Agreements the P1 IR Hedge Termination Amounts payable in respect of any Senior Secured IR Hedge Agreements permitted to be terminated in connection with such prepayment in accordance with Section 4.18 and (y) on the date of such payment of the last such P1 IR Hedge Termination Amounts pursuant to clause (x) above, apply any amounts not applied to the payment of P1 IR Hedge Termination Amounts to the principal of the Senior Loans that were subject to such prepayment.
(g)Voluntary payments of principal of the Senior Loans will be applied pro rata against subsequent scheduled payments, in inverse order of maturity, or in direct order of maturity, at the Borrower’s sole discretion.
(h)Amounts of any Construction/Term Loans prepaid pursuant to this Section 4.9 may not be reborrowed. Amounts of any Revolving Loan prepaid pursuant to this Section 4.9 may, subject to Section 4.2(a), be re-borrowed at any time and from time to time until the expiration of the Revolving Loan Availability Period.
4.10.Mandatory Prepayment
(a)The Borrower shall be required to prepay the Construction/Term Loans (or, in the case of any prepayments pursuant to (x) clause (i) below to the extent that the

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Event of Loss for which such Loss Proceeds were received also resulted in an Event of Default or (y) in the case of a sale of all or substantially all of the assets of the Borrower pursuant to clause (ii) below, to prepay the Revolving Loans pro rata with the Construction/Term Loans) in accordance with Section 9.7 (Application of Collateral Proceeds to the Senior Secured Obligations Prior to an Enforcement Action) of the Collateral and Intercreditor Agreement (but subject to Section 4.10(i)) with the applicable Senior Lenders’ ratable share of the Mandatory Prepayment Portion of the following:
(i)Loss Proceeds, to the extent that the aggregate amount of such Loss Proceeds previously received by the Borrower over the term of this Agreement and not applied for mandatory prepayment exceeds $75,000,000 and such Loss Proceeds are not applied in accordance with Section 9.2(b) (Loss Proceeds) of the Collateral and Intercreditor Agreement;
(ii)Asset Sale Proceeds, to the extent such Asset Sale Proceeds result from any Asset Sale that is not permitted by Section 9.3;
(iii)the net proceeds of any Replacement Debt allocated by the Borrower in accordance with Section 2.4(b)(ii) (Replacement Debt) of the Common Terms Agreement; provided, that, from and after April 1, 2025, such amount in this clause (iii) shall be allocated on a pro rata basis between the outstanding Construction/Term Loans hereunder and the outstanding “Construction/Term Loans” under and as defined in the TCF Credit Agreement and the amount of Construction/Term Loans prepayable hereunder will be reduced accordingly;
(iv)if the conditions applicable to making a Distribution set forth in Section 9.10(a) have not been satisfied for four consecutive Quarterly Payment Dates, funds on deposit in the P1 Distribution Reserve Account on such fourth Quarterly Payment Date or the date specified in Section 4.11(d), if applicable, (after effecting any transfers therefrom on or prior to such date in accordance with the P1 Accounts Agreement);
(v)all Performance Liquidated Damages payments to the Borrower that are in excess of $75,000,000, to the extent that such Performance Liquidated Damages are not used to (A) make any indemnity payments owed to any Material Project Party pursuant to any Designated Offtake Agreement as a result of the applicable performance shortfall, (B) complete or repair the Project facilities in respect of which Performance Liquidated Damages were paid, or (C) reimburse Voluntary Equity Contributions to the extent such Voluntary Equity Contributions were used to fund any amounts payable by the Borrower and referred to in the foregoing clauses (A) and (B); and
(vi)all Termination Payments to the Borrower that are in excess of $75,000,000, to the extent such Termination Payments are not used to (A) rectify the damages or losses suffered under the relevant Material Project Document resulting from such breach by such Material Project Party or (B) reimburse Voluntary Equity Contributions to the extent such

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Voluntary Equity Contributions were used to fund any amounts payable by the Borrower and referred to in the foregoing clause (A).
(b)The Borrower shall, if applicable, make prepayments of Senior Loans and cancel Senior Loan Commitments as may be required upon the occurrence of an LNG Sales Mandatory Prepayment Event in accordance with Section 8.5(e).
(c)With respect to each prepayment of the Senior Loans to be made pursuant to this Section 4.10, on the date required pursuant to Section 9.7 (Application of Collateral Proceeds to the Senior Secured Obligations Prior to an Enforcement Action) of the Collateral and Intercreditor Agreement, the Borrower shall pay to the P1 Administrative Agent the amount determined in accordance therewith, which shall be applied as follows:
(i)first, on a pro rata basis to the payment to the Senior Lenders to be prepaid pursuant to Section 4.10(a) of (A) accrued but unpaid interest and fees on the Senior Loans to be prepaid and (B) any additional amounts required to be paid under Section 5.5 in connection with such prepayment;
(ii)second, on a pro rata basis, for the prepayment to the applicable Senior Lenders for the prepayment of principal of the Senior Loans to be prepaid pursuant to Section 4.10(a); and
(iii)third, if any Revolving Loans are being prepaid or would be prepaid if any Revolving Loans were outstanding, any remainder of the proceeds required to be applied to prepayment in accordance with this Section 4.10, to the cash collateralization of up to 102% of all Revolving LC Exposures of the Revolving Lenders.
(d)The Borrower (i) shall either (A) concurrently with any mandatory prepayment pursuant to this Section 4.10, pay to the Senior Secured IR Hedge Counterparties the P1 IR Hedge Termination Amounts payable in respect of any portion of the Senior Secured IR Hedge Transactions required to be terminated in connection with such prepayment in accordance with Section 9.7(c) (Application of Collateral Proceeds to the Senior Secured Obligations Prior to an Enforcement Action) or Section 10(g) (Application of Replacement Debt to the Senior Secured Obligations) of the Collateral and Intercreditor Agreement (as applicable) and Section 4.18 or Section 4.19 (as applicable) or (B) (1) reserve an amount equal to 105% of the P1 IR Hedge Termination Amounts reasonably projected as of such date of prepayment to be required to be payable by the Borrower in respect of any portion of the Senior Secured IR Hedge Transactions terminated in connection with such prepayment in accordance with Section 9.7(c) (Application of Collateral Proceeds to the Senior Secured Obligations Prior to an Enforcement Action) or Section 10(g) (Application of Replacement Debt to the Senior Secured Obligations) of the Collateral and Intercreditor Agreement (as applicable) and Section 4.18 or Section 4.19 (as applicable) and (2) (x) within thirty days of the date of such prepayment, pay to the Senior Secured IR Hedge Counterparties the P1 IR Hedge Termination Amounts payable in respect of any portion of the Senior Secured IR Hedge Transactions required to be terminated in connection with such prepayment in accordance with Section 9.7(c) (Application of Collateral Proceeds to the Senior Secured Obligations Prior to an Enforcement Action) or Section 10(g) (Application of Replacement Debt to the Senior Secured

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Obligations) of the Collateral and Intercreditor Agreement (as applicable) and Section 4.18 or Section 4.19 (as applicable) and (y) on the date of such payment of the last such P1 IR Hedge Termination Amounts pursuant to clause (x) above, apply any amounts not applied to the payment of P1 IR Hedge Termination Amounts to the principal of the Senior Loans that were subject to such mandatory prepayment and (ii) may either (A) concurrently with such mandatory prepayment under this Section 4.10, pay to the Senior Secured IR Hedge Counterparties the P1 IR Hedge Termination Amounts payable in respect of any portion of the Senior Secured IR Hedge Transactions are permitted to be terminated in connection with such prepayment in accordance with Section 10(g) (Application of Replacement Debt to the Senior Secured Obligations) of the Collateral and Intercreditor Agreement and Section 4.19 or (B) (1) reserve an amount equal to 105% of the P1 IR Hedge Termination Amounts reasonably projected as of such date of prepayment to be payable in connection with such prepayment as a result of terminations of Senior Secured IR Hedge Transactions that are permitted in accordance with Section 10(g) (Application of Replacement Debt to the Senior Secured Obligations) of the Collateral and Intercreditor Agreement and Section 4.19 and (2) (x) within thirty days of the date of such prepayment, pay to the Senior Secured IR Hedge Counterparties the P1 IR Hedge Termination Amounts payable in respect of any Senior Secured IR Hedge Transactions permitted to be terminated in connection with such prepayment in accordance with Section 10(g) (Application of Replacement Debt to the Senior Secured Obligations) of the Collateral and Intercreditor Agreement and Section 4.19 and (y) on the date of such payment of the last such P1 IR Hedge Termination Amounts pursuant to clause (x) above, apply any amounts not applied to the payment of P1 IR Hedge Termination Amounts to the principal of the Senior Loans that were subject to such prepayment.
(e)Mandatory prepayments of the principal of the Construction/Term Loans will be applied (i) in the case of mandatory prepayments pursuant to Section 4.10(a)(iii), Section 4.10(a)(v), Section 4.10(a)(vi), or Section 4.10(b), pro rata against all remaining scheduled amortization payments in respect of the applicable Construction/Term Loans, (ii) in the case of all other mandatory prepayments, in inverse order of maturity, and (iii) in the case of mandatory prepayments pursuant to Section 4.10(a)(iii), (A) to outstanding Construction/Term Loans under Tranche A until all such outstanding Construction/Term Loans shall have been prepaid and (B) thereafter to all other outstanding Construction/Term Loans.
(f)The Borrower shall provide notice (each a “Replacement Debt Prepayment Notice”) to the P1 Administrative Agent of any anticipated mandatory prepayment pursuant to Section 4.10(a)(iii) by no later than 1:00 pm on the second Business Day prior to the date of such anticipated mandatory prepayment, which notice the P1 Administrative Agent shall promptly forward to each Senior Lender on the same day that it is received from the Borrower; provided, that such notice of prepayment by the Borrower may state that such notice is conditioned upon the effectiveness of other credit facilities or debt instruments, in which case such notice may be revoked by the Borrower (by notice to the P1 Administrative Agent on or prior to the specified effective date) if such condition is not satisfied. Each Specified Senior Lender may, by notice to the P1 Administrative Agent in writing or by telephone (confirmed in writing) no later than 5:00 pm one Business Day after receipt of a Replacement Debt Prepayment Notice elect to decline all (but not less than all) of such Replacement Debt with respect to the anticipated

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mandatory prepayment of its outstanding Construction/Term Loans pursuant to Section 4.10(a)(iii) (such declined prepayment amounts, the “Declined Replacement Debt Proceeds”). The aggregate amount of Declined Replacement Debt Proceeds shall be allocated to the Non-Declining Senior Lenders on a pro rata basis in accordance with the aggregate amount of their respective outstanding Construction/Term Loans; provided, that, if the amount of Declined Replacement Debt Proceeds exceeds the aggregate amount of outstanding Construction/Term Loans held by the Non-Declining Senior Lenders (such excess amounts (if any), the “Excess Replacement Debt Proceeds”), the Excess Replacement Debt Proceeds shall be allocated to the Specified Senior Lenders that have declined Replacement Debt on a pro rata basis in accordance with the aggregate amount of their respective outstanding Construction/Term Loans.
(g)Amounts of any Senior Loans prepaid pursuant to this Section 4.10 may not be reborrowed.
(h)No premium or penalty shall be payable in connection with any prepayment under this Section 4.10.
(i)Any prepayments pursuant to Section 4.10(a)(iii) shall be applied to the Senior Loans prior to the prepayment of any Replacement Debt, Supplemental Debt, or Working Capital Debt not consisting of Senior Loans.
(j)In the event that a mandatory prepayment of Senior Secured Debt is triggered pursuant to Section 4.10(b) and the Borrower does not have sufficient cash available pursuant to the P1 Accounts Agreement to make such mandatory prepayment, the P1 Collateral Agent (at the direction of the P1 Intercreditor Agent) shall draw on each Distribution LC and Distribution Guaranty in-full and deposit the proceeds of such draws into the P1 Debt Prepayment Account.
4.11.Time and Place of Payments
(a)The Borrower shall make each payment (including any payment of principal of or interest on any Senior Loan or any Fees or other Obligations) hereunder without setoff, deduction or counterclaim not later than 1:00 p.m., New York City time, on the date when due in Dollars and in immediately available funds to the P1 Administrative Agent at the following account: MUFG Bank, Ltd., ABA # ***, SWIFT ID: ***, Account Name: ***, Account # ***, Atten: AGENCY DESK, Ref: Rio Grande, or at such other office or account as may from time to time be specified by the P1 Administrative Agent to the Borrower. Funds received after 1:00 p.m., New York City time shall be deemed to have been received by the P1 Administrative Agent on the next succeeding Business Day for the purpose of calculating interest thereon.
(b)The P1 Administrative Agent shall promptly remit in immediately available funds to each Credit Agreement Senior Secured Party its share, if any, of any payments received by the P1 Administrative Agent for the account of such Credit Agreement Senior Secured Party; provided, that any fronting fees due and payable pursuant to Section 4.13(e) shall be paid directly by the Borrower to the Revolving LC Issuing Bank pursuant to the Revolving LC Issuing Bank Fee Letter.

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(c)Except as provided herein, whenever any payment (including any payment of interest or principal on any Senior Loan or any Fees or other Obligations) hereunder shall become due, or otherwise would occur, on a day that is not a Business Day, such payment shall be made on the immediately succeeding Business Day, and such increase of time shall in such case be included in the computation of interest or Fees, if applicable unless it would thereby fall into the next calendar month, in which event such date shall be brought forward to the immediately preceding Business Day.
(d)Mandatory prepayments in accordance with Section 4.10 (other than Section 4.10(a)(iii)) may be made by the Borrower on the first Quarterly Payment Date (or any Monthly Transfer Date preceding such Quarterly Payment Date) occurring after such prepayment is required to be made pursuant to this Section 4.11 if (i) the relevant prepayment amount is held in a segregated account in which the P1 Collateral Agent (on behalf of the Senior Lenders) has a perfected first-priority security interest (including, in the case of any mandatory prepayment required by Section 4.10(a)(iv), the P1 Distribution Reserve Account) and (ii) no Event of Default has occurred and is continuing.
4.12.Borrowings and Payments Generally
(a)Unless the P1 Administrative Agent has received notice from the Borrower prior to the date on which any payment is due to the P1 Administrative Agent for the account of the Senior Lenders hereunder that the Borrower will not make such payment, the P1 Administrative Agent may assume that the Borrower has made such payment on such date in accordance with this Agreement and may, in reliance upon such assumption, distribute to the Senior Lenders the amount due. If the Borrower has not in fact made such payment, then each of the Senior Lenders severally agrees to repay to the P1 Administrative Agent forthwith on demand the amount so distributed to such Senior Lender in immediately available funds with interest thereon, for each day from (and including) the date such amount is distributed to it to (but excluding) the date of payment to the P1 Administrative Agent, at the Federal Funds Effective Rate. A notice of the P1 Administrative Agent to any Senior Lender with respect to any amount owing under this Section 4.12 shall be conclusive, absent manifest error.
(b)Except as set forth in Section 4.10(c), if at any time insufficient funds are received by and available to the P1 Administrative Agent to pay fully all amounts of principal, Revolving LC Disbursements, interest, fees and other amounts then due hereunder, such funds shall be applied (i) first, to pay interest, fees and other amounts (except for the amounts required to be paid pursuant to the following clause (ii)) then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest, fees and such other amounts then due to such parties, and (ii) second, to pay principal and unreimbursed Revolving LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed Revolving LC Disbursements then due to such parties.
(c)Nothing herein shall be deemed to obligate any Senior Lender to obtain funds for any Senior Loan in any particular place or manner or to constitute a representation by any Senior Lender that it has obtained or will obtain funds for any Senior Loan in any particular place or manner.

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(d)The Borrower hereby authorizes each Senior Lender and Revolving LC Issuing Bank, if and to the extent payment owed to such Senior Lender or Revolving LC Issuing Bank is not made when due under this Agreement or under the Senior Loan Notes held by such Senior Lender or Revolving LC Issuing Bank (as applicable), to charge from time to time against any or all of the Borrower’s accounts with such Senior Lender or Revolving LC Issuing Bank any amount so due.
4.13.Fees
(a)From and including the Closing Date and until the end of the Construction/Term Loan Availability Period, the Borrower agrees to pay to the P1 Administrative Agent, for the account of the Construction/Term Lenders, on each Quarterly Payment Date, a commitment fee at a rate per annum equal to 30% of the Applicable Margin for SOFR Loans on the average daily amount during the period from and including the last Quarterly Payment Date (or from and including the Closing Date in the case of the first Quarterly Payment Date) to but excluding such Quarterly Payment Date, by which the Aggregate Construction/Term Loan Commitment exceeds the aggregate outstanding principal balance of the Construction/Term Loans.
(b)From and including the Closing Date and until the end of the Revolving Loan Availability Period, the Borrower agrees to pay to the P1 Administrative Agent, for the account of the Revolving Lenders, on each Quarterly Payment Date, a commitment fee at a rate per annum equal to 30% of the Applicable Margin for SOFR Loans on the average daily amount during the period from and including the last Quarterly Payment Date (or from and including the Closing Date in the case of the first Quarterly Payment Date) to but excluding such Quarterly Payment Date, by which the Revolving Loan Commitment exceeds the sum of (i) the aggregate outstanding principal balance of the Revolving Loans plus (ii) the Revolving LC Exposure.
(c)All Commitment Fees shall be payable in arrears and computed on the basis of the actual number of days elapsed in a year of 365 days or 366 days, as the case may be, as pro-rated for any partial period, as applicable. Notwithstanding the foregoing, the Borrower will not be required to pay any Commitment Fee to any Senior Lender with respect to any period in which such Senior Lender was a Defaulting Lender.
(d)The Borrower agrees to pay to the P1 Administrative Agent for the account of each Revolving Lender, a letter of credit fee on the average daily aggregate amount of such Senior Lender’s Revolving LC Exposure, if any, at a rate per annum equal to the Applicable Margin for SOFR Loans, payable quarterly in arrears on each Quarterly Payment Date, commencing on the first such date to occur following the date of issuance of the applicable Revolving LC hereunder.
(e)The Borrower agrees to pay or cause to be paid to the Revolving LC Issuing Bank the fronting fees, in the amounts and at the times agreed to by the Borrower and the Revolving LC Issuing Bank pursuant to the Revolving LC Issuing Bank Fee Letter.

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(f)The Borrower agrees to pay or cause to be paid additional fees in the amounts and at the times from time to time agreed pursuant to each applicable Bank Fee Letter and each applicable Fee Letter.
(g)All Fees shall be paid on the dates due in immediately available funds. Once paid, none of the Fees shall be refundable under any circumstances.
4.14.Pro Rata Treatment
(a)Except as otherwise provided in Section 2.1(g), the portion of any Senior Loan Borrowing shall be allocated by the P1 Administrative Agent pro rata among the Senior Lenders of such Class (and, in the case of Construction/Term Loans, any Tranche) in accordance with (i) in the case of the Construction/Term Lenders, each Construction/Term Lender’s Construction/Term Loan Tranche Percentage and (ii) in the case of the Revolving Lenders, each Revolving Lender’s Revolving Loan Commitment Percentage.
(b)Except as otherwise provided in Article 5, Section 2.4(c), and Section 2.4(e), each reduction of Senior Loan Commitments of any Class (and, in the case of Construction/Term Loans, any Tranche), pursuant to Section 2.4, Section 2.9, or otherwise, shall be allocated by the P1 Administrative Agent pro rata among the Senior Lenders of such Class (and, in the case of Construction/Term Loans, any Tranche) in accordance with (i) in the case of the Construction/Term Lenders, each Construction/Term Lender’s Construction/Term Loan Commitment Percentage and (ii) in the case of the Revolving Lenders, each Revolving Lender’s Revolving Loan Commitment Percentage.
(c)Except as otherwise required under Article 5, each payment or prepayment of principal of the Senior Loans shall be allocated by the P1 Administrative Agent pro rata among the Senior Lenders in accordance with the respective principal amounts of their outstanding Senior Loans in a particular Class (and, in the case of Construction/Term Loans, any Tranche), and each payment of interest on the Senior Loans in a particular Class (and, in the case of Construction/Term Loans, any Tranche) shall be allocated by the P1 Administrative Agent pro rata among the Senior Lenders in accordance with the respective interest amounts outstanding on the Senior Loans in each Class (and, in the case of Construction/Term Loans, any Tranche) held by them. Each payment of the Commitment Fees shall be allocated by the P1 Administrative Agent pro rata among the applicable Senior Lenders in accordance with their respective Senior Loan Commitments of a particular Class.
4.15.Sharing of Payments
(a)If any Senior Lender obtains any payment or other recovery (whether voluntary, involuntary, by application of setoff or otherwise) on account of any Senior Loan (other than pursuant to the terms of Article 5) in excess of its pro rata share of payments then or therewith obtained by all Senior Lenders holding Senior Loans of such Class (and, in the case of Construction/Term Loans, any Tranche) (including the Revolving LC Issuing Bank with unreimbursed Revolving LC Disbursements of such Class outstanding), such Senior Lender shall purchase from the other Senior Lenders (or the Revolving LC Issuing Bank) (for cash at face value) such participations in Senior Loans of such type made by them (or

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unreimbursed Revolving LC Disbursements of such Class, which shall then be converted to Senior Loans) as shall be necessary to cause such purchasing Senior Lender to share the excess payment or other recovery ratably with each of them; provided, that if all or any portion of the excess payment or other recovery is thereafter recovered from such purchasing Senior Lender, the purchase shall be rescinded and each Senior Lender that has sold a participation to the purchasing Senior Lender shall repay to the purchasing Senior Lender the purchase price to the ratable extent of such recovery together with an amount equal to such selling Senior Lender’s ratable share (according to the proportion of (x) the amount of such selling Senior Lender’s required repayment to the purchasing Senior Lender to (y) the total amount so recovered from the purchasing Senior Lender) of any interest or other amount paid or payable by the purchasing Senior Lender in respect of the total amount so recovered. The Borrower agrees that any Senior Lender so purchasing a participation from another Senior Lender pursuant to this Section 4.15(a) may, to the fullest extent permitted by law, exercise all its rights of payment (including pursuant to Section 14.14) with respect to such participation as fully as if such Senior Lender were the direct creditor of the Borrower in the amount of such participation. The provisions of this Section 4.15 shall not be construed to apply to any payment by the Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by any Senior Lender as consideration for the assignment or sale of a participation in any of its Senior Loans or the Revolving LCs to which it has a participation interest.
(b)If under any applicable bankruptcy, insolvency or other similar law, any Senior Lender receives a secured claim in lieu of a setoff to which this Section 4.15 applies, then such Senior Lender shall, to the extent practicable, exercise its rights in respect of such secured claim in a manner consistent with the rights of the Senior Lenders entitled under this Section 4.15 to share in the benefits of any recovery on such secured claim.
4.16.Defaulting Lender Waterfall
Notwithstanding anything in this Agreement or any other P1 Financing Document to the contrary, any payment of principal, interest, fees or other amounts received by the P1 Administrative Agent for the account of any Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article 12 or otherwise) or received by the P1 Administrative Agent from a Defaulting Lender pursuant to Section 14.14 shall be applied at such time or times as may be determined by the P1 Administrative Agent as follows: (a) first, to the payment of any amounts owing by such Defaulting Lender to the P1 Administrative Agent or P1 Collateral Agent hereunder, (b) second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to the Revolving LC Issuing Bank, (c) third, to cash collateralize the Revolving LC Exposure with respect to such Defaulting Lender in accordance with Section 3.7, (d) fourth, as the Borrower may request (so long as no Default or Event of Default has occurred and is continuing), to the funding of any Senior Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the P1 Administrative Agent, (e) fifth, if so determined by the P1 Administrative Agent and the Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting

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Lender’s potential future funding obligations with respect to the Senior Loans under this Agreement and (y) cash collateralize the Revolving LC Issuing Bank’s future Revolving LC Exposure with respect to such Defaulting Lender with respect to future Revolving LCs issued under this Agreement, in accordance with Section 3.7, (f) sixth, to the payment of any amounts owing to the Senior Lenders or the Revolving LC Issuing Bank as a result of any final and Non-Appealable judgment of a court of competent jurisdiction obtained by any Senior Lender or the Revolving LC Issuing Bank against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, (g) seventh, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any final and Non-Appealable judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement, and (h) eighth, to such Defaulting Lender or as otherwise directed by a final and Non-Appealable judgment of a court of competent jurisdiction; provided, that if (x) such payment is a payment of the principal amount of Senior Loans or Revolving LC Disbursements in respect of which such Defaulting Lender has not funded its appropriate share and (y) such Senior Loans were made or the related Revolving LCs were issued during a period when the applicable conditions to such Credit Agreement Advance or issuance set forth in Article 7 were satisfied or waived, such payment shall be applied solely to pay the Senior Loans of, and Revolving LC Disbursements owed to, all Senior Lenders that are not Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Senior Loans of, or Revolving LC Disbursements owed to, such Defaulting Lender, until such time as all Senior Loans and funded and unfunded participations in Revolving LCs and are held by the Senior Lenders pro rata in accordance with the applicable Senior Loan Commitments of each Class. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender pursuant to this Section 4.16 shall be deemed paid to and redirected by such Defaulting Lender, and each Senior Lender irrevocably consents hereto.
4.17.Defaulting Lender Cure
If the Borrower, the P1 Administrative Agent and, with respect to any Revolving Lender, the Revolving LC Issuing Bank, agree in writing that any Senior Lender is no longer a Defaulting Lender, the P1 Administrative Agent will so notify the Parties, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Senior Lender will, to the extent applicable, purchase at par that portion of outstanding Senior Loans of the other Senior Lenders or take such other actions as the P1 Administrative Agent may determine to be necessary to cause the Senior Loans and funded and unfunded participations in Revolving LCs to be held pro rata by the Senior Lenders in accordance with the Senior Loan Commitments, whereupon such Senior Lender will cease to be a Defaulting Lender; provided, that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Senior

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Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Senior Lender will constitute a waiver or release of any claim of any party hereunder arising from that Senior Lender’s having been a Defaulting Lender.
4.18.Termination of Senior Secured IR Hedge Transactions in Connection with Mandatory Prepayments with Collateral Proceeds
If any mandatory prepayment of the Senior Secured Debt is made by the Borrower in accordance with the provisions of Sections 4.10(a)(i), 4.10(a)(ii), 4.10(a)(iv), 4.10(a)(v), or 4.10(b), then the Borrower (a) shall terminate or, to the extent permitted by the applicable Senior Secured IR Hedge Agreement, transfer or novate, a portion of one or more Senior Secured IR Hedge Transactions such that the aggregate notional amount (after giving effect to any Offsetting Transactions) of the Senior Secured IR Hedge Transactions satisfies the maximum hedging requirements of the Borrower pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 9.5 and (b) may, pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 8.11, terminate or, to the extent permitted by the applicable Senior Secured IR Hedge Agreements, transfer or novate, a portion of one or more Senior Secured IR Hedge Transactions such that, after giving pro forma effect to such prepayment of Senior Secured Debt, the aggregate notional amount of the Senior Secured IR Hedge Transactions across all Senior Secured IR Hedge Counterparties is not less than the minimum hedging requirements of the Borrower pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 8.11.
4.19.Termination of Senior Secured IR Hedge Transactions in Connection with Mandatory Prepayments with Replacement Debt
A portion of the net proceeds of any Replacement Debt (a) shall, pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 9.5, be used to terminate or, to the extent permitted by the applicable Senior Secured IR Hedge Agreements, transfer or novate, a portion of one or more Senior Secured IR Hedge Transactions such that, after giving pro forma effect to any prepayment of Senior Secured Debt with such Replacement Debt, the aggregate notional amount (after giving effect to any Offsetting Transactions) of all Senior Secured IR Hedge Transactions does not exceed the maximum hedging requirements of the Borrower pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement or Section 9.5 and (b) may, pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 8.11, be used to terminate or, to the extent permitted by the applicable Senior Secured IR Hedge Agreements, transfer or novate, a portion of one or more Senior Secured IR Hedge Transactions such that, after giving pro forma effect to any prepayment of Senior Secured Debt with such Replacement Debt, the aggregate notional amount of the Senior Secured IR Hedge Transactions across all Senior Secured IR Hedge Counterparties is not less than the minimum hedging requirements of the Borrower

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pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 8.11.
4.20.Termination of Senior Secured IR Hedge Transactions in Connection with Voluntary Payments
Upon any voluntary prepayment of the Senior Secured Debt, the Borrower (a) shall, pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 9.5, terminate or, to the extent permitted by the applicable Senior Secured IR Hedge Agreements, transfer or novate, a portion of one or more Senior Secured IR Hedge Transactions such that, after giving pro forma effect to such prepayment of Senior Secured Debt, the aggregate notional amount (after giving effect to any Offsetting Transactions) of the Senior Secured IR Hedge Transactions does not exceed the maximum hedging requirements of the Borrower pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement or Section 9.5 and (b) may, pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 8.11, terminate or, to the extent permitted by the applicable Senior Secured IR Hedge Agreements, transfer or novate, a portion of the Senior Secured IR Hedge Transactions such that, after giving pro forma effect to such prepayment of Senior Secured Debt, the aggregate notional amount of the Senior Secured IR Hedge Transactions across all Senior Secured IR Hedge Providers is not less than the minimum hedging requirements of the Borrower pursuant to Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement and Section 8.11.
5.SOFR, BENCHMARK, AND TAX PROVISIONS
5.1.Illegality
In the event that it becomes unlawful or, by reason of a Change in Law, any Senior Lender is unable to honor its obligation to make, maintain or fund SOFR Loans or to determine or charge interest rates based upon SOFR or Daily Compounded SOFR, then such Senior Lender will promptly notify the Borrower of such event (with a copy to the P1 Administrative Agent) (an “Illegality Notice”) and such Senior Lender’s obligation to make or to continue SOFR Loans, or to convert Base Rate Loans into SOFR Loans, as the case may be, shall be suspended until such time as such Senior Lender may again make and maintain SOFR Loans. During such period of suspension, the Base Rate shall, if necessary to avoid such illegality, be determined by the P1 Administrative Agent without reference to clause (c) of the definition of “Base Rate”. Upon receipt of such Illegality Notice, the Borrower shall, if necessary to avoid such illegality, upon demand from any Senior Lender (with a copy to the P1 Administrative Agent), prepay or if applicable, convert each SOFR Loan made by such Senior Lender to Base Rate Loans (the interest rate on which Base Rate Loan shall, if necessary to avoid such illegality, be determined by the P1 Administrative Agent without reference to clause (c) of the definition of “Base Rate”), on the Monthly Transfer Date for such SOFR Loan, or immediately if any Senior Lender may not lawfully continue to maintain such SOFR

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Loans to such day. Upon any such prepayment or conversion of all of the aggregate principal amount under any outstanding SOFR Loan, the Borrower shall also pay accrued interest on the amount so prepaid or converted, together with any additional amounts required pursuant to Section 5.5. At the Borrower’s request, each Senior Lender agrees to use reasonable efforts, including using reasonable efforts to designate a different lending office for funding or booking its Senior Loans or to assign its rights and obligations under the P1 Financing Documents to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Senior Lender, such designation or assignment (a) would eliminate or avoid such illegality and (b) would not subject such Senior Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Senior Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Senior Lender in connection with any such designation or assignment.
5.2.Inability to Determine Rates
(a)Subject to Section 5.7, if, as of any date:
(i)the P1 Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Daily Compounded SOFR” cannot be determined pursuant to the definition thereof, or
(ii)the Majority Senior Lenders determine that for any reason in connection with any SOFR Loan, any request therefor or a conversion thereto or a continuation thereof that Daily Compounded SOFR does not adequately and fairly reflect the cost to such Senior Lenders of making and maintaining such Senior Loan, and the Majority Senior Lenders have provided notice of such determination to the P1 Administrative Agent,
(iii)then in each case, the P1 Administrative Agent will promptly so notify the Borrower and each Senior Lender.
(b)Upon notice thereof by the P1 Administrative Agent to the Borrower, any obligation of the Senior Lenders to make SOFR Loans, and any right of the Borrower to continue SOFR Loans or to convert Base Rate Loans to SOFR Loans, shall be suspended (to the extent of the affected SOFR Loans) until the P1 Administrative Agent (with respect to clause (a)(ii), at the instruction the Majority Senior Lenders) revokes such notice. Upon receipt of such notice, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans (to the extent of the affected SOFR Loans) or, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans in the amount specified therein and (ii) any outstanding affected SOFR Loans will be deemed to have been converted into Base Rate Loans immediately. Upon any such conversion of all of the aggregate principal amount under any outstanding SOFR Loan, the Borrower shall also pay accrued interest on the amount so converted, together with any additional amounts required pursuant to Section 5.5. Subject to Section 5.7, if the P1 Administrative Agent determines (which determination shall be conclusive and binding absent manifest error) that “Daily Compounded SOFR” cannot be determined pursuant to the definition thereof on any given day, the

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interest rate on Base Rate Loans shall be determined by the P1 Administrative Agent without reference to clause (c) of the definition of “Base Rate” until the P1 Administrative Agent revokes such determination.
5.3.Increased Costs
(a)If any Change in Law shall (i) (A) impose, modify or deem applicable any reserve (including pursuant to regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including any emergency, special, supplemental or other marginal reserve requirement) with respect to eurocurrency funding (currently referred to as “Eurocurrency liabilities” in Regulation D)), special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Senior Lender or the Revolving LC Issuing Bank, (B) subject the P1 Administrative Agent, the Revolving LC Issuing Bank, or any Senior Lender or any other recipient of any payment to be made by or on account of any Obligation of the Borrower to any Taxes (other than (x) Indemnified Taxes, (y) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and (z) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, or (C) impose on any Senior Lender or the Revolving LC Issuing Bank any other condition, cost or expense (other than Taxes) affecting this Agreement or Senior Loans made by such Senior Lender or any Revolving LC or participation in any such Senior Loan or Revolving LC, and (ii) the result of any of the foregoing shall be to increase the cost to such Person of making, converting to, continuing or maintaining any Senior Loan or Revolving LC (or of maintaining its obligation to make any such Senior Loan or Revolving LC) to the Borrower or to reduce the amount of any sum received or receivable by such Person hereunder (whether of principal, interest or any other amount), then the Borrower will pay to such Person such additional amount or amounts as will compensate such Person for such additional costs incurred or reduction suffered (except to the extent the Borrower is excused from payment pursuant to Section 5.4).
(b)If any Senior Lender or the Revolving LC Issuing Bank reasonably determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Senior Lender’s or Revolving LC Issuing Bank’s capital or (without duplication) on the capital of such Senior Lender’s or Revolving LC Issuing Bank’s holding company, if any, as a consequence of this Agreement or any of the Senior Loans or Revolving LC made by such Senior Lender or Revolving LC Issuing Bank, to a level below that which such Senior Lender or Revolving LC Issuing Bank’s, or its holding company, could have achieved but for such Change in Law (taking into consideration such Senior Lender’s or Revolving LC Issuing Bank’s policies and the policies of its holding company with respect to capital adequacy and liquidity), then from time to time upon notice by such Senior Lender or Revolving LC Issuing Bank, the Borrower shall pay within ten Business Days following the receipt of such notice to such Senior Lender or Revolving LC Issuing Bank such additional amount or amounts as will compensate such Senior Lender or Revolving LC Issuing Bank or (without duplication) such Senior Lender’s or Revolving LC Issuing Bank’s holding company in full for any such reduction suffered (except to the extent the Borrower is excused from payment pursuant to

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Section 5.4). In determining such amount, such Senior Lender or Revolving LC Issuing Bank may use any method of averaging and attribution that it (in its sole discretion) shall deem appropriate.
(c)To claim any amount under this Section 5.3, the P1 Administrative Agent or a Senior Lender or Revolving LC Issuing Bank, as applicable, shall promptly deliver to the Borrower (with a copy to the P1 Administrative Agent) a certificate setting forth in reasonable detail the amount or amounts necessary to compensate the P1 Administrative Agent, Senior Lender or Revolving LC Issuing Bank or its holding company, as the case may be, under Section 5.3(a) or Section 5.3(b), which shall be conclusive absent manifest error. The Borrower shall pay the P1 Administrative Agent, Senior Lender or Revolving LC Issuing Bank, as applicable, the amount shown as due on any such certificate within ten Business Days after receipt thereof.
(d)Promptly after the P1 Administrative Agent, Senior Lender or Revolving LC Issuing Bank, as applicable, has determined that it will make a request for increased compensation pursuant to this Section 5.3, such Person shall notify the Borrower thereof (with a copy to the P1 Administrative Agent). Failure or delay on the part of the P1 Administrative Agent, Senior Lender or Revolving LC Issuing Bank to demand compensation pursuant to this Section 5.3 shall not constitute a waiver of such Person’s right to demand such compensation; provided, that the Borrower shall not be required to compensate a Person pursuant to this Section 5.3 for any increased costs or reductions attributable to the failure of such Person to notify Borrower within 225 days after the Change in Law giving rise to those increased costs or reductions of such Person’s intention to claim compensation for those circumstances; provided, further, that, if the Change in Law giving rise to those increased costs or reductions is retroactive, then the 225-day period referred to above shall be extended to include that period of retroactive effect.
(e)Notwithstanding any other provision in this Agreement, no Senior Lender shall demand compensation pursuant to this Section 5.3 in respect of the Change in Law arising from the matters described in the proviso to the definition of “Change in Law” if it shall not at the time be the general policy or practice of such Senior Lender, as determined by such Senior Lender, to demand such compensation in similar circumstances under comparable provisions of other credit agreements, if any. For the avoidance of doubt, this clause (e) shall not impose an obligation on a Senior Lender to provide information regarding compensation claimed and/or paid under any other specific loan agreement; provided, that such Senior Lender shall, upon request from the Borrower, provide a written confirmation to the Borrower regarding whether it is the general policy or practice of such Senior Lender, as the case may be, to demand such compensation in similar circumstances under comparable provisions of other credit agreements.
5.4.Obligation to Mitigate; Replacement of Lenders
(a)If any Senior Lender or the Revolving LC Issuing Bank requests compensation under Section 5.3, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Senior Lender, the Revolving LC Issuing Bank, or any Government Authority for the account of any Senior Lender or such Revolving LC Issuing Bank pursuant to Section 5.6, then such Senior Lender or the

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Revolving LC Issuing Bank shall use reasonable efforts to designate a different lending or issuing office for funding or booking its Senior Loans hereunder or issuing Revolving LCs or to assign its rights and obligations under the P1 Financing Documents to another of its offices, branches or Affiliates, if, in the reasonable judgment of such Senior Lender or the Revolving LC Issuing Bank, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 5.3 or Section 5.6, as applicable, in the future and (ii) would not subject such Senior Lender or such Revolving LC Issuing Bank to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Senior Lender or the Revolving LC Issuing Bank or violate any applicable Government Rule. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Senior Lender or the Revolving LC Issuing Bank in connection with any such designation or assignment.
(b)Subject to Section 5.4(d), if any Senior Lender or the Revolving LC Issuing Bank requests compensation under Section 5.3, or if the Borrower is required to pay any Indemnified Taxes or additional amount to any Senior Lender, the Revolving LC Issuing Bank, or any Government Authority for the account of any Senior Lender or the Revolving LC Issuing Bank pursuant to Section 5.6 and, in each case, such Senior Lender or the Revolving LC Issuing Bank has declined or is unable to designate a different lending or issuing office or to make an assignment in accordance with Section 5.4(a), or if any Senior Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice in writing to such Senior Lender or the Revolving LC Issuing Bank and the P1 Administrative Agent, request such Senior Lender or the Revolving LC Issuing Bank to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 14.4), all (but not less than all) its interests, rights (other than its existing rights to payments pursuant to Section 5.3, Section 5.5 or Section 5.6) and obligations under this Agreement (including all of its Senior Loans and Senior Loan Commitments) to an Eligible Assignee that shall assume such obligations (which assignee may be another Senior Lender, if a Senior Lender accepts such assignment); provided, that (i) the Borrower shall have received the prior written consent of the P1 Administrative Agent and to the extent such assignee is assuming any Revolving Loan Commitments, the Revolving Lenders, (ii) such Senior Lender or such Revolving LC Issuing Bank shall have received payment of an amount equal to all Obligations of the Borrower owing to such Senior Lender or such Revolving LC Issuing Bank from such assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other Obligations), (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.3 or payments required to be made pursuant to Section 5.6, such assignment will result in the elimination or reduction of such compensation or payments, and (iv) such assignment does not conflict with any applicable law binding upon or to which such Senior Lender or such Revolving LC Issuing Bank is subject. A Senior Lender shall not be required to make any such assignment and delegation if, as a result of a waiver by such Senior Lender of its rights under Section 5.3 or Section 5.6, as applicable, the circumstances entitling the Borrower to require such assignment and delegation have ceased to apply.
(c)If any Senior Lender (such Senior Lender, a “Non-Consenting Lender”) has failed to consent to a proposed amendment, waiver, consent or termination which, pursuant to the terms of Section 14.1, requires the consent of all of the Senior

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Lenders or all of the affected Senior Lenders and with respect to which the Majority Senior Lenders or the Majority Affected Lenders (as applicable), shall have granted their consent, then the Borrower shall have the right (unless such Non-Consenting Lender grants such consent) to replace all such Non-Consenting Lenders by requiring such Non-Consenting Lenders to assign all their Senior Loans and all their Senior Loan Commitments to one or more Eligible Assignees; provided, that (i) all Non-Consenting Lenders must be replaced with one or more Eligible Assignees that grant the applicable consent, (ii) all Obligations of the Borrower owing to such Non-Consenting Lenders being replaced shall be paid in full to such Non-Consenting Lenders concurrently with such assignment, and (iii) the replacement Senior Lenders shall purchase the foregoing by paying to such Non-Consenting Lenders a price equal to the amount of such Obligations. In connection with any such assignment, the Borrower, the P1 Administrative Agent, such Non-Consenting Lenders and the replacement Senior Lenders shall otherwise comply with Section 14.4.
(d)As a condition of the right of the Borrower to remove any Senior Lender pursuant to Section 5.4(b) and Section 5.4(c), the Borrower may, at the Borrower’s own cost and expense, arrange for the assignment or novation of any Senior Secured IR Hedge Agreements with such Senior Lender or any of its Affiliates within twenty Business Days after such removal; provided, that such Senior Lender (or its Affiliate, as applicable) shall use commercially reasonable efforts to promptly effectuate any such assignment or novation.
(e)Notwithstanding anything in this Section 5.4 to the contrary, any Senior Lender that acts as a Revolving LC Issuing Bank may not be replaced as a Revolving LC Issuing Bank hereunder at any time it has a Revolving LC outstanding hereunder unless arrangements reasonably satisfactory to such Senior Lender (including the furnishing of a back-stop standby letter of credit in form and substance, and issued by an issuer, reasonably satisfactory to such Revolving LC Issuing Bank or the depositing of cash collateral into a cash collateral account in amounts and pursuant to arrangements reasonably satisfactory to such Revolving LC Issuing Bank) have been made with respect to such outstanding Revolving LC.
5.5.Funding Losses
In the event of (a) the payment of any principal of any SOFR Loan other than on the Monthly Transfer Date therefor (including as a result of an Event of Default), (b) the conversion of any SOFR Loan other than on the Monthly Transfer Date therefor (including as a result of an Event of Default), (c) the failure to borrow, convert, continue or prepay any SOFR Loan on the date specified in any notice delivered pursuant hereto, (d) the assignment of any SOFR Loan other than on the Monthly Transfer Date therefor as a result of a request by the Borrower pursuant to Section 5.4, or (e) any default in the making of any payment or prepayment required to be made hereunder, then, in any such event, the Borrower shall compensate each Senior Lender for the loss, cost and expense attributable to such event, including any loss, cost or expense arising from the liquidation or redeployment of funds or from any fees payable. A certificate of any Senior Lender setting forth any amount or amounts that such Senior Lender is entitled to receive pursuant to this Section 5.5 shall be delivered to the Borrower and shall be conclusive absent manifest error. The Borrower shall pay to the P1 Administrative Agent for the

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benefit of the applicable Senior Lender the amount due and payable and set forth on any such certificate within ten Business Days after receipt thereof.
5.6.Taxes
(a)Defined Terms. For purposes of this Section 5.6, the term “Senior Lender” includes the Revolving LC Issuing Bank and the term “Government Rule” includes FATCA.
(b)Payments Free of Taxes. Any and all payments by or on account of any obligation of the Borrower under any P1 Financing Document shall be made without deduction or withholding for any Taxes, except as required by Government Rules. If any Government Rule (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Government Authority in accordance with Government Rules and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 5.6) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
(c)Payment of Other Taxes by Borrower. The Borrower shall timely pay to the relevant Government Authority in accordance with Government Rules, or at the option of the P1 Administrative Agent timely reimburse it for the payment of, any Other Taxes.
(d)Indemnification by Borrower. The Borrower shall indemnify each Recipient, within ten days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section 5.6) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Senior Lender (with a copy to the P1 Administrative Agent), or by the P1 Administrative Agent on its own behalf or on behalf of a Senior Lender, shall be conclusive absent manifest error.
(e)Indemnification by the Senior Lenders. Each Senior Lender shall severally indemnify the P1 Administrative Agent, within ten days after demand therefor, for (i) any Indemnified Taxes attributable to such Senior Lender (but only to the extent that the Borrower has not already indemnified the P1 Administrative Agent for such Indemnified Taxes and without limiting the obligation of the Borrower to do so), (ii) any Taxes attributable to such Senior Lender’s failure to comply with the provisions of Section 14.4(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Senior Lender, in each case, that are payable or paid by the P1 Administrative Agent in connection with any P1 Financing Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed

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or asserted by the relevant Government Authority. A certificate as to the amount of such payment or liability delivered to any Senior Lender by the P1 Administrative Agent shall be conclusive absent manifest error. Each Senior Lender hereby authorizes the P1 Administrative Agent to set off and apply any and all amounts at any time owing to such Senior Lender under any P1 Financing Document or otherwise payable by the P1 Administrative Agent to the Senior Lender from any other source against any amount due to the P1 Administrative Agent under this Section 5.6.
(f)Evidence of Payments. As soon as practicable after any payment of Taxes by the Borrower to a Government Authority pursuant to this Section 5.6, the Borrower shall deliver to the P1 Administrative Agent the original or a certified copy of a receipt issued by such Government Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the P1 Administrative Agent.
(g)Status of Lenders.
(i)Any Senior Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any P1 Financing Document shall deliver to the Borrower and the P1 Administrative Agent, at the time or times reasonably requested by the Borrower or the P1 Administrative Agent, such properly completed and executed documentation reasonably requested by the Borrower or the P1 Administrative Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Senior Lender, if reasonably requested by the Borrower or the P1 Administrative Agent, shall deliver such other documentation prescribed by Government Rules or reasonably requested by the Borrower or the P1 Administrative Agent as will enable the Borrower or the P1 Administrative Agent to determine whether or not such Senior Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (A), (B), and (D) of Section 5.6(g)(ii)) shall not be required if in the Senior Lender’s reasonable judgment such completion, execution or submission would subject such Senior Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Senior Lender.
(ii)Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,
(A)Any Senior Lender that is a U.S. Person shall deliver to the Borrower and the P1 Administrative Agent on or about the date on which such Senior Lender becomes a Senior Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the P1 Administrative Agent), executed copies of IRS Form W-9 certifying that such Senior Lender is exempt from U.S. federal backup withholding tax;

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(B)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the P1 Administrative Agent (in such number of copies as shall be requested by the Recipient) on or about the date on which such Foreign Lender becomes a Senior Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the P1 Administrative Agent), whichever of the following is applicable:
(1)in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any P1 Financing Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any P1 Financing Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
(2)executed copies of IRS Form W-8ECI;
(3)in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
(4)to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, or other certification documents from each beneficial owner, as applicable; provided, that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
(C)any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the P1 Administrative Agent (in

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such number of copies as shall be requested by the Recipient) on or about the date on which such Foreign Lender becomes a Senior Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the P1 Administrative Agent), executed copies of any other form prescribed by Government Rules as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Government Rules to permit the Borrower or the P1 Administrative Agent to determine the withholding or deduction required to be made; and
(D)if a payment made to a Senior Lender under any P1 Financing Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Senior Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Senior Lender shall deliver to the Borrower and the P1 Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the P1 Administrative Agent such documentation prescribed by Government Rules (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the P1 Administrative Agent as may be necessary for the Borrower and the P1 Administrative Agent to comply with their obligations under FATCA and to determine that such Senior Lender has complied with such Senior Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
(iii)Each Senior Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the P1 Administrative Agent in writing of its legal inability to do so.
(h)Status of P1 Administrative Agent. The P1 Administrative Agent (and any successor or supplemental P1 Administrative Agent on the date it becomes the P1 Administrative Agent) shall provide the Borrower with two duly completed original copies of, if it is not a U.S. Person, IRS Form W-8ECI or W-8BEN-E with respect to payments to be received by it as a beneficial owner and, if applicable, IRS Form W-8IMY (together with required accompanying documentation) with respect to payments to be received by it on behalf of the Senior Lenders, and shall update such forms periodically upon the reasonable request of the Borrower. In the event that the P1 Administrative Agent is a U.S. Person that is not a corporation, the P1 Administrative Agent shall provide the Borrower with two duly completed original copies of IRS Form W-9.
(i)Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it

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has been indemnified pursuant to this Section 5.6 (including by the payment of additional amounts pursuant to this Section 5.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section 5.6 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Government Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 5.6(i) (plus any penalties, interest or other charges imposed by the relevant Government Authority) in the event that such indemnified party is required to repay such refund to such Government Authority. Notwithstanding anything to the contrary in this Section 5.6(i), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 5.6(i) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 5.6(i) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
(j)Survival. Each party’s obligations under this Section 5.6 shall survive the resignation or replacement of the P1 Administrative Agent or any assignment of rights by, or the replacement of, a Senior Lender, the termination of the Construction/Term Loan Commitment or the Revolving Loan Commitment, as applicable, the expiration or cancellation of all Revolving LCs and the repayment, satisfaction or discharge of all obligations under any P1 Financing Document.
5.7.Benchmark Replacement Setting.
(a)Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other P1 Financing Document, upon the occurrence of a Benchmark Transition Event, the P1 Administrative Agent and the Borrower may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the P1 Administrative Agent has posted such proposed amendment to all affected Senior Lenders and the Borrower so long as the P1 Administrative Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Majority Senior Lenders. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 5.7(a) will occur prior to the applicable Benchmark Transition Start Date. No Senior Secured IR Hedge Agreement shall be deemed to be a “P1 Financing Document” for purposes of this Section 5.7.
(b)Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the P1 Administrative Agent will have the right to make Conforming Changes from time to time (in consultation with the Borrower) and, notwithstanding anything to the contrary herein or in any other P1 Financing Document, any amendments implementing such Conforming Changes will become effective without any

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further action or consent of any other party to this Agreement or any other P1 Financing Document.
(c)Notices; Standards for Decisions and Determinations. The P1 Administrative Agent will promptly notify the Borrower and the Senior Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The P1 Administrative Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to this Section 5.7, and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the P1 Administrative Agent or, if applicable, any Senior Lender (or group of Senior Lenders) pursuant to this Section 5.7, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other P1 Financing Document, except, in each case, as expressly required pursuant to this Section 5.7.
(d)Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other P1 Financing Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the P1 Administrative Agent in its reasonable discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the P1 Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the P1 Administrative Agent may modify the definition of “Interest Period” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.
(e)Benchmark Unavailability Period. Upon the Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (i) the Borrower may revoke any pending request for a borrowing of, conversion to or continuation of SOFR Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to Base Rate Loans and (ii) any outstanding affected SOFR Loans will be deemed to have been converted to Base Rate Loans immediately. During a Benchmark Unavailability Period, the component of Base Rate based upon the then-current Benchmark will not be used in any determination of Base Rate.

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6.REPRESENTATIONS AND WARRANTIES
6.1.General
(a)The Borrower makes each representation and warranty set forth in Article 3 (Representations and Warranties) of the Common Terms Agreement on the Closing Date to, and in favor of, the P1 Administrative Agent, each of the Senior Lenders, and the Revolving LC Issuing Bank.
(b)The Borrower makes each representation and warranty set forth in this Article 6 on the Closing Date to, and in favor of, the P1 Administrative Agent, each of the Senior Lenders, the Revolving LC Issuing Bank, and each other Party hereto.
(c)All of the representations and warranties set forth in this Article 6 shall survive the Closing Date, and except as provided below, shall be deemed to be repeated by the Borrower on the date of each Credit Agreement Advance, each issuance, amendment, extension or modification of any Revolving LC (other than pursuant to any automatic extension or evergreen provision), and the Term Conversion Date, in each case, to and in favor of the P1 Administrative Agent, each of the Senior Lenders, the Revolving LC Issuing Bank and each other Party hereto.
6.2.Existence
(a)The Borrower is a limited liability company duly formed, validly existing, and in good standing under the laws of the State of Texas.
(b)As of the Closing Date, each RG Facility Entity is a limited liability company duly formed, validly existing and in good standing under the laws of the state of Delaware and is in good standing and authorized to do business under the laws of the State of Texas.
6.3.Financial Condition
The financial statements of the Borrower furnished to the P1 Intercreditor Agent pursuant to Section 6.1 (Financial Statements) of the Common Terms Agreement (or pursuant to Section 7.1(d) or Section 10.1 of this Agreement), fairly present in all material respects the financial condition of the Borrower as of the date thereof, all in accordance with GAAP (subject to normal year-end adjustments and footnote disclosure in the case of interim financial statements).
6.4.Action
(a)The Borrower has the power and authority to execute and deliver, and to perform its obligations under, the Credit Agreement Transaction Documents to which it is a party, including the granting of security interests and Liens pursuant to the Senior Security Documents, in each case to which it is a party. The execution, delivery and performance by the Borrower of each of the Credit Agreement Transaction Documents to which it is a party have been duly authorized by all necessary limited liability company action on the part of the Borrower. Each of the Credit Agreement Transaction Documents to which the Borrower is a party has been duly executed and delivered by the Borrower. Assuming that each P1

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Financing Document has been duly executed and delivered by each party thereto other than the Borrower, each P1 Financing Document is in full force and effect and constitutes the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws. As of the Closing Date, assuming that each Material Project Document has been duly executed and delivered by each party thereto other than the Borrower, each Material Project Document is in full force and effect and constitutes the legal, valid, and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.
(b)As of the Closing Date, (i) each of the RG Facility Entities has the power and authority to execute and deliver, and to perform its obligations under, the Credit Agreement Transaction Documents to which it is a party, including the granting of security and liens pursuant to the Senior Security Documents, in each case to which any such RG Facility Entity is a party, (ii) the execution, delivery, and performance by each of the RG Facility Entities of each of the Credit Agreement Transaction Documents to which it is a party have been duly authorized by all necessary limited liability company action on the part of such RG Facility Entity, (iii) each of the Credit Agreement Transaction Documents to which any RG Facility Entity is a party has been duly executed and delivered by such RG Facility Entity, and (iv) assuming that each Credit Agreement Transaction Document to which an RG Facility Entity is a party has been duly executed and delivered by each other party thereto, such Credit Agreement Transaction Document is in full force and effect and constitutes the legal, valid and binding obligation of such RG Facility Entity, enforceable against such RG Facility Entity in accordance with its terms, except as limited by general principles of equity and bankruptcy, insolvency and similar laws.
6.5.No Breach
(a)The execution, delivery, and performance by the Borrower of each of the P1 Financing Documents to which it is or will become a party, and the execution, delivery, and performance by the Borrower of each of the Material Project Documents to which it is or will become a party, do not and will not:
(i)conflict with its Organic Documents and its Organic Documents do not prevent execution, delivery, or performance by it of the P1 Financing Documents to which it is a party;
(ii)violate any provision of any Government Rule applicable to the Borrower, the Rio Grande Facility, the Project, or the Development, except in the case of this subclause (ii), where such violation could not reasonably be expected to have a Material Adverse Effect; or
(iii)result in, or create any Lien (other than a Permitted Lien) upon or with respect to any of the Properties now owned or hereafter acquired by the Borrower.
(b)As of the Closing Date, the execution, delivery, and performance by each RG Facility Entity of each of the Consent Agreements to which it is a party, and the

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execution, delivery, and performance by each of the RG Facility Entities of each of the Material Project Documents to which it is a party does not:
(i)conflict with its Organic Documents and its Organic Documents do not prevent execution, delivery, or performance by it of the Consent Agreements to which it is a party;
(ii)violate any provision of any Government Rule applicable to such RG Facility Entity, the Rio Grande Facility, the Project, or the Development, except in the case of this subclause (ii), where such violation could not reasonably be expected to have a Material Adverse Effect; or
(iii)result in, or create any Lien (other than an RG Facility Entity Permitted Lien) upon or with respect to any of the Properties now owned or hereafter acquired by such RG Facility Entity.
6.6.Government Approvals; Government Rules
(a)As of the Closing Date:
(a)no material Government Approvals are required for the Development except for (i) the DOE Export Authorization, the FERC Authorization, and those Government Approvals set forth on Schedule 6.6(b), Schedule 6.6(c), and Schedule 6.6(e), and (ii) those Government Approvals that may be required as a result of the exercise of remedies under the P1 Financing Documents;
(b)all Material Government Approvals for the Development set forth on Schedule 6.6(b) (i) have been duly obtained, (ii) are in full force and effect, (iii) are final and Non-Appealable pursuant to any right of appeal set out in the Government Rules pursuant to which such Government Approval was issued (other than the FERC Remand Order and such Material Government Approvals which do not have limits on rehearing or appeal periods under Government Rule), (iv) are held in the name of the Borrower or such third party as allowed pursuant to Government Rule and as specified in Schedule 6.6(b), and (v) are free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material Adverse Effect or (B) which the Borrower or, to the Borrower’s Knowledge, such third party (as applicable) does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;
(c)all Material Government Approvals for the Development set forth on Schedule 6.6(c) (i) have been duly obtained, (ii) are in full force and effect, (iii) are not the subject of any pending rehearing or appeal to the issuing agency and all applicable fixed time periods for rehearing or appeal to the issuing agency have expired (other than in the case of any such Material Government Approvals that do not have limits on rehearing or appeal periods); provided, that the statutory periods for rehearing requests and FERC action on rehearing in respect of the FERC Remand Order need not have expired, (iv) are held in the name of the Borrower or such third party as allowed pursuant to Government Rule and as specified in Schedule 6.6(c), and (v) are free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material

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Adverse Effect or (B) which the Borrower or, to the Borrower’s Knowledge, such third party (as applicable) does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;
(d)each of the DOE Export Authorization and FERC Authorization (i) has been duly obtained, (ii) is in full force and effect, (iii) is held in the name of the Borrower, (iv) is not the subject of any pending rehearing or appeal by or to DOE/FE, (v) is final and non-appealable (other than with respect to the FERC Remand Order), and (vi) is free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material Adverse Effect or (B) which the Borrower does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to so satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;
(e)(i) all Material Government Approvals not obtained as of the Closing Date but necessary for the Development (including the sale of LNG) to be obtained by the Borrower or for the benefit of the Project by third parties as allowed pursuant to Government Rule are set forth on Schedule 6.6(e) and (ii) the Borrower reasonably believes that all Material Government Approvals set forth on Schedule 6.6(e) will be obtained in due course on or prior to the commencement of the appropriate stage of the Development for which such Material Government Approvals would be required, free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material Adverse Effect or (B) which the Borrower does not expect to be able to satisfy on or prior to the commencement of the relevant stage of the Development, except to the extent that a failure to so satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect;
(f)Except as set forth on Schedule 6.7, there is no action, suit, or proceeding pending, or to the Borrower’s Knowledge threatened in writing, that could reasonably be expected to result in the materially adverse modification, rescission, termination, or suspension of any Material Government Approval;
(g)the Borrower has not received any notice from any Government Authority asserting that any information set forth in any application submitted by or on behalf of it in connection with any Material Government Approval was inaccurate or incomplete such that it could reasonably be expected to have a Material Adverse Effect and, to its Knowledge, there has not been any such inaccurate or incomplete application that could reasonably be expected to have a Material Adverse Effect; and
(h)there is no existing default by the Borrower under any applicable order, writ, injunction or decree of any Government Authority or arbitral tribunal, that could reasonably be expected to have a Material Adverse Effect.
6.7.Proceedings
As of the Closing Date, except as set forth in Schedule 6.7 and other than Environmental Claims (to which Section 6.8(h) shall apply), there is no pending, or to the Borrower’s

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Knowledge, threatened in writing, litigation, investigation, action or proceeding, of or before any court, arbitrator or Government Authority which has a reasonable likelihood of being adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect.
6.8.Environmental Matters
As of the Closing Date, except as set forth in Schedule 6.8:
(a)except as could not reasonably be expected to result in a Material Adverse Effect, the Borrower and the Project are, and have been, in compliance with all applicable Environmental Laws;
(b)there are no past or present facts, circumstances, conditions, events, or occurrences, including Releases of Hazardous Materials by the Borrower or with respect to the Project or any Land on which the Project is located, that could reasonably be expected to give rise to any Environmental Claims that could reasonably be expected to have a Material Adverse Effect or cause the Project to be subject to any restrictions on ownership, occupancy, use or transferability under any Environmental Laws that could reasonably be expected to have a Material Adverse Effect (excluding restrictions on the transferability of Government Approvals upon the transfer of ownership of assets subject to such Government Approval);
(c)Hazardous Materials have not at any time been Released at, on, under or from the Project, or any Land on which it is situated, by the Borrower or, to the Knowledge of the Borrower, other Persons, other than in material compliance at all times with all applicable Environmental Laws or in a manner that could not reasonably be expected to result in a Material Adverse Effect;
(d)No Environmental and Social Incident has occurred that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect;
(e)there have been no material environmental investigations, studies, audits, reviews or other analyses relating to environmental site conditions that individually or in the aggregate could reasonably be expected to have a Material Adverse Effect and that have been conducted by, or that are in the possession or control of, the Borrower in relation to the Project, or any Land on which it is situated, that have not been provided to the P1 Collateral Agent;
(f)the Borrower has not received any letter or request for information under Section 104 of CERCLA, or comparable state laws, and to the Knowledge of the Borrower, none of the operations of the Borrower is the subject of any investigation by a Government Authority evaluating whether any remedial action is needed to respond to a Release or threatened Release of any Hazardous Materials relating to the Project, or any Land on which it is situated, or at any other location, including any location to which the Borrower has transported, or arranged for the transportation of, any Hazardous Materials with respect to the Development, which, in each case above, could reasonably be expected to have a Material Adverse Effect;

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(g)the Development is in compliance in all material respects with the applicable requirements of the Environmental and Social Action Plan and the Equator Principles;
(h)except as set forth in Schedule 6.8, there is no pending, or to the Borrower’s Knowledge, threatened in writing, Environmental Claim against the Borrower, the Rio Grande Facility, the Project, or the Development, in each case that has a reasonable likelihood of being adversely determined and, if adversely determined, could reasonably be expected to have a Material Adverse Effect;
(i)the Borrower has not received any notice from any Government Authority asserting that any information set forth in any application submitted by or on behalf of it in connection with any Material Government Approval under Environmental Laws was inaccurate or incomplete that could reasonably be expected to have a Material Adverse Effect and, to its Knowledge, there has not been any such inaccurate or incomplete application that could reasonably be expected to have a Material Adverse Effect; and
(j)there is no existing default by the Borrower under any applicable order, writ, injunction or decree of any Government Authority or arbitral tribunal, in each case, under Environmental Laws, that could reasonably be expected to have a Material Adverse Effect.
6.9.Taxes
The Borrower has timely filed or caused to be filed all material tax returns that are required to be filed, and has paid (i) all taxes shown to be due and payable on such returns or on any material assessments made against the Borrower or any of its Property and (ii) all other material Taxes imposed on the Borrower or its Property by any Government Authority (other than Taxes the payment of which are not yet due, giving effect to any applicable extensions or the permitted period for payment prior to the Tax becoming delinquent or incurring interest or penalties, or which are being Contested), and no tax Liens (other than Permitted Liens) have been filed and no material actions, suits, proceedings, investigations, audits, or claims are being asserted with respect to any such Taxes (other than claims which are being Contested).
6.10.Tax Status
The Borrower is a limited liability company that is treated as a partnership or an entity disregarded for U.S. federal, state and local income tax purposes as separate from its owner and not an association taxable as a corporation, and neither the execution or delivery of any P1 Financing Document nor the consummation of any of the transactions contemplated thereby shall affect such status.
6.11.ERISA; ERISA Event
(a)The Borrower does not employ any current or former employees.

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(b)The Borrower does not sponsor, maintain, administer, contribute to, participate in, or have any obligation to contribute to, or any liability under, any Plan, Pension Plan or Multiemployer Plan nor has the Borrower established, sponsored, maintained, administered, contributed to, participated in, or had any obligation to contribute to or liability under any Plan, Pension Plan or Multiemployer Plan including any liability of any ERISA Affiliate, other than joint and several contingent liability of an ERISA Affiliate that is not material and is not reasonably expected to be imposed on the Borrower.
(c)No ERISA Event has occurred or is reasonably expected to occur, in each case, that could reasonably be expected to result in a Material Adverse Effect.
6.12.Nature of Business
The Borrower has not and is not engaged in any business other than the Development and the development of the Rio Grande Facility as contemplated by the Credit Agreement Transaction Documents then in effect and expansions to or modifications of the Rio Grande Facility and any activities incidental thereto made in accordance with the CFAA.
6.13.Senior Security Documents
Other than with respect to Real Estate (as to which Section 6.22 shall apply) the Borrower owns good and valid title to all of its property, free and clear of all Liens other than Permitted Liens. The provisions of the Senior Security Documents are effective to create, in favor of the P1 Collateral Agent for the benefit of the Senior Secured Parties, a legal, valid and enforceable perfected first priority Lien on and security interest in all of the Collateral purported to be covered thereby (subject to Permitted Liens and any exceptions permitted under the P1 Collateral Documents).
6.14.Subsidiaries
The Borrower has no Controlled Subsidiaries other than the RG Facility Entities (during any period when such RG Facility Entities remain Controlled Subsidiaries of the Borrower).
6.15.Investment Company Act of 1940
The Borrower is not, and after giving effect to the issuance of the Senior Secured Debt and the application of proceeds of the Senior Secured Debt in accordance with the provisions of the P1 Financing Documents will not be, an “investment company” required to be registered under the Investment Company Act of 1940.
6.16.Energy Regulatory Status
(a)As of the Closing Date:
(a)the Borrower is not subject to regulation as a “natural-gas company” as such term is defined in the Natural Gas Act;

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(b)the Borrower is not subject to regulation under PUHCA;
(c)the Borrower is not subject to regulation under the Texas Utilities Code (Public Utility Regulatory Act, TEX. UTIL. CODE ANN. §§ 11.001 et seq (Vernon 2007 & Supp. 2021) (“PURA”)) and the PUCT Substantive Rules of the State of Texas as a “public utility”, or subject to rate regulation in the same manner as a “public utility”;
(d)the Borrower is not subject to regulation as a “gas utility” or be subject to rate regulation in the same manner as a “gas utility” pursuant to the Texas Utilities Code (Gas Utility Regulatory Act, Tex. Util. Code Ann §§101.001 et seq (Vernon 2007 & Supp. 2013) (“GURA”));
(e)none of the P1 Intercreditor Agent, the P1 Collateral Agent or any other Senior Secured Party will, solely by virtue of the execution and delivery of the P1 Financing Documents, the consummation of the transactions contemplated by the P1 Financing Documents, and the performance of obligations under the P1 Financing Documents, be or become subject to regulation as a “natural-gas company” as such term is defined in the Natural Gas Act;
(f)none of the P1 Intercreditor Agent, the P1 Collateral Agent or any other Senior Secured Party will, solely by virtue of the execution and delivery of the P1 Financing Documents, the consummation of the transactions contemplated by the P1 Financing Documents, and the performance of obligations under the P1 Financing Documents, be or become subject to regulation under PUHCA;
(g)none of the P1 Intercreditor Agent, the P1 Collateral Agent or any other Senior Secured Party, solely by virtue of the execution and delivery of the P1 Financing Documents, the consummation of the transactions contemplated by the P1 Financing Documents, and the performance of obligations under the P1 Financing Documents shall be or become with respect to rates subject to regulation under PURA and the PUCT Substantive Rules of the State of Texas as a “public utility,” or be subject to regulation in the same manner as a “public utility”; and
(h)none of the P1 Intercreditor Agent, the P1 Collateral Agent or any other Senior Secured Party, solely by virtue of the execution and delivery of the P1 Financing Documents, the consummation of the transaction contemplated by the P1 Financing Documents, and the performance of obligations under the P1 Financing Documents shall be or become subject to regulation under the definitions of a “gas utility” contained in GURA or be subject to rate regulation in the same manner as a “gas utility” as long as those entities are not trustees or receivers of a gas utility.
6.17.Material Project Documents; Other Documents
(a)As of the Closing Date:
(a)set forth in Schedule 6.17 is a list of each Material Project Document including all amendments, amendments and restatements, supplements, waivers and interpretations modifying or clarifying any of the above, true, correct and complete copies of which have been delivered to the P1 Intercreditor Agent and

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each Senior Secured Debt Holder Representative and certified by an Authorized Officer of the Borrower;
(b)each of the Material Project Documents is in full force and effect (assuming due execution, authorization, and delivery by the parties thereto other than the Borrower), and none of such Material Project Documents has been terminated or otherwise amended, modified, supplemented, transferred, Impaired or, to the Borrower’s Knowledge, assigned, except as indicated on Schedule 6.17 or as permitted by the terms of the P1 Financing Documents;
(c)the Borrower is not in default under any Material Project Document to which it is a party. To the Borrower’s Knowledge, no default by any other Material Project Party exists under any provision of any such Material Project Document, except for such defaults that could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect;
(d)there are no material contracts necessary for the current stage of the Development other than the Material Project Documents, the other Project Documents made available to the Senior Lenders at least three Business Days prior to the Closing Date (or such shorter date as may be agreed to by the P1 Administrative Agent in its reasonable discretion), and the P1 Financing Documents; and
(e)all conditions precedent to the effectiveness of the Material Project Documents that have been executed on or prior to the Closing Date have been satisfied or waived.
6.18.Regulations T, U and X
The Borrower is not engaged principally, or as one of its principal activities, in the business of extending credit for the purpose of purchasing or carrying margin stock (as defined or used in Regulations T, U or X of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder) and no part of the proceeds of the Senior Loans will be used to purchase or carry any such margin stock or to extend credit to others for the purpose of purchasing or carrying any such margin stock or otherwise in violation of Regulations T, U or X of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder, or any regulations substituted therefore, as from time to time in effect.
6.19.Patents, Trademarks, Etc.
The Borrower has obtained and holds in full force and effect all material patents, trademarks, copyrights or adequate licenses therein that are necessary for its portion of the Development except for such items which are not required in light of the applicable stage of Development. The Borrower reasonably believes that (i) it will be able to obtain such items that have not been obtained as of the date on which this representation and warranty is made or deemed repeated on or prior to the relevant stage of Development and (ii) no such items will contain any condition or requirements which the Borrower does not expect to be able to satisfy, in each case of clauses (i) and (ii), without material

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cost to the Borrower and in a manner that could not reasonably be expected to have a Material Adverse Effect.
6.20.Disclosure
Except as otherwise disclosed by the Borrower in writing on or prior to the Closing Date, neither this Agreement nor any P1 Financing Document nor any reports, financial statements, certificates or other written information furnished to the Senior Lenders by or on behalf of the Borrower in connection with the negotiation of, and the extension of credit under the P1 Financing Documents and the transactions contemplated by the Material Project Documents or delivered to the P1 Intercreditor Agent, any Consultant, or the Senior Lenders or the P1 Administrative Agent (or their respective counsel), when taken as a whole, contains, as of the Closing Date, any untrue statement of a material fact pertaining to the Borrower, the Pledgor, any RG Facility Entity, or the Project, or omits to state a material fact pertaining to the Borrower, the Pledgor, any of the RG Facility Entities, or the Project necessary to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading, in any material respect; provided, that (a) with respect to any projected financial information, forecasts, estimates, or forward-looking information, information of a general economic or general industry nature or pro forma calculation made in the Construction Budget and Schedule, this Agreement, the Base Case Forecast, including with respect to the start of operations of the Project, the Term Conversion Date, final capital costs or operating costs of the Development, oil prices, Gas prices, LNG prices, electricity prices, Gas reserves, rates of production, Gas market supplies, LNG market demand, exchange rates or interest rates, rates of taxation, rates of inflation, transportation volumes or any other forecasts, projections, assumptions, estimates or pro forma calculations, the Borrower represents only that such information was based on assumptions made in good faith and believed to be reasonable at the time made in light of the legal and factual circumstances then applicable to the Borrower and the Project, and the Borrower makes no representation as to the actual attainability of any projections set forth in the Base Case Forecast, the Construction Budget and Schedule, or any such other items listed in this clause (a) and (b) and the Borrower makes no representation with respect to any information or material provided by a Consultant (except to the extent such information or material originated with the Borrower).
6.21.Absence of Default
No Default or Event of Default has occurred and is continuing.
6.22.Real Property
The Real Property Interests constitute good and valid interests in and to the Site pursuant to the Real Property Documents, in each case as is necessary for the Development at the time this representation and warranty is made or deemed repeated.

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6.23.Solvency
As of the Closing Date, the Borrower is and, upon the incurrence of any Obligations, and after giving effect to the transactions and the incurrence of Indebtedness in connection therewith, will be, Solvent.
6.24.Legal Name and Place of Business
As of the Closing Date:
(a)the full and correct legal name, type of organization and jurisdiction of organization of the Borrower is: Rio Grande LNG, LLC, a limited liability company organized and existing under the laws of the State of Texas;
(b)the Borrower has never changed its name or location (as defined in Section 9-307 of the UCC), except as indicated in Schedule 4.1 of the P1 Security Agreement; and
(c)the chief executive office of the Borrower is 1000 Louisiana Street, 39th Floor, Houston, Texas 77002.
6.25.No Force Majeure
As of the Closing Date, no event of force majeure or other event or condition exists which (a) provides any Material Project Party the right to cancel or terminate any Material Project Document to which it is a party in accordance with the terms thereof or (b) provides any Material Project Party the right to suspend its performance (or be excused of any liability) under any Material Project Document to which it is a party in accordance with the terms thereof, which suspension (or excuse) could reasonably be expected to result in the Project failing to achieve the Project Completion Date on or before the Date Certain.
6.26.Ranking
Other than with respect to Indebtedness referred to in clause (c) of the definition of Credit Agreement Permitted Indebtedness (solely in respect of assets financed by such Indebtedness), the P1 Financing Documents and the obligations evidenced thereby (a) are and will at all times be direct and unconditional general obligations of the Borrower, (b) subject to Section 4.10, rank and will at all times rank in right of payment and otherwise at least pari passu with all Senior Secured Debt, and (c) are and at all times will be senior in right of payment to all other Indebtedness of the Borrower (other than Senior Secured Debt) whether now existing or hereafter outstanding.
6.27.Labor Matters
As of the Closing Date, no strikes, lockouts, or slowdowns in connection with the Borrower, the Project or the Development exist or, to the Knowledge of the Borrower, are threatened which could reasonably be expected to have a Material Adverse Effect.

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6.28.Anti-Corruption Laws, Anti-Terrorism, and Money Laundering Laws
(a)None of the Borrower, any RG Facility Entity, or, to the Borrower’s Knowledge, any director, officer or employee of the Borrower or any RG Facility Entity (i) is in violation of any Anti-Terrorism and Money Laundering Laws, (ii) is in violation of any Anti-Corruption Laws, or (iii) to the Borrower’s Knowledge, has taken any action directly or indirectly that the Borrower reasonably believes gives rise to circumstances presently in existence that could constitute a violation of any Anti-Corruption Laws or Anti-Terrorism and Money Laundering Laws.
(b)The Borrower has instituted and maintains policies and procedures, including appropriate controls, reasonably designed to promote compliance by the Borrower and the RG Facility Entities, and its and their directors, officers, employees, and authorized agents with Anti-Corruption Laws and Anti-Terrorism and Money Laundering Laws (to the extent applicable).
6.29.Sanctions
(a)As of the Closing Date, neither the making of any Senior Loan nor the use of proceeds of any Senior Loan by the Borrower or the RG Facility Entities will violate or cause any violation by any Person of applicable Sanctions Regulations.
(b)None of the Borrower nor, to the knowledge of the Borrower, any RG Facility Entity, nor any director, officer, or to the knowledge of the Borrower, employee or agent of any of the foregoing, is a Restricted Person.
(c)The Borrower has instituted and maintains policies and procedures, including appropriate controls, reasonably designed to promote compliance by Borrower and the RG Facility Entities, and its and their directors, officers, employees, and authorized agents with Sanctions Regulations.
6.30.Accounts
The Borrower does not have, and is not the beneficiary of, any bank account other than the P1 Accounts, the Common Accounts, and the Distribution Account (if applicable).
6.31.No Condemnation
As of the Closing Date, no material Event of Loss or material Event of Taking of the Project or the Land has occurred or (in the case of material condemnation) is, to the Borrower’s Knowledge, threatened in writing or pending.
6.32.Project Development
Based on information available to the Borrower as of any date on which this representation is made or deemed repeated, the Borrower reasonably expects that (a) Substantial Completion under each P1 EPC Contract will occur on or before the Date Certain and (b) it will receive feed gas for the Project from the Rio Bravo Pipeline, Valley Crossing Pipeline, or one or more Alternative Pipelines in volumes sufficient to comply with Section 4.6C (Natural Gas Feed to Achieve Substantial Completion) of the

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T1/T2 EPC Contract and Section 4.6C (Natural Gas Feed to Achieve Substantial Completion) of the T3 EPC Contract.
The term “Alternative Pipelines” as used in this Section 6.32 shall mean one or more alternative pipelines that the Borrower elects to substitute for the Rio Brave Pipeline or the Valley Crossing Pipeline by entering into new precedent and firm transportation agreements with respect to such Alternative Pipelines and terminating or releasing capacity under the applicable Gas Transportation Agreements with the consent of the P1 Administrative Agent (acting on instruction of Majority Senior Lenders), such consent not to be unreasonably withheld if it delivers to the P1 Administrative Agent each of the following:
(i)executed precedent and related firm transportation agreements with one or more Persons (including Affiliates of any Equity Owner) reflecting customary market terms and providing for firm transportation through the Alternative Pipelines of sufficient quantities of Gas to meet the Project’s LNG delivery obligations under the Credit Agreement Designated Offtake Agreements;
(ii)to the extent that any Alternative Pipeline has not yet been constructed, a description of the funding plan proposed by the Alternative Pipeline owner and/or operator for the construction costs of such pipeline in order to achieve substantial completion thereof and a construction schedule for such pipeline (accompanied by a certification of the Borrower, to which the Independent Engineer concurs, that substantial completion of such pipeline is reasonably expected by the time at which the P1 Train Facilities will require Gas delivered through the pipelines for commissioning, start-up and/or operations); and a certification by the Borrower that such financing of the Alternative Pipeline is non-recourse to the Borrower (and, for the avoidance of doubt, the Borrower’s obligations to pay a tariff and provide customary credit support under any precedent agreement or firm transportation agreement for such pipeline shall not be considered recourse for these purposes);
(iii)evidence that all material Government Approvals from applicable Government Authorities required for the construction and operation of the Alternative Pipelines and storage, if any, have been obtained or, if any such pipeline has not yet been constructed, are reasonably expected to be obtained in the ordinary course when necessary without material expense or delay to the construction of such pipelines;
(iv)a certificate of the Borrower confirming that the operator of such Alternative Pipelines and storage has substantial experience in the construction and operation of similar pipelines and storage and the

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Independent Engineer has concurred with such confirmation (such concurrence not to be unreasonably withheld, conditioned or delayed);
(v)the route of the Alternative Pipelines has been determined and the rights of way to construct such pipelines have been obtained or are reasonably expected to be obtained in the ordinary course (including through eminent domain) without material expense or delay to the construction of such pipeline;
(vi)a report from the Independent Engineer confirming reasonable compliance in all material respects by the pipeline operator with respect to the construction (if applicable) and operation of the Alternative Pipelines and storage with the Environmental and Social Action Plan and confirming the adequacy of such Alternative Pipelines and storage to meet the Project’s contractual obligations under any then-existing Credit Agreement Designated Offtake Agreement (taking into account, if the developer of such Alternative Pipelines is not Affiliated with the Borrower or a Sponsor, only such information as the Borrower is able to obtain from such operator through use of commercially reasonable efforts); and
(vii)an updated Base Case Forecast calculated on a pro forma basis giving effect to changes in operating expenses and gas transportation costs arising from the Alternative Pipeline arrangements (but applying the assumptions in the last Base Case Forecast to have been delivered for all other assumptions), demonstrates that, assuming all principal amounts of Senior Secured Debt (excluding principal amounts and Senior Secured Debt Commitments with respect to Working Capital Debt) are amortized to a zero balance by the end of the Latest Qualified Term of the Credit Agreement Designated Offtake Agreements in effect at such time, the Alternative Pipeline transportation arrangements will not result in a Credit Agreement Projected DSCR of less than 1.45:1.00 for the period commencing on the first Quarterly Payment Date for repayment of principal following such substitution to the end of the calendar year in which such Quarterly Payment Date occurs, and for each rolling four Fiscal Quarter period (as of the end of each Fiscal Quarter) thereafter through the Latest Qualified Term of the Credit Agreement Designated Offtake Agreements.
6.33.Insurance
Except as otherwise permitted pursuant to the CFAA or otherwise pursuant to the P1 Financing Documents, the Facility Policies applicable to the Project are in full force and effect if and to the extent required to be in effect at such time.

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7.CONDITIONS PRECEDENT
7.1.Conditions to Closing Date and Initial Credit Agreement Advance
The occurrence of the Closing Date and the effectiveness of the Senior Loan Commitments is subject to the satisfaction of each of the following conditions precedent to the satisfaction of each of the P1 Administrative Agent, the Senior Lenders, and the Revolving LC Issuing Bank, unless, in each case, waived by each of the P1 Administrative Agent, the Senior Lenders, and the Revolving LC Issuing Bank:
(a)Delivery of P1 Financing Documents. The P1 Administrative Agent shall have received true, correct and complete copies of the following documents, each of which shall have been duly authorized, executed and delivered by the parties thereto:
(i)this Agreement;
(ii)the Common Terms Agreement;
(iii)the Collateral and Intercreditor Agreement;
(iv)the P1 Security Agreement;
(v)the P1 Deed of Trust;
(vi)the P1 Pledge Agreement;
(vii)the P1 Accounts Agreement;
(viii)the P1 Equity Contribution Agreement, and, to the extent applicable, each P1 Equity Guaranty delivered thereunder on the Closing Date;
(ix)the Common Accounts Agreement;
(x)the Common Deed of Trust;
(xi)the Bank Fee Letters;
(xii)the Fee Letters;
(xiii)the CFCo Deed of Trust; and
(xiv)any Senior Loan Notes (to the extent requested by any Senior Lender at least three Business Days prior to the Closing Date).
(b)Delivery of Material Project Documents; Consent Agreements. The P1 Administrative Agent shall have received:
(i)true, correct and complete copies of each of the Material Project Documents (other than the Additional Material Project Documents), each

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of which shall have been duly authorized, executed and delivered by the parties thereto;
(ii)a duly executed copy of each “Notice to Proceed” under and as defined in each of the P1 EPC Contracts; and
(iii)the Consent Agreements listed on Schedule 7.1(b)(iii), each of which shall have been duly authorized, executed and delivered by the parties thereto.
(c)Opinions from Counsel. The P1 Administrative Agent shall have received the following legal opinions, each in form and substance reasonably satisfactory to the P1 Administrative Agent, the P1 Collateral Agent, the Senior Lenders, and the Revolving LC Issuing Bank (with sufficient copies thereof for each addressee):
(i)the opinion of Latham & Watkins LLP, transaction counsel to each of the Loan Parties, the Sponsor, and each of the RG Facility Entities;
(ii)the opinion of K&L Gates LLP, special FERC and DOE regulatory counsel to the Borrower;
(iii)the opinion of Duggins Wren Mann & Romero, LLP, with respect to certain regulatory and permitting matters;
(iv)the opinion of King & Spalding LLP, real property and special Texas counsel to each of the Borrower and each of the RG Facility Entities;
(v)the opinion of (A) White & Case, United Arab Emirates counsel to Mamoura Diversified Global Holding P.J.S.C. and Mubadala Treasury Holding Company LLC, (B) the opinion of White & Case, English counsel to Mamoura Diversified Global Holding P.J.S.C., Mubadala Treasury Holding Company LLC, and Mic Ti Holding Company 2 RSC Limited, and (C) the opinion of Jones Day, New York counsel to TotalEnergies Gas & Power North America, Inc., Global LNG North America Corp., and TotalEnergies Holdings SAS;
(vi)the substantive non-consolidation opinion of Latham & Watkins LLP, special counsel to the Borrower and each of the RG Facility Entities, with respect to the bankruptcy-remote status of the Borrower and each of the RG Facility Entities; and
(vii)opinions of counsel of the Material Project Parties to the Material Project Documents listed on Schedule 7.1(c)(vii).
(d)Financial Statements. The Senior Lenders and the Revolving LC Issuing Bank shall have received certified copies of (i) the most recent quarterly consolidated financial statements of the Borrower, which financial statements need not be audited, (ii) the most recent audited annual consolidated financial statements of the Borrower, (iii) an unaudited pro forma balance sheet of the Borrower as of the Closing Date (provided, that no notes shall be required to be included in such balance sheet), which balance sheet shall have been prepared giving effect (as if such events had occurred on such date) to (x) the Senior Secured Debt to be incurred on or about the Closing Date under this Agreement and any other Senior

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Secured Debt Instrument and the use of proceeds thereof and (y) the payment of fees and expenses in connection with the foregoing, and (iv) to the extent delivered to the Borrower, quarterly and annual financial statements of the Material Project Parties, which financial statements need not be audited or certified by the Borrower.
(e)Government Approvals and DOE Export Authorization.
(i)The P1 Administrative Agent shall have received evidence satisfactory to the P1 Administrative Agent, the Senior Lenders and the Revolving LC Issuing Bank that all Material Government Approvals for the Development set forth on Schedule 6.6(b) (A) have been duly obtained, (B) are in full force and effect, (C) are final and Non-Appealable pursuant to any right of appeal set out in the Government Rules pursuant to which such Government Approval was issued (other than the FERC Remand Order and Material Government Approvals which do not have limits on rehearing or appeal periods under Government Rule), (D) are held in the name of the Borrower or such third party as allowed pursuant to Government Rule and as specified in Schedule 6.6(b), and (E) are free from conditions or requirements (1) the compliance with which could reasonably be expected to have a Material Adverse Effect or (2) which the Borrower or, to the Borrower’s Knowledge, such third party (as applicable) does not expect to be able to satisfy on or prior to the commencement of the relevant stage of the Development, except to the extent that a failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect.
(ii)The P1 Administrative Agent shall have received evidence satisfactory to the P1 Administrative Agent, the Senior Lenders and the Revolving LC Issuing Bank that all Material Government Approvals for the Development set forth on Schedule 6.6(c) (A) have been duly obtained, (B) are in full force and effect, (C) are not the subject of any pending rehearing or appeal to the issuing agency and all applicable fixed time periods for rehearing or appeal to the issuing agency have expired (other than in the case of any such Government Approvals that do not have limits on rehearing or appeal periods); provided, that the statutory periods for rehearing requests and FERC action on rehearing in respect of the FERC Remand Order need not have expired, (D) are held in the name of the Borrower or such third party as allowed pursuant to Government Rule and as specified in Schedule 6.6(c), and (E) are free from conditions or requirements (1) the compliance with which could reasonably be expected to have a Material Adverse Effect or (2) which the Borrower or, to the Borrower’s Knowledge, such third party (as applicable) does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect.
(iii)The P1 Administrative Agent shall have received evidence satisfactory to the P1 Administrative Agent, the Senior Lenders and the Revolving LC Issuing Bank that each of the DOE Export Authorization, the FERC Authorization and the FERC Remand Order (A) has been duly obtained,

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(B) is in full force and effect, (C) is held in the name of the Borrower, (D) is not the subject of any pending rehearing or appeal (other than the FERC Remand Order), and (E) is free from conditions or requirements (1) the compliance with which could reasonably be expected to have a Material Adverse Effect or (2) which the Borrower does not expect to be able to satisfy on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect.
(f)Project Development. The P1 Administrative Agent shall have received:
(i)a duly executed certificate executed by an Authorized Officer of the Borrower certifying (A) that attached to such certificate is a true, correct and complete copy of the Construction Budget and Schedule, (B) that such budget and schedule have been prepared on a reasonable basis and in good faith and upon assumptions believed by the Borrower to be reasonable at the time when made and on the Closing Date, (C) that the Construction Budget and Schedule are consistent with the requirements of the Credit Agreement Transaction Documents, and (D) the Borrower is in compliance with the Environmental and Social Action Plan;
(ii)a copy of the Base Case Forecast in form and substance reasonably satisfactory to the P1 Administrative Agent, the Senior Lenders, and the Revolving LC Issuing Bank that demonstrates that all Construction/Term Loans shall be capable of amortization such that the Credit Agreement Projected DSCR commencing on the Initial Principal Payment Date and for each four-Fiscal Quarter period (as of the end of each Fiscal Quarter) through the term of the Notional Amortization Period, shall not be less than 1.45:1.00 (provided, that for purposes of this Section 7.1(f)(ii), the Debt Service used to calculate the Credit Agreement Projected DSCR shall assume that all Senior Loan Commitments will be fully drawn), which shall be accompanied by a duly executed certificate executed by an Authorized Officer of the Borrower certifying (A) that the projections in the Base Case Forecast were made in good faith and (B) that the assumptions on the basis of which such projections were made were believed by the Borrower (when made and delivered) to be reasonable and consistent with the Construction Budget and Schedule and the Credit Agreement Transaction Documents;
(iii)a due diligence report of the Independent Engineer, in final form satisfactory to the P1 Administrative Agent, the Senior Lenders and the Revolving LC Issuing Bank, together with a reliance letter for such report;
(iv)a due diligence report of the Market Consultant, in final form satisfactory to the P1 Administrative Agent, the Senior Lenders and the Revolving LC Issuing Bank, together with a reliance letter for such report;
(v)a due diligence report of Norton Rose Fulbright US LLP, as the counsel to the Senior Lenders and the Revolving LC Issuing Bank, in final form satisfactory to the P1 Administrative Agent, the Senior Lenders and the Revolving LC Issuing Bank;

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(vi)a report of the Environmental Advisor (including (A) the Environmental Advisor’s analysis of the Borrower’s compliance with the Equator Principles (and setting forth any recommendations for actions necessary to achieve compliance, if applicable), (B) assessment of climate change risks and impacts, and (C) the Environmental and Social Action Plan), in final form satisfactory to the P1 Administrative Agent, the Senior Lenders and the Revolving LC Issuing Bank, together with a reliance letter for such report; and
(vii)a report of the Shipping Consultant, in final form satisfactory to the P1 Administrative Agent, the Senior Lenders and the Revolving LC Issuing Bank, together with a reliance letter for such report.
(g)Insurance.
(i)The P1 Administrative Agent shall have received (A) a report from the Insurance Advisor, in final form satisfactory to the P1 Administrative Agent, the Senior Lenders and the Revolving LC Issuing Bank and (B) a duly executed Insurance Advisor Closing Date Certificate, confirming that the insurance policies to be provided in connection with the Insurance Program conform to the requirements specified in the P1 Financing Documents and the Material Project Documents and that the Senior Lenders and the Revolving LC Issuing Bank may rely on the report specified in clause (A) above.
(ii)On or prior to the Closing Date, the Borrower shall deliver brokers letters and binders or certificates signed by the insurer or a broker, in each case in compliance with, and evidencing the existence of all insurance required to be maintained pursuant to, the Insurance Program.
(h)Real Property and Collateral. The P1 Administrative Agent shall have received each of the following:
(i)the Common Title Policy;
(ii)the Survey;
(iii)copies of the Real Property Documents, as well as copies of all other real property documents necessary for the Development; and
(iv)consents and such other title curative documents necessary to satisfy the requirements and conditions of the Common Title Company to the issuance of the Common Title Policy or necessary or appropriate to create and perfect a first-priority Lien on and security interest over all of the Collateral (subject only to Permitted Liens).
(i)Bank Regulatory Requirements. Each Senior Lender and Revolving LC Issuing Bank and the P1 Collateral Agent shall have received, or had access to, to the extent requested at least three Business Days prior to the Closing Date:
(i)a Beneficial Ownership Certification from the Borrower if it qualifies as a “legal entity customer” under the Beneficial Ownership Regulation; and

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(ii)all documentation and other information required by bank regulatory authorities under applicable KYC Requirements.
(j)Officer’s Certificates. The P1 Administrative Agent shall have received the following:
(i)a duly executed certificate of an Authorized Officer of each of the Loan Parties, and the RG Facility Entities certifying:
(A)that attached to such certificate is (1) a true, correct, and complete copy of the certificate of formation of such person, certified by the applicable Secretary of State as of a recent date and (2) a true, correct and complete copy of the limited liability company agreement of such Person;
(B)that attached to such certificate is a true, correct, and complete copy of resolutions, duly adopted by the authorized governing body of such person, authorizing the execution, delivery and performance of such of the Credit Agreement Transaction Documents to which such person is or is intended to be party, and that such resolutions have not been modified, rescinded or amended and are in full force and effect;
(C)as to the incumbency and specimen signature of each manager, officer, or member (as applicable) of such person executing the Credit Agreement Transaction Documents to which such person is or is intended to be a party and each other document to be delivered by such person from time to time pursuant to the terms thereof;
(ii)a duly executed certificate of an Authorized Officer of the Borrower dated as of the Closing Date, certifying that (A) the copies of each Material Project Document delivered pursuant to Section 6.17(a) are true, correct and complete copies of such document, (B) each such Material Project Document is in full force and effect and no term or condition of any such Material Project Document has been amended from the form thereof delivered to the P1 Administrative Agent, (C) each of the conditions precedent set forth in each Material Project Document delivered pursuant to Section 6.17(a) that is required to be satisfied has been satisfied or waived by the parties thereto, and (D) no material breach, material default or material violation by the Borrower or, to the Knowledge of the Borrower, by any Material Project Party under any such Material Project Document has occurred and is continuing; and
(iii)a duly executed certificate of an Authorized Officer of the Borrower certifying that each of the representations and warranties of the Borrower contained in this Agreement and the other P1 Financing Documents is true and correct in all respects on and as of such date.
(k)Establishment of Accounts and Common Accounts. Each of the P1 Accounts and the Common Accounts shall have been established as required pursuant to the P1 Accounts Agreement and the Common Accounts Agreement, respectively.

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(l)Lien Search; Perfection of Security. The P1 Administrative Agent shall have received evidence satisfactory to the P1 Administrative Agent, the Senior Lenders, and the Revolving LC Issuing Bank of the following actions in connection with the perfection of the Collateral:
(i)completed requests for information or copies of the Uniform Commercial Code search reports and tax lien, judgment and litigation search reports, dated as of a recent date before the Closing Date, for the States of Delaware, Texas, and any other jurisdiction reasonably requested by the P1 Administrative Agent that name the Borrower, the Pledgor, and each RG Facility Entity, together with copies of each UCC financing statement, fixture filing or other filings listed therein, which shall evidence no Liens on the Collateral, other than Permitted Liens; and
(ii)evidence of the completion of all other actions, recordings and filings of or with respect to the Senior Security Documents that the P1 Administrative Agent, any Senior Lender or the Revolving LC Issuing Bank may deem necessary or reasonably desirable in order to perfect the first-priority (subject to Permitted Liens) Liens created thereunder, including (A) the delivery by Pledgor to the P1 Collateral Agent of the original certificates representing (1) all Equity Interests in the Borrower, together with duly executed transfer powers and irrevocable proxies in substantially the form attached to the P1 Pledge Agreement and (2) all Equity Interests in InsuranceCo and LandCo held by the Borrower, together with, if applicable, duly executed transfer powers and irrevocable proxies in substantially the form attached to the P1 Security Agreement, (B) if applicable, the delivery to the P1 Collateral Agent of original certificates representing all notes or other instruments representing Permitted Subordinated Debt, in each case, duly indorsed to the P1 Collateral Agent or in blank in accordance with a Pledge of Subordinated Debt Agreement, and (C) the filing of UCC-l financing statements.
(m)Authority to Conduct Business. The P1 Administrative Agent shall have received certificates of good standing or certificates of fact, dated as of a recent date prior to the Closing Date, from the Secretaries of State of each relevant jurisdiction, that each of the Loan Parties, and each of the RG Facility Entities is duly authorized to carry on its business and is duly organized, validly existing and in good standing in its jurisdiction of organization and, with respect to each of the RG Facility Entities, is duly authorized to carry on its business and existence in the State of Texas.
(n)Independent Accounting Firm. The P1 Administrative Agent shall have received evidence satisfactory to the P1 Administrative Agent, the Senior Lenders and the Revolving LC Issuing Bank that the Borrower has appointed Grant Thornton LLP as its accounting firm.
(o)Bankruptcy Remoteness. The Borrower and each RG Facility Entity shall be in compliance with its obligations in Schedule 4.3 (Separateness) of the Common Terms Agreement.
(p)Lien Waivers. The P1 Administrative Agent shall have received (i) Lien Waivers executed by the P1 EPC Contractor substantially in the forms of Schedules K-1

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and K-2 to the P1 EPC Contracts in respect of the Work performed through the date on which payment has been requested pursuant to the then-current monthly invoice issued by the P1 EPC Contractor under each P1 EPC Contract and (ii) Lien Waivers executed by each P1 Major EPC Subcontractor and P1 Major EPC Sub-subcontractor (provided, that no such Lien Waivers shall be required from any P1 Major EPC Subcontractor or P1 Major EPC Sub-subcontractor, to the extent that the aggregate amount of Work by such P1 Major EPC Subcontractor or such P1 Major EPC Sub-subcontractor through the date on which payment has been requested does not exceed $150,000,000) substantially in the forms of Schedules K-3 and K-4 to the P1 EPC Contracts in respect of the Work performed through the date on which payment has been requested pursuant to the then-current monthly invoice issued by the P1 EPC Contractor under the P1 EPC Contracts, and in the case of each of the Lien Waivers under clauses (i) and (ii), the insertions in such interim Lien Waivers shall be satisfactory to the P1 Administrative Agent (in consultation with the Independent Engineer).
(q)Flood Insurance. The Borrower shall have complied with its obligations under Section 8.17.
(r)Withdrawal Certificate. The Borrower shall have provided a Withdrawal Certificate to the P1 Accounts Bank and the P1 Collateral Agent, which such Withdrawal Certificate shall request all withdrawals to be made from the P1 Construction Account on the Closing Date in accordance with the P1 Accounts Agreement.
(s)Cash Equity Contributions. The Pledgor shall have made an equity contribution to the Borrower in an amount no less than $286,333,336.00.
(t)FID. The P1 Administrative Agent shall have received evidence that Sponsor has taken a final investment decision with respect to the Project.
(u)Fees; Expenses. The P1 Administrative Agent shall have received (or will receive from the proceeds of such drawing) for its own account, or for the account of each Credit Agreement Senior Secured Party under this Agreement entitled thereto, all fees due and payable pursuant to this Agreement and any other P1 Financing Document, and all costs and expenses (including costs, fees and expenses of legal counsel and Consultants) payable hereunder or thereunder for which invoices have been presented. The Revolving LC Issuing Bank shall have received for its own account all fees due and payable to it directly pursuant to this Agreement.
(v)TCF Credit Agreement; Note Purchase Agreement. The “Closing Date” as defined in and under the TCF Credit Agreement shall have occurred (or will occur simultaneously with the Closing Date) and “Closing” as defined in and under the Note Purchase Agreement, entered in connection with the CD Senior Notes Indenture, shall have occurred (or will occur simultaneously with the Closing Date).
7.2.Conditions to Construction/Term Loans
The obligation of each Construction/Term Lender to make any of its Construction/Term Loans will be subject to the (x) occurrence of the Closing Date, (y) the satisfaction or waiver by the Majority Construction/Term Lenders of each of the conditions set forth in

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Section 7.4, and (z) the satisfaction or waiver by the Majority Construction/Term Lenders of each of the following conditions precedent (provided, that, with respect to clauses (y) and (z) for any Construction/Term Loan Borrowing occurring on the Closing Date, the satisfaction or waiver by each Senior Lender):
(a)Notice of Construction/Term Loan Borrowing. Solely with regard to the making of any Construction/Term Loan, the P1 Administrative Agent shall have received a duly executed Construction/Term Loan Borrowing Notice, as required by and in accordance with Section 2.2.
(b)Independent Engineer Advance Certificate. The P1 Administrative Agent shall have received a duly executed Independent Engineer Advance Certificate together with, other than with respect to each Construction/Term Loan Borrowing on or after the date that is sixty days after the Closing Date, the Independent Engineer’s monthly report for the month that is two months prior to the month in which such date is to occur.
(c)Borrower Advance Certificate. The P1 Administrative Agent shall have received a duly executed Borrower Advance Certificate.
(d)Construction Progress. The P1 Administrative Agent shall have received satisfactory evidence that (i) that the construction of the Project is proceeding substantially in accordance with the construction schedule set out in the Construction Budget and Schedule or, if not so proceeding, any delays will not result in Substantial Completion under each P1 EPC Contract not being completed by the Date Certain and (ii) as to the existence of sufficient funds needed to achieve Substantial Completion under each P1 EPC Contract by the Date Certain.
(e)Real Property. The P1 Administrative Agent shall have received for each Construction/Term Loan Borrowing occurring after the Closing Date, a Disbursement Endorsement for all Common Trust Property for the period covering the fiscal quarter ended immediately preceding the delivery of the Borrowing Notice (with each fiscal year commencing on January 1).
(f)Lien Waivers. The P1 Administrative Agent shall have received (i) Lien Waivers executed by the P1 EPC Contractor substantially in the forms of Schedules K-1 and K-2 to the P1 EPC Contracts in respect of the Work performed through the date on which payment has been requested pursuant to the then-current monthly invoice issued by the P1 EPC Contractor under each P1 EPC Contract and (ii) Lien Waivers executed by each P1 Major EPC Subcontractor and P1 Major EPC Sub-subcontractor (provided, that no such Lien Waivers shall be required from any P1 Major EPC Subcontractor or P1 Major EPC Sub-subcontractor, to the extent that the aggregate amount of Work by such P1 Major EPC Subcontractor or such P1 Major EPC Sub-subcontractor through the date on which payment has been requested does not exceed $150,000,000) substantially in the forms of Schedules K-3 and K-4 to the P1 EPC Contracts in respect of the Work performed through the date on which payment has been requested pursuant to the then-current monthly invoice issued by the P1 EPC Contractor under the P1 EPC Contracts, and in the case of each of the Lien Waivers under clauses (i) and

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(ii), the insertions in such interim Lien Waivers shall be satisfactory to the P1 Administrative Agent (in consultation with the Independent Engineer).
(g)Equity Contributions. The Pledgor shall have concurrently deposited (or cause to be deposited) Equity Payments (as defined in the P1 Equity Contribution Agreement) in the P1 Construction Account on or prior to the date of the applicable Advance in such amounts as shall be required to cause the ratio of (i) outstanding principal amounts of Senior Secured Debt (excluding principal amounts and Senior Secured Debt Commitments in respect of Working Capital Debt) including the aggregate amount of the proceeds of the Construction/Term Loans made on or prior to such date to (ii) the Aggregate Funded Equity to not exceed 75:25.
(h)Equity Credit Support. As of the date of the Construction/Term Loan Borrowing, the Pledgor shall be in compliance with its obligation to maintain Equity Credit Support in accordance with Section 2.2 (Equity Credit Support) of the P1 Equity Contribution Agreement.
(i)Pro Rata Drawdown. To the extent commitments are outstanding thereunder, the Borrower shall have requested a “Construction/Term Loan Borrowing” as defined in and under the TCF Credit Agreement concurrently with the Construction/Term Loan Borrowing on a pro rata basis between the “Construction/Term Loan Commitment” as defined in the TCF Credit Agreement and the Construction/Term Loan Commitment hereunder (subject to minimum and increment requirements on borrowing hereunder and thereunder).
7.3. Conditions to Revolving Loans and Revolving LCs
The obligation of each Revolving Lender to make any of its Revolving Loans (other than any Revolving Loan to the extent resulting from a drawing on the Revolving LC) and of the Revolving LC Issuing Bank to issue a Revolving LC (or to extend the maturity or modify or amend the terms thereof) is subject to (x) the occurrence of the Closing Date, (y) the satisfaction or waiver by the Majority Revolving Lenders of the conditions precedent set forth in Section 7.4, and (z) the satisfaction or waiver by the Majority Revolving Lenders of the following conditions (or, with respect to clauses (y) and (z) for any Revolving Loan Borrowing or issuance of any Revolving LC occurring on the Closing Date, the satisfaction or waiver by each Senior Lender and Revolving LC Issuing Bank):
(a)Notice of Revolving Loan Borrowing. Solely with regard to the making of any Revolving Loan, the P1 Administrative Agent shall have received a duly executed Revolving Loan Borrowing Notice, as required by and in accordance with Section 2.7.
(b)Request for Issuance. Solely with regard to the issuance of any Revolving LC, the P1 Administrative Agent and the Revolving LC Issuing Bank shall have received a duly executed Request for Issuance, as required by and in accordance with and meeting the requirements of Section 3.1.

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(c)Revolving Loan Borrowings and Issuances of Revolving LCs Prior to the Term Conversion Date. Solely with regard to the making of any Revolving Loan or issuance, extension, modification or amendment of any Revolving LC, in each case prior to the Term Conversion Date, the P1 Administrative Agent shall have received a duly executed Independent Engineer Advance Certificate and a Borrower Advance Certificate.
7.4.Conditions to Each Senior Loan Borrowing and Issuance of Revolving LCs
The obligation of each Senior Lender to make any of its Senior Loans (other than any Revolving Loan to the extent resulting from a drawing on a Revolving LC) and of the Revolving LC Issuing Bank to issue a Revolving LC (or to extend the maturity or modify or amend the terms thereof) shall be subject to the satisfaction or waiver (in accordance with Section 7.2 or Section 7.3 (as applicable)) of the following conditions:
(a)Representations and Warranties. Each of the representations and warranties of the Borrower in this Agreement and the Loan Parties in the other P1 Financing Documents is true and correct in all material respects (except in the case of the Closing Date in which case such representations and warranties shall be true and correct in all respects), except for (i) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the date of such Senior Loan Borrowing as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (ii) the representations and warranties that, pursuant to Section 6.1(c), are not deemed repeated.
(b)Absence of Default. No Default or Event of Default has occurred and is continuing on such date or will result from the consummation of the transactions contemplated by the Credit Agreement Transaction Documents.
(c)Fees; Expenses. The P1 Administrative Agent shall have received (or will receive from the proceeds of such drawing) for its own account, or for the account of each Credit Agreement Senior Secured Party under this Agreement entitled thereto, all fees due and payable pursuant to this Agreement and any other P1 Financing Document, and all costs and expenses (including costs, fees and expenses of legal counsel and Consultants) payable hereunder or thereunder for which invoices have been presented. The Revolving LC Issuing Bank shall have received for its own account all fees due and payable to it directly pursuant to this Agreement.
7.5.Conditions to Term Conversion Date Drawing
On the Term Conversion Date, the Borrower may request a Term Conversion Date Drawing, subject solely to the conditions set forth in Section 7.2(a), Section 7.2(g) (subject to the requirements of Section 2.1(d)(ii)), and Section 7.6.
7.6.Conditions to Term Conversion Date
The occurrence of the Term Conversion Date is subject to the satisfaction or waiver by the Majority Senior Lenders of each of the following conditions precedent:

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(a)Notice of Term Conversion. The P1 Administrative Agent shall have received a duly executed and completed Notice of Term Conversion from the Borrower.
(b)Borrower Term Conversion Certificate. The P1 Administrative Agent shall have received a duly executed Borrower Term Conversion Certificate.
(c)Substantial Completion Certificates. The P1 Administrative Agent shall have received copies of each certificate executed by the Borrower whereby the Borrower accepts Substantial Completion under each P1 EPC Contract.
(d)Independent Engineer Term Conversion Certificate. The P1 Administrative Agent shall have received a duly executed Independent Engineer Term Conversion Certificate.
(e)Permitted Completion Amount. If Final Completion under each P1 EPC Contract has not yet occurred, the P1 Collateral Agent shall have received evidence that the Permitted Completion Amount is on deposit in the P1 Construction Account after giving effect to the deposits and transfers set forth in Section 3.1 (P1 Construction Account) of the P1 Accounts Agreement.
(f)Date of First Commercial Delivery. The P1 Administrative Agent shall have received a duly executed certificate of the Borrower certifying that the “Date of First Commercial Delivery” or an equivalent term under, and as defined in, each Credit Agreement Designated Offtake Agreement has timely occurred.
(g)LRT Certificates. The P1 Administrative Agent shall have received executed copies of each of the LRT Certificates.
(h)Common Title Policy. The P1 Administrative Agent shall have received a final Disbursement Endorsement satisfactory to the Majority Senior Lenders and such additional endorsements as the Majority Senior Lenders shall reasonably request as to Substantial Completion of any P1 Train Facilities and which are reasonably obtainable from title insurers in regards to commercial property located in the State of Texas.
(i)Insurance.
(i)The P1 Administrative Agent shall have received an Insurance Advisor Term Conversion Certificate confirming that all required adjustments to the Rio Grande Facility operational insurance policies have been implemented and that such insurance conforms to the requirements specified in the P1 Financing Documents and the Material Project Documents; and
(ii)On or prior to the Term Conversion Date, the Borrower shall deliver policies of insurance and brokers letters in compliance with, and evidence satisfactory to the Majority Senior Lenders of the existence of all insurance then required to be maintained by the Insurance Program and a certificate of InsuranceCo confirming the same.
(j)Representations and Warranties. Each of the representations and warranties of the Borrower in this Agreement and the Loan Parties in the P1 Financing Documents

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is true and correct in all material respects, except for (i) those representations and warranties that are qualified by materiality, which shall be true and correct in all respects, on and as of the Term Conversion Date as if made on and as of such date (or, if stated to have been made solely as of an earlier date, as of such earlier date) and (ii) the representations and warranties that, pursuant to Section 6.1(c), are not deemed repeated.
(k)Absence of Default. No Default or Event of Default has occurred and is continuing on such date or will result from the consummation of the transactions contemplated by the Credit Agreement Transaction Documents, including the occurrence of the Term Conversion Date.
(l)Collateral. The Collateral is subject to the perfected first priority Lien (subject only to Permitted Liens and any exceptions permitted under the P1 Collateral Documents) intended to be established pursuant to the Senior Security Documents.
(m)Government Approvals. The P1 Administrative Agent shall have received evidence satisfactory to the Majority Senior Lenders that all Material Government Approvals then required (i) have been duly obtained, (ii) are in full force and effect, (iii) are not the subject of any pending rehearing or appeal to the issuing agency and all applicable fixed time periods for rehearing or appeal to the issuing agency have expired (other than in the case of the FERC Remand Order and any such Material Government Approvals that do not have limits on rehearing or appeal periods), (iv) are held in the name of the holder thereof, and (v) are free from conditions or requirements (A) the compliance with which could reasonably be expected to have a Material Adverse Effect or (B) which the Borrower does not expect to be satisfied on or prior to the commencement of the relevant stage of Development, except to the extent that a failure to satisfy such condition or requirement would not reasonably be expected to have a Material Adverse Effect.
(n)Opinions of Counsel. The P1 Administrative Agent shall have received opinions from the Borrower’s counsel in form and substance satisfactory to the Majority Senior Lenders (and addressed to each of the P1 Administrative Agent, the P1 Collateral Agent and the Senior Lenders) with respect to (i) all Additional Material Project Documents executed and delivered after the Closing Date, such opinions to address only those matters addressed in the opinions delivered pursuant to Section 7.1(c) that related to Material Project Documents, and (ii) customary permitting and regulatory matters relating to the Development on and after the Project Completion Date, including any Material Government Approval obtained after the Closing Date and any additional DOE Export Authorizations obtained after the Closing Date.
(o)Annual Operating Budget. The Annual Facility Budget and Annual Facility Plan for the calendar year in which the P1 Train Facilities have reached the respective Start Dates have been developed and approved pursuant to the CFAA.
(p)Project Placed in Service. The P1 Administrative Agent shall have received evidence satisfactory to the Majority Senior Lenders that the Borrower has received from FERC a notice, order or other written communication authorizing it to place the Project in service, and the Project shall have been placed in service.

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(q)Construction Contract Liquidated Damages. All Performance Liquidated Damages and Delay Liquidated Damages due and payable as of the Term Conversion Date under the P1 EPC Contracts (other than any Performance Liquidated Damages or Delay Liquidated Damages that are subject to dispute or that are in any amount less than $5,000,000) shall have been deposited into the appropriate P1 Accounts or Common Accounts and applied as set forth in the P1 Accounts Agreement or the Common Accounts Agreement.
(r)Lien Waivers. The P1 Administrative Agent shall have received (i) Lien Waivers executed by the P1 EPC Contractor substantially in the forms of Schedules K-1 and K-2 to the P1 EPC Contracts in respect of the Work performed through the date on which payment has been requested pursuant to the then-current monthly invoice issued by the P1 EPC Contractor under each P1 EPC Contract and (ii) Lien Waivers executed by each P1 Major EPC Subcontractor and P1 Major EPC Sub-subcontractor (provided, that no such Lien Waivers shall be required from any P1 Major EPC Subcontractor or P1 Major EPC Sub-subcontractor, to the extent that the aggregate amount of Work by such P1 Major EPC Subcontractor or such P1 Major EPC Sub-subcontractor through the date on which payment has been requested does not exceed $150,000,000) substantially in the forms of Schedules K-3 and K-4 to the P1 EPC Contracts in respect of the Work performed through the date on which payment has been requested pursuant to the then-current monthly invoice issued by the P1 EPC Contractor under the P1 EPC Contracts, and in the case of each of the Lien Waivers under clauses (i) and (ii), the insertions in such interim Lien Waivers shall be satisfactory to the P1 Administrative Agent (in consultation with the Independent Engineer).
(s)Credit Agreement Debt Service Reserve Amount. As of the Term Conversion Date, the CD Senior Loan DSRA shall have been funded in cash and/or by one or more instruments of DSR Credit Support (as defined in the P1 Accounts Agreement) in accordance with the P1 Accounts Agreement in an amount equal to the Credit Agreement Debt Service Reserve Amount.
(t)Letter of Credit Reimbursement. The Borrower shall have repaid any outstanding Revolving LC Loans.
(u)Environmental and Social Action Plan. The Borrower shall be in compliance in all material respects with the applicable requirements of the Environmental and Social Action Plan.
8.AFFIRMATIVE COVENANTS
The Borrower covenants and agrees that until the Discharge Date, it shall perform or observe or cause to be performed or observed (as applicable) each of the obligations set forth in Article 4 (Affirmative Covenants) of the Common Terms Agreement and each of the following supplemental obligations set forth in this Article 8 in favor and for the benefit of the P1 Administrative Agent, each Senior Lender, and the Revolving LC Issuing Bank:

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8.1.Maintenance of Existence, Etc.
Except as otherwise expressly permitted by Section 9.2(a), the Borrower shall maintain its limited liability company existence as a Texas limited liability company.
8.2.RG Facility Entities
(a)The Borrower shall retain and at all times maintain its direct legal and beneficial ownership interest and Voting Interest in each RG Facility Entity, in each case, subject to adjustment in accordance with the limited liability company agreement of such RG Facility Entity.
(b)The Borrower shall cause each RG Facility Entity to comply at all times with the separateness provisions set forth on Schedule 4.3 (Separateness), of the Common Terms Agreement.
8.3.Taxes
The Borrower shall (a) file (or cause to be filed) all tax returns required to be filed by the Borrower and any RG Facility Entity so long as such entity is a Controlled Subsidiary of the Borrower and (b) pay and discharge (or caused to be paid and discharged), before the same shall become delinquent, after giving effect to any applicable extensions, all Taxes imposed on the Borrower or any RG Facility Entity or their respective Properties unless such Taxes are subject to a Contest and such Contest, if adversely determined, could not reasonably be expected to have a Material Adverse Effect.
8.4.Compliance with Material Project Documents, Etc.
(a)The Borrower shall take, and so long as any RG Facility Entity is a Controlled Subsidiary of the Borrower, cause such RG Facility Entity to take, all reasonable and necessary action to prevent the termination or cancellation of any Material Project Document in accordance with the terms of such Material Project Documents or otherwise (except (i) to the extent any such agreement expires in accordance with its terms and not as a result of a breach or default thereunder, (ii) to the extent any such agreement is permitted to be terminated (and if required, replaced) under the P1 Financing Documents, and (iii) to the extent provided under Section 8.5).
(b)The Borrower shall, and so long as any RG Facility Entity is a Controlled Subsidiary of the Borrower, cause such RG Facility Entity to, comply with its contractual obligations and enforce against the relevant Material Project Party each covenant or obligation of each Material Project Document to which such Person is a party in accordance with its terms, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.
(c)The Borrower shall, within thirty days after the date on which an Additional Material Project Document is executed, deliver or cause to be delivered to the P1 Collateral Agent:

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(i)each Senior Security Document, if any, necessary to grant the P1 Collateral Agent a first priority perfected Lien in such Additional Material Project Document (subject only to Permitted Liens) (with a form of such document to be delivered prior to execution of such agreement); provided, that, notwithstanding the foregoing, no Consent Agreement shall be required by this clause (i) unless otherwise required by clause (d) below;
(ii)evidence of the authorization of the Borrower to execute (or, in the case of the assignment of the APCI License Agreement, the assignment of such agreement), deliver, and perform such Additional Material Project Document;
(iii)a certificate of the Borrower certifying that (A) all Government Approvals necessary for the execution, delivery, and performance of such Additional Material Project Document have been duly obtained, were validly issued and are in full force and effect and (B) such Additional Material Project Document is in full force and effect and constitutes a legal, valid and binding obligation of it, enforceable in accordance with its terms, except as enforcement may be limited by general principles of equity and bankruptcy, insolvency and similar Government Rules;
(iv)in respect of any Additional Material Project Document that is a Credit Agreement Designated Offtake Agreement or a guaranty in respect of a Credit Agreement Designated Offtake Agreement, or that otherwise is in replacement of or substitution for any Material Project Document in respect of which an opinion and Consent Agreement is required to be delivered, an opinion of counsel to the Borrower and an opinion of counsel to the counterparty, in each case, with respect to the due authorization, execution, and delivery of such document and the associated Consent Agreement and their validity and enforceability against such Person;
(d)Within thirty days after executing any Additional Material Project Document that is a Material Project Document in replacement of a Material Project Document entered into on or prior to the Closing Date (or any replacement thereof), a Credit Agreement Designated Offtake Agreement, or any guaranty of any Credit Agreement Designated Offtake Agreement, the Borrower shall obtain and deliver to the P1 Collateral Agent a Consent Agreement with respect to such Additional Material Project Document;
(e)Upon the assignment thereof to the Borrower, the Borrower shall use commercially reasonable efforts for a period of 180 days after assignment thereof to the Borrower to deliver a Consent Agreement in respect of the APCI License Agreement;
(f)For the period from the first anniversary of the Closing Date and until 180 days thereafter, the Borrower shall use commercially reasonable efforts to deliver a Consent Agreement from each counterparty to an Initial Time Charter Party Agreement;
(g)Except as set forth under any other subsection of this Section 8.4, the Borrower shall, for a period of 180 days after the execution thereof, use commercially

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reasonable efforts to obtain and deliver to the P1 Collateral Agent a Consent Agreement from each counterparty to any Additional Material Project Document; and
(h)Notwithstanding any other provision of this Section 8.4, the Borrower shall not be required to obtain and deliver to the P1 Collateral Agent a Consent Agreement in respect of (i) any Gas transportation agreements entered into after the Term Conversion Date, any interconnection or storage agreements, other than any with the Sponsor or an Affiliate of the Sponsor or (ii) any Gas supply agreements.
8.5.Maintenance of Credit Agreement Designated Offtake Agreements; LNG Sales Mandatory Prepayment
(a)The Borrower shall at all times maintain and designate to the P1 Administrative Agent Qualified Offtake Agreements providing for commitments to purchase LNG in quantities at least equal to the Base Committed Quantity for each such Qualified Offtake Agreement’s applicable Qualified Term (collectively, the “Credit Agreement Designated Offtake Agreements”). In the event that any such Qualified Offtake Agreement has terminated, the Borrower shall designate another Qualified Offtake Agreement or enter into and designate one or more additional Qualified Offtake Agreements within 180 days following such termination to the extent necessary to meet the Base Committed Quantity. If at the end of such 180-day period, the Borrower is diligently pursuing one or more replacement Qualified Offtake Agreements, such period will be extended for an additional period (not to exceed ninety days) during which the Borrower reasonably expects to enter into such replacement Qualified Offtake Agreement(s) as long as the implementation of such extension could not reasonably be expected to result in a Material Adverse Effect.
(b)The Borrower shall be required to make a mandatory prepayment of Senior Secured Debt (an “LNG Sales Mandatory Prepayment”) within thirty days of the occurrence of either of the events set forth below (each, an “LNG Sales Mandatory Prepayment Event”):
(i)the Borrower breaches the covenant in Section 8.5(a) (taking into account the period set forth therein to replace the relevant Offtake Agreement or designate any other Qualified Offtake Agreement); or
(ii)with respect to any Credit Agreement Designated Offtake Agreement, any Required Export Authorization becomes Impaired and the Borrower does not:
(A)provide a reasonable remediation plan (setting forth in reasonable detail proposed steps to reinstate the Required Export Authorization, to designate any existing Qualified Offtake Agreement as a Credit Agreement Designated Offtake Agreement, or to modify any Credit Agreement Designated Offtake Agreement arrangements, such as through diversions or alternative delivery or sale arrangements, such that such DOE Export Authorization is no longer a Required Export Authorization within 360 days following such occurrence) with respect to any or all such Credit Agreement Designated Offtake Agreements (each such item an “Export

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Authorization Remediation”) within thirty days following such occurrence;
(B)diligently pursue such Export Authorization Remediation; or
(C)cause such Export Authorization Remediation to take effect within 180 days following the occurrence of the Impairment; provided, that the Borrower shall have a further 180 days to effect an Export Authorization Remediation if the following conditions are met:
(1)the Borrower is diligently pursuing its plan for the Export Authorization Remediation;
(2)the Impairment of the Required Export Authorization of such Credit Agreement Designated Offtake Agreement could not reasonably be expected to result in a Material Adverse Effect during such subsequent cure period; and
(3)the P1 Administrative Agent has received a certification from the Borrower, prior to the expiration of the initial 180 day period, confirming that each condition in clauses (1) and (2) has been met together with documentation reasonably supporting its certification, which may include, to the extent relevant and applicable, a description of the plans being undertaken for the Export Authorization Remediation (although commercially sensitive information may be omitted), any measures being taken by the Borrower to address the underlying cause of the Impairment to the extent relevant to the Impairment and Export Authorization Remediation, any legal measures being undertaken to reverse the Impairment, any interim cash flow mitigation measures being taken by the Borrower (including sales of spot cargoes), any modification to Offtake Agreement arrangements such that the Impaired DOE Export Authorization is no longer a Required Export Authorization with respect to any or all such Credit Agreement Designated Offtake Agreements, and the impact on the Borrower projected Cash Flow during the subsequent cure period, and the P1 Administrative Agent (acting on the instructions of the Majority Senior Lenders), acting reasonably, has not objected to such certification within thirty days following delivery thereof.
(c)The principal amount of the Senior Secured Debt (which shall not extend to any Working Capital Debt unless only Working Capital Debt remains outstanding) that the Borrower shall repay and/or the amount of undrawn Senior Secured Debt Commitments that the Borrower shall cancel upon the occurrence of any LNG Sales Mandatory Prepayment Event shall be:
(i)the aggregate principal amount of Senior Secured Debt (excluding principal amounts with respect to Working Capital Debt unless only Working Capital Debt is then outstanding) then outstanding plus the

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aggregate principal amount of undrawn Senior Secured Debt Commitments (except with respect to Working Capital Debt unless only Working Capital Debt is then outstanding); less
(ii)the maximum principal amount of Senior Secured Debt that can be incurred or remain outstanding, assuming that all outstanding principal amounts of Senior Secured Debt (excluding principal amounts and Senior Secured Debt Commitments in respect of Working Capital Debt) are amortized to a zero balance by the end of the Latest Qualified Term of the Credit Agreement Designated Offtake Agreements in effect at such time without producing a Credit Agreement Projected DSCR of less than 1.45:1.00 for the period starting from the first Quarterly Payment Date for the repayment of principal after the end of the applicable cure period to the end of the calendar year in which such Quarterly Payment Date occurs, and for each calendar year thereafter through the expiration of the Latest Qualified Term of the Credit Agreement Designated Offtake Agreements in effect at such time (based on a Base Case Forecast updated only to take into account each Credit Agreement Designated Offtake Agreement in effect at such time and in respect of which there is in effect its Required Export Authorization which is not Impaired (including any new Credit Agreement Designated Offtake Agreements entered into to replace a Credit Agreement Designated Offtake Agreement whose termination triggered the LNG Sales Mandatory Prepayment Event)).
(d)The Borrower shall provide to the P1 Administrative Agent reasonable documentary support to show the amount of Senior Secured Debt to be repaid and Senior Secured Debt Commitments to be cancelled, including the Base Case Forecast and, to the extent appropriate, the Credit Agreement Designated Offtake Agreements then in effect and reasonable background information regarding the Required Export Authorizations with respect to such Credit Agreement Designated Offtake Agreements and supporting the designation of such DOE Export Authorizations as Required Export Authorizations with respect to such Credit Agreement Designated Offtake Agreements.
(e)In making the prepayment and cancellation described in Section 8.5(c) above, the Borrower shall first repay the aggregate principal amount of Senior Secured Debt then outstanding to the extent required under Sections 8.5(b) and 8.5(c) or until there is no more Senior Secured Debt outstanding and if this has not resulted in a prepayment of the amount required to satisfy the test in Section 8.5(c)(ii) and second cancel the aggregate principal amount of Senior Secured Debt Commitments to the extent required under Sections 8.5(b) and 8.5(c). In making the cancellation described in Section 8.5(c) above, the Borrower shall cancel Construction/Term Loan Commitments prior to the cancellation of any other Senior Secured Debt Commitments and shall cancel Revolving Loan Commitments prior to the cancellation of any other Senior Secured Debt Commitments in respect of Working Capital Debt. The prepayment and cancellation made pursuant to this Sections 8.5(b) and 8.5(c) shall be required to be made by the earliest of (i) the thirtieth day following the termination of the cure period applicable thereto, (ii) the next Quarterly Payment Date if such date is more than ten Business Days following the termination of the cure period applicable thereto, and (iii) the tenth Business Day following the termination of

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the cure period applicable thereto if the next Quarterly Payment Date is less than ten Business Days following the termination of the cure period applicable thereto.
(f)Upon completion of the prepayment of Senior Secured Debt then outstanding and cancellation of Senior Secured Debt Commitments as and to the extent required by Sections 8.5(b) and 8.5(c) above, the LNG Sales Mandatory Prepayment Event and underlying breach of Section 8.5(a) or Impairment triggering such LNG Sales Mandatory Prepayment Event shall no longer be continuing under the P1 Financing Documents insofar as the same set of events, facts or circumstances that caused such breach, Impairment and mandatory prepayment are concerned, but without prejudice to the Borrower’s obligations under Section 8.5(a) and this Section 8.5(f) with respect to any other event, fact or circumstance.
8.6.Compliance with Material Government Approvals, Etc.
(a)The Borrower shall comply or cause compliance in all material respects with, and ensure that the Development is in compliance in all material respects with all Material Government Approvals.
(b)The Borrower shall at all times obtain (by the time they are required), renew and maintain, or use commercially reasonable efforts to cause the RG Facility Entities or any other third party, as allowed pursuant to Government Rule, to obtain, renew or maintain, in full force and effect all Material Government Approvals as necessary for the Development or the operation of the Rio Grande Facility.
8.7.Compliance with Government Rules, Etc.
(a)The Borrower shall comply or cause compliance in all material respects with, and ensure that the Development is in compliance in all material respects with all material Government Rules applicable to the Borrower or the Development, including Environmental Laws but excluding Government Rules applicable to Taxes, as to which Section 8.3 shall apply.
(b)The Borrower shall cause the Development to be in compliance in all material respects with the applicable requirements of the Equator Principles and the Environmental and Social Action Plan.
(c)The Borrower shall, and shall cause each of the RG Facility Entities to, comply in all material respects with Sanctions Regulations.
(d)The Borrower agrees that if it obtains Knowledge or receives any written notice that the Borrower or any RG Facility Entity, or any Person holding a legal or beneficial interest therein (whether directly or indirectly) is or becomes a Restricted Person (such occurrence, a “Sanctions Violation”), the Borrower shall within a reasonable time (i) give written notice to the P1 Administrative Agent of such Sanctions Violation and (ii) comply with all applicable Sanctions Regulations with respect to such Sanctions Violation (regardless of whether the party included on the Sanctions List is located within the jurisdiction of the United States), and the Borrower hereby authorizes and consents to the P1 Administrative Agent taking any and all steps the P1 Administrative Agent deems necessary, in its sole discretion, to comply with all applicable Sanctions Regulations with respect to any such Sanctions Violation, including the “freezing”

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or “blocking” of assets and reporting such action to the applicable Sanctions Authority.
(e)The proceeds of the Senior Loans will not be used by the Borrower and any of the RG Facility Entities, directly or knowingly indirectly, in violation of any Anti-Corruption Laws or Anti-Terrorism and Money Laundering Laws (to the extent applicable), including through the making of any bribe or unlawful payment.
8.8.Tax Status
The Borrower shall at all times maintain its status as a partnership or as an entity disregarded for U.S. federal, state and local income tax purposes.
8.9.Project Construction
The Borrower shall construct and complete the Project, and cause the Project to be constructed and completed consistent with Prudent Industry Practices.
8.10.Shipping and Sub-charter Arrangements
For so long as any Credit Agreement Designated Offtake Agreement to which the Borrower is a party is on Delivered terms, the Borrower shall comply with the following covenants:
(a)The Borrower shall maintain the Required LNG Tanker Capacity under one or more Time Charter Party Agreements having a tenor not less than the tenor then-required so that the Borrower has the Required LNG Tanker Capacity for all such Credit Agreement Designated Offtake Agreements on a Delivered basis to which it is a party; provided, that, if one or more Time Charter Party Agreements has terminated, the Borrower shall enter into one or more additional Time Charter Party Agreements within 180 days following such termination to the extent necessary to meet the Required LNG Tanker Capacity. If at the end of such 180 day period, the Borrower is diligently pursuing one or more replacement Time Charter Party Agreements, such period will be extended for an additional period (not to exceed ninety days) during which the Borrower reasonably expects to enter into such replacement Time Charter Party Agreements as long as the implementation of such extension could not reasonably be expected to result in a Material Adverse Effect.
(b)All Time Charter Party Agreements entered into after the Closing Date shall be entered into on Market Terms (pursuant to clause (b) of the definition thereof).
(c)If any Time Charter Party Agreement entered into after the Closing Date is for an LNG Tanker subject to a mortgage or other form of Lien, then the Borrower shall use commercially reasonable efforts to procure that the holder of such mortgage or Lien agree to customary quiet enjoyment rights in favor of the Borrower.
(d)With respect to any Time Charter Party Agreement entered into after the Closing Date, the Borrower shall procure and maintain, or procure that the ship owner procures and maintains, customary protection and indemnity (P&I) insurance in respect of any LNG Tanker, which in any event shall not be less than as required

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by the relevant Credit Agreement Designated Offtake Agreement applicable to the LNG volumes for which the Time Charter Party Agreement was executed.
(e)The Borrower shall ensure that any sub-charter agreement of an LNG Tanker entered into by the Borrower and any third party (the “Sub-Charter Agreement”):
(i)has terms and conditions that:
(A)are substantially the same as (1) the Time Charter Party Agreement in respect of such LNG Tanker or (2) the Time Charter Party for the Carriage of LNG form code named “SHELLLNGTIME 2”, in each case, on an arm’s length basis;
(B)would not result in the voiding of any charterer’s liability insurance obtained and maintained by the Borrower;
(C)would not otherwise result in a default by the Borrower that would give rise to a right of the vessel owner to terminate the applicable Time Charter Party Agreement in respect of such LNG Tanker;
(D)prohibit the sub-charterer from operating the applicable LNG Tanker within, or embarking or disembarking such LNG Tanker from, any Sanctioned Countries; and
(E)requires the relevant LNG Tanker to be redelivered to the Borrower in sufficient time ahead of the date by which the LNG Tanker is required to meet the Borrower’s shipping and delivery obligations under any of its Designated Offtake Agreements that are on a Delivered basis; and
(ii)is entered into with a sub-charterer who:
(A)is not a Restricted Person; and
(B)has (1) the technical competence and experience in the chartering and employment of LNG Tankers in the international LNG Tanker chartering market and (2) the financial capability required to perform the obligations of a sub-charterer under the applicable sub-charter agreement.
8.11.Interest Rate Hedging
The Borrower shall, on or prior to 45 days following the Closing Date, enter into, and thereafter maintain, one or more Senior Secured IR Hedge Agreements with aggregate notional amounts (after giving effect to any Offsetting Transactions) in respect of each Quarterly Payment Date equal to or greater than 75% of the Projected Principal Amount of all Senior Secured Debt as of each such Quarterly Payment Date; provided, that, for purposes of calculating the foregoing percentage, (a) the principal balance of the Revolving Loans and any other Working Capital Debt shall be excluded, and (b) any

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Senior Secured Debt which bears a fixed interest rate shall be deemed subject to a Senior Secured IR Hedge Agreement.
8.12.Access; Inspection
(a)The Borrower shall keep proper books of record in accordance with GAAP in all material respects and permit representatives and advisors of the P1 Administrative Agent, upon reasonable notice (but other than as required pursuant to Section 8.12(b)), no more than twice per calendar year (unless an Event of Default has occurred and is continuing), to examine, excerpts from its books, records and documents and to make copies thereof, all at such times during normal business hours as such representatives may reasonably request upon 30 days’ advance notice.
(b)Site visits to the Project may be conducted upon reasonable request by (i) the Independent Engineer and, if requested, the P1 Administrative Agent (or one alternative representative), or the Environmental Advisor, any such visits to be coordinated between the Independent Engineer, the P1 Administrative Agent, and the Environmental Advisor up to two times per calendar year, except to the extent additional visits may be reasonably required in connection with the occurrence of an Event of Default and (ii) any Consultant to the extent reasonably required for such Consultant to witness any testing or otherwise in connection with or to provide any report, certificate, or confirmation explicitly contemplated by the terms of the P1 Financing Documents. Site visits shall only be conducted during normal business hours, in a manner that does not unreasonably disrupt the construction or operation of the Project in any respect, and subject to the confidentiality provisions of Section 15.15 (Termination of Certain Information; Confidentiality) of the Collateral and Intercreditor Agreement or analogous confidentiality restrictions required by the Borrower and observance of all applicable environmental, health and safety, and industrial site visit policies.
8.13.Survey
The Borrower shall, no later than 120 days following the Term Conversion Date, deliver to the P1 Administrative Agent the “as built” Survey.
8.14.Allocation of Prepayment of Replacement Debt and Supplemental Debt
Any prepayment of the principal of Replacement Debt or Supplemental Debt must be made on a pro rata basis with the prepayment of principal of the Senior Loans.
8.15.Appointment of Delegates
The Borrower shall ensure at all times that a Delegate of the Borrower that is not an Administrator Affiliate, a Coordinator Affiliate, an Operator Affiliate, or a Pipeline Manager Affiliate is appointed to each of the Facility Committee and Executive Committee.

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8.16.Certain Matters in Respect of the P1 Accounts
(a)The Borrower shall apply amounts on deposit in the P1 Capital Improvement Account (as defined in the P1 Accounts Agreement) solely to the payment of RCI EPC CAPEX and RCI Owners’ Costs (as each such term is defined in the Definitions Agreement) in respect of Permitted Capital Improvements or as otherwise permitted by the P1 Accounts Agreement.
(b)The Borrower shall not apply amounts remaining in the P1 Construction Account in accordance with Sections 3.1(f)(iii) and 3.1(g) (P1 Construction Account) of the P1 Accounts Agreement to the prepayment of any other Senior Secured Debt prior to the Credit Agreement Discharge Date.
(c)The Borrower shall not utilize Loss Proceeds to fund Restoration Work in accordance with Section 9.2(b) (Loss Proceeds) of the Collateral and Intercreditor Agreement unless it first complies with Schedule 8.16(c).
(d)For purposes of the definition of “DSRA Reserve Amount” set forth in the P1 Accounts Agreement, the amount required to be funded pursuant to this Agreement shall be the Credit Agreement Debt Service Reserve Amount.
8.17.Flood Insurance
(a)With respect to all P1 Mortgaged Property Interests located in a Special Flood Hazard Area, the Borrower will obtain and maintain (or cause to be obtained and maintained) at all times flood insurance for all Collateral located on such property as may be required under the Flood Program and will provide (or cause to be provided) to each Senior Lender evidence of compliance with such requirements as may be reasonably requested by such Senior Lender. The timing and process for delivery of such evidence will be as set forth in Section 10.3(a) with respect to the underlying insurance policy within which such flood insurance is obtained. If any Building (as defined in the applicable flood insurance regulations) or Manufactured (Mobile) Home (as defined in the applicable flood insurance regulations) constitutes property that is secured for the benefit of the Credit Agreement Senior Secured Parties pursuant to the P1 Deed of Trust, the Borrower will maintain (or cause to be maintained) in full force and effect flood insurance for such property, structures, and contents in such amount and for so long as required by applicable flood insurance regulation. For the avoidance of doubt, the insurance set forth in the Insurance Program will be deemed to satisfy the requirements of this Section 8.17(a). Notwithstanding anything to the contrary herein, if the Borrower maintains (or causes to be maintained) flood insurance under its operational property insurance, such insurance need not:
(i)be issued by licensed, admitted or surplus lines insurers;
(ii)include a 45 day cancellation requirement/renewal notice requirement;
(iii)include cancellation provisions as restrictive as those in the standard flood insurance policy issued in accordance with the Flood Program; or
(iv)include any requirement that the Borrower file (or cause to be filed) suit within one year after the date of written denial of all or part of a claim.

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However, such insurance shall meet the standards for discretionary acceptance under the regulations for the Biggert-Waters Flood Insurance Reform Act of 2012, being:
(A)the policy provides coverage in sufficient amount under the National Flood Insurance Program created by the US Congress pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973, the National Flood Insurance Reform Act of 1994 and the Flood Insurance Reform Act of 2004 and any successor statutes (the “Flood Program”);
(B)the policy is from a carrier(s) that are licensed, admitted, or not disapproved by a state insurance regulator;
(C)the policy covers the Borrower and the applicable Credit Agreement Senior Secured Parties; and
(D)the policy provides sufficient protection of the designated loan, consistent with general safety and soundness principles.
(b)The Borrower shall provide (or cause to be provided) 45 days prior notice (or, if within 45 days of the Closing Date, on the Closing Date) to the P1 Administrative Agent before it commences construction of any Building (as defined in the applicable flood insurance regulations) and before it affixes any Manufactured (Mobile) Home (as defined in the applicable flood insurance regulations) to any property that is secured for the benefit of the Credit Agreement Senior Secured Parties pursuant to a deed of trust required under the P1 Financing Documents and that is located in a special flood hazard area (as defined pursuant to applicable flood insurance regulation). The preceding sentence will not affect the obligations of the Borrower under this Section 8.17 to maintain (or cause to be maintained) flood insurance.
(c)The Borrower will, if requested by a Senior Lender, provide (or cause to be provided) 45 days prior written notice (or, if within 45 days of the Closing Date, on the Closing Date) to the P1 Administrative Agent before it acquires any real property that will be secured for the benefit of the Credit Agreement Senior Secured Parties pursuant to the P1 Deed of Trust.
(d)The Borrower shall:
(i)deliver (or cause to be delivered) on the Closing Date a completed “Standard Flood Hazard Determination Form” of FEMA and any successor Government Authority performing a similar function (a “Flood Certificate”) with respect to the P1 Mortgaged Property, which Flood Certificate shall:
(A)be addressed to the P1 Administrative Agent;
(B)provide for “life of loan” monitoring; and
(C)otherwise comply with the Flood Program; and

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(ii)if the Flood Certificate states that any structure comprising a portion of the anticipated P1 Mortgaged Property will be located in a special flood hazard area (as defined pursuant to applicable flood insurance regulations), the Borrower shall provide (or cause to be provided) written acknowledgment upon receipt of written request from the P1 Administrative Agent and any Senior Lender:
(A)as to the existence of such P1 Mortgaged Property; and
(B)as to whether the community in which such P1 Mortgaged Property will be located is participating in the Flood Program;
provided, that, in the case of (i) and (ii), the Borrower may instead provide (or cause to be provided) alternative flood documentation, in a form and manner to be reasonably agreed between the Borrower and the applicable Senior Lender requesting the relevant flood insurance documentation prior to the delivery date set forth above as long as the alternative flood documentation complies with applicable law.
8.18.Post-Closing Deliverables
The Borrower shall deliver, or cause to be delivered, to the P1 Administrative Agent, in form and substance reasonably satisfactory to P1 Administrative Agent, the items described on Schedule 8.18 on or before the dates specified with respect to such items, or such later dates as may be agreed to by the P1 Administrative Agent in its reasonable discretion.
8.19.Intellectual Property
The Borrower shall obtain and maintain, or use commercially reasonable efforts to cause third parties to obtain and maintain, as allowed pursuant to Government Rule, all licenses, trademarks, or patents necessary for the Development, except to the extent that a failure to do so could not reasonably be expected to have a Material Adverse Effect.
9.NEGATIVE COVENANTS
The Borrower covenants and agrees that until the Discharge Date, it shall perform or observe or cause to be performed or observed (as applicable) each of the obligations set forth in Article 5 (Negative Covenants) of the Common Terms Agreement and each of the following supplemental obligations set forth in this Article 9 in favor and for the benefit of the P1 Administrative Agent, each Senior Lender, and the Revolving LC Issuing Bank.
9.1.Nature of Business
The Borrower shall not engage in any business or activities other than the Permitted Business.

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9.2.Fundamental Changes
(a)The Borrower shall not change its legal form without providing the P1 Administrative Agent with at least thirty days’ prior notice.
(b)The Borrower shall not amend its Organic Documents other than (i) any amendments solely to reflect permitted sales or transfers of Equity Interests in the Borrower, (ii) immaterial amendments, and (iii) any amendments that are not, in any material respect, adverse to the interests of the Senior Lenders or the Borrower’s ability to comply with the P1 Financing Documents.
9.3.Asset Sales
(a)The Borrower shall not convey, sell, lease, transfer, or otherwise dispose of, in one transaction or a series of transactions, any assets in excess of $100,000,000 per year except: (i) dispositions of assets in compliance with any applicable court or governmental order, (ii) any capacity release contemplated by the Precedent Agreement Administration Agreement, (iii) sales or other dispositions of assets no longer used or useful in the Borrower’s business in the ordinary course of the Borrower’s business and that could not reasonably be expected to result in a Material Adverse Effect, (iv) non-exclusive licenses, covenants not to sue, releases, waivers or other rights under intellectual property, in each case, granted in the ordinary course of business in connection with the construction or operation of the Project as contemplated by the Credit Agreement Transaction Documents, (v) dispositions of other Property if the Borrower has obtained a binding commitment to replace such Property, and replaces such Property, within 270 days after such disposition, (vi) sales or other dispositions of (A) LNG, Gas, or natural gas liquids (or other commercial products) in accordance with the Project Documents, (B) any LNG in accordance with Section 9.14 or Gas in the ordinary course of business, and (C) NGLs and other petroleum by-products of liquefaction, (vii) payments, transfers, or other dispositions of cash or Cash Equivalents in accordance with the Project Documents to the extent such payment, transfer or other disposition is made in accordance with the P1 Accounts Agreement and the Common Accounts Agreement, (viii) sales, transfers, or other dispositions of Permitted Investments in accordance with the P1 Accounts Agreement and the Common Accounts Agreement, (ix) Distributions made in accordance with the P1 Financing Documents, (x) sales of liquefaction and other services in the ordinary course of business, (xi) transfers or novations of Senior Secured Hedge Agreements in accordance with Section 9.5 of this Agreement or Section 4.9 (Interest Rate Hedging) of the Common Terms Agreement, (xii) disposals of materials developed or obtained in the excavation or other operations of P1 EPC Contractor pursuant to Section 3.22 (Title to Materials Found) of a P1 EPC Contract, (xiii) settlements, releases, waivers or surrenders of contract, tort or other claims in the ordinary course of business or grants of Liens not prohibited by the P1 Financing Documents, (xiv) conveyances of gas interconnection or metering facilities to gas transmission companies and conveyances of electricity substations to electricity providers pursuant to its electricity purchase arrangements for operating the Rio Grande Facility, (xv) the AEP Land Release, and (xvi) contributions to CFCo in accordance with the CFCo LLCA (as defined in the Definitions Agreement) and the P1 Common Facilities Contribution Agreement and redemption of Equity Interest in CFCo owned by the Borrower pursuant to the CFCo LLCA.

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(b)The Borrower shall not permit the Project or any material portion thereof to be removed, demolished or materially altered, unless (i) such material portion that has been removed, demolished or materially altered has been replaced or repaired as permitted under the CFAA, or (ii) such removal or alteration is (A) in accordance with Prudent Industry Practices (as certified by the Independent Engineer) and could not reasonably be expected to result in a Material Adverse Effect or (B) required by applicable Government Rule.
(c)For the avoidance of doubt, if any sale, transfer, assignment, distribution, conveyance, lease or other disposition is permitted under Section 5.3 (Asset Sales) of the Common Terms Agreement but disallowed pursuant to this Section 9.3, such sale, transfer, assignment, distribution, conveyance, lease or other disposition shall not be permitted prior to the Credit Agreement Discharge Date.
9.4.Restrictions on Indebtedness
(a)Debt Incurrence. For purposes of this Section 9.4, Senior Secured Debt shall be deemed “incurred” upon (i) the execution of the Senior Secured Debt Instruments in respect thereof (irrespective of the satisfaction or waiver of the conditions precedent thereunder to the initial disbursement thereof or initial issuance of letters of credit thereunder) or (ii) any subsequent Economic Terms Modification.
(b)Credit Agreement Permitted Indebtedness. The Borrower shall not directly or indirectly create, incur, assume, permit, suffer to exist or otherwise be or become liable with respect to any Indebtedness other than Credit Agreement Permitted Indebtedness; provided, that the provisions of Sections 5.4(c)-(e) (Restrictions on Indebtedness) of the Common Terms Agreement shall not apply to this Section 9.4.
(c)Replacement Debt.
(i)The Borrower shall not incur Replacement Debt prior to the Credit Agreement Maturity Date unless each of the conditions in Section 2.4 (Replacement Debt) of the Common Terms Agreement are complied with and:
(A)no Event of Default has occurred and is continuing or could reasonably be expected to occur after giving effect to and as a result of the incurrence of the Replacement Debt;
(B)the Borrower shall have demonstrated by delivery of an updated Base Case Forecast that (after taking into account the incurrence of such Replacement Debt) the Credit Agreement Projected DSCR commencing on the Initial Principal Payment Date and for each rolling four Fiscal Quarter period (as of the end of each Fiscal Quarter) through the expiration of the term of the Notional Amortization Period shall not be less than 1.40:1.00; provided, that for purposes of this Section 9.4(c) the Debt Service used to calculate the Credit Agreement Projected DSCR shall assume, if such Replacement Debt is incurred prior to the Term Conversion Date, that all Senior Secured Debt Commitments will be fully drawn;

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(C)the weighted average life to maturity of the Replacement Debt shall be longer than the weighted average life to maturity of the Construction/Term Loans being replaced prior to the incurrence of such Replacement Debt;
(D)the final maturity date of the Replacement Debt shall occur after the Credit Agreement Maturity Date; and
(E)such Replacement Debt is denominated in Dollars.
(ii)The Borrower shall not cancel the commitments in respect of Replacement Debt unless the funds under the cancelled commitment are not reasonably expected to be necessary to achieve the Project Completion Date by the Date Certain (as confirmed by the P1 Administrative Agent in consultation with the Independent Engineer).
(iii)All proceeds of Replacement Debt shall be applied to the mandatory prepayment of the Construction/Term Loans in accordance with Section 4.10(a)(iii) prior to the application thereto to any other Replacement Debt or any Supplemental Debt; provided, that, from and after April 1, 2025, such amount in this clause (c) shall be allocated on a pro rata basis between the outstanding Construction/Term Loans hereunder and the outstanding “Construction/Term Loans” under and as defined in the TCF Credit Agreement and the amount of Construction/Term Loans prepayable hereunder will be reduced accordingly. The Borrower shall not incur any Replacement Debt or Supplemental Debt that would result in an inability to comply with this Section 9.4(c)(iii).
(d)Relevering Debt. Notwithstanding Section 2.5 (Relevering Debt) of the Common Terms Agreement, the Borrower shall not incur Relevering Debt prior to the Credit Agreement Discharge Date other than Reinstatement Debt.
(e)Working Capital Debt. The Borrower shall not incur Working Capital Debt (other than Working Capital Debt incurred under this Agreement) prior to the Credit Agreement Maturity Date unless no Default or Event of Default has occurred and is continuing or could reasonably be expected to occur after giving effect to and as a result of the incurrence of the Working Capital Debt and such Working Capital Debt is denominated in Dollars. Prior to the Credit Agreement Maturity Date, the Borrower shall not incur Working Capital Debt in excess of $3,000,000,000 (including the Working Capital Debt incurred under this Agreement).
(f)Supplemental Debt. The Borrower shall not incur Supplemental Debt prior to the Credit Agreement Maturity Date unless each of the conditions in Section 2.6 (Supplemental Debt) of the Common Terms Agreement are complied with and:
(i)no Default or Event of Default has occurred and is continuing or could reasonably be expected to occur after giving effect to and as a result of the incurrence of the Supplemental Debt;

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(ii)the aggregate principal amount of all Supplemental Debt (other than Funding Shortfall Debt) at any time outstanding does not exceed $400,000,000;
(iii)the Borrower shall have demonstrated by delivery of an updated Base Case Forecast that (after taking into account the incurrence of such Supplemental Debt) the Credit Agreement Projected DSCR commencing on the Initial Principal Payment Date and for each rolling four Fiscal Quarter period (as of the end of each Fiscal Quarter) through the Notional Amortization Period shall not be less than 1.45:1.00; provided, that, for purposes of this Section 9.4(f), the Debt Service used to calculate the Credit Agreement Projected DSCR shall assume that all commitments for Supplemental Debt will be fully drawn as of the date on which such Supplemental Debt is incurred;
(iv)the weighted average life to maturity of the Supplemental Debt shall be longer than the weighted average life to maturity of the then outstanding Construction/Term Loans prior to the incurrence of such Supplemental Debt;
(v)the final maturity date of the Supplemental Debt shall occur on or after the Credit Agreement Maturity Date; and
(vi)such Supplemental Debt is denominated in Dollars.
(g)Terms of Senior Secured Debt Instruments. In addition to the requirements set forth in the Common Terms Agreement, concurrently with the certificate of the Borrower provided in accordance with Section 2.3(d) (Working Capital Debt), Section 2.4(c) (Replacement Debt), Section 2.5(c) (Relevering Debt), and Section 2.6(c) (Supplemental Debt) of the Common Terms Agreement, the Borrower shall deliver to the P1 Administrative Agent a copy of each proposed Senior Secured Debt Instrument relating to the relevant Senior Secured Debt (which may be an amendment to an existing Senior Secured Debt Instrument), which copy shall disclose the material terms, permitted uses, and the tenor and amortization schedule of such Senior Secured Debt and the rate, or the rate basis and margin in the case of a floating rate, at which such Senior Secured Debt shall bear interest, and (if applicable) commitment fees or other premiums relating thereto.
(h)Executed Copies of Senior Secured Debt Instruments.
(i)Concurrently with the delivery of each Common Terms Accession Agreement and CIA Accession Confirmation pursuant to Section 2.7 (Accession Agreements) of the Common Terms Agreement, the Borrower shall deliver to the P1 Administrative Agent a copy of the relevant duly executed Senior Secured Debt Instrument.
(ii)The Borrower shall promptly provide to the P1 Administrative Agent copies of all amendments, modifications and waivers to any Senior Secured Debt Instrument; provided, that such amendments, modifications and waivers shall only be made in accordance with terms and conditions

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set forth in the Collateral and Intercreditor Agreement and the relevant Senior Secured Debt Instrument.
(i)Notwithstanding anything set forth in this Agreement to the contrary, the Borrower may incur Replacement Debt, Relevering Debt, or Supplemental Debt if all Senior Loans and Revolving LCs, in each case, outstanding immediately prior to the incurrence thereof will be repaid in full or returned and cancelled, as the case may be, and all remaining available Senior Loan Commitments are terminated.
(j)The Borrower shall not incur any Indebtedness to fund the development of any Train Facility (as defined in the Definitions Agreement) other than the P1 Train Facilities without the consent of all Senior Lenders.
(k)For the avoidance of doubt, (i) if the incurrence of any Indebtedness is permitted under the Common Terms Agreement (including pursuant to Section 5.4 (Restrictions on Indebtedness), Section 2.3 (Working Capital Debt), Section 2.4 (Replacement Debt), Section 2.5 (Relevering Debt), or Section 2.6 (Supplemental Debt) of the Common Terms Agreement) but disallowed pursuant to this Section 9.4, such incurrence shall not be permitted prior to the Credit Agreement Discharge Date (ii) TCF Senior Loans, CD Senior Notes, and any Extension Amendment (as such term is defined in the TCF Credit Agreement) shall not be deemed to be a “Replacement Debt”, “Relevering Debt”, or “Supplemental Debt” and shall be deemed permitted under this Agreement.
9.5.Interest Rate Hedging Agreements
The Borrower shall not permit the aggregate notional amounts (after giving effect to any Offsetting Transactions) under the Senior Secured IR Hedge Agreements in respect of any Quarterly Payment Date to exceed at any time, except for a period of no more than 45 consecutive days immediately following any prepayment of any Senior Secured Debt, 110% of the Projected Principal Amount of all Senior Secured Debt on such Quarterly Payment Date; provided, that, for purposes of calculating the foregoing percentages, (a) the principal balance of the Revolving Loans and any other Working Capital Debt shall be excluded, and (b) any Senior Secured Debt which bears a fixed interest rate shall be deemed subject to a Senior Secured IR Hedge Agreement.
9.6.Transactions with Affiliates
(a)The Borrower will not, directly or indirectly, enter into any Affiliate Transaction except: (i) (A) the Project Documents in existence on the Closing Date, (B) any Affiliate Transactions required or contemplated by such Project Documents, and (C) any amendments to or replacements of such contracts, agreements or understandings referenced in this clause (i); (ii) to the extent required by Government Rules or Government Approvals; (iii) upon terms no less favorable to the Borrower than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate (based on then-current market conditions for transactions of a similar nature and duration and taking into account such factors as the characteristics of the goods and services, the market for such goods and services (including any applicable regulatory conditions), tax effects of the

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transaction, the location of the Project and the counterparties), or, if no comparable arm’s-length transaction with a Person that is not an Affiliate is available, then on terms reasonably determined by the Borrower to be fair and reasonable; (iv) in respect of Permitted Subordinated Debt; (v) any officer or director indemnification agreement or any similar arrangement entered into by the Borrower in the ordinary course of business and payments pursuant thereto; (vi) any sale of Credit Agreement Supplemental Quantities of LNG; (vii) Distributions made in accordance with the P1 Financing Documents; (viii) any Sub-Charter Agreements; (ix) the ownership of Equity Interests in any RG Facility Entity; and (x) the issuance of Equity Interests of the Borrower (other than Disqualified Stock).
(b)For the avoidance of doubt, if the entering into of any Affiliate Transaction is permitted under Section 5.11 (Transactions with Affiliates) of the Common Terms Agreement but disallowed pursuant to this Section 9.6, such Affiliate Transaction shall not be permitted prior to the Credit Agreement Discharge Date.
9.7.Involuntary Liens of RG Facility Entities
The Borrower will not permit any Involuntary Liens to exist upon the Properties of any RG Facility Entity, other than such Involuntary Liens that are RG Facility Entity Permitted Liens.
9.8.Energy Regulatory
The Borrower shall not be or become (nor shall it permit any RG Facility Entity to be or become) subject to regulation (a) as a “natural-gas company” as such term is defined in the Natural Gas Act except to the extent that the Borrower (or any RG Facility Entity) is considered so when offering transportation services solely for the purpose of releasing firm transportation capacity on Rio Bravo Pipeline, LLC or other interstate natural gas pipeline, (b) under PUHCA, (c) as a “public utility,” as defined in the Federal Power Act, (d) under PURA or the PUCT Substantive Rules of the State of Texas as a “public utility,” or an “electric utility”, or be subject to rate regulation in the same manner as an “electric utility,” “public utility,” “retail electric provider,” “power marketer” or “transmission and distribution utility,” or (e) as a “gas utility” or be subject to rate regulation in the same manner as a “gas utility” pursuant to GURA.
9.9.Use of Proceeds
(a)The Borrower shall not apply the proceeds of the Construction/Term Loans other than for the purposes set forth in Section 2.1(d).
(b)The Borrower shall not apply the proceeds of the Revolving Loans other than for the purposes set forth in Section 2.6(d).

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9.10.Distributions
(a)The Borrower will not make or agree to make, directly or indirectly, any Distributions (other than Extraordinary Distributions) unless on the Distribution Date each of the following conditions has been satisfied:
(i)No Default or Event of Default has occurred and is continuing;
(ii)(A) no actual LNG Sales Mandatory Prepayment Event or Unmatured LNG Sales Mandatory Prepayment Event has occurred and is continuing as of the date of the proposed Distribution in respect of which the prepayment or cancellation of Senior Secured Debt, if any, required by the occurrence of such event pursuant to Section 8.5(b) has not been made in full or (B) P1 Distribution Collateral has been provided to the P1 Collateral Agent in an amount equal to the lesser of (1) the amount of the Distribution that is proposed to be made and (2) the maximum amount that would be mandatorily payable pursuant to Section 8.5(b) as a result of the relevant LNG Sales Mandatory Prepayment Event, that will be drawn or called and deposited in cash in accordance with the P1 Accounts Agreement by the Borrower in the event that a mandatory prepayment of Senior Secured Debt is triggered pursuant to Section 8.5(b) if the Borrower does not have sufficient cash available pursuant to Section 3.11(f) (P1 Debt Prepayment Account) of the P1 Accounts Agreement to make such mandatory prepayment;
(iii)(A) the Historical DSCR as of the Fiscal Quarter most recently ended is at least 1.25:1.00 and (B) the Credit Agreement Projected DSCR for the next four Fiscal Quarter period is at least 1.25:1.00;
(iv)the CD Senior Loan DSRA is funded in accordance with the P1 Accounts Agreement in an amount equal to or greater than its then-required DSRA Reserve Amount;
(v)the Term Conversion Date has occurred; and
(vi)the Borrower shall have delivered to the P1 Administrative Agent a certificate of an Authorized Officer of the Borrower (A) to the effect that all conditions for a Distribution in Section 5.10 (Distributions) of the Common Terms Agreement and this Section 9.10 has been satisfied and (B) setting forth in reasonable detail the calculations for computing each of the Historical DSCR and the Credit Agreement Projected DSCR for the relevant periods in clause (iii) above.
(b)The Borrower will not make or agree to make, directly or indirectly, (i) any Pre-Completion Revenue Distributions unless on the Distribution Date (A) the Pre-Completion Distribution Release Conditions (as defined in the P1 Accounts Agreement) and (B) the CD Pre-Completion Distribution Release Conditions have been satisfied or waived, (ii) any Extraordinary Distributions contemplated by clause (e) of the definition thereof with respect to Extraordinary Distributions under clause (e) of the definition of P1 Project Costs unless as of the Distribution Date, the conditions precedent in Section 7.2 and Section 7.4 have been satisfied or waived, or (iii) any Extraordinary Distributions contemplated by clause (i) of

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the definition of P1 Project Costs unless, after giving pro-forma effect to such Extraordinary Distribution, no funding shortfall in the Construction Budget and Schedule would occur as a result of such Extraordinary Distribution.
(c)For the avoidance of doubt, if any Distribution is permitted under Section 5.10 (Distributions) of the Common Terms Agreement but disallowed pursuant to this Section 9.10, such Distribution shall not be permitted prior to the Credit Agreement Discharge Date.
9.11.[Reserved]
9.12.RG Facility Entity Voting
The Borrower shall not exercise any voting, consent, or other rights or powers in respect of its Equity Interests in any RG Facility Entity in a way so as to allow such RG Facility Entity to:
(a)change its legal form, amend its limited liability company agreement or any other constitutive document, merge into or consolidate with, or acquire (in one transaction or series of related transactions) all or any portion of any business, any Equity Interests in or any material part of the assets or property of any other Person or liquidate, wind up, reorganize, terminate or dissolve;
(b)engage in any business or activities other than the development, engineering, construction, commissioning, operation and maintenance of the Rio Grande Facility and expansions to or modifications of the Rio Grande Facility and any activities incidental thereto made in accordance with the Credit Agreement Transaction Documents to which such Person is a party;
(c)dispose of, in one transaction or a series of transactions (other than the AEP Land Release and as otherwise required under the Credit Agreement Transaction Documents), any portion of the Land or any lease, easement or other interest in the Land that is material to the development, engineering, construction, commissioning, operation or maintenance of the Rio Grande Facility;
(d)dispose of, in one transaction or a series of transactions, any portion of the Common Facilities or any other Properties or assets of any RG Facility Entity, other than (i) sales or other dispositions of assets comprising the Common Facilities or such other Properties or assets that are no longer used or useful in the business of the Rio Grande Facility in the ordinary course of the Rio Grande Facility’s business and that could not reasonably be expected to result in a Material Adverse Effect, (ii) any dividend or other distribution by the RG Facility Entity (in cash or Cash Equivalents) in accordance with the Facility Subsidiary Document of such RG Facility Entity, including proceeds CFCo receives from any other Liquefaction Owner pursuant to Section 12.3 (Contributions to CFCo) or Section 14.4.4 (Mandatory Capital Improvements) of the CFAA, (iii) dispositions of any insurance proceeds received by InsuranceCo in accordance with the CFAA and the other Project Documents, (iv) any other payments, transfers, or other dispositions of cash or Cash Equivalents made in accordance with the Project Documents and Permitted Investments to the extent so paid, transferred, or disposed of in accordance with the Common Accounts Agreement, or (v) pursuant to the TIC Deeds;

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(e)suspend, cancel, or terminate any Material Government Approval applicable to such RG Facility Entity or consent to or accept any cancellation or termination thereof;
(f)suspend, cancel, or terminate any Facility Easement Agreement or other agreement granting interests in the Land to the Borrower or consent to or accept any cancellation or termination thereof;
(g)propose or consent to any amendment of any material provision of the LandCo Site Lease (other than in connection with the AEP Land Release) or the Common Facilities Sublease in an adverse manner;
(h)directly or indirectly create, incur, assume, permit, suffer to exist or otherwise be or become liable with respect to any Indebtedness other than (i) Indebtedness of the types specified in clauses (c), (e), (f), (h), (i), (k), and (l) of the definition of Credit Agreement Permitted Indebtedness in each case, individually or in the aggregate of $50,000,000 for all RG Facility Entities and (ii) to the extent constituting Indebtedness, any Indebtedness under any Material Project Document, the Facility Easement Agreements, the Tug Services Agreement (or any similar agreement or arrangement for the provision of tug services), the Train Facility Subleases, or the Common Facilities Sublease.
(i)(other than as required or expressly permitted under the Credit Agreement Transaction Documents) create, assume, incur, permit, or suffer to exist any Lien upon the property of such RG Facility Entity, whether now owned or hereafter acquired, except for RG Facility Entity Permitted Liens;
(j)take any action in respect of a Common Account that is not permitted by the P1 Financing Documents;
(k)employ any employees;
(l)sponsor, maintain, administer, or have any obligation to contribute to, or any liability under any defined benefit pension plan subject to Title IV of ERISA or Section 412 of the Code or any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA or plan that provides for post-retirement welfare benefits;
(m)acquire any class of stock of (or other Equity Interest in) another Person;
(n)(other than (x) the entry by InsuranceCo into any contract, undertaking, or agreement contemplated by the Insurance Program and (y) the entry into any Material Project Documents, the Facility Easement Agreements, the Tug Services Agreement (or any similar agreement or arrangement for the provision of tug services), the Train Facility Subleases, or the Common Facilities Sublease) enter into any contract, undertaking, agreement or other instrument (i) providing for payments or revenue receipts by any RG Facility Entity in excess of $10,000,000 in any twelve-month period or (ii) a termination of which could reasonably be expected to result in a Material Adverse Effect;
(o)contest or disaffirm the enforceability of any RG Facility Agreement;

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(p)open or become the beneficiary of any bank account other than as permitted by the RG Facility Agreements or the Common Accounts Agreement;
(q)change its accounting or financial reporting policies other than as permitted in accordance with GAAP; or
(r)delegate any of the Borrower’s voting rights under any Facility Subsidiary Document to any other Person other than the P1 Intercreditor Agent in the event of an Enforcement Action (as defined in the Collateral and Intercreditor Agreement).
(s)For the avoidance of doubt, if any vote, consent or other right is permitted under Section 5.12 (RG Facility Entity Voting) of the Common Terms Agreement but disallowed pursuant to this Section 9.12, such vote, consent or other right shall not be permitted prior to the Credit Agreement Discharge Date.
9.13.Material Project Documents
(a)The Borrower shall not:
(i)sell, transfer, assign or otherwise dispose of (by operation of law or otherwise) or consent to any such sale, transfer, assignment or disposition of its interest in or rights or obligations under any Material Project Document except (A) assignments pursuant to the Senior Security Documents and (B)  assignments pursuant to the Precedent Agreement Administration Agreement;
(ii)consent to any sale, transfer, assignment or disposition of any Material Project Party’s interest in or rights or obligations under any Material Project Document (if the Borrower has such consent rights under the applicable Material Project Document) except for (A) as could not reasonably be expected to have a Material Adverse Effect, (B) any assignments and transfers permitted or contemplated in the P1 Collateral Documents, and (C) assignments by a counterparty to its Affiliate as contemplated in, and in accordance with the terms of, the applicable Material Project Document;
(iii)approve any Major Decision;
(iv)initiate or settle an arbitration proceeding under any Material Project Document unless the initiation or settlement of such arbitration proceeding could not reasonably be expected to have a Material Adverse Effect or an Event of Default; or
(v)agree to any amendment or modification, or waiver of, or waiver relating to any Material Project Document to which it is a party that could reasonably be expected to have a Material Adverse Effect; provided, that (A) Change Orders not prohibited by Section 9.13(d) shall in any case be permitted and (B) amendments or modifications to, or waivers under, Credit Agreement Designated Offtake Agreements as permitted under Section 9.13(b) shall in any case be permitted.

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(b)The Borrower shall not agree to:
(i)any amendment or modification of the price or quantity provisions of any Credit Agreement Designated Offtake Agreement:
(A)if such amendment or modification results in a breach of Section 9.14(a); and
(B)unless after giving effect to such amendment or modification, (excluding principal amounts and commitments in respect of any Working Capital Debt) the Credit Agreement Projected DSCR for the period starting from the first Quarterly Payment Date for the repayment of principal after the date of such amendment or modification to the end of the calendar year in which such Quarterly Payment Date occurs, and for each calendar year thereafter through the Latest Qualified Term of the Credit Agreement Designated Offtake Agreements in effect at such time, is at least 1.45:1.00; or
(ii)any amendment or modification of any Credit Agreement Designated Offtake Agreement that:
(A)could reasonably be expected to have a Material Adverse Effect;
(B)would not be on Market Terms with respect to the Borrower; or
(C)would otherwise be materially inconsistent with the terms of the P1 Financing Documents.
(c)Unless required or contemplated by (x) a Material Project Document to which it is a party (including any replacement or substitute Material Project Document and any guarantee thereof), (y) this Agreement, or (z) any other P1 Financing Document, the Borrower shall not enter into any Additional Material Project Document without the prior written consent of the Majority Senior Lenders; provided, that such consent will not be required if such Additional Material Project Document is:
(i)substantially in the form of such agreement (or an equivalent agreement) in place as of the Closing Date;
(ii)a Credit Agreement Designated Offtake Agreement (and any guaranty thereof) that meets the conditions in Section 8.5 or any other Offtake Agreement permitted by Section 9.14;
(iii)a Time Charter Party Agreement (other than the Initial Time Charter Party Agreements) that meets the conditions set forth in Section 8.10;
(iv)entered into by the Borrower in connection with a Capital Improvement permitted by Section 9.15 and Section 5.14 (Capital Improvements) of the Common Terms Agreement; and
(v)the APCI License Agreement.

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(d)The Borrower shall not, nor shall it permit the P1 CASA Advisor to, except for Change Orders specified in Schedule 9.13(d), without the consent of the P1 Administrative Agent (upon the approval of the Majority Senior Lenders in consultation with the Independent Engineer), initiate or consent to any Change Order or Change Directive (as defined in the P1 EPC Contracts) that:
(i)increases the aggregate contract price payable under the P1 EPC Contracts as of the Closing Date; provided, that:
(A)the Borrower may, subject to the remainder of this Section 9.13(d), enter into any Change Order or make payment of any claim under the P1 EPC Contracts, if (1) the P1 Administrative Agent has received an IE Confirming Certificate and (2) the amount of such Change Order is equal to or less than $50,000,000 (taking into account increases and decreases within such Change Order on a net basis and calculated, in the case of a Change Order arising due to loss or damage to Project assets, after taking into account insurance proceeds reasonably expected to be available under its insurance policies to cover such loss or damage and permitted to be so applied in accordance with the terms of the P1 Financing Documents) so long as the aggregate amount of all Change Orders under this clause (A) (taken together on a net basis) does not exceed $500,000,000;
(B)if the P1 EPC Contractor requests a Required EPC Change Order to which it is entitled under the terms of a P1 EPC Contract then, subject to the remainder of this Section 9.13(d), the Borrower shall be entitled to authorize such change without first obtaining the consent of the P1 Administrative Agent if the amount of such change is within the remaining Contingency set forth in the Construction Budget and Schedule, or to the extent that such amount exceeds such remaining Contingency, (x) the aggregate commitment under the P1 Equity Contribution Agreement has been irrevocably and unconditionally increased in the amount at least sufficient to cover such excess amount or (y) the Borrower certifies to the P1 Administrative Agent that it reasonably expects to have (on the basis of all available funds, including Senior Secured Debt Commitments, cash on deposit in the P1 Construction Account or the Distribution Account, committed equity, and projected Contracted Revenues under the Credit Agreement Designated Offtake Agreements) sufficient funds in addition to those already set forth in the then current Construction Budget and Schedule for such excess amount; and
(C)the Borrower may enter into any Change Order under the P1 EPC Contracts for amounts in excess of the amounts specified in Section 9.13(d)(i)(A) but subject to the remainder of this Section 9.13(d); provided, that, with respect to this Section 9.13(d)(i)(C), (1) the P1 Administrative Agent has received an IE Confirming Certificate and (2) the amount of such change is within the remaining Contingency set forth in the Construction Budget and Schedule, or to the extent that such

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amount exceeds such remaining Contingency, (x) the aggregate commitment under the P1 Equity Contribution Agreement has been irrevocably and unconditionally increased in the amount at least sufficient to cover such excess amount or (y) the Borrower certifies to the P1 Administrative Agent that it reasonably expects to have (on the basis of all available funds, including Senior Secured Debt Commitments, cash on deposit in the P1 Construction Account or the Distribution Account, and committed equity) sufficient funds in addition to those already set forth in the then current Construction Budget and Schedule for such excess amount;
(ii)extends any Guaranteed Substantial Completion Date under and as defined in the P1 EPC Contracts to a date that could reasonably be expected to result in the failure by the Borrower to achieve Substantial Completion under each P1 EPC Contract by the Date Certain;
(iii)except as otherwise permitted pursuant to the terms hereof or as a result of a Required EPC Change Order (provided, that the Independent Engineer concurs (which concurrence shall not be unreasonably withheld, conditioned or delayed) to the Borrower’s consent to such Change Order pursuant to such P1 EPC Contract), modifies the Performance Guarantees of the P1 EPC Contractor pursuant to a P1 EPC Contract or the criteria or procedures for the conduct or measuring of the results of the performance tests under any P1 EPC Contract, in each case in a manner that could reasonably be expected to have a material adverse effect on the Borrower’s ability to meet its LNG delivery obligations under each of its then-existing Credit Agreement Designated Offtake Agreements or otherwise have a material adverse effect on the ability of the Borrower to achieve the Term Conversion Date by the Date Certain;
(iv)adjusts the payment schedule under any P1 EPC Contract or provides a bonus to be paid to the P1 EPC Contractor thereunder, other than if such changes are made to track changes in the payment schedule as a result of any Change Order that is (1) permitted under this Section 9.13(d) or (2) a Required EPC Change Order;
(v)causes any material component or material design feature or aspect of the Project to materially deviate in any fundamental manner from the description thereof set forth in the schedules, exhibits, appendices or annexes to the P1 EPC Contracts (other than as the result of a Change Order which is permitted by Section 9.13(d)(i) above, any Required EPC Change Order, or otherwise permitted by this Agreement);
(vi)(A) reduces the per-day nominal dollar value of any of the delay liquidated damages provisions or the per-percentage shortfall nominal dollar value of any of the performance liquidated damage provisions under such P1 EPC Contract or (B) waives or otherwise releases the P1 EPC Contractor from any liability to pay any such delay or performance liquidated damages which would otherwise be due and owing under such P1 EPC Contract (provided, that a Required EPC Change Order that the P1 EPC Contractor is entitled to under a P1 EPC Contract that modifies a Guaranteed

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Substantial Completion Date (as defined in the applicable P1 EPC Contract) and that is in compliance with Section 9.13(d)(ii) shall not be deemed to violate this clause (B));
(vii)waives or results in an adverse modification of the specific provisions under such P1 EPC Contract setting forth the terms of default, termination, or suspension or constitutes a waiver by the Borrower of any event that, with the giving of notice or the lapse of time or both, would entitle the Borrower to terminate the P1 EPC Contracts;
(viii)except as a result of a Required EPC Change Order, impairs the ability of the Project to satisfy the Minimum Acceptance Criteria or Performance Guarantees under the P1 EPC Contracts;
(ix)results in the revocation or adverse modification of any Material Government Approval that could reasonably be expected to (A) impair the ability of the Project to satisfy the Minimum Acceptance Criteria or Performance Guarantees under the P1 EPC Contracts or to achieve Substantial Completion under and as defined in the P1 EPC Contracts by the Term Conversion Date or (B) materially adversely affect the Borrower’s ability to satisfy its obligations under its Credit Agreement Designated Offtake Agreements; and
(x)cause the Borrower or the Project not to comply with Sections 8.4(b) and 8.7(a).
(e)Notwithstanding anything to the contrary in the Common Terms Agreement or any other P1 Financing Document, any Guaranteed Substantial Completion Date (as defined in each P1 EPC Contract) shall not be modified by any Change Order unless the execution of such Change Order is permitted hereby or has been approved by the Majority Senior Lenders.
(f)The Borrower shall not provide its consent to the Pipeline Manager under Section 1, Section 2, or Section 3 of the Gas Supply Letter Agreement without the prior written consent of the P1 Administrative Agent.
9.14.Offtake Agreements
(a)The Borrower shall not enter into any Offtake Agreements other than (a) Credit Agreement Designated Offtake Agreements and (b) Offtake Agreements in respect of Credit Agreement Supplemental Quantities of LNG of any duration, on any terms and to buyers of any credit quality so long as (i) each buyer thereunder is instructed to pay the proceeds of sales of LNG (A) prior to the Term Conversion Date, the P1 Pre-Completion Revenue Account and (B) after the Term Conversion Date, the P1 Revenue Account, and (ii) performance under such Offtake Agreement could not reasonably be expected to have a material adverse effect on the ability of the Borrower to meet its obligations under the Credit Agreement Designated Offtake Agreements.

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9.15.Capital Improvements
(a)Subject to Section 9.15(b) and notwithstanding anything to the contrary in Section 5.14 (Capital Improvements) of the Common Terms Agreement, the Borrower shall not make any Discretionary Capital Improvements that are Major Capital Improvements or are funded by Supplemental Debt unless (i) (A) the plans and specifications of such Discretionary Capital Improvement have been reviewed and confirmed reasonable by the Independent Engineer in the Capital Improvement IE Certificate and (B) the Independent Engineer confirms in the Capital Improvement IE Certificate that such Discretionary Capital Improvement could not reasonably be expected to have a material and adverse impact on the Project or (ii) such Capital Improvements constitute Restoration Work.
(b)The Borrower may only fund Permitted Capital Improvements using (i) proceeds of Supplemental Debt, (ii) capital contributions or Permitted Subordinated Debt provided by the Pledgor or the Equity Owners that are in addition to the Cash Equity Financing, (iii) such funds on deposit in the Distribution Account or the P1 Distribution Reserve Account that are permitted to be distributed pursuant to Section 3.7 (P1 Distribution Reserve Account) of the P1 Accounts Agreement, (iv) subject to Section 8.16(c), Loss Proceeds, or (v)  Indebtedness referred to in clause (m) of the definition of Credit Agreement Permitted Indebtedness. Prior to the commencement of work on such Permitted Capital Improvements, the Borrower shall provide evidence satisfactory to the P1 Administrative Agent that it has funds required to pay its allocated share of such Permitted Capital Improvements under the CFAA from the sources described in the previous sentence.
9.16.Material Government Approvals
The Borrower shall not amend or modify a Material Government Approval or any conditions thereof; provided, that the Borrower may amend or modify such Government Approvals and any conditions thereof so long as such amendment or modification could not reasonably be expected to have a Material Adverse Effect or result in the Impairment of the DOE Export Authorization.
9.17.Performance Tests
The Borrower shall not permit any Performance Test to be performed without giving the P1 Administrative Agent and the Independent Engineer at least five Business Days prior written notice of such Performance Test (or such shorter period as agreed by the Independent Engineer).
9.18.Historical DSCR
(a)Together with the delivery of financial statements in accordance with Section 10.1(a) in respect of each full Fiscal Quarter occurring after the Initial Principal Payment Date, the Borrower shall calculate and deliver to the P1 Administrative Agent its calculation of the Historical DSCR.

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(b)The Borrower shall not permit the Historical DSCR as of the end of any Fiscal Quarter from and following the Initial Principal Payment Date to be less than 1.10 to 1.00; provided, that a failure to meet the required ratio as a result of a failure to maintain a Credit Agreement Designated Offtake Agreement shall be addressed pursuant to Section 8.5(a) and not pursuant this Section 9.18; provided, further, that, notwithstanding anything to the contrary herein or in any P1 Financing Document, if the Historical DSCR as of the end of any Fiscal Quarter following the Initial Principal Payment Date is (or would be) less than 1.10 to 1.00, then any direct or indirect owner of the Borrower shall have the right to provide cash to the Borrower, not later than twenty Business Days following the date of delivery of the calculation of the Historical DSCR as required pursuant to Section 9.18(a) by (A) transferring from the Distribution Account to the P1 Revenue Account or (B) causing the Equity Owners to deposit in the P1 Revenue Account such amount as, when added to the otherwise applicable Cash Flow for purposes of calculating Historical CFADS for the applicable period, would cause the Historical DSCR for such period to equal or exceed 1.10 to 1.00 (and upon such transfer or deposit, any default under this Section 9.18(b) shall be deemed immediately cured) (provided, that the Borrower shall not have the right to cure a default of this Section 9.18(b) by operation hereof in respect of more than four Fiscal Quarters in aggregate over the term of the Senior Loans).
9.19.Accounts
The Borrower shall not open or maintain, or permit or instruct any other Person to open or maintain on its behalf, or use or be the beneficiary of any account other than the P1 Accounts, the Common Accounts, and the Distribution Account (if applicable).
9.20.GAAP
The Borrower shall not change its Fiscal Year without the prior written consent of the P1 Administrative Agent. The Borrower shall not change its accounting or financial reporting policies other than as permitted in accordance with GAAP.
9.21.Margin Stock
The Borrower shall not use any part of the proceeds of any Senior Loans to purchase or carry any Margin Stock (as defined in Regulation U of the Board of Governors of the Federal Reserve System) or to extend credit to others for the purpose of purchasing or carrying any Margin Stock. The Borrower shall not use any proceeds of the Senior Loans in a manner that could violate or be inconsistent with the provisions of Regulation T, Regulation U, or Regulation X of the Board of Governors of the Federal Reserve System, or any regulations, interpretations or rulings thereunder.

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9.22.Sanctions
The Borrower shall not, and shall not permit or authorize any Person to, directly or knowingly indirectly, have any investment in or engage in any dealing or transaction (including using, lending, making payments of, contributing or otherwise making available, all or any part of, the proceeds of the Senior Loans or other transactions contemplated by this Agreement or any other P1 Financing Document), with any Person if such investment or transaction (i) involves or is for the benefit of any Restricted Person or any Sanctioned Country except to the extent permitted for a Person required to comply with Sanctions Regulations, (ii) would cause any Lender or any Affiliate of such Lender to be in violation of, or the subject of, applicable Sanctions Regulations, or (iii) in any other manner that could reasonably be expected to result in any Person (including any Person participating in the Senior Loans) being in breach of any Sanctions Regulations (if any to the extent applicable to any of them) or becoming a Restricted Person.
10.REPORTING COVENANTS
The Borrower covenants and agrees that until the Discharge Date, it shall perform or observe or cause to be performed or observed (as applicable) each of the obligations set forth in Article 6 (Reporting Requirements) of the Common Terms Agreement and each of the following supplemental obligations set forth in this Article 10 in favor and for the benefit of the P1 Administrative Agent, each Senior Lender, and the Revolving LC Issuing Bank.
10.1.Financial Statements
As soon as available and in any event prior to the date specified below the Borrower shall deliver:
(a)on or prior to the sixtieth day after the end of each of the first three Fiscal Quarters of each Fiscal Year of the Borrower:
(i)unaudited consolidated statements of income and cash flows of the Borrower for such period and for the period from the beginning of the respective Fiscal Year to the end of such period; and
(ii)the related unaudited balance sheet as at the end of such period,
(iii)setting forth, in each case, in comparative form the corresponding figures for the corresponding period in the preceding Fiscal Year; provided, that the Borrower shall not be required to deliver comparative financial statements for the first three Fiscal Quarters following the Closing Date.
(b)on or prior to the 120th day after the end of each Fiscal Year of the Borrower, audited consolidated statements of income, member’s equity and cash flows of the Borrower for such year and the related audited balance sheets as at the end of such Fiscal Year, and accompanied by an opinion of Grant Thornton LLP or other

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independent certified public accountants of recognized national standing, which opinion shall state that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower as at the end of, and for, such Fiscal Year on a consolidated basis in accordance with GAAP;
(c)concurrently with the delivery of the financial statements pursuant to Section 10.1(a) or Section 10.1(b):
(i)a certificate executed by the Borrower certifying that such financial statements fairly present in all material respects the financial condition and results of operations of the Borrower on the dates and for the periods indicated in accordance with GAAP, subject, in the case of quarterly financial statements to the absence of notes and normal year-end audit adjustments; and
(ii)a certificate executed by the Borrower certifying that, no Default or Event of Default or default or event of default under any Senior Secured Debt Instrument exists as of the date of such certificate or, if any default or event of default under any Senior Secured Debt Instrument exists, describing the same in reasonable detail and describing what action the Borrower has taken and proposes to take with respect thereto.
(d)To the extent that the RG Facility Entities are not consolidated with the Borrower for purposes of the Borrower’s financial statements and thus not included on a consolidated basis in the financial statements furnished pursuant to Section 10.1(a) and Section 10.1(b) above, the Borrower shall, concurrently with the delivery of the financial statements furnished pursuant to Section 10.1(a) and Section 10.1(b) above, deliver to the P1 Administrative Agent copies of quarterly unaudited and annual audited financial statements for the RG Facility Entities, respectively.
10.2.Notice of Defaults, Events of Default and Other Events
As soon as practicable and in any event, unless otherwise specified, the Borrower shall deliver within five Business Days after the Borrower obtains Knowledge of any of the following, written notice to the P1 Administrative Agent of:
(a)any Default or Event of Default and describing any action being taken or proposed to be taken with respect thereto;
(b)any cessation of material activities related to the development, construction, operation and/or maintenance of the Project not otherwise reflected in the Construction Budget and Schedule and that could reasonably be expected to exceed sixty consecutive days;
(c)change in ultimate beneficial ownership information of Borrower required to be provided in the Beneficial Ownership Certification most recently delivered to the P1 Administrative Agent;
(d)any event, occurrence or circumstance that could reasonably be expected to cause (i) an increase of more than $150,000,000 individually or in the aggregate in P1

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Project Costs or (ii) the actual expenditure with respect to any category of expenditure or any line item contained in the Annual Facility Budget to exceed the budgeted amount set forth in the Annual Facility Budget by any amount that would give rise to a vote of one or more Liquefaction Owners pursuant to the CFAA;
(e)(i) the outage or disability of any Train Facility or Common Facilities for a period of longer than seven days (except for regularly scheduled outages) or (ii) any event which would entitle the Borrower to receive liquidated damages pursuant to Section 14.2.8 (Subsequent Train Facilities) of the CFAA or to receive and schedule “Default Quantities” pursuant to Section 14.2.9 (Subsequent Train Facilities) of the CFAA, and, in each case, any additional information available to the Borrower as may be reasonably requested by the P1 Intercreditor Agent in connection therewith;
(f)any proposed appointment, removal or change in the identity of the Facility Independent Engineer pursuant to the CFAA;
(g)any material dispute between any Loan Party and the relevant tax authorities;
(h)any material litigation, arbitration, administrative proceeding, investigation, claim or proceeding and any material developments with respect thereto, in each case, relating to the Project (i) in which the amount involved is in excess of $150,000,000 or (ii) that could reasonably be expected to have a Material Adverse Effect;
(i)the commencement of commercial exports of LNG from the Rio Grande Facility;
(j)any ERISA Event that could reasonably be expected to result in material liability to any Loan Party under ERISA or under the Code with respect to any Plan or Multiemployer Plan;
(k)any event (other than any event specified above) that could reasonably be expected to have a Material Adverse Effect on the Project; and
(l)copies of any similar notices to those set forth in this Section 10.2 or in Section 6.2 (Notice of CTA Default, CTA Event of Default, and Other Events) of the Common Terms Agreement given in connection with additional Working Capital Debt, Replacement Debt or Supplemental Debt, including any notices of any default or event of default under any other Senior Secured Debt Instrument.
10.3.Notices under Material Project Documents
(a)Promptly upon delivery to any Material Project Party pursuant to a Material Project Document, the Borrower shall deliver to the P1 Administrative Agent copies of all material written notices or other material documents delivered to such Material Project Party by the Borrower (other than routine written notices or other documents delivered in the ordinary course of the administration of such agreements), including each of the notices set forth on Exhibit I (Rio Grande Facility Notices) to the CFAA.

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(b)Promptly upon such documents becoming available (and, in the case of the documents described in clauses (iv)-(viii) below, no later than two Business Days following receipt thereof), the Borrower shall deliver to the P1 Administrative Agent copies of all material written notices or other material documents received by the Borrower pursuant to any Material Project Document, other than routine written notices or other documents delivered in the ordinary course of administration of such agreements, but in any event including any notice or other document relating to (i) a failure by the Borrower to perform any of its material covenants or obligations under such Material Project Document; (ii) termination of a Material Project Document; (iii) a force majeure event under a Material Project Document; (iv) (x) any STF Development Plan (as defined in the Definitions Agreement) received, and, upon finalization, finalized, pursuant to Section 14.2 (Subsequent Train Facilities) of the CFAA (including any Facility Independent Engineer certificate relating thereto) and any additional information or notice of disagreement received or modification proposed pursuant to Section 14.2.5 (Subsequent Train Facilities) of the CFAA (together with any information and documents received in support thereof) and (y) any notice received pursuant to Section 14.2.11 (Subsequent Train Facilities) of the CFAA; (v) (x) any Capital Improvement Plan received, and, upon finalization, finalized, pursuant to Section 14.3 (Capital Improvements Generally) of the CFAA (including any Facility Independent Engineer certificate relating thereto) and (y) any Facility Independent Engineer confirmation received pursuant to Section 14.3.7 (Capital Improvements Generally) of the CFAA; (vi) (x) any Restoration Plan received, and, upon finalization, finalized, pursuant to Section 22.1 (Notice; Restoration Plan) of the CFAA (including any Facility Independent Engineer certificate relating thereto) and (y) any Facility Independent Engineer confirmation received pursuant to Section 22.2.3 (Events of Loss Affecting Common Facilities) of the CFAA; (vii) each of the notices set forth on Exhibit I (Rio Grande Facility Notices) to the CFAA; and (viii) each of the notices set forth in Section 2.2.3 (Delivery of Notices) to the PAAA.
(c)Prior to entering into or otherwise approving the entry into of any amendments, modifications, variations or supplements to any RG Facility Agreements that would not constitute a Major Decision, the Borrower shall give written notice to the P1 Administrative Agent.
10.4.Construction Period Reports
(a)The Borrower shall promptly, and in any event within five Business Days, after receipt from the P1 CASA Advisor, deliver to the P1 Administrative Agent and the Independent Engineer a copy of any material written statement, budget, plan or reports delivered to the Borrower under the P1 CASA (including any such statements, budget, plan or report with respect to the Rio Grande Facility) and all lien and claim waivers with respect to the Rio Grande Facility required to be delivered pursuant to Section 3.10(c) (Other Services) of the P1 CASA.
(b)Not later than thirty days after the end of each month following the month during which the Closing Date occurs up to and including the month during which the Project Completion Date occurs, the Borrower shall deliver to the P1 Administrative Agent a monthly construction report from the Independent Engineer regarding the construction activities in relation to the Project carried out during such month based on the report delivered by the P1 CASA Advisor under

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Section 3.3(j) (Requirements of Independent Engineers) of the P1 CASA and such other information reasonably requested by the Independent Engineer.
(c)The Borrower shall promptly, and in any event within five Business Days, after receipt from the P1 EPC Contractor, deliver to the P1 Administrative Agent and the Independent Engineer a copy of the Substantial Completion Certificate (as defined in each of the P1 EPC Contracts) with respect to each of Train 1, Train 2, and Train 3.
10.5.Operating Period Reports
The Borrower shall promptly, and in any event within five Business Days, after receipt from the Operator, deliver to the P1 Administrative Agent and the Independent Engineer a copy of any operating and other reports (including production and maintenance forecasts, quarterly operating statements and monthly, semi-annual and annual operating reports and any other reports delivered pursuant to Section 3.7 (Reports) of the O&M Agreement) delivered to the Borrower under the O&M Agreement.
10.6.Other Documents and Information
The Borrower shall furnish the P1 Administrative Agent:
(a)promptly after the filing thereof, a copy of each filing made by the Borrower (i) with FERC with respect to the Project and (ii) with DOE/FE with respect to the export of LNG from, or the import of LNG to, the Project, except in the case of clause (i) or (ii) such as are routine or ministerial in nature;
(b)promptly after obtaining Knowledge thereof, a copy of each filing with respect to (i) the Project made with FERC by any Person other than the Borrower in any proceeding before FERC in which the Borrower is the captioned party or respondent, except for such filings as are routine or ministerial in nature, or (ii) the import of LNG to, or the export of LNG from, the Project made with DOE/FE by any Person other than the Borrower in any proceeding before DOE/FE in which the Borrower is the captioned party or respondent, except for such filings as are routine or ministerial in nature;
(c)any material amendment to any Material Government Approval, together with a copy of such amendment;
(d)promptly after the filing thereof, a copy of each filing, certification, waiver, exemption, claim, declaration, or registration made with respect to Material Government Approvals or DOE Export Authorizations to be obtained or filed by the Borrower with any Government Authority, except such filings, certifications, waivers, exemptions, claims, declarations, or registrations that are routine or ministerial in nature and in respect of which a failure to file could not reasonably be expected to have a Material Adverse Effect or to materially Impair any DOE Export Authorization;

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(e)any material order issued by FERC or DOE/FE relating to the Project (including any Capital Improvement) or any Material Project Agreement; or
(f)in the event any Replacement Debt, Supplemental Debt, or Working Capital Debt is incurred by the Borrower, a copy of any report from the Independent Engineer and any other consultant that the Holders of such Senior Secured Debt are entitled to receive.
10.7.Annual Budgets and Plans
(a)Promptly, and in no event later than five Business Days, after each such document is approved in accordance with the terms of the CFAA, the Borrower shall provide a copy of the Annual Facility Budget, the Annual Facility Plan, the Annual Operating Budget, the Annual Capital Budget, the Annual Operating Plan, and the Annual Capital Plan to the Independent Engineer and the P1 Administrative Agent.
(b)Promptly, and in no event later than five Business Days after each document is approved in accordance with the terms of the O&M Agreement, the Borrower shall provide a copy of the Annual O&M Budget and the Annual O&M Plan to the Independent Engineer and the P1 Administrative Agent.
10.8.DSCR Certificates
(a)Together with the delivery of financial statements in accordance with Section 10.1(a) and 10.1(b) in respect of each Fiscal Quarter occurring after the Project Completion Date, the Borrower shall deliver to the P1 Administrative Agent a certificate of an Authorized Officer of the Borrower setting forth (a) the Historical DSCR for the four Fiscal Quarter period ended on such Quarterly Payment Date and (b) the Credit Agreement Projected DSCR for the four Fiscal Quarter period commencing on such Quarterly Payment Date, in each case together with the calculation in reasonable detail and supporting data to confirm such calculations.
10.9.Additional Material Project Documents
(a)No later than five Business Days after the execution thereof, the Borrower shall deliver copies of any Additional Material Project Documents to the P1 Administrative Agent.
(b)No later than five Business Days after the execution thereof, the Borrower shall deliver copies of all material amendments, supplements or modifications (including any change order) of any Material Project Documents.

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10.10.Environmental and Social Reporting
(a)Prior to T1 Substantial Completion, the Borrower shall deliver to the P1 Administrative Agent copies of environmental and social information contained in periodic reports prepared by or for the Borrower, which will include a summary of the P1 EPC Contractor’s performance against certain key performance indicators and other appropriate environmental and social statistics, such as (i)  lost time incidents, (ii) oil spills and releases of hazardous materials, and (iii) other material environmental and social events.
(b)Within sixty days following each June 30 and December 31 to occur after the Closing Date and prior to T1 Substantial Completion, the Borrower shall deliver to the P1 Administrative Agent and the Independent Engineer a semi-annual environmental and social report prepared by the Environmental Advisor analyzing the Borrower’s compliance with the Equator Principles and the Environmental and Social Action Plan.
(c)Within 120 days following December 31 of each calendar year prior to the Credit Agreement Maturity Date beginning with the first calendar year following the year in which T1 Substantial Completion has occurred, the Borrower shall deliver to the P1 Administrative Agent and the Independent Engineer an annual environmental and social report prepared by the Environmental Advisor analyzing the Borrower’s compliance with the Equator Principles and the Environmental and Social Action Plan.
(d)As soon as practicable and in any event, unless otherwise specified, within seven Business Days after the Borrower obtains Knowledge of any of the following, written notice to the P1 Administrative Agent of (i) any material Release of Hazardous Materials, (ii) any Environmental and Social Incident (which notice may be subject to subsequent investigation and clarification), (iii) any event or circumstance that could reasonably be expected to give rise to a material Environmental Claim, constitute a breach in any material respect of the Environmental and Social Action Plan, or result, or which has resulted, in a failure by the Borrower to comply in all material respects with Environmental Laws and the Equator Principles, and (iv) other material written notice from Government Authorities related to any of the foregoing or otherwise related to the need to investigate, respond, clean up, or remediate Hazardous Materials or any Environmental and Social Incident.
(e)As soon as practicable and in any event, unless otherwise specified, within seven Business Days following either (i) delivery to the Borrower of any report prepared for the Borrower regarding any Environmental and Social Incident or (ii) the occurrence of a material development in respect of any Environmental and Social Incident, the Borrower shall deliver to the P1 Administrative Agent a notice, report or update, as applicable, from the Borrower (which may, but need not, be a copy of the report referred to in sub-clause (e)(i) above) in respect of such material development (and, for the avoidance of doubt, no such notice, report or update will require delivery of any document prepared for internal purposes).

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10.11.Insurance Reporting
(a)As soon as practicable and in any event, unless otherwise specified, the Borrower shall deliver within five Business Days after the Borrower obtains Knowledge of any of the following, written notice thereof to the P1 Administrative Agent:
(a)the occurrence of any Event of Loss or Event of Taking in excess of $75,000,000 in value or any series of such events or circumstances during any twelve month period in excess of $250,000,000 in value in the aggregate, or the initiation of any insurance claim proceedings with respect to any such Event of Loss or Event of Taking;
(b)the occurrence of any event giving rise (or that could reasonably be expected to give rise) to a claim under any insurance policy maintained with respect to the Project in excess of $75,000,000 with copies of any material document relating thereto that are available to the Borrower;
(c)any failure to pay any premium, cancellation, termination, suspension, or actual or reasonably anticipated material reductions in the coverages or amounts of any insurance required pursuant to the Insurance Program;
(d)any reduction in the financial rating of any insurer providing insurance such that the rating no longer meets the requirements set forth in the Insurance Program;
(e)any notices or other documents delivered by or to the Borrower pursuant to Exhibit E (Insurance Requirements) of the CFAA;
(f)any material claims on insurance carried by the P1 EPC Contractor under the P1 EPC Contracts and a summary of the progress and status of such claims;
(g)the renewal or replacement of any insurance policy required under the Insurance Program, within thirty days thereof;
(h)without prejudice to its other obligations under this Section 10.11 or the CFAA, any fact, event or circumstance that has caused, or that with the giving of notice, lapse of time or making of a determination would cause, it to be in breach of any provision of Section 8.17 or the CFAA or the requirements of any of the insurance policies in the Insurance Program and (i) the steps it proposes to take in order to remedy such breach or, if such breach cannot be remedied, to mitigate the risk or liability to which the Project has been or shall reasonably be expected to be exposed by virtue of the occurrence of such breach and (ii) its good faith estimate of the period required to implement, and the cost of, such steps; and
(i)any information equivalent to the foregoing that the Borrower has received from CFCo or InsuranceCo with respect to the Insurance Program.
10.12.Gas Supply Reporting
For the Borrower’s gas supply requirements in connection with its then-existing Credit Agreement Designated Offtake Agreements, within 45 days following the end of each calendar quarter for the first two years after commissioning of the first Train under and as

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defined in the P1 EPC Contracts and, thereafter, within 45 days following the end of each June 30 and December 31 of each calendar year, the Borrower will deliver to the P1 Administrative Agent reports on the status of its gas supply arrangements (excluding any commercially sensitive trade information) for the Project during the three- or six- month period prior to the end of such quarter or semi-annual period, as applicable, including:
(a)a summary list of gas suppliers with which the Borrower entered into material gas supply contracts during the covered period; and
(b)a summary of material gas purchases made and hedges entered into by the Borrower during the covered period, detailing aggregate outstanding contract volumes, remaining tenor (after commencement of services), price ranges of such gas purchases and hedges and aggregate gas purchase, price indexation used and hedge payables with respect to material gas supply contracts and hedges during such covered period.
10.13.Other Information
The Borrower shall provide to the P1 Administrative Agent such other information reasonably requested by the P1 Administrative Agent.
11.EVENTS OF DEFAULT
The CTA Events of Default set forth in Article 7 (Events of Default) of the Common Terms Agreement shall constitute Events of Default under this Agreement, subject to all of the provisions of such Article 7 (Events of Default) in the Common Terms Agreement, and each of the following events or occurrences set forth in this Article 11 shall be a supplemental Event of Default.
11.1.Non-Payment of Senior Secured Obligations
(a)The Borrower shall (i) fail to pay when due any principal of any Senior Loans (unless (x) such failure is caused by an administrative or technical error and (y) payment is made within three Business Days of its due date), (ii) fail to pay when due any interest in respect of the Senior Loans, and such failure continues unremedied for a period of three Business Days, or (iii) fail to pay when due any Commitment Fees or letter of credit fees on any Revolving LC and such failure continues unremedied for a period of five Business Days.
(b)The Borrower shall (i) fail to pay when due any principal of any Senior Secured Debt (other than Senior Loans) in a principal amount in excess of $125,000,000 unless (A) such failure is caused by an administrative or technical error and (B) payment is made within the cure period permitted pursuant to such Senior Secured Debt Instrument or (ii) fail to pay when due any interest on any Senior Secured Debt (other than Senior Loans), any periodic settlement payment or termination payment in respect of any Senior Secured Hedge Agreement, or any commitment fees, letter of credit fees, or similar fee payable by it under any Senior Secured Debt Instrument (other than this Agreement) when due and, in each of the cases set forth in this clause (b), such failure continues unremedied

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beyond the cure period permitted pursuant to such Senior Secured Debt Instrument or Senior Secured Hedge Agreement, as applicable.
(c)The Borrower shall fail to pay any other Senior Secured Obligation payable by it under any P1 Financing Document other than those set forth in Section 11.1(a) and Section 11.1(b) above and such failure continues unremedied for a period of ten Business Days.
11.2.Cross-Acceleration
Any default shall occur with respect to (x) any Senior Secured Debt (other than Senior Secured Debt incurred under this Agreement) or (y) any other Indebtedness of the Borrower (other than Senior Secured Debt and Permitted Subordinated Debt) having drawn or undrawn principal amounts in excess of $125,000,000 in the aggregate and shall have continued beyond any applicable grace period, the effect of which has been to cause the entire amount of such Indebtedness under this Section 11.2 to become due (whether by redemption, purchase, offer to purchase or otherwise) and such Indebtedness under this Section 11.2 remains unpaid or the acceleration of its stated maturity unrescinded.
11.3.Breaches of Covenant
(a)The Borrower defaults in the due performance and observance of any of its obligations under any of the following Section 8.1, Section 8.2(a), Section 9.2(b), Section 9.4, Section 9.9, Section 9.10, Section 9.12, or Section 9.18 of this Agreement.
(b)The Borrower defaults in the due performance and observance of any of its obligations under (i) Section 8.7(a) (other than in relation to any Environmental Laws), Section 8.7(c), Section 8.7(d), Section 8.7(e), Section 9.2(a), Section 9.3(a), or Section 9.22 of this Agreement and (ii) Section 4.8 (Taxes) or Section 5.9 (Permitted Investments) of the Common Terms Agreement, and such Default continues unremedied for a period of sixty days after the earlier of (x) the date on which the Borrower receives written notice of such Default from the P1 Administrative Agent or (y) the date on which the Borrower obtains Knowledge of such Default.
(c)The Borrower defaults in the due performance and observance of any of its material obligations under Section 8.16.
(d)The Pledgor defaults in the due performance and observance of any of its obligations under Sections 5.1(b)-(d) (Covenants of the Pledgor) of the P1 Pledge Agreement that is not corrected or cured within thirty days after the earlier of (x) the date on which the Pledgor became aware of such failure and (y) notice from the P1 Collateral Agent to the Borrower and the Pledgor.
(e)The Pledgor fails to make requested contributions to the Borrower pursuant to the P1 Equity Contribution Agreement if such failure is not cured within ten Business Days; provided, that amounts received by the P1 Collateral Agent by drawing upon any Equity Credit Support (or in the case of any P1 Equity Guaranty, demand thereunder and payment by the applicable P1 Equity Guarantor within five Business Days after such demand) in accordance with Section 2.2(c) (Equity

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Credit Support) of the P1 Equity Contribution Agreement shall be taken into account in the determination of the cure of any such default.
(f)Failure by the Borrower or the Pledgor, or any P1 Equity Guarantor to comply in any material respect with any covenant or agreement hereunder (other than as otherwise set forth in this Article 11), under the Common Terms Agreement (other than as otherwise set forth in Article 7 (Events of Default) of the Common Terms Agreement), or in any other P1 Financing Document (excluding (x) any covenants or agreements set forth in any Senior Secured Debt Instrument other than this Agreement and (y) any covenants or agreements in any Senior Secured Debt Instrument as they may apply to any event affecting any Offtake Agreement to the extent that such event triggers an “Event of Default” (howsoever defined) or a prepayment remedy thereunder); provided, that if such Default is capable of cure, no Event of Default shall have occurred pursuant to this Section 11.3(f) if such Default has been cured within sixty days after Borrower’s Knowledge of such Default; provided, further, that if such breach is not capable of cure within such sixty day period, then such sixty day period shall be extended to a total period of ninety days so long as (i) such Default is subject to cure, (ii) the Borrower is diligently pursuing a cure, and (iii) such additional cure period could not reasonably be expected to result in a Material Adverse Effect; it being understood, for the avoidance of doubt, that any breach of Section 18.1(a) (Meaning of Event of Default) of the CFAA shall not be subject to extension pursuant to the foregoing provision.
11.4.Breach of Representation or Warranty
Except to the extent constituting an Event of Default under Section 11.11 (in which case Section 11.11 would apply), any representation or warranty made or deemed made by the Borrower or the Pledgor in this Agreement, the Common Terms Agreement, or any other P1 Financing Document shall prove to have been false as of the time made or deemed made, confirmed, or furnished, such falsity (if capable of being remedied) is not remedied within sixty days after the earlier of notice or Borrower’s Knowledge of such misrepresentation or false statement, and such falsity or any adverse effects therefrom could reasonably be expected to have a Material Adverse Effect.
11.5.Bankruptcy
A Bankruptcy shall occur with respect to the Borrower and/or notwithstanding Section 7.5(b) (Bankruptcy) of the Common Terms Agreement, a Bankruptcy shall occur with respect to any RG Facility Entity.
11.6.Litigation
A final judgment or series of judgments in excess of $150,000,000 in the aggregate (net of insurance proceeds which are reasonably expected to be paid) against the Borrower shall be rendered by one or more Government Authorities, arbitral tribunals or other bodies having jurisdiction over the Borrower, and the same remains unpaid or unstayed for a period of ninety or more days from the date of entry of such judgment or series of judgments.

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11.7.Illegality or Unenforceability
This Agreement or any other P1 Financing Document (other than (x) any Senior Secured Debt Instrument that is not a Necessary Senior Secured Debt Instrument or (y) Consent Agreement in respect of any Material Project Document that is not a Credit Agreement Designated Offtake Agreement then in full force and effect or any Consent Agreement where the occurrence of this Event of Default has been triggered by an event affecting the underlying Material Project Document and a prepayment remedy or other “Event of Default” (howsoever defined) is available under the applicable P1 Financing Documents) or any material provision thereof, (a) is declared by a court of competent jurisdiction to be illegal or unenforceable and such unenforceability or illegality is not cured within five Business Days following the date of entry of such judgment (provided, that such five Business Day period will apply only so long as the relevant party is attempting in good faith to cure such unenforceability), (b) should otherwise cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration or termination in accordance with its terms in the ordinary course (and not related to any default hereunder or thereunder)), or (c) is expressly terminated, contested or repudiated by the Borrower, the Pledgor, or any P1 Equity Guarantor party thereto.
11.8.Abandonment
A Credit Agreement Event of Abandonment occurs or is deemed to have occurred.
11.9.Insurance
Any insurance required in the Insurance Program to be obtained and maintained by InsuranceCo is not obtained and maintained as and when required by the Insurance Program and such failure shall remain unremedied for sixty days after the earlier of (a) the Borrower’s Knowledge of such failure and (b) the notice from P1 Collateral Agent or the P1 Intercreditor Agent to the Borrower, such cure period to be extended to a total of ninety days so long as the breach is subject to cure, the Borrower is diligently pursuing a cure and such additional cure period could not reasonably be expected to result in a Material Adverse Effect.
11.10.Material Government Approvals
Any Material Government Approval (whether or not such Material Government Approval is identified on Schedule 6.6(b), Schedule 6.6(c), or Schedule 6.6(e) but excluding the DOE Export Authorization and any Material Government Approvals required under Environmental Laws) related to the Borrower, the Development or the Project shall be Impaired and such Impairment could reasonably be expected to have a Material Adverse Effect; unless: (a) the Borrower provides a reasonable remediation plan (which sets forth in reasonable detail the proposed steps to be taken to cure such Impairment) no later than thirty Business Days following the date that the Borrower has

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Knowledge of the occurrence of such Impairment, (b) the Borrower diligently pursues the implementation of such remediation plan, and (c) such Impairment is cured no later than ninety days following the occurrence thereof.
11.11.Project Environmental Default
There shall have occurred a breach by the Borrower of the covenants described in Section 8.7(a) (in relation to any Environmental Laws) or Section 8.7(b) unless (a) the Borrower or the Operator, as applicable, provides a reasonable remedial plan (which remedial plan sets forth in reasonable detail the proposed steps to be taken to cure such breach), no later than thirty Business Days following the date that the Borrower has Knowledge of the occurrence of such breach, (b) the Borrower diligently pursues the implementation of such remedial plan, as applicable, and (c) such breach is cured no later than ninety days following the occurrence thereof (or such longer period, if any, presented by any administrative, legal, regulatory or statutory time period applicable thereto but only as may be reasonably necessary to cure such breach or required by a Government Authority).
11.12.Material Project Document Defaults
(a)Any RG Facility Agreement, the Common Accounts Agreement or the P1 CASA shall at any time for any reason cease to be valid and binding or in full force and effect (other than (x) in respect of the DOE Authorization Administration Agreement, in accordance with Section 2.10 (Effect of Change in Government Rules) thereof or (y) in respect of the P1 CASA, in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right under the P1 CASA)) or shall be materially Impaired; provided, that no Event of Default shall have occurred pursuant to this Section 11.12(a) if the RG Facility Agreement, the Common Accounts Agreement or the P1 CASA, as applicable, shall have been replaced with a replacement agreement on the same terms, subject to the same conditions, and with the same counterparties (other than the Administrator, the Operator, the Coordinator, the P1 CASA Advisor, or the Export Administrator, as applicable, to the extent replaced in accordance with the Definitions Agreement) as such agreement being replaced within sixty days.
(b)(i) The Coordinator shall be in material breach or default of its obligations under the Lifting and Scheduling Agreement in a manner that has a material impact on the ability of the Borrower to perform its obligations under the Credit Agreement Designated Offtake Agreements, (ii) the Administrator, the Operator, the P1 CASA Advisor, or the Export Administrator shall be in material breach or default of their obligations under any RG Facility Agreement (other than the Lifting and Scheduling Agreement) or the P1 CASA in a manner that has a material and adverse effect on the Development or the Borrower, or (iii) the Coordinator, the Administrator, the Operator, the P1 CASA Advisor, or the Export Administrator shall contest the enforceability of any RG Facility Agreement, any Cash Account Control Agreement (as defined in the Common Accounts Agreement) or the P1 CASA or disaffirm any such agreement in writing; provided, that no Event of Default shall have occurred pursuant to this Section 11.12(b) if such breach or

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default is cured within sixty days of such breach or default or if the Coordinator, the Administrator, the Operator, the P1 CASA Advisor, or the Export Administrator (as applicable) has been replaced (or is being replaced during the term of any transition period in accordance with the relevant RG Facility Agreement) in accordance with the Definitions Agreement within sixty days of such breach or default.
(c)Any Material Project Document (other than any Credit Agreement Designated Offtake Agreement and any other Material Project Document otherwise set forth in this Section 11.12) (i) is expressly repudiated in writing by the Material Project Party that is the counterparty thereto and such repudiation could reasonably be expected to have a Material Adverse Effect, (ii) is declared unenforceable in a final judgment of a court of competent jurisdiction against any party, such unenforceability is not cured, and such unenforceability could reasonably be expected to have a Material Adverse Effect, or (iii) shall have been terminated or shall for any reason cease to be valid and binding or in full force and effect or shall be materially Impaired (in each case, except in connection with its expiration in accordance with its terms in the ordinary course (and not related to any default or early termination right thereunder)) and such termination, failure to be valid, binding, or in full force and effect, or material Impairment could reasonably be expected to have a Material Adverse Effect; provided, that no Event of Default shall have occurred pursuant to this Section 11.12(c) if (x) such event or circumstance is cured within sixty days of such event or circumstance or (y) the Borrower notifies the P1 Administrative Agent that it intends to replace such Material Project Document and diligently pursues such replacement and the applicable Material Project Document is replaced within sixty days with an Additional Material Project Document which has substantially similar or more favorable economic effect for Borrower, as applicable, when taken as a whole together with any other agreements related thereto and which has substantially similar or more favorable non-economic terms (taken as a whole together with any other agreements related thereto) for Borrower, as applicable, as the Material Project Document being replaced.
11.13.Event of Loss
An Event of Loss occurs with respect to all or substantially all of the Project and (a) the Borrower (i) elects not to Restore, (ii) fails to make an election to proceed with the Restoration of the Rio Grande Facility or defer such election in accordance with Section 22.3.1 (Events of Loss Affecting Train Facilities) of the CFAA, or (iii) elects to defer its election to proceed or not proceed with the Restoration of the Rio Grande Facility in accordance with Section 22.3.1 (Events of Loss Affecting Train Facilities) of the CFAA but thereafter does not elect to proceed with such Restoration of the Rio Grande Facility within sixty days of receipt of a Restoration Plan issued in accordance with Section 22.1.2 (Notice; Restoration Plan) of the CFAA or (b) the conditions set forth in paragraph (b) of Schedule 8.16(c) have not been satisfied in accordance with the requirements set forth therein within the ninety-day period specified therein; provided, that if an Event of Loss occurs with respect to a material portion of the Project, the Borrower may elect not to Restore such a material portion of the Project, to the extent that, after giving pro forma effect to the Restoration of any remaining portion of the

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Project in accordance with the relevant Restoration Plan, the Borrower certifies (and the Independent Engineer reasonably concurs with such certification in writing) (i) the Borrower will be capable of complying in all material respects with the Credit Agreement Designated Offtake Agreements and (ii) the Borrower reasonably expects to have (on the basis of all available funds, including Senior Secured Debt Commitments, cash on deposit in the P1 Construction Account or the Distribution Account, committed equity (including the Cash Equity Financing) and projected Contracted Revenues under the Credit Agreement Designated Offtake Agreements) sufficient funds to Restore the Project following such Event of Loss, in each case of clauses (i) and (ii), confirmed by the Independent Engineer.
11.14.Change of Control
A Change of Control occurs.
11.15.ERISA Events
(a)An ERISA Event shall have occurred that, when taken together with all other ERISA Events that have occurred, could reasonably be expected to result in a Material Adverse Effect.
11.16.Liens
The Liens in favor of the Senior Secured Debt Holders under the Senior Security Documents shall, other than by reason of a release of Collateral in accordance with the terms of this Agreement and the Senior Security Documents, at any time cease to constitute valid and perfected Liens granting a first priority security interest in the Collateral (subject to Permitted Liens) and five Business Days have elapsed following the earlier of (a) the Borrower’s has Knowledge of the occurrence of such event or circumstance and (b) the notice from P1 Collateral Agent or the P1 Intercreditor Agent to the Borrower thereof.
11.17.Term Conversion; Etc.
The failure to achieve the Term Conversion Date by the Date Certain.
12.REMEDIES
12.1.Acceleration Upon Bankruptcy
If any CTA Event of Default described in Section 7.5(a) (Bankruptcy) of the Common Terms Agreement occurs with respect to the Borrower, all outstanding Senior Loan Commitments, if any, shall automatically terminate, the outstanding principal amount of the Senior Loans and all other Obligations shall automatically be and become immediately due and payable and, with respect to any Revolving LCs outstanding at the time of such CTA Event of Default, the Borrower shall make deposits in the LC Cash

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Collateral Account in accordance with Section 3.7, in each case without notice, demand or further act of the P1 Administrative Agent, the Senior Lenders, or the Revolving LC Issuing Bank.
12.2.Acceleration Upon Other Event of Default
If any Event of Default occurs for any reason other than set forth in Section 12.1 and is continuing (unless cured during any applicable cure period), the P1 Administrative Agent may, or upon the direction of the Majority Senior Lenders shall, by written notice to the Borrower take any or all of the following actions:
(a)declare the outstanding principal amount of the Senior Loans and all other Obligations that are not already due and payable to be immediately due and payable;
(b) terminate all outstanding Senior Loan Commitments; and
(c)with respect to any Revolving LCs outstanding at the time of such Event of Default, require the Borrower to make deposits in the LC Cash Collateral Account in accordance with Section 3.7.
The full unpaid amount of such Senior Loans and other Obligations that have been declared due and payable shall be and become immediately due and payable, without further notice, demand or presentment, as the case may be, and such outstanding Senior Loan Commitments shall terminate. Any declaration made pursuant to this Section 12.2 may, should the Majority Senior Lenders in their sole and absolute discretion so elect, be rescinded by written notice to the Borrower at any time after the principal of the Senior Loans has become due and payable, but before any judgment or decree for the payment of the monies so due, or any part thereof, has been entered; provided, that no such rescission or annulment shall extend to or affect any subsequent Event of Default or impair any right consequent thereon.
12.3.Action Upon Event of Default
Subject to the terms of the Collateral and Intercreditor Agreement, if any Event of Default occurs for any reason and is continuing (after giving effect to any cure of the applicable Event of Default), then, the P1 Administrative Agent may, or upon the direction of the Majority Senior Lenders shall, by written notice to the Borrower of its intention to exercise any remedies hereunder, under the other P1 Financing Documents or at law or in equity, and without further notice of default, presentment or demand for payment, protest or notice of non-payment or dishonor, or other notices or demands of any kind, all such notices and demands being waived by the Borrower, exercise any or all of the following rights and remedies, in any combination or order that the P1 Administrative Agent or the Majority Senior Lenders may elect, in addition to such other right or remedies as the P1 Administrative Agent and the Senior Lenders may have hereunder, under the other P1 Financing Documents or at law or in equity:

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(a)pursuant to the terms of the Common Terms Agreement and the Collateral and Intercreditor Agreement, vote in favor of the taking of any and all actions necessary or desirable to implement any available remedies with respect to the Collateral under any of the P1 Collateral Documents;
(b)without any obligation to do so, make disbursements or Senior Loans (including any draw upon any Revolving LC) as provided in Section 2.1 and Section 2.6 to or on behalf of the Borrower to cure any Event of Default hereunder and to cure any default and render any performance under any Material Project Documents (or any other contract to which the Borrower is a party) as the Majority Senior Lenders in their sole discretion may consider necessary or appropriate, whether to preserve and protect the Collateral or the Senior Lenders’ interests therein or for any other reason, and all sums so expended, together with interest on such total amount at the Default Rate, shall be Senior Secured Obligations, notwithstanding that such expenditures may, together with amounts theretofore advanced under this Agreement, exceed the amount of the Senior Loan Commitments; or
(c)take (or vote in favor of the taking) other action at law or in equity as may appear necessary or desirable to collect the amounts then due and thereafter to become due, or to enforce performance and observance of any obligation, agreement or covenant of the Borrower under this Agreement, the Common Terms Agreement or the Collateral and Intercreditor Agreement.
12.4.Application of Proceeds
Subject to the terms of the Collateral and Intercreditor Agreement, any moneys received by the P1 Administrative Agent from the P1 Collateral Agent after the occurrence and during the continuance of an Event of Default and the period during which remedies have been initiated shall be applied in full or in part by the P1 Administrative Agent against the Obligations in the following order of priority (but without prejudice to the right of the Senior Lenders and Revolving LC Issuing Bank, subject to the terms of the Collateral and Intercreditor Agreement, to recover any shortfall from the Borrower):
(a)first, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel) payable to the P1 Administrative Agent or the Revolving LC Issuing Bank in their respective capacities as such;
(b)second, to payment of that portion of the Obligations constituting fees, costs, expenses (and interest owing thereon (if any)) and any other amounts (including fees, costs and expenses of counsel and amounts payable under Article 5) payable to the Senior Lenders ratably in proportion to the amounts described in this clause second payable to them, as certified by the P1 Administrative Agent;
(c)third, to payment of that portion of the Obligations constituting accrued and unpaid interest (including default interest) with respect to the Senior Loans or unreimbursed Revolving LC Disbursement, payable to the Senior Lenders and the Revolving LC Issuing Bank ratably in proportion to the respective amounts described in this clause third payable to them, as certified by the P1 Administrative Agent;

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(d)fourth, to payment, on a pro rata basis, of (i) that principal amount of the Senior Loans payable to the Senior Lenders (in inverse order of maturity), ratably among the Senior Lenders in proportion to the respective amounts described in this clause fourth held by them, as certified by the P1 Administrative Agent and (ii) the cash collateralization of any outstanding Revolving LCs, in an amount not to exceed the amount required pursuant to Section 3.7; and
(e)fifth, the balance, if any, after all of the Obligations have been paid in full, to the Borrower or as otherwise required by applicable Government Rule.
13.THE P1 ADMINISTRATIVE AGENT
13.1.Appointment and Authority
(a)Each of the Senior Lenders and the Revolving LC Issuing Bank hereby appoints, designates and authorizes MUFG Bank, Ltd., as its P1 Administrative Agent under and for purposes of each P1 Financing Document to which the P1 Administrative Agent is a party, and in its capacity as the P1 Administrative Agent, to act on its behalf as Senior Secured Debt Holder Representative for the Senior Lenders and the Revolving LC Issuing Bank. MUFG Bank, Ltd. hereby accepts this appointment and agrees to act as the P1 Administrative Agent for the Senior Lenders and the Revolving LC Issuing Bank in accordance with the terms of this Agreement, and to act as Senior Secured Debt Holder Representative for the Senior Lenders and the Revolving LC Issuing Bank in accordance with the Common Terms Agreement. Each of the Senior Lenders and the Revolving LC Issuing Bank appoints and authorizes the P1 Administrative Agent to act on behalf of such Senior Lender and the Revolving LC Issuing Bank under each P1 Financing Document to which it is a party and in the absence of other written instructions from the Majority Senior Lenders received from time to time by the P1 Administrative Agent (with respect to which the P1 Administrative Agent agrees that it will comply, except as otherwise provided in this Section 13.1 or as otherwise advised by counsel, and subject in all cases to the terms of the Collateral and Intercreditor Agreement), to exercise such powers hereunder and thereunder as are specifically delegated to or required of the P1 Administrative Agent by the terms hereof and thereof, together with such powers as may be reasonably incidental thereto. Notwithstanding any provision to the contrary contained elsewhere in any P1 Financing Document, the P1 Administrative Agent shall not have any duties or responsibilities, except those expressly set forth herein, nor shall the P1 Administrative Agent have or be deemed to have any fiduciary relationship with any Senior Lender, Revolving LC Issuing Bank or other Credit Agreement Senior Secured Party, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into any P1 Financing Document or otherwise exist against the P1 Administrative Agent. Without limiting the generality of the foregoing sentence, the use of the term “agent” in this Agreement with reference to the P1 Administrative Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Government Rule. Instead, such term is used merely as a matter of market custom, and is intended to create or reflect only an administrative relationship between independent contracting parties.
(b)The provisions of this Section 13.1 are solely for the benefit of the P1 Administrative Agent, the Senior Lenders and the Revolving LC Issuing Bank,

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and neither the Borrower nor any other Person shall have rights as a third party beneficiary of any of such provisions other than the Borrower’s rights under Section 13.7(a) and Section 13.7(b).
13.2.Rights as a Senior Lender or Revolving LC Issuing Bank
Each Person serving as the P1 Administrative Agent hereunder or under any other P1 Financing Document shall have the same rights and powers in its capacity as a Senior Lender or Revolving LC Issuing Bank, as the case may be, as any other Senior Lender or Revolving LC Issuing Bank and may exercise the same as though it were not the P1 Administrative Agent. Each such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or Affiliates of the Borrower as if such Person were not the P1 Administrative Agent hereunder and without any duty to account therefor to any Senior Lender or the Revolving LC Issuing Bank.
13.3.Exculpatory Provisions
(a)The P1 Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other P1 Financing Documents. Without limiting the generality of the foregoing, the P1 Administrative Agent shall not:
(i)be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing;
(ii)have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other P1 Financing Documents that the P1 Administrative Agent is required to exercise as directed in writing by the Majority Senior Lenders (or such other number or percentage of the Senior Lenders as shall be expressly provided for herein or in the other P1 Financing Documents); provided, that the P1 Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the P1 Administrative Agent to liability or that is contrary to any P1 Financing Document or applicable Government Rule; or
(iii)except as expressly set forth herein and in the other P1 Financing Documents, have any duty to disclose, nor shall the P1 Administrative Agent be liable for any failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the P1 Administrative Agent or any of its Affiliates in any capacity.
(b)The P1 Administrative Agent shall not be liable for any action taken or not taken by it (i) with the prior written consent or at the request of the Majority Senior Lenders (or such other number or percentage of the Senior Lenders as may be necessary, or as the P1 Administrative Agent may believe in good faith to be necessary, under the circumstances as provided in Section 14.1) or (ii) in the absence of its own gross negligence or willful misconduct, as determined by a

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final and Non-Appealable judgment of a court of competent jurisdiction. The P1 Administrative Agent shall be deemed not to have knowledge of any Default or Event of Default unless and until written notice describing such Default or Event of Default is given to the P1 Administrative Agent in writing by the Borrower, a Senior Lender or the Revolving LC Issuing Bank.
(c)The P1 Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other P1 Financing Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence or continuance of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other P1 Financing Document or any other agreement, instrument or document, or the perfection or priority of any Lien or security interest created or purported to be created by any Senior Security Document, or (v) the satisfaction of any condition set forth in Article 7 or elsewhere herein, other than to confirm receipt of any items expressly required to be delivered to the P1 Administrative Agent.
(d)The P1 Administrative Agent shall not be responsible or have any liability for, or have any duty to ascertain, inquire into, monitor or enforce, compliance with the provisions hereof relating to Disqualified Institutions. Without limiting the generality of the foregoing, the P1 Administrative Agent shall not (i) be obligated to ascertain, monitor or inquire as to whether any Senior Lender or Participant or prospective Senior Lender or Participant is a Disqualified Institution or (ii) have any liability with respect to or arising out of any assignment or participation of Senior Loans, or disclosure of confidential information, to any Disqualified Institution.
13.4.Reliance by P1 Administrative Agent
The P1 Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The P1 Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Senior Loan that by its terms must be fulfilled to the satisfaction of any Senior Lender, the P1 Administrative Agent may presume that such condition is satisfactory to such Senior Lender unless the P1 Administrative Agent has received notice to the contrary from such Senior Lender prior to the making of such Senior Loan. The P1 Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

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13.5.Delegation of Duties
The P1 Administrative Agent may perform any and all of its duties and exercise any and all its rights and powers hereunder or under any other P1 Financing Document by or through any one or more sub-agents appointed by the P1 Administrative Agent. The P1 Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article 13 shall apply to any such sub-agent and to the Related Parties of the P1 Administrative Agent, and shall apply to all of their respective activities in connection with their acting as or for the P1 Administrative Agent. The P1 Administrative Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and Non-Appealable judgment that the P1 Administrative Agent acted with gross negligence or willful misconduct in the selection or supervision of such sub-agents.

13.6.Request for Indemnification by the Senior Lenders
The P1 Administrative Agent shall be fully justified in taking, refusing to take or continuing to take any action hereunder unless it shall first be indemnified to its satisfaction by the Senior Lenders against any and all liability and expense which may be incurred by it by reason of taking, refusing to take or continuing to take any such action.
13.7.Resignation or Removal of P1 Administrative Agent
(a)The P1 Administrative Agent may resign from the performance of all its functions and duties hereunder and under the other P1 Financing Documents at any time by giving thirty days’ prior notice to the Borrower, the P1 Collateral Agent, the Senior Lenders, and the Revolving LC Issuing Bank. The P1 Administrative Agent may be removed at any time by the Majority Senior Lenders if the P1 Administrative Agent becomes a Defaulting Lender. In the event MUFG Bank, Ltd. is no longer the P1 Administrative Agent, any successor P1 Administrative Agent may be removed at any time with cause by the Majority Senior Lenders. Any such resignation or removal shall take effect upon the appointment of a successor P1 Administrative Agent, in accordance with this Section 13.7.
(b)Upon any notice of resignation by the P1 Administrative Agent or upon the removal of the P1 Administrative Agent by the Majority Senior Lenders or any Senior Lender in accordance with Section 13.7(a), the Majority Senior Lenders shall appoint a successor P1 Administrative Agent, hereunder and under each other P1 Financing Document to which the P1 Administrative Agent is a party, such successor P1 Administrative Agent to be a commercial bank (i) that has a combined capital and surplus of at least $1,000,000,000 and (ii) that is a FATCA Exempt Party; provided, that if no Default or Event of Default shall then be continuing, appointment of a successor P1 Administrative Agent shall also be acceptable to the Borrower (such acceptance not to be unreasonably withheld, conditioned or delayed). The fees payable by the Borrower to a successor P1

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Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor.
(c)If no successor P1 Administrative Agent has been appointed by the Majority Senior Lenders within thirty days after the date such notice of resignation was given by such resigning P1 Administrative Agent, such P1 Administrative Agent’s resignation shall nevertheless become effective and the Majority Senior Lenders shall thereafter perform all the duties of such P1 Administrative Agent hereunder and/or under any other P1 Financing Document until such time, if any, as the Majority Senior Lenders appoint a successor P1 Administrative Agent. If no successor P1 Administrative Agent has been appointed by the Majority Senior Lenders within thirty days after the date the Majority Senior Lenders elected to remove such Person, any Credit Agreement Senior Secured Party may petition any court of competent jurisdiction for the appointment of a successor P1 Administrative Agent. Such court may thereupon, after such notice, if any, as it may deem proper, appoint a successor P1 Administrative Agent, who shall serve as P1 Administrative Agent hereunder and under each other P1 Financing Document to which it is a party until such time, if any, as the Majority Senior Lenders appoint a successor P1 Administrative Agent, as provided above.
(d)Upon the acceptance of a successor’s appointment as P1 Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or removed) P1 Administrative Agent, and the retiring (or removed) P1 Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other P1 Financing Documents and the replaced P1 Administrative Agent shall make available to the successor P1 Administrative Agent such records, documents and information in the replaced P1 Administrative Agent’s possession and provide such assistance as the successor P1 Administrative Agent may reasonably request in connection with its appointment as the successor P1 Administrative Agent. After the retirement or removal of the P1 Administrative Agent hereunder and under the other P1 Financing Documents, the provisions of this Article 13 and Section 14.8 shall continue in effect for the benefit of such retiring (or removed) Person, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Person was acting in its capacity as P1 Administrative Agent.
13.8.No Amendment to Duties of P1 Administrative Agent Without Consent
The P1 Administrative Agent shall not be bound by any waiver, amendment, supplement or modification of this Agreement or any other P1 Financing Document that affects its rights or duties hereunder or thereunder unless such P1 Administrative Agent shall have given its prior written consent, in its capacity as P1 Administrative Agent thereto.
13.9.Non-Reliance on P1 Administrative Agent and Senior Lenders
Each of the Senior Lenders and the Revolving LC Issuing Bank acknowledges that it has, independently and without reliance upon the P1 Administrative Agent, any other Senior Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement and make its extensions of credit. Each of the Senior Lenders and Revolving

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LC Issuing Bank also acknowledges that it will, independently and without reliance upon the P1 Administrative Agent any other Senior Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other P1 Financing Document or any related agreement or any document furnished hereunder or thereunder.
13.10.Coordinating Lead Arranger and Joint Bookrunner, the Documentation Agents, the Regional Coordinators, the Syndication Agents, the Global Coordinators, the Coordinating Lead Arranger, the Joint Lead Arranger, the Arrangers, or the Senior Managing Agents Duties
Anything herein to the contrary notwithstanding, no Coordinating Lead Arranger and Joint Bookrunner, Documentation Agent, Regional Coordinator, Syndication Agent, Global Coordinator, Coordinating Lead Arranger, Joint Lead Arranger, Arranger, or Senior Managing Agent shall have any powers, duties or responsibilities under this Agreement, except in its capacity, as applicable, as the P1 Administrative Agent, P1 Collateral Agent, Senior Lender or Revolving LC Issuing Bank hereunder.
13.11.Copies
The P1 Administrative Agent shall give prompt notice to each Senior Lender and Revolving LC Issuing Bank of receipt of each notice or request required or permitted to be given to the P1 Administrative Agent by the Borrower pursuant to the terms of this Agreement or any other P1 Financing Document (unless concurrently delivered to the Senior Lenders or Revolving LC Issuing Bank, as applicable, by the Borrower). The P1 Administrative Agent will distribute to each Senior Lender and Revolving LC Issuing Bank each document and other communication received by the P1 Administrative Agent from the Borrower for distribution to the Senior Lenders and the Revolving LC Issuing Bank by the P1 Administrative Agent in accordance with the terms of this Agreement or any other P1 Financing Document.
13.12.Erroneous Payments.
(a)If the P1 Administrative Agent (i) notifies a Senior Lender, Revolving LC Issuing Bank, or any Person who has received funds on behalf of a Senior Lender or Revolving LC Issuing Bank (any such Senior Lender, Revolving LC Issuing Bank or other recipient (and each of their respective successors and assigns), a “Payment Recipient”) that the P1 Administrative Agent has determined in its sole discretion (whether or not after receipt of any notice under immediately succeeding clause (b)) that any funds (as set forth in such notice from the P1 Administrative Agent) received by such Payment Recipient from the P1 Administrative Agent or any of its Affiliates were erroneously or mistakenly transmitted to, or otherwise erroneously or mistakenly received by, such Payment Recipient (whether or not known to such Senior Lender, Revolving LC Issuing Bank or other Payment Recipient on its behalf) (any such funds, whether transmitted or received as a payment, prepayment or repayment of principal, interest, fees, distribution or otherwise, individually and collectively, an

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“Erroneous Payment”) and (ii) demands in writing the return of such Erroneous Payment (or a portion thereof) (provided, that, without limiting any other rights or remedies (whether at law or in equity), the P1 Administrative Agent may not make any such demand under this clause (a) with respect to an Erroneous Payment unless such demand is made within five Business Days of the date of receipt of such Erroneous Payment by the applicable Payment Recipient), such Erroneous Payment shall at all times remain the property of the P1 Administrative Agent pending its return or repayment as contemplated below in this Section 13.12 and held in trust for the benefit of the P1 Administrative Agent, and such Senior Lender or Revolving LC Issuing Bank shall (or, with respect to any Payment Recipient who received such funds on its behalf, shall cause such Payment Recipient to) promptly, but in no event later than two Business Days thereafter (or such later date as the P1 Administrative Agent may, in its sole discretion, specify in writing), return to the P1 Administrative Agent the amount of any such Erroneous Payment (or portion thereof) as to which such a demand was made, in same day funds (in the currency so received), together with interest thereon (except to the extent waived in writing by the P1 Administrative Agent) in respect of each day from and including the date such Erroneous Payment (or portion thereof) was received by such Payment Recipient to the date such amount is repaid to the P1 Administrative Agent in same day funds at the greater of the Federal Funds Effective Rate and a rate determined by the P1 Administrative Agent in accordance with banking industry rules on interbank compensation from time to time in effect. A notice of the P1 Administrative Agent to any Payment Recipient under this clause (a) shall be conclusive, absent manifest error.
(b)Without limiting immediately preceding clause (a), each Senior Lender, Revolving LC Issuing Bank or any Person who has received funds on behalf of a Senior Lender or Revolving LC Issuing Bank (and each of their respective successors and assigns), agrees that if it receives a payment, prepayment, or repayment (whether received as a payment, prepayment or repayment of principal, interest, fees, distribution, or otherwise) from the P1 Administrative Agent (or any of its Affiliates) (x) that is in a different amount than, or on a different date from, that specified in this Agreement or in a notice of payment, prepayment or repayment sent by the P1 Administrative Agent (or any of its Affiliates) with respect to such payment, prepayment or repayment, (y) that was not preceded or accompanied by a notice of payment, prepayment or repayment sent by the P1 Administrative Agent (or any of its Affiliates), or (z) that such Senior Lender, Revolving LC Issuing Bank or other such recipient, otherwise becomes aware was transmitted, or received, in error or by mistake (in whole or in part), then in each such case:
(i)it acknowledges and agrees that (A) in the case of immediately preceding clauses (x) or (y), an error and mistake shall be presumed to have been made (absent written confirmation from the P1 Administrative Agent to the contrary) or (B) an error and mistake has been made (in the case of immediately preceding clause (z)), in each case, with respect to such payment, prepayment or repayment; and
(ii)such Senior Lender or Revolving LC Issuing Bank shall use commercially reasonable efforts to (and shall use commercially reasonable efforts to cause any other recipient that receives funds on its respective behalf to) promptly (and, in all events, within one Business Day of its knowledge of

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the occurrence of any of the circumstances described in immediately preceding clauses (x), (y), and (z)) notify the P1 Administrative Agent of its receipt of such payment, prepayment or repayment, the details thereof (in reasonable detail) and that it is so notifying the P1 Administrative Agent pursuant to this Section 13.12(b).
For the avoidance of doubt, the failure to deliver a notice to the P1 Administrative Agent pursuant to this Section 13.12(b) shall not have any effect on a Payment Recipient’s obligations pursuant to Section 13.12(a) or on whether or not an Erroneous Payment has been made.
(c)Each Senior Lender or Revolving LC Issuing Bank hereby authorizes the P1 Administrative Agent to set off, net and apply any and all amounts at any time owing to such Senior Lender or Revolving LC Issuing Bank under any P1 Financing Document, or otherwise payable or distributable by the P1 Administrative Agent to such Senior Lender or Revolving LC Issuing Bank under any P1 Financing Document with respect to any payment of principal, interest, fees or other amounts, against any amount that the P1 Administrative Agent has demanded to be returned under immediately preceding clause (a).
(d)In the event that an Erroneous Payment (or portion thereof) is not recovered by the P1 Administrative Agent for any reason, after demand therefor in accordance with immediately preceding clause (a), from any Senior Lender or Revolving LC Issuing Bank that has received such Erroneous Payment (or portion thereof) (and/or from any Payment Recipient who received such Erroneous Payment (or portion thereof) on its respective behalf) (such unrecovered amount, an “Erroneous Payment Return Deficiency”), upon the P1 Administrative Agent’s notice to such Senior Lender or Revolving LC Issuing Bank at any time, then effective immediately (with the consideration therefor being acknowledged by the parties hereto), (i) such Senior Lender or Revolving LC Issuing Bank shall be deemed to have assigned its Senior Loans (but not its Senior Loan Commitments) of the relevant Class with respect to which such Erroneous Payment was made (the “Erroneous Payment Impacted Class”) in an amount equal to the Erroneous Payment Return Deficiency (or such lesser amount as the P1 Administrative Agent may specify) (such assignment of the Senior Loans (but not Senior Loan Commitments) of the Erroneous Payment Impacted Class, the “Erroneous Payment Deficiency Assignment”) (on a cashless basis and such amount calculated at par plus any accrued and unpaid interest (with the assignment fee to be waived by the P1 Administrative Agent in such instance)), and is hereby (together with the Borrower) deemed to execute and deliver a Lender Assignment Agreement with respect to such Erroneous Payment Deficiency Assignment, and such Senior Lender or Revolving LC Issuing Bank shall deliver any Construction/Term Loan Notes or Revolving Loan Notes evidencing such Senior Loans to the Borrower or the P1 Administrative Agent (but the failure of such Person to deliver any such Construction/Term Loan Notes or Revolving Loan Notes shall not affect the effectiveness of the foregoing assignment), (ii) the P1 Administrative Agent as the assignee Senior Lender or Revolving LC Issuing Bank shall be deemed to have acquired the Erroneous Payment Deficiency Assignment, (iii) upon such deemed acquisition, the P1 Administrative Agent as the assignee Senior Lender or Revolving LC Issuing Bank shall become a Senior Lender or Revolving LC Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment

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Deficiency Assignment and the assigning Senior Lender or Revolving LC Issuing Bank shall cease to be a Senior Lender or Revolving LC Issuing Bank, as applicable, hereunder with respect to such Erroneous Payment Deficiency Assignment, excluding, for the avoidance of doubt, its obligations under the indemnification provisions of this Agreement and its applicable Senior Loan Commitments which shall survive as to such assigning Senior Lender or Revolving LC Issuing Bank, (iv) the P1 Administrative Agent and the Borrower shall each be deemed to have waived any consents required under this Agreement to any such Erroneous Payment Deficiency Assignment, and (v) the P1 Administrative Agent will reflect in the Register its ownership interest in the Senior Loans subject to the Erroneous Payment Deficiency Assignment. For the avoidance of doubt, no Erroneous Payment Deficiency Assignment will reduce the Senior Loan Commitments of any Senior Lender or Revolving LC Issuing Bank and such Senior Loan Commitments shall remain available in accordance with the terms of this Agreement.
(e)Subject to Section 14.4, the P1 Administrative Agent may, in its discretion, sell any Senior Loans acquired pursuant to an Erroneous Payment Deficiency Assignment and upon receipt of the proceeds of such sale, the Erroneous Payment Return Deficiency owing by the applicable Senior Lender or Revolving LC Issuing Bank shall be reduced by the net proceeds of the sale of such Senior Loan (or portion thereof), and the P1 Administrative Agent shall retain all other rights, remedies, and claims against such Senior Lender or Revolving LC Issuing Bank (and/or against any recipient that receives funds on its respective behalf). In addition, an Erroneous Payment Return Deficiency owing by the applicable Senior Lender or Revolving LC Issuing Bank (i) shall be reduced by the proceeds of prepayments or repayments of principal and interest, or other distribution in respect of principal and interest, received by the P1 Administrative Agent on or with respect to any such Senior Loans acquired from such Senior Lender or Revolving LC Issuing Bank pursuant to an Erroneous Payment Deficiency Assignment (to the extent that any such Senior Loans are then owned by the P1 Administrative Agent) and (ii) may, in the sole discretion of the P1 Administrative Agent, be reduced by any amount specified by the P1 Administrative Agent in writing to the applicable Senior Lender from time to time.
(f)The parties hereto agree that (i) irrespective of whether the P1 Administrative Agent may be equitably subrogated, in the event that an Erroneous Payment (or portion thereof) is not recovered from any Payment Recipient that has received such Erroneous Payment (or portion thereof) for any reason, the P1 Administrative Agent shall be subrogated to all the rights and interests of such Payment Recipient (and, in the case of any Payment Recipient who has received funds on behalf of a Senior Lender or Revolving LC Issuing Bank, to the rights and interests of such Senior Lender or Revolving LC Issuing Bank, as the case may be) under the P1 Financing Documents with respect to such amount (the “Erroneous Payment Subrogation Rights”) and (ii) an Erroneous Payment shall not pay, prepay, repay, discharge or otherwise satisfy any Obligations owed by the Borrower; provided, that this Section 13.12 shall not be interpreted to increase (or accelerate the due date for), or have the effect of increasing (or accelerating the due date for), the Obligations of the Borrower relative to the amount (or timing for payment) of the Obligations that would have been payable had such Erroneous Payment not been made by the P1 Administrative Agent; provided,

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further, that for the avoidance of doubt, immediately preceding clauses (i) and (ii) shall not apply to the extent any such Erroneous Payment is, and solely with respect to the amount of such Erroneous Payment that is, comprised of funds received by the P1 Administrative Agent from, or on behalf of (including through the exercise of remedies under any P1 Financing Document), the Borrower for the purpose of a payment on the Obligations.
(g)To the extent permitted by applicable law, no Payment Recipient shall assert any right or claim to an Erroneous Payment, and hereby waives, and is deemed to waive, any claim, counterclaim, defense or right of set-off or recoupment with respect to any demand, claim or counterclaim by the P1 Administrative Agent for the return of any Erroneous Payment received, including, without limitation, any defense based on “discharge for value” or any similar doctrine.
(h)Notwithstanding anything to the contrary herein or in any other P1 Financing Document, neither any Loan Party nor any of its respective Affiliates shall have any obligations or liabilities (including the payment of any assignment or processing fee payable to the P1 Administrative Agent in connection therewith) directly or indirectly arising out of this Section 13.12 in respect of any Erroneous Payment (other than having consented to the assignment referenced in clause (d) above).
(i)Each party’s obligations, agreements and waivers under this Section 13.12 shall survive the resignation or replacement of the P1 Administrative Agent, any transfer of rights or obligations by, or the replacement of, a Senior Lender or Revolving LC Issuing Bank, the termination of the applicable Senior Loan Commitments or the repayment, satisfaction or discharge of all Obligations (or any portion thereof) under any P1 Financing Document.
14.MISCELLANEOUS PROVISIONS
14.1.Amendments, Etc.
(a)Subject to the terms of the Collateral and Intercreditor Agreement and other than Section 4.4(e), Section 5.7, and Section 14.1(e), no Bank Financing Document (other than Bank Fee Letters) or any provision thereof may be amended, modified, or waived unless in writing signed by the Borrower and the Majority Senior Lenders or the P1 Administrative Agent as directed by the Majority Senior Lenders, and each such amendment, modification, or waiver shall be effective only in the specific instance and for the specific purpose for which given; provided, that:
(i)the consent of each Senior Lender and Revolving LC Issuing Bank directly and adversely affected thereby will be required with respect to any amendment, modification or waiver in order to:
(A)extend or increase any Senior Loan Commitment (other than pursuant to Section 2.11);
(B)extend the maturity date or postpone any date scheduled for any payment of principal, fees or interest (as applicable) under Article 3, Section 4.1, Section 4.2, Section 4.3, Section 4.10, or

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Section 4.13 or any date fixed by the P1 Administrative Agent for the payment of fees or other amounts due to the Senior Lenders or Revolving LC Issuing Bank (or any of them) hereunder (other than pursuant to Section 2.11);
(C)reduce the principal of, or the interest or rate of interest specified herein on, any Senior Loan, Revolving LC, or any Revolving LC Disbursement, or any Fees or other amounts (including any mandatory prepayments under Section 4.10) payable to any Senior Lender or Revolving LC Issuing Bank hereunder;
(D)change the pro-rata treatment, sharing of payments, order of application of any reduction in any Senior Loan Commitments or Tranches or any prepayment of Revolving Loans (or cash collateralization of Revolving LCs) from the application thereof set forth in the applicable provisions of Section 2.1(g), Section 2.4, Section 2.9, Section 4.9, Section 4.10, Section 4.14, Section 4.15, or Section 12.4, respectively, in any manner;
(E)contractually subordinate the Liens in favor of the P1 Collateral Agent over the Collateral under and pursuant to the Senior Security Documents to Liens over the Collateral securing any other Indebtedness (any such other Indebtedness, the “Senior Indebtedness”) (it being understood that this clause (E) shall not (i) override the permission for (x) Permitted Liens or (y) Indebtedness expressly permitted by Section 9.4 as in effect on the Closing Date or (ii) apply to the incurrence of financing provided to the Borrower pursuant to Section 364 of the Bankruptcy Code or any similar proceeding under any other applicable debtor relief laws).
(ii)the consent of each Senior Lender and Revolving LC Issuing Bank will be required with respect to any amendment, modification or waiver in order to:
(A)waive any condition set forth in Section 7.1, or, with respect to the initial Credit Agreement Advance, Section 7.2 and Section 7.3;
(B)change any provision of this Section 14.1, the definition of Majority Senior Lenders, Supermajority Senior Lenders, Unanimous Decision, or any other provision hereof specifying the number or percentage of Senior Lenders or Revolving LC Issuing Bank required to amend, waive, terminate or otherwise modify any rights hereunder or make any determination or grant any consent hereunder;
(C)subject to all other provisions of this Section 14.1, release or allow release of (i) all or substantially all of the guarantee obligations or the value of any guarantee of the applicable RG Facility Entities as Common Guarantors under and as defined in the Common Accounts Agreement other than in accordance with the terms of the Common Accounts Agreement or (ii) all or any material

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portion of the Collateral from the Lien of any of the Senior Security Documents (other than (1) upon the sale, conveyance, lease, transfer, or other disposal of assets that do not constitute all or substantially all of the assets of the Borrower or (2) the termination, assignment, or other disposition of Material Project Documents in accordance with the P1 Financing Documents); or
(D)amend, modify, waive, or supplement the terms of Section 14.4.
(iii)each Senior Lender and Revolving LC Issuing Bank shall provide written notice of any vote or action with respect to any consent, amendment, waiver or termination taken pursuant to this Agreement, or any other P1 Financing Document, to the P1 Administrative Agent, with a copy to the P1 Intercreditor Agent.
(iv)no amendment, modification, or waiver shall affect the rights or duties of, or any fees or other amounts payable to, the P1 Administrative Agent or the P1 Collateral Agent, unless consented to and signed by such party.
(b)The Borrower agrees that if any of the terms (other than the economic terms or any terms that would apply after the Maturity Date hereunder) set forth in any Senior Secured Debt Instrument related to Replacement Debt, Funding Shortfall Debt, and Reinstatement Debt incurred prior to the Term Conversion Date are either more favorable to the Senior Secured Debt Holders of such Replacement Debt, Funding Shortfall Debt, or Reinstatement Debt, as applicable, than the terms (other than the economic terms) in favor of the Senior Lenders or Revolving LC Issuing Bank under this Agreement or are additional to the terms (other than the economic terms or any terms that would apply after the Maturity Date hereunder) in favor of the Senior Lenders or Revolving LC Issuing Bank under this Agreement and more favorable to the Senior Secured Debt Holders under such Replacement Debt, Funding Shortfall Debt, or Reinstatement Debt, as applicable, then the comparable provisions of this Agreement shall be amended (with the consent of the P1 Administrative Agent) to provide the Senior Lenders or Revolving LC Issuing Bank, as applicable, with such more favorable terms or to add such provisions, as the case may be.
(c)The P1 Administrative Agent shall approve any Economic Terms Modification of any other Senior Secured Debt Instrument if requested pursuant to Section 6.1 (Modifications, Consents and Waivers of and under Senior Secured Debt Instruments) of the Collateral and Intercreditor Agreement.
(d)The P1 Administrative Agent shall not Consent to any Modifications, Consents or Waivers of and under any P1 Collateral Document (other than Administrative Decisions (as defined in the Collateral and Intercreditor Agreement)) unless (i) if such Modification, Consent, or Waiver is a Unanimous Decision, it is directed to do so by each Senior Lender and Revolving LC Issuing Bank (in each case, other than any Senior Lender or Revolving LC Issuing Bank that is a Loan Party, an Equity Owner or an Affiliate or Controlled Subsidiary thereof) or (ii) otherwise, it is directed to do so by the Majority Senior Lenders.
(e)Notwithstanding anything herein, each of the Senior Lenders and Revolving LC Issuing Bank authorizes and instructs the P1 Administrative Agent to enter into

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amendments to this Agreement of a routine technical or administrative nature or to correct any defects, ambiguities, manifest errors, or inconsistencies herein; provided, that the P1 Administrative shall provide notice to each of the Senior Lenders and the Revolving LC Issuing Bank of any such amendment.
14.2.Entire Agreement
(a)This Agreement, the other P1 Financing Documents and any agreement, document or instrument attached hereto or referred to herein integrate all the terms and conditions mentioned herein or incidental hereto and supersede all oral negotiations and prior writings in respect to the subject matter hereof (other than any terms of the Commitment Letter that survive the Closing Date).
(b)In the event of any conflict between the terms, conditions and provisions of this Agreement and any such agreement, document or instrument (including the Common Terms Agreement), the terms, conditions and provisions of this Agreement shall prevail.
14.3.Governing Law; Jurisdiction; Etc.
(a)GOVERNING LAW. THIS AGREEMENT, AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER, SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK, UNITED STATES OF AMERICA.
(b)SUBMISSION TO JURISDICTION. TO THE EXTENT PERMITTED BY GOVERNMENT RULES, EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER P1 FINANCING DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY LAW, IN SUCH FEDERAL COURT. EACH OF THE PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER P1 FINANCING DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY PARTY HERETO MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER P1 FINANCING DOCUMENT AGAINST THE BORROWER OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION IF GOVERNMENT RULES DOES NOT PERMIT A CLAIM, ACTION OR PROCEEDING REFERRED TO IN THE FIRST SENTENCE OF THIS

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SECTION 14.3(b) TO BE FILED, HEARD OR DETERMINED IN OR BY THE COURTS SPECIFIED THEREIN.
(c)WAIVER OF VENUE. EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER P1 FINANCING DOCUMENT IN ANY COURT REFERRED TO IN SECTION 14.3(b). EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY GOVERNMENT RULES, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.
(d)Service of Process. Each Party hereto irrevocably consents to the service of any and all process in any such action or proceeding by the mailing of copies of such process to such Person at its then effective notice addresses pursuant to Section 14.11.
(e)Immunity. To the extent that the Borrower has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, the Borrower hereby irrevocably and unconditionally waives such immunity in respect of its obligations under the P1 Financing Documents and, without limiting the generality of the foregoing, agrees that the waiver set forth in this Section 14.3(e) shall have the fullest scope permitted under the Foreign Sovereign Immunities Act of 1976 of the United States and is intended to be irrevocable for purposes of such act.
(f)WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT, ANY OTHER P1 FINANCING DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (ii) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER P1 FINANCING DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 14.3.
14.4.Assignments
(a)The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby,

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except that the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each of the Senior Lenders, the Revolving LC Issuing Bank and the P1 Administrative Agent (and any attempted assignment or other transfer by the Borrower without such consent shall be null and void), and no Senior Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with Section 14.4(b), (ii) by way of participation in accordance with Section 14.4(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 14.4(e) (and any other attempted assignment or transfer by any Party hereto shall be null and void).
(b)
(i)Subject to Section 14.4(h) and this Section 14.4(b), any Senior Lender may at any time after the date hereof assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Senior Loan Commitment, its participations in Revolving LCs or the Senior Loans at the time owing to it).
(ii)Except in the case of (A) an assignment of the entire remaining amount of the assigning Senior Lender’s Construction/Term Loan Commitment or Revolving Loan Commitment and Construction/Term Loan or Revolving Loan, as applicable, at the time owing to it or (B) an assignment to a Senior Lender, or an Affiliate of a Senior Lender, or an Approved Fund with respect to a Senior Lender, the sum of (1) the outstanding applicable Construction/Term Loan Commitments or Revolving Loan Commitments, if any, (2) participations in the Revolving LCs, and (3) the outstanding applicable Construction/Term Loans or Revolving Loans subject to each such assignment (determined as of the date the Lender Assignment Agreement with respect to such assignment is delivered to the P1 Administrative Agent or, if a Trade Date is specified in the Lender Assignment Agreement, as of the Trade Date) shall not be less than $5,000,000 and, with respect to the assignment of the Senior Loans, in integral multiples of $1,000,000, unless the P1 Administrative Agent otherwise consents in writing; provided, that the parties to each assignment shall execute and deliver to the P1 Administrative Agent a Lender Assignment Agreement, together with a processing and recordation fee of $3,500 (which fee may be waived or reduced in the P1 Administrative Agent’s sole discretion).
(iii)If the Eligible Assignee is not a Senior Lender prior to such assignment, it shall deliver to the P1 Administrative Agent an administrative questionnaire and all documentation and other information required by bank regulatory authorities under applicable “know your customer” requirements.
(iv)In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the P1 Administrative Agent in an aggregate amount sufficient, upon distribution

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thereof as appropriate (which may be outright payment, purchases by the assignee of participations or sub-participations, or other compensating actions, including funding, with the consent of the Borrower and the P1 Administrative Agent, the applicable pro rata share of Senior Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (A) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the P1 Administrative Agent, and each other Senior Lender hereunder (and interest accrued thereon), and (B) acquire (and fund as appropriate) all Construction/Term Loan Commitments and Revolving Loan Commitments, Construction/Term Loans and Revolving Loans, and participations in Revolving LCs of such Defaulting Lender. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this Section 14.4(b)(iv), then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.
(v)Subject to acceptance and recording thereof by the P1 Administrative Agent pursuant to Section 2.10(d), from and after the effective date specified in each Lender Assignment Agreement, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Lender Assignment Agreement, have the rights and obligations of a Senior Lender under this Agreement, and the assigning Senior Lender thereunder shall, to the extent of the interest assigned by such Lender Assignment Agreement, be released from its obligations under this Agreement (and, in the case of a Lender Assignment Agreement covering all of the assigning Senior Lender’s rights and obligations under this Agreement, such Senior Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Section 5.1, Section 5.3, Section 5.5, Section 5.6, Section 8.7 (Costs and Expenses) of the Common Terms Agreement, Section 8.6 (Expenses) of the P1 Security Agreement, and Section 4.7 (Fees; Expenses) of the P1 Accounts Agreement with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Senior Lender’s having been a Defaulting Lender.
(vi)Upon request, the Borrower (at its expense) shall execute and deliver the applicable Senior Loan Notes to the assignee Senior Lender and/or revised Senior Loan Notes to the assigning Senior Lender reflecting such assignment.
(vii)Any assignment or transfer by a Senior Lender of rights or obligations under this Agreement that does not comply with this Section 14.4(b) shall be treated for purposes of this Agreement as a sale by such Senior Lender of a participation in such rights and obligations in accordance with Section 14.4(d).

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(c)The P1 Administrative Agent shall maintain the Register in accordance with Section 2.10(d) above.
(d)Any Senior Lender may at any time, without the consent of, or notice to, the Borrower or the P1 Administrative Agent, sell participations to any Person (other than a natural person or a holding company, investment vehicle or trust for, or owned and operated for the primary benefit of, a natural Person) (each, a “Participant”) in all or a portion of such Senior Lender’s rights or obligations under this Agreement (including all or a portion of its Senior Loan Commitment or the Senior Loans owing to it of any Tranche); provided, that (i) such Senior Lender’s obligations under this Agreement shall remain unchanged, (ii) such Senior Lender remains solely responsible to the other parties hereto for the performance of such obligations and such participation shall not give rise to any legal privity between the Borrower and the Participant, and (iii) the Borrower, the P1 Administrative Agent, the P1 Collateral Agent, the Revolving LC Issuing Bank, and the other Senior Lenders shall continue to deal solely and directly with such Senior Lender in connection with such Senior Lender’s rights and obligations under this Agreement. For the avoidance of doubt, each Senior Lender shall be responsible for the indemnity under Section 14.8 with respect to any payments made by such Senior Lender to its Participant(s). Any agreement or instrument pursuant to which a Senior Lender sells such a participation shall provide that such Senior Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided, that such agreement or instrument may provide that such Senior Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described in the first proviso to Section 14.1 that directly affects such Participant. The Borrower agrees that each Participant shall be entitled to the benefits of Section 5.3 and Section 5.6 (subject to the requirements and limitations therein, including the requirements under Section 5.6(g) (it being understood that any documentation required under Section 5.6 shall be delivered to the participating Senior Lender)) to the same extent as if it were a Senior Lender and had acquired its interest by assignment pursuant to clause (b) of this Section 14.4; provided, that such Participant (A) agrees to be subject to the provisions of Section 5.4 as if it were an assignee under clause (b) of this Section 14.4; and (B) shall not be entitled to receive any greater payment under Section 5.3, Section 5.5, or Section 5.6, with respect to any participation, than its participating Senior Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation. Each Senior Lender that sells a participation agrees, at the Borrower’s request and expense, to use reasonable efforts to cooperate with the Borrower to effectuate the provisions of Section 5.4 with respect to any Participant. To the extent permitted by law, each Participant also shall be entitled to the benefits of Section 14.14 as though it were a Senior Lender; provided, that such Participant agrees to be subject to Section 4.15 as though it were a Senior Lender. Each Senior Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the applicable Senior Loans or other obligations under the P1 Financing Documents (the “Participant Register”); provided, that no Senior Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any

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Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any P1 Financing Document) to any other Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations and Proposed Treasury Regulations Section 1.163-5(b) and within the meaning of Sections 163(f), 871(h)(2), and 881(c)(2) of the Code and any related United States Treasury Regulations (or any other relevant or successor provisions of the Code or of such United States Treasury Regulations). The entries in the Participant Register shall be conclusive absent manifest error, and such Senior Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the P1 Administrative Agent (in its capacity as P1 Administrative Agent) shall have no responsibility for maintaining a Participant Register.
(e)Any Senior Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Senior Loan Notes, if any) to secure obligations of such Senior Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or any central bank having jurisdiction; provided, that no such pledge or assignment shall release such Senior Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Senior Lender as a Party hereto.
(f)Any Senior Lender may at any time, assign all or a portion of its rights and obligations with respect to Construction/Term Loans under this Agreement to a Person who is or will become, after such assignment, an Affiliated Lender through (i) Dutch auctions open to all Senior Lenders of the applicable Class on a pro rata basis in accordance with the procedures set forth on Exhibit Q hereto or (ii) open market purchases on a pro rata or non-pro rata basis, in each case subject to the following limitations:
(i)the assigning Senior Lender and the Affiliated Lender purchasing such Senior Lender’s Construction/Term Loans shall execute and deliver to the P1 Administrative Agent an assignment agreement substantially in the form of Exhibit F-2 hereto (an “Affiliated Lender Assignment Agreement”);
(ii)Affiliated Lenders will not receive information provided solely to Senior Lenders by the P1 Administrative Agent or any Senior Lender and will not be permitted to attend or participate in conference calls or meetings attended solely by the Senior Lenders and the P1 Administrative Agent, other than the right to receive notices of prepayments and other administrative notices in respect of its Senior Loans or Senior Loan Commitments required to be delivered to Senior Lenders pursuant to Article 2;
(iii)the aggregate principal amount of Construction/Term Loans held at any one time by Affiliated Lenders shall not exceed 25% of the principal amount of all Construction/Term Loans at such time outstanding (measured at the time of purchase) (such percentage, the “Affiliated Lender Cap”); provided, that, to the extent any assignment to an

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Affiliated Lender would result in the aggregate principal amount of all Construction/Term Loans held by Affiliated Lenders exceeding the Affiliated Lender Cap, the assignment of such excess amount will be void ab initio; and
(iv)as a condition to each assignment pursuant to this Section 14.4(f), the P1 Administrative Agent shall have been provided a notice in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action in connection with such Construction/Term Loans against the P1 Administrative Agent, in its capacity as such.
(g)The words “execution,” “signed,” “signature,” and words of like import in any Lender Assignment Agreement shall be deemed to include electronic signatures or the electronic records, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
(h)All assignments by a Senior Lender of all or a portion of its rights and obligations hereunder (i) with respect to any Tranche with then outstanding Construction/Term Loan Commitments shall be made only as an assignment of the same percentage of outstanding Construction/Term Loan Commitments and Construction/Term Loans and a proportionate part of all the assigning Senior Lender’s rights and obligations under this Agreement with respect to the Construction/Term Loans and Construction/Term Loan Commitments of such Tranche and (ii) with respect to any outstanding Revolving Loan Commitments, Revolving Loans, or participations in any Revolving LC, shall be made only as an assignment of the same percentage of outstanding Revolving Loan Commitments, Revolving Loans, and participations in Revolving LCs and a proportionate part of all the assigning Senior Lender’s rights and obligations under this Agreement with respect to the Revolving Loans. If a Tranche has no unused Senior Loan Commitments, assignments of outstanding Senior Loans of such Tranche may be made, together with a pro rata portion of such Senior Lender’s rights and obligations with respect to the Tranche subject to such assignment, in such amounts, to such persons and on such terms as are permitted by and otherwise in accordance with Section 14.4(b). This Section 14.4(h) shall not prohibit any Senior Lender from assigning all or a portion of its rights and obligations hereunder among separate Tranches on a non-pro rata basis among such Tranches.
(i)No sale, assignment, transfer, negotiation or other disposition of the interests of any Senior Lender hereunder or under the other P1 Financing Documents shall be allowed if it could reasonably be expected to require securities registration under any laws or regulations of any applicable jurisdiction.
(j)Disqualified Institutions.

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(i)No assignment or participation shall be made to any Person that was a Disqualified Institution as of the date (the “Trade Date”) on which the assigning Senior Lender entered into a binding agreement to sell and assign all or a portion of its rights and obligations under this Agreement (including through a participation) to such Person (unless the Borrower has consented to such assignment or participation in writing in its sole and absolute discretion, in which case such Person will not be considered a Disqualified Institution for the purpose of such assignment or participation). For the avoidance of doubt, with respect to any assignee that becomes a Disqualified Institution after the applicable Trade Date or any Person that the Borrower removes from the DQ List (including as a result of the delivery of a notice pursuant to, or the expiration of the notice period referred to in, the definition of “Disqualified Institution”), (A) any additional designation or removal permitted by the foregoing shall not apply retroactively to any prior or pending assignment or participation, as applicable, to any Senior Lender or Participant and (B) any designation or removal after the Closing Date of a Person as a Disqualified Institution shall become effective three Business Days after such designation or removal. Any assignment or participation in violation of this Section 14.4(j)(i) shall not be void, but the other provisions of this Section 14.4(j) shall apply. The Borrower shall deliver notices of any designation or removal of a Disqualified Institution to the P1 Administrative Agent via email to *** and ***.
(ii)If any assignment or participation is made to any Disqualified Institution without the Borrower’s prior written consent in violation of Section 14.4(j)(i) above, or if any Person becomes a Disqualified Institution after the applicable Trade Date, the Borrower may, at its sole expense and effort, upon notice to the applicable Disqualified Institution and the P1 Administrative Agent, (A) terminate any Revolving Loan Commitment of such Disqualified Institution or terminate any Revolving Loan Commitment of a Revolving Lender which has sold a participation to a Participant which is a Disqualified Institution and repay all obligations of the Borrower owing to such Disqualified Institution in connection with such Revolving Loan Commitment, (B) in the case of outstanding Construction/Term Loans held by Disqualified Institutions, purchase or prepay such Construction/Term Loans by paying the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such Construction/Term Loans or such participation in such Construction/Term Loans, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder, or (C) require such Disqualified Institution to assign, without recourse (in accordance with and subject to the restrictions contained in this Section 14.4), all of its interest, rights and obligations under this Agreement to one or more Eligible Assignees at the lesser of (x) the principal amount thereof and (y) the amount that such Disqualified Institution paid to acquire such interests, rights and obligations, in each case plus accrued interest, accrued fees and all other amounts (other than principal amounts) payable to it hereunder.
(iii)Notwithstanding anything to the contrary contained in this Agreement, Disqualified Institutions (A) will not (x) have the right to receive

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information, reports or other materials provided to Senior Lenders or the Revolving LC Issuing Bank by the Borrower, the P1 Administrative Agent or any other Senior Lender or Revolving LC Issuing Bank, (y) attend or participate in meetings attended by the Senior Lenders, the Revolving LC Issuing Bank and the P1 Administrative Agent, or (z) access any electronic site established for the Senior Lenders or the Revolving LC Issuing Bank or confidential communications from counsel to or financial advisors of the P1 Administrative Agent, the Senior Lenders or the Revolving LC Issuing Bank and (B) (x) for purposes of any consent to any amendment, waiver or modification of, or any action under, and for the purpose of any direction to the P1 Administrative Agent, any Senior Lender, or any Revolving LC Issuing Bank to undertake any action (or refrain from taking any action) under this Agreement or any other P1 Financing Documents, each Disqualified Institution will be deemed to have consented in the same proportion as the Senior Lenders or the Revolving LC Issuing Bank that are not Disqualified Institutions consented to such matter, and (y) for purposes of voting on any Debtor Relief Plan, each Disqualified Institution party hereto hereby agrees (1) not to vote on such Debtor Relief Plan, (2) if such Disqualified Institution does vote on such Debtor Relief Plan notwithstanding the restriction in the foregoing clause (1), such vote will be deemed not to be in good faith and shall be “designated” pursuant to Section 1126(e) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and such vote shall not be counted in determining whether the applicable class has accepted or rejected such Debtor Relief Plan in accordance with Section 1126(c) of the Bankruptcy Code (or any similar provision in any other Debtor Relief Laws), and (3) not to contest any request by any party for a determination by the Bankruptcy Court (or other applicable court of competent jurisdiction) effectuating the foregoing clause (2).
(iv)The P1 Administrative Agent shall have the right, and the Borrower hereby expressly authorizes the P1 Administrative Agent, to (A) post the list of Disqualified Institutions provided by the Borrower and any updates thereto from time to time (collectively, the “DQ List”) on the Platform, including that portion of the Platform that is designated for “public side” Senior Lenders or (B) provide the DQ List to each Senior Lender requesting the same.
14.5.Benefits of Agreement
Nothing in this Agreement or any other P1 Financing Document, express or implied, shall be construed to give to any Person, other than the parties hereto, the Coordinating Lead Arrangers and Joint Bookrunners, the Documentation Agents, the Regional Coordinators, the Syndication Agents, the Global Coordinators, the Coordinating Lead Arranger, the Joint Lead Arranger, the Arrangers, the Senior Managing Agents, the P1 Intercreditor Agent, the P1 Collateral Agent, each of their successors and permitted assigns under this Agreement or any other P1 Financing Document, Participants to the extent provided in Section 14.4 and, to the extent expressly contemplated hereby, the Related Parties of each of the P1 Administrative Agent, the P1 Collateral Agent, the P1

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Intercreditor Agent, the Senior Lenders, and the Revolving LC Issuing Bank, any benefit or any legal or equitable right or remedy under this Agreement.
14.6.Costs and Expenses
The Borrower shall pay (a) all reasonable and documented out-of-pocket expenses incurred by each of the P1 Administrative Agent, the P1 Collateral Agent, the Revolving LC Issuing Bank and the Senior Lenders and their Affiliates (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Senior Lenders, the Revolving LC Issuing Bank and their Affiliates in each relevant jurisdiction (provided, that, in the case of the continuation of an Event of Default, any Senior Lender or Revolving LC Issuing Bank may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with the preparation, negotiation, syndication, execution and delivery of this Agreement and the other P1 Financing Documents; (b) all reasonable and documented out of pocket expenses incurred by the P1 Administrative Agent, the P1 Collateral Agent, the Revolving LC Issuing Bank and the Senior Lenders (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Senior Lenders and their Affiliates in each relevant jurisdiction (provided, that, in the case of the continuation of an Event of Default, any Senior Lender or Revolving LC Issuing Bank may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with any amendments, modifications or waivers of the provisions of this Agreement and the other P1 Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); (c) all reasonable and documented out-of-pocket expenses incurred by the P1 Administrative Agent and the P1 Collateral Agent (including all reasonable fees, costs and expenses of one counsel plus one local counsel for the Senior Lenders and their Affiliates in each relevant jurisdiction (provided, that, in the case of the continuation of an Event of Default, any Senior Lender may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with the administration of this Agreement and the other P1 Financing Documents (whether or not the transactions contemplated hereby or thereby are consummated); (d) all reasonable and documented out-of-pocket expenses incurred by each Coordinating Lead Arranger and Joint Bookrunner, Documentation Agent, the Regional Coordinator, Syndication Agent, Global Coordinator, Coordinating Lead Arranger, Joint Lead Arranger, Arranger, and the Senior Managing Agent in connection with the initial syndication of the credit facility under this Agreement (including reasonable printing and travel expenses); and (e) all documented out-of-pocket expenses incurred by the Credit Agreement Senior Secured Parties (including all reasonable fees, costs and expenses of one counsel plus one local counsel

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for the Senior Lenders, the Revolving LC Issuing Bank and their Affiliates in each relevant jurisdiction (provided, that, in the case of the continuation of an Event of Default, any Senior Lender or Revolving LC Issuing Bank may retain separate counsel in the event of an actual conflict of interest (which may be multiple counsel, but only the least number necessary to resolve such conflict of interest) and the Borrower shall pay all reasonable fees, cost and expenses of such additional counsel)) in connection with the enforcement or protection (other than in connection with assignment of Senior Loans or Senior Loan Commitments) of their rights in connection with this Agreement and the other P1 Financing Documents, including their rights under this Section 14.6, including in connection with any workout, restructuring or negotiations in respect of the Obligations. Notwithstanding the foregoing, in the event that either the P1 Collateral Agent or the P1 Administrative Agent reasonably believes that a conflict exists in using one counsel, each of the P1 Collateral Agent or the P1 Administrative Agent, as applicable, may engage its own counsel. Furthermore, notwithstanding anything to the contrary in Section 8.6 (Consultants) of the Common Terms Agreement, during the continuation of any Event of Default, the Borrower shall pay (against direct invoices) the reasonable and documented fees and expenses of any other consultants and advisors of the Credit Agreement Senior Secured Parties (in addition to the Consultants as provided in such Section 8.6 (Consultants) of the Common Terms Agreement); provided, that (without limiting the obligation of the Borrower to pay such reasonable and documented fees and expenses) such fees and expenses shall be subject to separate fee agreements entered into by the Borrower acting reasonably.
14.7.Counterparts; Effectiveness
This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement shall become effective when it has been executed by the P1 Administrative Agent and when the P1 Administrative Agent has received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or portable document format (“pdf”) shall be effective as delivery of a manually executed counterpart of this Agreement. The words “execution,” “signed,” “signature,” and words of like import in this Agreement shall be deemed to include electronic signatures or the electronic records, each of which shall be of the same legal effect, validity, or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Government Rule, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

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14.8.Indemnification
(a)The Borrower hereby agrees to indemnify each Credit Agreement Senior Secured Party, Coordinating Lead Arranger and Joint Bookrunner, Documentation Agent, the Regional Coordinator, Syndication Agent, Global Coordinator, Coordinating Lead Arranger, Joint Lead Arranger, Arranger, the Senior Managing Agent, and each Related Party of any of the foregoing Persons (each such Person being called a “Credit Agreement Indemnitee”) against, and hold each Credit Agreement Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses (including all reasonable fees, costs and expenses of counsel or consultants for any Credit Agreement Indemnitee), incurred by any Credit Agreement Indemnitee or asserted against any Credit Agreement Indemnitee by any Person arising out of, in connection with, or as a result of:
(i)the execution or delivery of this Agreement, any other Credit Agreement Transaction Document, or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto or thereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or the administration (other than expenses that do not constitute out-of-pocket expenses) or enforcement thereof;
(ii)any Senior Loan or Revolving LC or the use or proposed use of the proceeds therefrom (including any refusal by the Revolving LC Issuing Bank to honor a demand for payment under a Revolving LC if the documents presented in connection with such demand do not strictly comply with the terms of such Revolving LC);
(iii)any actual or alleged presence, Release or threatened Release of Hazardous Materials on, from or related to the Project that could reasonably result in an Environmental Claim related in any way to the Project, the Rio Grande Facility, the Land or any property owned or operated by the Borrower, the Administrator, the Coordinator, the Operator or any RG Facility Entity, or any Environmental Affiliate or any liability pursuant to an Environmental Law related in any way to the Project, the Rio Grande Facility, the Land, the Borrower, the Administrator, the Coordinator, the Operator or any RG Facility Entity;
(iv)any actual or prospective claim (including Environmental Claims), litigation, investigation or proceeding relating to any of the foregoing, whether based on common law, contract, tort or any other theory, whether brought by the Borrower or any of the Borrower’s members, managers or creditors or by any other Person, and regardless of whether any Credit Agreement Indemnitee is a party thereto and whether or not any of the transactions contemplated hereunder or under any of the other P1 Financing Documents is consummated, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Credit Agreement Indemnitee; or
(v)any claim, demand or liability for broker’s or finder’s or placement fees or similar commissions, whether or not payable by the Borrower, alleged to have been incurred in connection with such transactions, other than any

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broker’s or finder’s fees payable to Persons engaged by any Credit Agreement Senior Secured Party, the Coordinating Lead Arrangers and Joint Bookrunners, the Documentation Agents, the Regional Coordinators, the Syndication Agents, the Global Coordinators, the Coordinating Lead Arranger, the Joint Lead Arranger, the Arrangers, the Senior Managing Agents, or any Affiliates or Related Parties of any of the foregoing;
provided, that such indemnity shall not, as to any Credit Agreement Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses are determined by a final and Non-Appealable judgment of a court of competent jurisdiction to have resulted from the gross negligence or willful misconduct of such Credit Agreement Indemnitee or breach by such Credit Agreement Indemnitee of any provisions of any P1 Financing Document to which it is a party.
(b)To the extent that the Borrower for any reason fails to pay any amount required under Section 14.6 or Section 14.8(a) above to be paid by it to any of the P1 Administrative Agent, the Revolving LC Issuing Bank or any Related Party of any of the foregoing, each Senior Lender severally agrees to pay to the P1 Administrative Agent, the Revolving LC Issuing Bank, or such Related Party, as the case may be, such Senior Lender’s ratable share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, based on the aggregate of such Senior Lender’s Senior Loan Commitments to the aggregate of all Senior Loan Commitments; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the P1 Administrative Agent, the Revolving LC Issuing Bank, in each case in its capacity as such, or against any Related Party of any of the foregoing acting for the P1 Administrative Agent, or the Revolving LC Issuing Bank, in each case in its capacity as such. The obligations of the Senior Lenders under this Section 14.8(b) are subject to the provisions of Section 2.10. The obligations of the Senior Lenders to make payments pursuant to this Section 14.8(b) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Senior Lender to make payments on any date required hereunder shall not relieve any other Senior Lender of its corresponding obligation to do so on such date, and no Senior Lender shall be responsible for the failure of any other Senior Lender to do so.
(c)Without duplication of Section 8.10(b) (Indemnification by Borrower) of the Common Terms Agreement or any other indemnification provision in any P1 Financing Document providing for indemnification by any Senior Secured Party in favor of the P1 Collateral Agent, the P1 Intercreditor Agent or any Related Party of any of the foregoing, to the extent that the Borrower for any reason fails to pay any amount required under Section 8.7 (Costs and Expenses) or Section 8.10(a) (Indemnification by Borrower) of the Common Terms Agreement or any analogous costs and expenses or indemnity provisions of any P1 Financing Document to be paid by it to any of the P1 Intercreditor Agent, the P1 Collateral Agent or any Related Party of any of the foregoing, each Senior Lender severally agrees to pay to the P1 Intercreditor Agent, the P1 Collateral Agent or such Related Party, as the case may be, the ratable share of such unpaid amount (determined as of the time that the applicable unreimbursed expense or indemnity

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payment is sought), based on the aggregate of such Senior Lender’s Senior Loan Commitments to the aggregate of all Senior Secured Debt Commitments; provided, that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the P1 Intercreditor Agent, the P1 Collateral Agent or the applicable Related Party, in its capacity as such. The obligations of the Senior Lenders to make payments pursuant to this Section 14.8(c) are several and not joint and shall survive the payment in full of the Obligations and the termination of this Agreement. The failure of any Senior Lender to make payments on any date required hereunder shall not relieve any other Senior Lender of its corresponding obligation to do so on such date, and no Senior Lender shall be responsible for the failure of any other Senior Lender to do so.
(d)All amounts due under this Section 14.8 shall be payable promptly after demand therefor.
(e)The Borrower agrees that, without the Credit Agreement Indemnitee’s prior written consent, it will not settle, compromise or consent to the entry of any judgment in any pending or threatened (in writing) claim, action or proceeding in respect of which indemnification could be sought by or on behalf of such Credit Agreement Indemnitee under this Section 14.8 (whether or not any Credit Agreement Indemnitee is an actual or potential party to such claim, action or proceeding), unless such settlement, compromise or consent includes an unconditional release of such Credit Agreement Indemnitee from all liability arising out of such claim, action or proceeding. In the event that a Credit Agreement Indemnitee is requested or required to appear as a witness in any action brought by or on behalf of or against the Borrower or any Affiliate thereof in which such Credit Agreement Indemnitee is not named as a defendant, the Borrower agrees to reimburse such Credit Agreement Indemnitee for all reasonable expenses incurred by it in connection with such Credit Agreement Indemnitee appearing and preparing to appear as such a witness, including the reasonable and documented fees and disbursements of its legal counsel. In the case of any claim brought against a Credit Agreement Indemnitee for which the Borrower may be responsible under this Section 14.8, the P1 Administrative Agent, the P1 Collateral Agent, the Revolving LC Issuing Bank and the Senior Lenders agree (at the expense of the Borrower) to execute such instruments and documents and cooperate as reasonably requested by the Borrower in connection with the Borrower’s defense, settlement or compromise of such claim, action or proceeding.
(f)The P1 Intercreditor Agent and the Related Parties of any of the P1 Administrative Agent, the P1 Collateral Agent, the P1 Intercreditor Agent and the Revolving LC Issuing Bank are express third party beneficiaries of this Section 14.8.
(g)This Section 14.8 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.
14.9.Interest Rate Limitation
Notwithstanding anything to the contrary contained in any P1 Financing Document, the interest paid or agreed to be paid under the P1 Financing Documents shall not exceed the

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maximum rate of non-usurious interest permitted by applicable Government Rule (the “Maximum Rate”). If the P1 Administrative Agent or any Senior Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of such Senior Lender’s Senior Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the P1 Administrative Agent or any Senior Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Government Rule, (a) characterize any payment that is not principal as an expense, fee or premium, rather than interest, (b) exclude prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.
14.10.No Waiver; Cumulative Remedies
No failure by any Credit Agreement Senior Secured Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other P1 Financing Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other P1 Financing Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.
14.11.Notices and Other Communications.
(a)Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by facsimile or sent by email to the address(es), facsimile number or email address specified for the Borrower, the P1 Administrative Agent, the P1 Collateral Agent, the Senior Lenders or the Revolving LC Issuing Bank, as applicable, on Schedule 14.11.
(b)Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; and notices sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, they shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications shall be effective as provided in Schedule 14.11.
(c)Unless otherwise prescribed, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement); provided, that if such notice or other communication is not received during the normal business hours of the recipient, such notice or communication shall be deemed to have been received at the opening of business

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on the next Business Day for the recipient, and (ii) notices or communications posted to an internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in Schedule 14.11 of notification that such notice or communication is available and identifying the website address therefor. Notwithstanding the above, all notices delivered by the Borrower to the P1 Administrative Agent through electronic communications shall be followed by the delivery of a hard copy.
(d)Each of the Borrower, the P1 Administrative Agent and the P1 Collateral Agent may change its address, facsimile, email address or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Senior Lender may change its address, facsimile, email address or telephone number for notices and other communications hereunder by notice to the Borrower, the P1 Administrative Agent, the P1 Collateral Agent and the Revolving LC Issuing Bank. The Revolving LC Issuing Bank may change its address, facsimile, email address or telephone number for notices and other communications hereunder by notice to the Borrower, the P1 Administrative Agent and the P1 Collateral Agent.
(e)The P1 Administrative Agent, the P1 Collateral Agent, the Revolving LC Issuing Bank and the Senior Lenders shall be entitled to rely and act upon any written notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the P1 Administrative Agent, the P1 Collateral Agent, the Senior Lenders, the Revolving LC Issuing Bank and the Related Parties of each of them for all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower. All telephonic notices to and other telephonic communications with the P1 Administrative Agent, the P1 Collateral Agent, the Senior Lenders and the Revolving LC Issuing Bank by the Borrower may be recorded by the P1 Administrative Agent the P1 Collateral Agent, the Senior Lenders, the Revolving LC Issuing Bank, as applicable, and each of the parties hereto hereby consents to such recording.
(f)Notwithstanding the above, nothing herein shall prejudice the right of the P1 Administrative Agent, the P1 Collateral Agent, any of the Senior Lenders or the Revolving LC Issuing Bank to give any notice or other communication pursuant to any P1 Financing Document in any other manner specified in such P1 Financing Document.
(g)the Borrower hereby agrees that it will provide to the P1 Administrative Agent all information, documents and other materials that it is obligated to furnish to the P1 Administrative Agent pursuant to the P1 Financing Documents, including all notices, requests, financial statements, financial and other reports, certificates and other information materials, but excluding any such communication that (i) relates to any Senior Loan Borrowing, (ii) relates to the payment of any principal or other amount due under this Agreement prior to the scheduled date therefor, (iii) provides notice of any Default or Event of Default, or (iv) is required to be delivered to satisfy any condition precedent to any Senior Loan Borrowing (all such non-excluded communications being referred to herein collectively as

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“Communications”), by transmitting the Communications in an electronic/soft medium in a format acceptable to the P1 Administrative Agent at the email addresses specified in Schedule 14.11. In addition, the Borrower agrees to continue to provide the Communications to the P1 Administrative Agent in the manner specified in the P1 Financing Documents but only to the extent requested by the P1 Administrative Agent.
(h)the Borrower further agrees that the P1 Administrative Agent may make the Communications available to the Senior Lenders and the Revolving LC Issuing Bank by posting the Communications on an internet website that may, from time to time, be notified to the Senior Lenders and the Revolving LC Issuing Bank or a substantially similar electronic transmission system (the “Platform”). The costs and expenses incurred by the P1 Administrative Agent in creating and maintaining the Platform shall be paid by Borrower in accordance with Section 14.6.
(i)THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE”. THE P1 ADMINISTRATIVE AGENT DOES NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE COMMUNICATIONS OR THE ADEQUACY OF THE PLATFORM AND EXPRESSLY DISCLAIMS LIABILITY FOR ERRORS OR OMISSIONS IN THE COMMUNICATIONS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY THE P1 ADMINISTRATIVE AGENT IN CONNECTION WITH THE COMMUNICATIONS OR THE PLATFORM. IN NO EVENT SHALL THE P1 ADMINISTRATIVE AGENT OR ANY AFFILIATE THEREOF OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ADVISORS OR REPRESENTATIVES (COLLECTIVELY, “AGENT PARTIES”) HAVE ANY LIABILITY TO THE BORROWER, THE REVOLVING LC ISSUING BANK, ANY SENIOR LENDER, OR ANY OTHER PERSON OR ENTITY FOR DAMAGES OF ANY KIND, INCLUDING DIRECT OR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES, LOSSES OR EXPENSES (WHETHER IN TORT, CONTRACT OR OTHERWISE) ARISING OUT OF THE BORROWER’S OR ANY AGENT PARTY’S TRANSMISSION OF COMMUNICATIONS THROUGH THE INTERNET, EXCEPT TO THE EXTENT THE LIABILITY OF ANY AGENT PARTY IS FOUND IN A FINAL NON-APPEALABLE JUDGMENT BY A COURT OF COMPETENT JURISDICTION TO HAVE RESULTED PRIMARILY FROM SUCH AGENT PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT.
14.12.Patriot Act Notice
Each of the P1 Administrative Agent, the P1 Collateral Agent, the Senior Lenders and the Revolving LC Issuing Bank hereby notifies the Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such the P1 Administrative Agent, the P1 Collateral Agent, such Senior Lender or the Revolving LC Issuing Bank, as applicable, to identify the Borrower in accordance with the Patriot Act.

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14.13.Payments Set Aside
To the extent that any payment by or on behalf of the Borrower is made to the P1 Administrative Agent, the P1 Collateral Agent, any Senior Lender or the Revolving LC Issuing Bank, or the P1 Administrative Agent, the P1 Collateral Agent, any Senior Lender or the Revolving LC Issuing Bank (as the case may be) exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the P1 Administrative Agent, the P1 Collateral Agent, such Senior Lender or the Revolving LC Issuing Bank in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any bankruptcy or insolvency proceeding or otherwise, then (a) to the extent of such recovery, the Obligation or part thereof originally intended to be satisfied by such payment shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Senior Lender severally agrees to pay to the P1 Administrative Agent, the P1 Collateral Agent or the Revolving LC Issuing Bank upon demand its applicable share (without duplication) of any amount so recovered from or repaid by the P1 Administrative Agent, the P1 Collateral Agent or the Revolving LC Issuing Bank, as the case may be plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Effective Rate from time to time in effect. The obligations of the Senior Lenders under this Section 14.13 shall survive the payment in full of the Obligations and the termination of this Agreement.
14.14.Right of Setoff
Each of the Senior Lenders, the Revolving LC Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time during the continuance of an Event of Default, to the fullest extent permitted by applicable Government Rule, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Senior Lender, the Revolving LC Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any and all of the Obligations of the Borrower now or hereafter existing under this Agreement or any other P1 Financing Document to such Senior Lender or the Revolving LC Issuing Bank, irrespective of whether or not such Senior Lender or Revolving LC Issuing Bank shall have made any demand under this Agreement or any other P1 Financing Document and although such obligations of the Borrower may be contingent or unmatured or are owed to a branch or office of such Senior Lender or Revolving LC Issuing Bank different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the P1 Administrative Agent for further application in accordance with this Section 14.4 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust

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for the benefit of the P1 Administrative Agent, the P1 Collateral Agent, the Revolving LC Issuing Bank, and the Senior Lenders, and (b) the Defaulting Lender shall provide promptly to the P1 Administrative Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each of the Senior Lenders, the Revolving LC Issuing Bank and their respective Affiliates under this Section 14.14 are in addition to other rights and remedies (including other rights of setoff) that such Senior Lender, the Revolving LC Issuing Bank or their respective Affiliates may have. Each of the Senior Lenders and Revolving LC Issuing Bank agrees to notify the Borrower and the P1 Administrative Agent promptly after any such setoff and application; provided, that the failure to give such notice shall not affect the validity of such setoff and application.
14.15.Severability
If any provision of this Agreement or any other P1 Financing Document is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other P1 Financing Documents shall not be affected or impaired thereby and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.
14.16.Survival
Notwithstanding anything in this Agreement to the contrary, Section 5.1, Section 5.3, Section 5.5, Section 5.6, Section 13.6, Section 14.3, Section 14.6, Section 14.8, Section 14.11, Section 14.13, this Section 14.16, Section 14.18, and Section 14.20 shall survive any termination of this Agreement. In addition, each representation and warranty made hereunder and in any other P1 Financing Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties shall be considered to have been relied upon by the Credit Agreement Senior Secured Parties regardless of any investigation made by any Credit Agreement Senior Secured Party or on their behalf and notwithstanding that the Credit Agreement Senior Secured Parties may have had notice or knowledge of any Default or Event of Default at the time of the Senior Loan Borrowing, and shall continue in full force and effect as of the date made or any date referred to herein as long as any Senior Loan or any other Obligation hereunder or under any other P1 Financing Document shall remain unpaid or unsatisfied.
14.17.Treatment of Certain Information; Confidentiality
The P1 Administrative Agent, the P1 Collateral Agent, each of the Senior Lenders and the Revolving LC Issuing Bank agrees to maintain the confidentiality of the Credit

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Agreement Information, except that Credit Agreement Information may be disclosed (a) to its Affiliates (including branches) and to its and its Affiliates’ respective shareholders, members, partners, directors, officers, employees, agents, advisors, auditors, service providers and representatives (provided, that the Persons to whom such disclosure is made will be informed prior to disclosure of the confidential nature of such Credit Agreement Information and instructed to keep such Credit Agreement Information confidential); (b) to the extent requested or required by any regulatory authority purporting to have jurisdiction over it or to any Federal Reserve Bank or central bank in connection with a pledge or assignment pursuant to Section 14.4(e); (c) to the extent required by applicable Government Rule or regulations or by any subpoena or similar legal process; (d) to any other party to this Agreement; (e) in connection with the exercise of any remedies hereunder or under any other P1 Financing Document or any suit, action or proceeding relating to this Agreement or any other P1 Financing Document or the enforcement of rights hereunder or thereunder (including any actual or prospective purchaser of Collateral); (f) subject to an agreement containing provisions substantially the same as those of this Section 14.17, to (i) any Eligible Assignee of or Participant in, or any prospective Eligible Assignee of or Participant in, any of its rights or obligations under this Agreement (or such Eligible Assignee or Participant’s or prospective Eligible Assignee or Participant’s professional advisor), (ii) any direct or indirect contractual counterparty or prospective counterparty (or such contractual counterparty’s or prospective counterparty’s professional advisor) to any credit derivative transaction relating to obligations of the Borrower, or (iii) any Person (and any of its officers, directors, employees, agents or advisors) that may enter into or support, directly or indirectly, or that may be considering entering into or supporting, directly or indirectly, either (A) contractual arrangements with the P1 Administrative Agent, the P1 Collateral Agent, such Senior Lender, or the Revolving LC Issuing Bank or any Affiliates thereof, pursuant to which all or any portion of the risks, rights, benefits or obligations under or with respect to any Senior Loan or P1 Financing Document is transferred to such Person or (B) an actual or proposed securitization or collateralization of, or similar transaction relating to, all or a part of any amounts payable to or for the benefit of any Senior Lender under any P1 Financing Document (including any rating agency); (g) with the consent of the Borrower (which consent shall not unreasonably be withheld, conditioned or delayed); (h) to any state, federal or foreign authority or examiner (including the National Association of Insurance Commissioners or any other similar organization) regulating the P1 Administrative Agent, the P1 Collateral Agent, any Senior Lender or the Revolving LC Issuing Bank or any of their respective Affiliates; (i) to any rating agency when required by it (it being understood that, prior to any such disclosure, such rating agency shall undertake to preserve the confidentiality of any Credit Agreement Information relating to the Borrower received by it from any Senior Lender, the Revolving LC Issuing Bank, the P1 Administrative Agent or the P1 Collateral Agent, as applicable); or (j) to any party providing (and any brokers arranging) any Credit Agreement Senior Secured Party insurance or reinsurance or other direct or indirect credit protection (including credit default swaps) with respect to its Senior Loans or Revolving LCs. In addition, the P1 Administrative Agent, the P1 Collateral Agent, any Senior Lender or the Revolving

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LC Issuing Bank may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry, and service providers to the P1 Administrative Agent, the P1 Collateral Agent, the Senior Lenders and the Revolving LC Issuing Bank in connection with the numbering, administration, settlement and management of this Agreement, the other P1 Financing Documents, the Senior Loan Commitments, and the Senior Loan Borrowings. For the purposes of this Section 14.17, “Credit Agreement Information” means written information that is furnished by or on behalf of the Borrower, the Pledgor, the Equity Owners or any of their Affiliates to the P1 Administrative Agent, the P1 Collateral Agent, any Senior Lender or the Revolving LC Issuing Bank pursuant to or in connection with any P1 Financing Document, relating to the assets and business of the Borrower, the Pledgor, the Equity Owners, the RG Facility Entities or any of their Affiliates, but does not include any such information that (x) is or becomes generally available to the public other than as a result of a breach by the P1 Administrative Agent, the P1 Collateral Agent, such Senior Lender or the Revolving LC Issuing Bank of its obligations hereunder, (y) is or becomes available to the P1 Administrative Agent, the P1 Collateral Agent, such Senior Lender or the Revolving LC Issuing Bank from a source other than the Borrower, the Pledgor, the Equity Owners or any of their Affiliates, as applicable, that is not, to the knowledge of the P1 Administrative Agent, the P1 Collateral Agent, such Senior Lender or the Revolving LC Issuing Bank, acting in violation of a confidentiality obligation with the Borrower, the Pledgor, the Equity Owners or any of their Affiliates, as applicable, or (z) is independently compiled by the P1 Administrative Agent, the P1 Collateral Agent, such Senior Lender or the Revolving LC Issuing Bank, as evidenced by their records, without the use of the Credit Agreement Information. Any Person required to maintain the confidentiality of Credit Agreement Information as provided in this Section 14.17 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Credit Agreement Information as such Person would accord to its own confidential information.
(a)Additionally, disclosure of any confidential document that contains confidentiality restrictions that require any Loan Party or any of their Affiliates, as applicable, to comply with a restricted disclosure procedure, or if any Offtake Agreement contains commercially sensitive information and is identified as such by the Borrower to the P1 Administrative Agent (each such document, a “Restricted Document”) shall only be permitted subject to compliance with the following procedures: Restricted Documents may be disclosed only to the P1 Administrative Agent and the applicable Consultant or legal advisor (to the extent required by such Consultant or legal advisor in order to deliver reports, opinions or certifications required pursuant to any P1 Financing Documents) (subject to (a) compliance with any disclosure procedure required by the counterparty thereto, including execution of incremental confidentiality undertakings or non-disclosure agreements, to the extent necessary or advisable, by the recipients of such documentation and/or (b) redaction of commercially sensitive information in any such

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disclosed Restricted Documents provided to the P1 Administrative Agent or the applicable Consultant or legal advisor).
14.18.Waiver of Consequential Damages, Etc.
Except with respect to any indemnification obligations of the Borrower under Section 13.6 and Section 14.8 or any other indemnification provisions of the Borrower under any other P1 Financing Document, to the fullest extent permitted by applicable Government Rule, no Party hereto shall assert, and each Party hereto hereby waives, any claim against any other Party hereto or their Related Parties, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other P1 Financing Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Construction/Term Loan, any Revolving LC or the use of the proceeds thereof. No Party hereto or its Related Parties shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other P1 Financing Documents or the transactions contemplated hereby or thereby.
14.19.Waiver of Litigation Payments
To the extent that any Party hereto may, in any action, suit or proceeding brought in any of the courts referred to in Section 14.3(b) or elsewhere arising out of or in connection with this Agreement or any other P1 Financing Document to which it is a party, be entitled to the benefit of any provision of law requiring any other Party hereto in such action, suit or proceeding to post security for the costs of such Person or to post a bond or to take similar action, each such Person hereby irrevocably waives such benefit, in each case to the fullest extent now or in the future permitted under the laws of the State of New York or, as the case may be, the jurisdiction in which such court is located.
14.20.Reinstatement
This Agreement and the obligations of the Borrower hereunder shall automatically be reinstated if and to the extent that for any reason any payment made pursuant to this Agreement is rescinded or must otherwise be restored or returned, whether as a result of any proceedings in bankruptcy or reorganization or otherwise with respect to the Borrower or any other Person or as a result of any settlement or compromise with any Person (including the Borrower) in respect of such payment, and the Borrower shall pay the Credit Agreement Senior Secured Parties on demand all of their reasonable costs and expenses (including reasonable fees, expenses and disbursements of counsel) incurred by such parties in connection with such rescission or restoration.

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14.21.No Recourse
The obligations of the Borrower under this Agreement and each other Credit Agreement Transaction Document to which it is a party, and any certificate, notice, instrument or document delivered pursuant hereto or thereto, are obligations solely of the Borrower and do not constitute a debt or obligation of (and no recourse shall be made with respect to) the Non-Recourse Parties, except as hereinafter set forth in this Section 14.21 or as expressly provided in any Credit Agreement Transaction Document to which such Non-Recourse Party is a party. No action under or in connection with this Agreement or any other P1 Financing Documents to which the Borrower is a party shall be brought against any Non-Recourse Party, and no judgment for any deficiency upon the obligations hereunder or thereunder shall be obtainable by any Senior Secured Party against any Non-Recourse Party, except as hereinafter expressly set forth in this Section 14.21 or as expressly provided in any Credit Agreement Transaction Document to which such Non-Recourse Party is a party. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained in this Section 14.21 shall in any manner or way (i) restrict the remedies available to the P1 Intercreditor Agent, the P1 Collateral Agent, any Senior Secured Debt Holder Representative or any other Senior Secured Party to realize upon the Collateral or under any Credit Agreement Transaction Document, or constitute or be deemed to be a release of the obligations secured by (or impair the enforceability of) the Liens and the security interests and possessory rights created by or arising from any P1 Financing Document or (ii) release, or be deemed to release, any Non-Recourse Party from liability for its own willful misrepresentation, fraudulent actions, gross negligence or willful misconduct or from any of its obligations or liabilities under any Credit Agreement Transaction Document to which such Non-Recourse Party is a party. The limitations on recourse set forth in this Section 14.21 shall survive the Discharge Date.
14.22.P1 Intercreditor Agreement
Any actions, consents, approvals, authorizations or discretion taken, given, made or exercised, or not taken, given, made or exercised by the P1 Administrative Agent, acting as the Senior Secured Debt Holder Representative on behalf of the Senior Lenders in accordance with the Collateral and Intercreditor Agreement, shall be binding on each Senior Lender. Notwithstanding anything to the contrary herein, in the case of any inconsistency between this Agreement and the Collateral and Intercreditor Agreement, the Collateral and Intercreditor Agreement shall govern.
14.23.Termination
This Agreement shall terminate and shall have no force and effect (except with respect to the provisions that expressly survive termination of this Agreement) if (a) all Obligations have been indefeasibly paid in full and all Senior Loan Commitments have been terminated and the P1 Administrative Agent shall have given the notice required by Section 2.9(a) (Payment in Full of Senior Secured Debt) of the Common Terms Agreement and (b) all Revolving LCs have been terminated or cancelled.

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14.24.Consultants
Notwithstanding anything to the contrary in Section 8.6 (Consultants) of the Common Terms Agreement, the Borrower shall appoint as any replacement Consultant prior to the Credit Agreement Discharge Date the Person designated by the Majority Senior Lenders (after consultation with the Borrower if no Event of Default exists).
14.25.No Fiduciary Duty
The Borrower acknowledges and agrees that (a) no fiduciary, advisory, or agency relationship between the Borrower and any Credit Agreement Senior Secured Party or any of their Affiliates is intended to be or has been created in respect of any of the transactions contemplated by this Agreement or any P1 Financing Document, irrespective of whether any Credit Agreement Senior Secured Parties or their Affiliates have advised or is advising the Borrower on other matters, (b) the Credit Agreement Senior Secured Parties and their Affiliates, on the one hand, and the Borrower, on the other hand, have an arm’s-length business relationship that does not directly or indirectly give rise to, nor does the Borrower rely on, any fiduciary duty on the part of any Credit Agreement Senior Secured Party or any of their Affiliates, and (c) the Borrower waives, to the fullest extent permitted by law, any claims that the Borrower may have against any Credit Agreement Senior Secured Party or any of its Affiliates for breach of fiduciary duty or alleged breach of fiduciary duty and agree that the Credit Agreement Senior Secured Parties and their respective Affiliates shall have no liability (whether direct or indirect) to the Borrower in respect of such a fiduciary duty claim or to any person asserting a fiduciary duty claim on behalf of or in right of the Borrower, including the Borrower’s equity holders, employees, or other creditors.
14.26.Acknowledgement and Consent to Bail-In of Affected Financial Institutions.
Notwithstanding anything to the contrary in any P1 Financing Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any P1 Financing Document, to the extent such liability is unsecured, may be subject to the write-down and conversion powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:
(a)the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder that may be payable to it by any party hereto that is an Affected Financial Institution; and
(b)the effects of any Bail-In Action on any such liability, including, if applicable:
(i)a reduction in full or in part or cancellation of any such liability;
(ii)a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise

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conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other P1 Financing Document; or
(iii)the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.
14.27.Cashless Settlement.
Notwithstanding anything to the contrary contained in this Agreement, any Senior Lender may exchange, continue or rollover all or a portion of its Senior Loans in connection with any refinancing, extension, loan modification or similar transaction permitted by the terms of this Agreement, pursuant to a cashless settlement mechanism approved by the Borrower, the P1 Administrative Agent and such Senior Lender.
14.28.Restricted Lenders
Notwithstanding anything to the contrary in Section 6.29 (Sanctions), Sections 8.7(c) and (d) (Compliance with Government Rules, Etc.), or Section 9.22 (Sanctions) of this Agreement, in relation to each Senior Lender that is incorporated in a non-US jurisdiction or that otherwise notifies the P1 Administrative Agent to this effect (each a “Restricted Lender”), the representations and undertakings in the provisions of such Sections shall only apply for the benefit of such Restricted Lender and shall only be given by the Borrower to such Restricted Lender to the extent that the sanctions provisions would not result in any violation of, conflict with or liability under (i) EU Regulation (EC) 2271/96, (ii) section 7 of the foreign trade rules (AWV) (Außenwirtschaftsverordnung) (in connection with section 4 paragraph 1 no. 3 and Section 19 paragraph 3 no. 1(a) foreign trade law (AWG) (Außenwirtschaftsgesetz)), or (iii) a similar anti-boycott statute or other applicable Government Rule as in effect in that Restricted Lender’s home jurisdiction.
14.29.Disclosure in Connection with Equator Principles.
The P1 Administrative Agent may disclose to the Equator Principles Association (or any successor thereof) the following information in connection with the Project: Project name, Closing Date, sector, and host country.

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Appendix I
to Credit Agreement
DEFINITIONS
“Acceptable Bank” means a bank whose long term unsecured and unguaranteed debt is rated by at least one of S&P, Fitch or Moody’s and at least one such rating is equal to or better than “A-” by S&P or Fitch or “A3” by Moody’s and has a combined capital and surplus of at least $1,000,000,000.
“Acceptable Distribution Guarantor” means a Person that is rated by at least one of S&P, Fitch, or Moody’s and at least one such rating is equal to or better than “A-” by S&P or Fitch or “A3” by Moody’s.
“ACQ” has the meaning assigned to such term in the applicable Credit Agreement Designated Offtake Agreement.
“Additional Material Project Document” means any Project Document entered into by the Borrower with any other Person subsequent to the Closing Date that:
(a)replaces or substitutes for an existing Material Project Document;
(b)is a guarantee provided in favor of the Borrower by a guarantor or a counterparty, in each case, under a Material Project Document;
(c)is the APCI License Agreement (at the time of assignment to the Borrower);
(d)is a Time Charter Party Agreement entered into after the Closing Date pursuant to which the Borrower maintains LNG Tanker capacity required to ship the aggregate volume of LNG subject to delivery obligations at such time pursuant to Credit Agreement Designated Offtake Agreements that are on Delivered terms; or
(e)except as provided in clauses (a), (b), (c), or (d) above, contains obligations and liabilities equal to or in excess of $150,000,000 over its term and a committed term of at least eight years,
(f)provided, that the term Additional Material Project Document shall not include (w) any Offtake Agreement that is not a Designated Offtake Agreement, and any guarantee thereof, (x) any Time Charter Party Agreement other than those referenced in the foregoing clause (d), (y) any Real Property Document, and (z) any document relating to Senior Secured Debt entered into in accordance with the P1 Financing Documents.
“Administrator Affiliate” has the meaning assigned to such term in the Definitions Agreement.
“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.
“Affiliated Lender” means, at any time, any Senior Lender that is an Equity Owner or any Affiliate of an Equity Owner (other than the Pledgor, the Borrower, any RG Facility Entity, any Debt Fund Affiliate, or any natural Person) or a Non-Debt Fund Affiliate of an Equity Owner at such time.

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“Affiliated Lender Assignment Agreement” has the meaning assigned to such term in Section 14.4(f)(i).
“Affiliated Lender Cap” has the meaning assigned to such term in Section 14.4(f)(iii).
“Agent Parties” has the meaning assigned to such term in Section 14.11(i).
“Aggregate Construction/Term Loan Commitment” means $10,300,000,000, as the same may be reduced in accordance with Section 2.4.
“Aggregate Construction/Term Loan Tranche A Commitment” means the amount specified in Section 2.1(f) in respect of Tranche A, as the same may be reduced in accordance with Section 2.4.
“Aggregate Construction/Term Loan Tranche Commitment” means, with respect to any Tranche, the amount specified in Section 2.1(f) in respect of such Tranche, as the same may be reduced in accordance with Section 2.4.
“Aggregate Funded Equity” has the meaning assigned to such term in the P1 Equity Contribution Agreement.
“Aggregate Revolving Loan Commitment” means $500,000,000, as the same may be reduced in accordance with Section 2.9.
“Agreement” has the meaning assigned to such term in the Preamble.
“Alternative Pipelines” has the meaning assigned to such term in Section 6.32.
“Amortization Schedule” means the amortization schedule set forth in Schedule 4.1(a).
“Annual Capital Budget” has the meaning assigned to such term in the Definitions Agreement.
“Annual Capital Plan” has the meaning assigned to such term in the Definitions Agreement.
“Annual Facility Plan” has the meaning assigned to such term in the Definitions Agreement.
“Annual O&M Budget” has the meaning assigned to such term in the Definitions Agreement.
“Annual O&M Plan” has the meaning assigned to such term in the Definitions Agreement.
“Annual Operating Budget” has the meaning assigned to such term in the Definitions Agreement.
“Annual Operating Plan” has the meaning assigned to such term in the Definitions Agreement.
“Anti-Corruption Laws” means the U.S. Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§78m, 78dd-1 through 78dd-3 and 78ff, et seq., and all similar laws, rules, and regulations of
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any jurisdiction prohibiting bribery and corruption, including the U.K. Bribery Act, applicable to the Borrower or any of its subsidiaries at the relevant time.
“Anti-Terrorism and Money Laundering Laws” means any of the following (a) Section 1 of Executive Order 13224 of September 24, 2001, Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (Title 12, Part 595 of the US Code of Federal Regulations), (b) the Terrorism Sanctions Regulations (Title 31 Part 595 of the US Code of Federal Regulations), (c) the Terrorism List Governments Sanctions Regulations (Title 31 Part 596 of the US Code of Federal Regulations), (d) the Foreign Terrorist Organizations Sanctions Regulations (Title 31 Part 597 of the US Code of Federal Regulations), (e) the USA Patriot Act of 2001 (Pub. L. No. 107-56), (f) the U.S. Money Laundering Control Act of 1986, as amended, (g) the Bank Secrecy Act, 31 U.S.C. sections 5301 et seq., (h) Laundering of Monetary Instruments, 18 U.S.C. section 1956, (i) Engaging in Monetary Transactions in Property Derived from Specified Unlawful Activity, 18 U.S.C. section 1957, (j) the Financial Recordkeeping and Reporting of Currency and Foreign Transactions Regulations (Title 31 Part 103 of the US Code of Federal Regulations), (k) any other similar federal Government Rule having the force of law and relating to money laundering, terrorist acts or acts of war, and (l) any regulations promulgated under any of the foregoing.
“Applicable Margin” means (a) in respect of Senior Loans that are SOFR Loans, 2.25% and (b) in respect of Senior Loans that are Base Rate Loans, 1.25%.
“Approved Fund” means any fund administered or managed by (a) a Senior Lender, (b) an Affiliate of a Senior Lender, or (c) an entity or an Affiliate of an entity that administers or manages a Senior Lender.
“Approved Owners” means (a) Global Infrastructure Management, LLC, (b) Devonshire Investment Pte. Ltd., (c) MIC TI Holding Company 2 RSC Limited, (d) Global LNG North America Corp., (e) any Qualified Mezzanine Entity, and (f) to the extent satisfying the KYC Requirements, any other Person approved by the Majority Senior Lenders.
“Arrangers” means KfW IPEX-Bank GmbH and The Korea Development Bank, in each case, not in its individual capacity, but as an arranger hereunder and any successors and permitted assigns.
“Asset Sale Proceeds” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Availability Period” means, as applicable, (a) with respect to the Construction/Term Loan Commitments, the Construction/Term Loan Availability Period and (b) with respect to the Revolving Loan Commitments and the Revolving Issuing Bank’s commitment to issue Revolving LCs, the Revolving Loan Availability Period.
“Available Aggregate Revolving Loan Commitment” means, at any time (a) the Aggregate Revolving Loan Commitment minus (b) the Revolving LC Exposure of all Revolving Lenders.
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“Available Revolving Loan Commitment” means, with respect to any Revolving Lender at any time (a) such Revolving Lender’s Revolving Loan Commitment minus (b) such Revolving Lender’s Revolving LC Exposure.
“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then-removed from the definition of “Interest Period” pursuant to Section 5.7(d).
“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.
“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation, rule or requirement for such EEA Member Country from time to time that is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).
“Bank Fee Letters” means each of:
(a)the P1 Administrative Agent Fee Letter;
(b)the Upfront Fee Letter;
(c)the Revolving LC Issuing Bank Fee Letter; and
(d)each of the other fee letters entered into by the Borrower and the Senior Lenders (or their Affiliates) on or prior to the Closing Date in respect of the credit facilities provided hereunder.
“Bank Financing Documents” means (a) this Agreement, (b) the Bank Fee Letters, (c) the other financing and security agreements, documents and instruments delivered in connection with this Agreement, and (d) each other document designated as a Bank Financing Document by the Borrower and the P1 Administrative Agent.
“Bankruptcy” means, with respect to any Person, the occurrence of any of the following events, conditions or circumstances:
(a)such Person shall file a voluntary petition in bankruptcy or shall be adjudicated as bankrupt or insolvent, or shall file any petition or answer or consent seeking any
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reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief for itself under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or shall seek or consent to or acquiesce in the appointment of any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its properties (the term “acquiesce,” as used in this definition, includes the failure to file in a timely manner a petition or motion to vacate or discharge any order, judgment or decree after entry of such order, judgment or decree);
(b)a case or other proceeding shall be commenced against such Person without the consent or acquiescence of such Person seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief with respect to such Person or its debts under the Bankruptcy Code or any present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its property, and such involuntary case or other proceeding shall remain undismissed or unstayed for a period of sixty consecutive days;
(c)a court of competent jurisdiction shall enter an order, judgment or decree approving a petition filed against such Person seeking a reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under the Bankruptcy Code, or any other present or future applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors, and such Person shall acquiesce in the entry of such order, judgment or decree or such order, judgment or decree shall remain undischarged, unvacated or unstayed for ninety days (whether or not consecutive) from the date of entry thereof, or any trustee, receiver, conservator or liquidator of such Person or of all or any substantial part of its property shall be appointed without the consent or acquiescence of such Person and such appointment shall remain unvacated and unstayed for an aggregate of ninety days (whether or not consecutive);
(d)such Person shall admit in writing its inability to pay its debts as they mature or shall generally not be paying its debts as they become due;
(e)such Person shall make an assignment for the benefit of creditors or take any other similar action for the protection or benefit of creditors;
(f)such Person shall take any corporate or partnership action for the purpose of effecting any of the foregoing; or
(g)an order for relief shall be entered in respect of such Person under the Bankruptcy Code.
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Section 1.2(d) applies to the definition of Bankruptcy, as used in any other P1 Financing Document.
“Bankruptcy Code” means 11 U.S.C. § 101 et. seq.
“Base Committed Quantity” means 844.880 million MMBtu (equivalent to approximately 16.19 MTPA), being the aggregate ACQ under the Initial Offtake Agreements; provided, that (a) following the full payment of the required amount upon any LNG Sales Mandatory Prepayment, the Base Committed Quantity will be equal to the aggregate ACQ under the Credit Agreement Designated Offtake Agreements used to calculate the amount of Senior Secured Debt that the Borrower is not required to repay upon an LNG Sales Mandatory Prepayment Event under Section 8.5(b), (b) to the extent that any other Offtake Agreement becomes a Credit Agreement Designated Offtake Agreement or an existing Credit Agreement Designated Offtake Agreement is amended to adjust the quantity of LNG contracted to be sold thereunder, the Base Committed Quantity will be equal to the aggregate ACQ under such Credit Agreement Designated Offtake Agreements as at such time, and (c) following any other mandatory prepayment or voluntary prepayment of Senior Secured Debt, the Base Committed Quantity will be reduced to the minimum ACQ under the Credit Agreement Designated Offtake Agreements in effect at such time that is required to achieve a Credit Agreement Projected DSCR of at least 1.45:1.00 based on the Base Case Forecast updated only to reflect such prepayment.
“Base Rate” means, for any day, a rate per annum equal to the highest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 0.50%, and (c) Daily Compounded SOFR in effect on such day plus 1.00%. Any change in the Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or Daily Compounded SOFR shall be effective from and including the effective date of such change in the Base Rate, the Federal Funds Effective Rate or Daily Compounded SOFR, respectively.
“Base Rate Loan” means any Senior Loan bearing interest at a rate determined by reference to the Base Rate and the provisions of Article 2 and Article 4.
“Benchmark” means, initially, Daily Compounded SOFR; provided, that if a Benchmark Transition Event has occurred with respect to Daily Compounded SOFR or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 5.7(a).
“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the P1 Administrative Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark
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Replacement will be deemed to be the Floor for the purposes of this Agreement and the other P1 Financing Documents.
“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the P1 Administrative Agent and the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.
“Benchmark Replacement Date” means the earliest to occur of the following events with respect to the then-current Benchmark:
(a)in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof); or
(b)in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) have been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.
For the avoidance of doubt, if such Benchmark is a term rate, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).
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“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:
(a)a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof);
(b)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the Federal Reserve Board, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide such Benchmark (or such component thereof) or, if such Benchmark is a term rate, any Available Tenor of such Benchmark (or such component thereof); or
(c)a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such Benchmark (or such component thereof) or, if such Benchmark is a term rate, all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.
For the avoidance of doubt, if such Benchmark is a term rate, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).
“Benchmark Transition Start Date” means, in the case of a Benchmark Transition Event, the earlier of (a) the applicable Benchmark Replacement Date and (b) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day
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prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than 90 days after such statement or publication, the date of such statement or publication).
“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any P1 Financing Document in accordance with Section 5.7 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any P1 Financing Document in accordance with Section 5.7.
“Beneficial Ownership Certification” means a certification regarding beneficial ownership as required by the Beneficial Ownership Regulation.
“Beneficial Ownership Regulation” means 31 C.F.R. § 1010.230.
“Borrower” has the meaning assigned to such term in the Preamble.
“Borrower Advance Certificate” means a certificate of an Authorized Officer of the Borrower delivered pursuant to Section 7.2(c) and if applicable pursuant to Section 7.3(c), substantially in the form of Exhibit K.
“Borrower Term Conversion Certificate” means a certificate of an Authorized Officer of the Borrower with respect to the Term Conversion Date substantially in the form of Exhibit M.
“Borrowing Date” means, with respect to each Senior Loan Borrowing, the date on which funds are disbursed by the Senior Lenders (or the P1 Administrative Agent on their behalf) to the Borrower in accordance with, with respect to a Construction/Term Loan Borrowing, Section 2.3 and Section 2.10, and with respect to a Revolving Loan Borrowing, Section 2.8 and Section 2.10.
“Borrowing Notice” means, as applicable, a Construction/Term Loan Borrowing Notice and a Revolving Loan Borrowing Notice.
“Canada Blocked Person” means (i) a “terrorist group” as defined for the purposes of Part II.1 of the Criminal Code (Canada), as amended or (ii) a Person identified in or pursuant to (w) Part II.1 of the Criminal Code (Canada), as amended or (x) the Proceeds of Crime (Money Laundering) and Terrorist Financing Act, as amended or (y) the Justice for Victims of Corrupt Foreign Officials Act (Sergei Magnitsky Law), as amended or (z) regulations or orders promulgated pursuant to the Special Economic Measures Act (Canada), as amended, the United Nations Act (Canada), as amended, or the Freezing Assets of Corrupt Foreign Officials Act (Canada), as amended, in any case pursuant to this clause (ii) as a Person in respect of whose property or benefit a holder of Notes would be prohibited from entering into or facilitating a related financial transaction.
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“Capital Improvement Completion Date” means the date when the Independent Engineer shall have certified in writing to the P1 Intercreditor Agent that completion of the applicable Capital Improvement has occurred.
“Cash Equity Financing” means the commitment of the Pledgor, pursuant to the P1 Equity Contribution Agreement, to directly or indirectly make cash contributions to the Borrower up to the Remaining Equity Amount (as defined in the P1 Equity Contribution Agreement).
“CD Pre-Completion Distribution Release Conditions” means the satisfaction or waiver of each of the following conditions:
(a)T1 Substantial Completion and T2 Substantial Completion shall have occurred;
(b)the P1 Administrative Agent shall have received executed copies of the Pre-Completion Distribution Release Test Certificates for each of Train 1 and Train 2;
(c)the Credit Agreement Projected DSCR for the four Fiscal Quarter period commencing on the projected Initial Principal Payment Date shall not be less than 1.40:1.00;
(d)the Borrower shall have delivered to the P1 Administrative Agent a certificate confirming (i) that T3 Substantial Completion and the occurrence of the Term Conversion Date is reasonably expected to occur on or before the Date Certain and (ii) the sufficiency of funds to complete T3 Substantial Completion, in each case as confirmed by the Independent Engineer;
(e)each Credit Agreement Designated Offtake Agreement is in full force and effect;
(f)the “Date of First Commercial Delivery” under and as defined in each of the Initial Offtake Agreements referred to in clauses (b), (c), (d), (f) and (h) of the definition thereof, has occurred; and
(g)no actual LNG Sales Mandatory Prepayment Event or Unmatured LNG Sales Mandatory Prepayment Event has occurred and is continuing as of the date of the proposed Distribution.
“CD Senior Loan DSRA” has the meaning assigned to such term in the P1 Accounts Agreement.
“CERCLA” means the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. § 9604, et seq.), as amended, and rules and regulations issued thereunder.
“CFCo Deed of Trust” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Change in Law” means (a) the adoption or introduction of any law, rule, directive, guideline, decision or regulation after the Closing Date, (b) any change in law, rule, directive, guideline,
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decision or regulation or in the interpretation or application thereof by any Government Authority charged with its interpretation or administration after the Closing Date, or (c) compliance by any Senior Lender, by any lending office of such Senior Lender, or by such Senior Lender’s holding company, if any, with any written request, guideline, decision or directive (whether or not having the force of law but if not having the force of law, then being one with which the relevant party would customarily comply) of any Government Authority charged with its interpretation or administration made or issued after the Closing Date; provided, that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder, issued in connection therewith or in implementation thereof, and (ii) all requests, rules, guidelines, requirements and directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law” regardless of the date enacted, adopted, issued or implemented.
“Change of Control” means:
(a)prior to the Term Conversion Date, the Sponsor and the Approved Owners collectively fail to directly or indirectly hold legally and beneficially more than 50% of the total voting and economic Equity Interests of the Borrower and voting Equity Interests of the Pledgor;
(b)prior to the Term Conversion Date, the Sponsor and any Qualified Mezzanine Entity collectively fail to directly or indirectly hold legally and beneficially 15 % or more of the voting and economic Equity Interests of the Borrower;
(c)on and after the Term Conversion Date, the Sponsor, any Approved Owners, any Qualified Public Company, any Qualified Investment Entity, any Qualified Offtaker Investor, and any Qualified Energy Company collectively fail to directly or indirectly hold legally and beneficially more than 50% of the total voting and economic Equity Interests of the Borrower; or
(d)at any time, the Pledgor fails to hold legally and beneficially 100% of the total voting and economic Equity Interests in the Borrower;
provided, that in clauses (a), (b), and (c), any Equity Interests of the Borrower or Pledgor that are held legally and beneficially through an entity of which the Sponsor, any Approved Owners, any Qualified Investment Entity, any Qualified Offtaker Investor, or any Qualified Energy Company, as applicable, is the general partner and has the power, whether by contract, equity ownership, or otherwise, to direct or cause the direction of the policies and management of such entity, shall be included when calculating such percentage; provided, further, that for purposes of clauses (a) and (c) and the definition of Approved Owners, (x) “Global Infrastructure Management, LLC” means Global Infrastructure Management, LLC, and to the extent satisfying the Senior Lenders’ KYC Requirements, its Related Entities and its Affiliates, where (i) “Affiliates” means (A) any Person
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that is managed or advised by Global Infrastructure Management, LLC or its Related Entities or (B) any trustee, custodian, or nominee of any fund managed or advised by Global Infrastructure Management, LLC or its Related Entities and (ii) “advised” means being in receipt of an implementing advice in relation to the management of investments of that Person which (other than in relation to actually making decisions to implement such advice) is substantially the same as the services which would be provided by a fund manager of the relevant Person, (y) “Devonshire Investment Pte. Ltd.” means Devonshire Investment Pte. Ltd., its Related Entities and its Affiliates, where “Affiliates” means any Person that is, or is managed or advised by, GIC Private Limited or its Related Entities and (z) “MIC TI Holding Company 2 RSC Limited” means MIC TI Holding Company 2 RSC Limited, its Related Entities and its Affiliates, where “Affiliates” means the government of the Emirate of Abu Dhabi and any Person it Controls, whether directly or indirectly.
“Change Order” means, as the context may require, a “Change Order” as defined in the T1/T2 EPC Contract, a “Change Order” as defined in the T3 EPC Contract, or both.
“Class”, when used in reference to any Senior Loan or borrowing of Senior Loans, refers to whether such Senior Loan or the Senior Loans constituting such borrowing, are Construction/Term Loans or Revolving Loans and, when used in reference to any Senior Lender, refers to whether such Senior Lender has any Construction/Term Loan Commitment, Revolving Loan Commitment, or Revolving LC Exposure.
“Closing Date” means the date on which the conditions precedent in Section 7.1 have been satisfied or waived in accordance with this Agreement.
“Code” means the Internal Revenue Code of 1986, as amended from time to time.
“Collateral Proceeds” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Commitment Fees” means the fees set forth in Section 4.13(a) and Section 4.13(b).
“Commitment Letter” means the Commitment Letter, dated as of June 23, 2023, among the Borrower, the Senior Lenders, the Coordinating Lead Arrangers and Joint Bookrunners, and the Joint Lead Arrangers, as supplemented by the Joinder dated as of October 18, 2023, by National Westminster Bank Plc and agreed to by the Borrower.
“Common Deed of Trust” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Common Facilities Sublease” has the meaning assigned to such term in the Definitions Agreement.
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“Common Terms Agreement” means that certain Common Terms Agreement, dated as of July 12, 2023, by and among the Borrower, each Senior Secured Debt Holder Representative that is a party thereto, and the P1 Intercreditor Agent.
“Common Title Company” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Common Title Policy” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Common Trust Property” means the “Trust Property” as defined in the Common Deed of Trust.
“Communications” has the meaning assigned to such term in Section 14.11(g).
“Conforming Changes” means, with respect to either the use or administration of Daily Compounded SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Business Day,” the definition of “U.S. Government Securities Business Day,” the definition of “Interest Period” or any similar or analogous definition (or the addition of a concept of “interest period”), the timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 5.5 and other technical, administrative or operational matters) that the P1 Administrative Agent decides (after consultation with the Borrower) may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the P1 Administrative Agent in a manner substantially consistent with market practice (or, if the P1 Administrative Agent decides (after consultation with the Borrower) that adoption of any portion of such market practice is not administratively feasible or if the P1 Administrative Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the P1 Administrative Agent decides (after consultation with the Borrower) is reasonably necessary in connection with the administration of this Agreement and the other P1 Financing Documents).
“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
“Consent” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Consent Agreement” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Construction Budget and Schedule” means (a) a budget attached as Exhibit O-1 setting forth, on a monthly basis, the timing and amount of all projected payments of P1 Project Costs through the date on which T1 Substantial Completion, T2 Substantial Completion, and T3 Substantial
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Completion shall have occurred and (b) a schedule attached as Exhibit O-2 setting forth the proposed engineering, procurement, construction and testing milestone schedule for the Project’s Development through the projected date on which Final Completion shall have occurred under each of the P1 EPC Contracts, which budget and schedule shall (i) be certified by the Borrower as the best reasonable estimate of the information set forth therein as of the Closing Date, (ii) be consistent with the requirements of the Credit Agreement Transaction Documents, and (iii) as of the Closing Date, be in form and substance acceptable to the Senior Lenders in consultation with the Independent Engineer, in each case as may be amended, supplemented or otherwise modified to take into account any Change Orders permitted under Section 9.13(d).
“Construction/Term Lenders” means those Senior Lenders that have a Construction/Term Loan Commitment.
“Construction/Term Loan” means each loan made pursuant to Section 2.1(a), Section 2.2, and Section 2.10.
“Construction/Term Loan Availability Period” means the period commencing on the Closing Date and ending on the earliest to occur of (a) the Term Conversion Date, (b) the Date Certain, and (c) the date the Construction/Term Loan Commitments are terminated upon the occurrence and during the continuance of an Event of Default.
“Construction/Term Loan Borrowing” means each disbursement of Construction/Term Loans by the Construction/Term Lenders (or the P1 Administrative Agent on their behalf) on any single date to the Borrower in accordance with Section 2.3 and Section 2.10.
“Construction/Term Loan Borrowing Notice” means each request for Construction/Term Loan Borrowing of Construction/Term Loans substantially in the form of Exhibit D-1 and delivered in accordance with Section 2.2.
“Construction/Term Loan Commitment” means, with respect to each Senior Lender, the commitment of such Senior Lender to make Construction/Term Loans, as set forth opposite the name of such Senior Lender in the column entitled “Construction/Term Loan Commitment” in Schedule 2, or if such Senior Lender has entered into one or more Lender Assignment Agreements, set forth opposite the name of such Senior Lender in the Register maintained by the P1 Administrative Agent pursuant to Section 2.10(d) as such Senior Lender’s Construction/Term Loan Commitment, as the same may be reduced in accordance with Section 2.4.
“Construction/Term Loan Commitment Percentage” means, as to any Construction/Term Lender at any time, the percentage that such Construction/Term Lender’s Construction/Term Loan Commitment then constitutes of the Aggregate Construction/Term Loan Commitment.
“Construction/Term Loan Extension Request” has the meaning assigned to such term in Section 2.11(a).
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“Construction/Term Loan Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit A evidencing Construction/Term Loans, in each case duly executed and delivered by an Authorized Officer of the Borrower in favor of each Construction/Term Lender, including any promissory notes issued by the Borrower in connection with assignments of any Construction/Term Loan of the Construction/Term Lenders, as they may be amended, restated, supplemented or otherwise modified from time to time.
“Construction/Term Loan Tranche A Commitment” means, with respect to each Senior Lender, the commitment of such Senior Lender to make Construction/Term Loans constituting Tranche A, as set forth opposite the name of such Senior Lender in the column entitled “Construction/Term Loan Tranche A Commitment” in Schedule 2, or if such Senior Lender has entered into one or more Lender Assignment Agreements, set forth opposite the name of such Senior Lender in the Register maintained by the P1 Administrative Agent pursuant to Section 2.10(d) as such Senior Lender’s Construction/Term Loan Tranche A Commitment, as the same may be reduced in accordance with Section 2.4.
“Construction/Term Loan Tranche A Percentage” means, as to any Construction/Term Lender at any time, the percentage that such Construction/Term Lender’s Construction/Term Loan Tranche A Commitment then constitutes of the Aggregate Construction/Term Loan Tranche A Commitment.
“Construction/Term Loan Tranche Percentage” means, as to any Construction/Term Lender and any Tranche at any time, the percentage that such Construction/Term Lender’s Construction/Term Loan Commitment in respect of such Tranche then constitutes of the Aggregate Construction/Term Loan Tranche Commitment in respect of such Tranche.
“Contest” or “Contested” means, with respect to any Person, with respect to any Taxes or any Lien imposed on Property of such Person (or the related underlying claim for labor, material, supplies or services) by any Government Authority for Taxes or with respect to obligations under ERISA or any mechanics’ lien (each, a “Subject Claim”), a contest of the amount, validity or application, in whole or in part, of such Subject Claim pursued in good faith and by appropriate legal, administrative or other proceedings diligently conducted so long as appropriate reserves have been established with respect to any such Subject Claim in accordance with GAAP.
“Contingency” means the Dollar amount identified as “Contingency” in the Construction Budget and Schedule to be used to fund payment of P1 Project Costs reasonably and necessarily incurred by the Borrower that are not line items, or are in excess of the line item amounts (except as contingency line items), in the Construction Budget and Schedule.
“Contracted Projected CFADS” means, for any period, an amount equal to (a) the amount of Cash Flow from Contracted Revenues projected to be received by the Borrower during such period minus (b) all amounts projected to be paid by the Borrower during such period pursuant to Sections 3.2(c)(i) and 3.2(c)(ii) (P1 Revenue Account) of the P1 Accounts Agreement (other than any non-recurring fee projected to be payable to any Senior Secured Party), which amounts under this clause (b) shall exclude any such amounts that (i) are related to the lifting of LNG,
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(ii) are P1 Project Costs, EPC CAPEX (as defined in the Definitions Agreement), or RCI Owners’ Costs (as defined in the Definitions Agreement), in each case, to the extent funded with Indebtedness or equity.
“Contracted Revenues” means, for any period, Cash Flow projected to be received by the Borrower during such period under Credit Agreement Designated Offtake Agreements then in effect, calculated solely to reflect the price paid if no LNG is lifted under Credit Agreement Designated Offtake Agreements then in effect.
“Controlled Subsidiary” means, with respect to any specified Person, a corporation, partnership, joint venture, limited liability company or other Person of which a majority of the Equity Interests of such Person having ordinary voting power or authority for the election or appointment of directors, managers or other governing body (other than Equity Interests having such power or authority only by reason of the happening of a contingency) are at the time beneficially owned, or the management of which is otherwise Controlled, directly or indirectly through one or more intermediaries, or both, by such specified Person.
“Coordinating Lead Arranger” means The Bank of Nova Scotia, Houston Branch, not in its individual capacity, but as a coordinating lead arranger hereunder.
“Coordinating Lead Arrangers and Joint Bookrunners” means Abu Dhabi Commercial Bank PJSC, Banco Santander S.A., New York Branch, Bank of China, New York Branch, HSBC Bank USA, N.A., Intesa Sanpaolo S.P.A., New York Branch, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., MUFG Bank, Ltd., National Westminster Bank Plc, Royal Bank of Canada, and Standard Chartered Bank, in each case, not in its individual capacity, but as coordinating lead arranger and joint bookrunner hereunder and any successors and permitted assigns.
“Coordinator Affiliate” has the meaning assigned to such term in the Definitions Agreement.
“Credit Agreement Advance” means each Construction/Term Loan Borrowing and each Revolving Loan Borrowing.
“Credit Agreement Debt Service Reserve Amount” means as of any date on and after the Term Conversion Date, an amount reasonably projected by the Borrower to be the amount necessary to pay the forecasted Debt Service in respect of the Senior Loans hereunder from such date through (and including) the next two Quarterly Payment Dates taking into account, with respect to interest, the amount of interest that would accrue on the aggregate principal amount of the Senior Loans for the next six months; provided, that for purposes of calculation of the amount specified in clause (c) of the definition of Debt Service, any final balloon payment or bullet maturity of Senior Secured Debt shall not be taken into account and instead only the equivalent of the principal payment on the immediately preceding Quarterly Payment Date prior to such balloon payment or bullet maturity shall be taken into account.
“Credit Agreement Designated Offtake Agreement” means, as of any date of determination, each Qualified Offtake Agreement designated by the Borrower pursuant to Section 8.5(a).
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“Credit Agreement Discharge Date” means the date on which:
(a)the P1 Collateral Agent, the P1 Administrative Agent, the Revolving LC Issuing Bank, and the Senior Lenders shall have received payment in full in cash of all of the Obligations and all other amounts owing to the P1 Collateral Agent, the P1 Administrative Agent, the Revolving LC Issuing Bank, and the Senior Lenders under the P1 Financing Documents (other than Obligations thereunder that by their terms survive and with respect to which no claim has been made by the applicable Credit Agreement Senior Secured Parties);
(b)the Senior Loan Commitments shall have terminated, expired or been reduced to zero Dollars; and
(c)each Revolving LC shall have been terminated or cancelled and returned to the Revolving LC Issuing Bank.
“Credit Agreement Event of Abandonment” means any of the following shall have occurred:
(a)the abandonment, suspension, or cessation of all or a material portion of the activities related to the Development for a period in excess of sixty consecutive days (other than as a result of force majeure so long as the Borrower is diligently attempting to restart the Development); provided, that if any such abandonment, suspension, or cessation is not accompanied by a formal, public announcement by the Borrower of its intentions as set forth in clause (b) below, such abandonment, suspension, or cessation shall be deemed not to have occurred unless, within 45 days following notice to the Borrower from the P1 Intercreditor Agent requesting the Borrower to deliver a certificate to the effect that it will resume construction or operation as soon as is commercially reasonable, the Borrower has not delivered such certificate or resumed such activities or, if such certificate is delivered, the Borrower has nevertheless not resumed such activities within ninety days following receipt of the notice from the P1 Intercreditor Agent;
(b)a formal, public announcement by the Borrower of a decision to abandon or indefinitely defer or suspend the Development for any reason;
(c)any Train Abandonment by the Borrower; or
(d)the Borrower shall make any filing with FERC giving notice of the intent or requesting authority to abandon the Rio Grande Facility for any reason.
“Credit Agreement Indemnitee” has the meaning assigned to such term in Section 14.8(a).
“Credit Agreement Information” has the meaning assigned to such term in Section 14.17.
“Credit Agreement Maturity Date” means the date that is the seventh anniversary of the Closing Date.
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“Credit Agreement Permitted Indebtedness” means:
(a)Senior Secured Debt and all other Senior Secured Obligations, including all Indebtedness under Senior Secured Hedge Agreements;
(b)Indebtedness expressly contemplated by a Material Project Document;
(c)purchase money Indebtedness or Capital Lease Obligations to the extent incurred in the ordinary course of business to finance the acquisition or licensing of intellectual property or items of equipment; provided, that (i) if such obligations are secured, they are secured only by Liens upon the equipment or intellectual property being financed and (ii) the aggregate principal amount and the capitalized portion of such obligations do not at any time exceed $100,000,000 in the aggregate;
(d)Permitted Subordinated Debt;
(e)trade or other similar Indebtedness incurred in the ordinary course of business, which is (i) not more than ninety days past due or (ii) being contested in good faith and by appropriate proceedings;
(f)contingent liabilities incurred in the ordinary course of business, including the acquisition or sale of goods, services, supplies or merchandise in the ordinary course of business, the endorsement of negotiable instruments received in the ordinary course of business and indemnities provided under any of the Credit Agreement Transaction Documents;
(g)any obligations of the Borrower under any Other Permitted Hedges;
(h)to the extent constituting Indebtedness, indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument drawn against insufficient funds in the ordinary course or other cash management services in the ordinary course of business;
(i)to the extent constituting Indebtedness, obligations in respect of performance bonds, bid bonds, appeal bonds, surety bonds, indemnification obligations, obligations to pay insurance premiums, take-or-pay obligations contained in supply or transportation agreements and similar obligations incurred in the ordinary course of business;
(j)Indebtedness in respect of any bankers’ acceptance, letter of credit, warehouse receipt or similar facilities entered into in the ordinary course of business;
(k)Indebtedness in respect of netting services, overdraft protections and otherwise in connection with deposit accounts;
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(l)Indebtedness in respect of an obligation to pay future insurance premiums on insurance policies required by the Insurance Program (i) within three years of the incurrence of such Indebtedness or (ii) otherwise in customary amounts consistent with the operations and business of the Rio Grande Facility in the ordinary course of business;
(m)unsecured Indebtedness in an aggregate amount not to exceed $100,000,000 to finance Permitted Capital Improvements;
(n)Indebtedness in an aggregate principal amount not to exceed $250,000,000 to finance the Restoration of the Project following an Event of Loss or an Event of Taking; and
(o)other unsecured Indebtedness in aggregate principal amount not to exceed $100,000,000.
“Credit Agreement Projected DSCR” means, for the applicable period, the ratio of (a) Contracted Projected CFADS to (b) Debt Service (other than (i) the principal of the Revolving Loans and other Working Capital Debt and the principal amount of the Senior Secured Debt payable on the Maturity Date thereof, (ii) commitment fees, front-end fees and up-front fees paid prior to the end of the Construction/Term Loan Availability Period or, if later, out of the proceeds of Senior Secured Debt, (iii) LC Costs, (iv) interest in respect of the Senior Secured Debt and Senior Secured Obligations under Senior Secured IR Hedge Agreements, in each case, projected to be paid prior to the end of the Construction/Term Loan Availability Period, (v) amounts payable under Senior Secured Hedge Agreements that are not in respect of interest rates, (vi) without duplication of amounts in clause (iv), P1 Hedge Termination Amounts under Senior Secured Hedge Agreements, and (vii) for purposes of satisfying the conditions set forth in Section 9.4(c)(i)(B) and incremental carrying costs of such Senior Secured Debt and the costs associated with arranging, issuing, and incurring the applicable Replacement Debt) projected for such period.
“Credit Agreement Senior Secured Parties” means the Senior Lenders, the Revolving LC Issuing Bank, the P1 Administrative Agent, the P1 Collateral Agent, and each of their respective successors and permitted assigns, in each case in connection with this Agreement, the Revolving LCs and the Senior Loans.
“Credit Agreement Supplemental Quantities” means, at any time, the positive difference between (a) the Borrower’s share of the Rio Grande Facility’s annual LNG production and (b) the aggregate ACQ under the then-existing Credit Agreement Designated Offtake Agreements.
“Credit Agreement Transaction Documents” means, collectively, the P1 Financing Documents (as defined in this Agreement) and the Material Project Documents.
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“Daily Compounded SOFR” means, for any day (a “SOFR Rate Day”), a rate per annum equal to the greater of (a) SOFR for the day (such day, a “SOFR Determination Day”) that is five U.S. Government Securities Business Days prior to (i) if such SOFR Rate Day is a U.S. Government Securities Business Day, such SOFR Rate Day or (ii) if such SOFR Rate Day is not a U.S. Government Securities Business Day, the U.S. Government Securities Business Day immediately preceding such SOFR Rate Day, in each case, as such SOFR is published by the SOFR Administrator on the SOFR Administrator’s Website, and (b) the Floor. If by 5:00 p.m. (New York City time) on the second U.S. Government Securities Business Day immediately following any SOFR Determination Day, SOFR in respect of such SOFR Determination Day has not been published on the SOFR Administrator’s Website and a Benchmark Replacement Date with respect to the Daily Compounded SOFR has not occurred, then SOFR for such SOFR Determination Day will be SOFR as published in respect of the first preceding U.S. Government Securities Business Day for which such SOFR was published on the SOFR Administrator’s Website; provided that any SOFR determined pursuant to this sentence shall be utilized for purposes of calculation of Daily Compounded SOFR for no more than three consecutive SOFR Rate Days. Any change in Daily Compounded SOFR due to a change in SOFR shall be effective from and including the effective date of such change in SOFR without notice to the Borrower.
“Date Certain” means February 7, 2030; provided, that (a) in case one or more force majeure events interferes with construction of the P1 Train Facilities or P1 Common Facilities or otherwise with the Borrower’s ability to achieve Substantial Completion of the P1 Train Facilities and the P1 Common Facilities by such date, then the Date Certain will be extended by such number of days as such event or events of force majeure delays Substantial Completion of the P1 Train Facilities and the P1 Common Facilities (not exceeding 365 days) and (b) if, on or prior to February 7, 2030, the Borrower certifies to the P1 Administrative Agent (and the Independent Engineer reasonably concurs with such certification in writing) that (i) the only remaining condition to the Term Conversion Date as of the date of delivery of such certification, other than conditions that can only be satisfied on the Term Conversion Date, is completion of the Lenders’ Reliability Test and the delivery of the LRT Certificates and (ii) the Lenders’ Reliability Test has commenced in accordance with the procedures specified in this Agreement and is reasonably expected to be completed on or prior to May 7, 2030, then the “Date Certain” means May 7, 2030.
“Debt Fund Affiliate” means any Affiliate of any Equity Owner other than the Pledgor, the Borrower, or any RG Facility Entity that is, in each case, a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, is not organized for the purpose of making equity investments, and with respect to which (a) any such Debt Fund Affiliate has in place customary information barriers between it and the applicable Equity Owner and any Affiliate of the applicable Equity Owner that is not primarily engaged in the investing activities described above, (b) its managers have fiduciary duties to the investors thereof independent of and in addition to their duties to the applicable Equity Owner and any Affiliate of the applicable Equity Owner, and (c) the Equity Owners and investment vehicles managed or advised by any Equity Owner that are not engaged primarily in making, purchasing, holding or
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otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not, either directly or indirectly, make investment decisions for such entity.
“Debtor Relief Laws” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Debtor Relief Plan” means a plan of reorganization or plan of liquidation pursuant to any Debtor Relief Laws.
“Declined Replacement Debt Commitments” has the meaning assigned to such term in Section 2.4(c).
“Declined Replacement Debt Proceeds” has the meaning assigned to such term in Section 4.10(f).
“Default” means an event or condition which, with the giving of notice, lapse of time or upon a declaration or determination being made (or any combination thereof), would become an Event of Default.
“Default Rate” means an interest rate (before as well as after judgment) equal to (a) with respect to overdue principal, the applicable interest rate plus 2.00% per annum and (b) with respect to any other overdue amount (including overdue interest), the interest rate applicable to Base Rate Loans plus 2.00% per annum.
“Defaulting Lender” means a Senior Lender which (a) has defaulted in its obligations (i) to fund (A) any Construction/Term Loan or otherwise failed to comply with its obligations under Section 2.1, (B) any Revolving Loan (other than any Revolving LC Loan) or otherwise failed to comply with its obligations under Section 2.6, or (C) any Revolving LC Loan or otherwise failed to comply with its obligations under Section 3.2, unless (x) such default or failure is no longer continuing or has been cured within two Business Days after such default or failure or (y) other than in the case of clause (C) above, such Senior Lender notifies the P1 Administrative Agent and the Borrower in writing that such failure is the result of such Senior Lender’s determination that one or more conditions precedent to funding in accordance with this Agreement (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) to pay to the P1 Administrative Agent, the Revolving LC Issuing Bank, or any other Senior Lender any other amount required to be paid by it hereunder (including in respect of its participation in Revolving LCs) within two Business Days of the date when due, (b) has notified the Borrower, the P1 Administrative Agent and/or the Revolving LC Issuing Bank that it does not intend to comply with its obligations under Section 2.1, Section 2.6, or Section 3.2 or has made a public statement to that effect (unless such writing or public statement relates to such Senior Lender’s obligation to fund a Senior Loan hereunder and states that such position is based on such Senior Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied in accordance with this Agreement), (c) has failed, within three Business Days after written request
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by the P1 Administrative Agent, the Borrower, or, to the extent the Revolving LC Issuing Bank has outstanding Senior Secured Obligations at such time, the Revolving LC Issuing Bank, to confirm in writing to the P1 Administrative Agent, the Revolving LC Issuing Bank and the Borrower that it will comply with its prospective funding obligations hereunder (provided, that such Senior Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the P1 Administrative Agent, the Revolving LC Issuing Bank and the Borrower), (d) has, or has a direct or indirect parent company that has (i) become the subject of a proceeding under any Bankruptcy Code or any applicable federal, state or other statute or law relating to bankruptcy, insolvency, reorganization or other relief for debtors or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state, federal or national regulatory authority acting in such a capacity, or (e) has become the subject of a Bail-In Action; provided, that for the avoidance of doubt, a Senior Lender shall not be a Defaulting Lender solely by virtue of (i) the ownership or acquisition of any Equity Interest in that Senior Lender or any direct or indirect parent company thereof by a Government Authority or (ii) in the case of a Solvent Person, the precautionary appointment of an administrator, guardian, custodian or other similar official by a Government Authority under or based on the law of the country where such Person is subject to home jurisdiction supervision if Government Rule requires that such appointment not be publicly disclosed, in any case, where such action does not result in or provide such Senior Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Senior Lender (or such Government Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Senior Lender. Any determination by the P1 Administrative Agent that a Senior Lender is a Defaulting Lender under any one or more of the clauses above shall be conclusive and binding absent manifest error, and such Senior Lender shall be deemed to be a Defaulting Lender upon delivery of written notice of such determination to the Borrower and each Senior Lender.
“Delay Liquidated Damages” has the meaning assigned to such term in the P1 Accounts Agreement.
“Delegate” has the meaning assigned to such term in the Definitions Agreement.
“Delivered” refers to quantities of LNG sold “cost, insurance and freight,” “cost and freight”, “delivered ex ship”, “delivered at terminal”, or otherwise where the Borrower is responsible for the transportation of LNG to a delivery point other than at the Rio Grande Facility under the terms of the relevant Offtake Agreement.
“Direct Operating Costs” has the meaning assigned to such term in the Definitions Agreement.
“Disbursement Endorsement” means endorsement(s) to the Common Title Policy (dated to the earliest search-through date of all P1 Mortgaged Property covered by such Disbursement Endorsement) in form reasonably acceptable to the P1 Administrative Agent (a) indicating that since the effective date of the Common Title Policy (or the date of the last preceding
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endorsement(s) to the Common Title Policy, if later), there has been no change in the state of the title to the applicable P1 Mortgaged Property (other than matters constituting Permitted Liens or matters otherwise approved by (i) the P1 Collateral Agent (acting on the instructions of the P1 Intercreditor Agent) or (ii) prior to the SSD Discharge Date under this Agreement, the P1 Administrative Agent), (b) stating the amount of coverage then existing under the Common Title Policy, and (c) updating the date of the Common Title Policy and endorsements to the extent permitted by Texas regulations.
“Disqualified Institution” means (a) any Person set forth by the Borrower on Schedule 14.4(j) as of the Closing Date, as updated from time to time by the Borrower by three Business Days’ prior written notice to the P1 Administrative Agent to add any competitor of any Loan Party, Global Infrastructure Management, LLC, TotalEnergies SE, and their respective subsidiaries, and such competitor’s Affiliates or (b) any clearly identifiable (solely on the basis of its name or as identified by the Borrower to the P1 Administrative Agent) Affiliate of the entities described in clause (a); provided, that “Disqualified Institution” shall not include in each case a Disqualified Institution Debt Fund Affiliate of any entity not listed under the heading “Group A” in Schedule 14.4(j) hereto; provided, further, that the Borrower shall not add more than two additional entity names per calendar year to “Group A” under Schedule 14.4(j) following the Closing Date; provided, further, that any designation as a “Disqualified Institution” shall not apply retroactively to any then current Senior Lenders or any entity that has acquired an assignment or participation interest in any Construction/Term Loans or Revolving Loans in accordance with and under this Agreement.
“Disqualified Institution Debt Fund Affiliate” means a bona fide debt fund or an investment vehicle that is engaged in the making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course, is not organized for the purpose of making equity investments, and with respect to which (a) any such Disqualified Institution Debt Fund Affiliate has in place customary information barriers between it and the applicable Disqualified Institution and any Affiliate of the applicable Disqualified Institution that is not primarily engaged in the investing activities described above, (b) its managers have fiduciary duties to the investors thereof independent of and in addition to their duties to the applicable Disqualified Institution and any Affiliate of the applicable Disqualified Institution, and (c) the Disqualified Institution and investment vehicles managed or advised by such Disqualified Institution that are not engaged primarily in making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit in the ordinary course do not, either directly or indirectly, make investment decisions for such entity.
“Distribution Guaranty” means an unconditional guarantee, in form and substance satisfactory to the P1 Administrative Agent, for the benefit of the P1 Collateral Agent on behalf of the Senior Lenders and the TCF Senior Lenders provided by an Acceptable Distribution Guarantor without recourse to any Loan Party in connection with Section 9.10(a)(ii).
“Distribution LC” an irrevocable, standby letter of credit issued by a Qualifying LC Issuer in connection with Section 9.10(a)(ii) that (a) includes an expiration date no earlier than 364 days following its issuance date, (b) allows the P1 Collateral Agent to make a drawdown of up to the full stated amount in the
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circumstances permitted under Section 4.10(j), (c) is for the benefit of the P1 Collateral Agent on behalf of the Senior Lenders and the TCF Senior Lenders, and (d) is in form and substance reasonably satisfactory to the P1 Administrative Agent.
“Documentation Agents” means HSBC Bank USA, N.A. and Mizuho Bank, Ltd., in each case, not in its individual capacity, but as a documentation agent hereunder.
“DOE Export Authorization” means (a) the Order Granting Long-Term Multi-Contract Authorization to Export LNG to Free Trade Agreement Nations issued by DOE/FE in FE Docket No. 15-190-LNG in its Order No. 3869 on August 17, 2016, and (b) the Opinion and Order Granting Long-Term Multi-Contract Authorization to Export LNG to Non-Free Trade Agreement Nations issued by DOE/FE in FE Docket No. 15-190-LNG in its Order No. 4492 on February 10, 2020, as amended to extend the term in DOE/FE Order No. 4492-A issued on October 21, 2020.
“DOE/FE” means the U.S. Department of Energy, Office of Fossil Energy or, as subsequently renamed, Office of Fossil Energy and Carbon Management.
“DQ List” has the meaning assigned to such term in Section 14.4(j)(iv).
“DSRA Reserve Amount” has the meaning assigned to such term in the P1 Accounts Agreement.
“Easements” means the easements, partial easements, subeasements, leasehold easements, licenses, rights-of-way, additional line agreements, land-use and water crossing licenses, servitudes or permits and other authorizations necessary for the Development of the Project.
“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country that is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country that is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country that is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.
“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.
“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.
“Eligible Assignee” means (a) any Senior Lender, (b) an Affiliate of any Senior Lender, (c) any Investment Grade Approved Fund, and (d) any other Person (other than a natural person) approved by the P1 Administrative Agent and with respect to any Revolving Lender, the Revolving LC Issuing Bank (in each case, such approval by the P1 Administrative Agent and the Revolving LC Issuing Bank, not to be unreasonably withheld, conditioned or delayed and no
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such approval shall be required for any assignment pursuant to Section 14.4(f)) and, unless an Event of Default shall then be continuing, with the consent of the Borrower (not to be unreasonably withheld, conditioned or delayed); provided, that the Borrower shall be deemed to have consented unless it shall object thereto by written notice to the P1 Administrative Agent within five Business Days after having received notice of the proposed assignment; provided, further, that, notwithstanding the foregoing, Eligible Assignee shall not include (x) any Defaulting Lender, Loan Party, or any Affiliate or Controlled Subsidiary of any of the foregoing, except any Affiliated Lender or any Debt Fund Affiliate that is an Investment Grade Approved Fund or (y) any Disqualified Institution.
“Environmental and Social Action Plan” means the Environmental and Social Action Plan attached to the report of the Environmental Advisor delivered pursuant to Section 7.1(f)(vi), together with any updates thereto as may be made from time to time by the Borrower as required or permitted under the P1 Financing Documents.
“Environmental and Social Incident” means a significant and serious incident or accident as a result of the construction or operation of the Project that (a) under the Environmental Laws requires the Borrower to undertake emergency or immediate remedial action and (b) has the following impacts: (i) death, major health disability or material adverse health damage, (ii) material adverse and persistent damage to the environment, or (iii) material destruction of a site or object of cultural or religious significance.
“Equator Principles” means the principles named “The Equator Principles EP4 – A financial industry benchmark for determining, assessing and managing environmental and social risk in projects” adopted by various financial institutions in the form dated July 2020 that became effective on October 1, 2020.
“Equity Credit Support” has the meaning assigned to such term in the P1 Equity Contribution Agreement.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.
“ERISA Affiliate” means any corporation or trade or business which is a member of any group of organizations: (a) described in Section 414(b) or Section 414(c) of the Code of which the Borrower is a member and (b) solely for purposes of potential liability under Section 302(b) of ERISA and Section 412(b) of the Code and the lien created under Section 303(k) of ERISA and Section 430(k) of the Code, described in Section 414(m) or Section 414(o) of the Code of which the Borrower is a member.
“ERISA Event” means:
(a)any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan, other than events for which the 30-day
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notice period has been waived by current regulation under PBGC Regulation Subsections .27, .28, .29 or .31;
(b)the failure with respect to any Plan to meet the minimum funding requirements of Section 412 or Section 430 of the Code or Section 302 or Section 303 of ERISA, whether or not waived;
(c)the filing pursuant to Section 412(c) of the Code or Section 303 of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan;
(d)the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan;
(e)the filing of notice of intent to terminate a Plan or the treatment of a Plan amendment as a termination under Section 4041 of ERISA;
(f)the institution of proceedings to terminate a Plan by PBGC or to appoint a trustee to administer any Plan;
(g)the withdrawal by the Borrower or any of its ERISA Affiliates from a multiple employer plan (within the meaning of Section 4064 of ERISA) during a plan year in which it was a “substantial employer”, as such term is defined under Section 4064 of ERISA, upon the termination of a Multiemployer Plan or the cessation of operations under a Plan pursuant to Section 4062(e) of ERISA;
(h)the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Multiemployer Plan;
(i)the attainment of any Plan of “at risk” status within the meaning of Section 430 of the Code or Section 303 of ERISA;
(j)the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in critical, endangered or critical and declining status, within the meaning of the Code or Title IV of ERISA;
(k)the failure of the Borrower or any ERISA Affiliate to pay when due any amount that has become liable to the PBGC, any Plan or trust established thereunder pursuant to Title IV of ERISA or the Code;
(l)the adoption of an amendment to a Plan requiring the provision of security to such Plan pursuant to Section 436(f) of the Code;
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(m)the Borrower or any of its Controlled Subsidiaries engages in a “prohibited transaction” within the meaning of Section 4975 of the Code or Section 406 of ERISA that is not otherwise exempt by statute, regulation or administrative pronouncement; or
(n)the imposition of a lien under ERISA or the Code with respect to any Plan or Multiemployer Plan.
“Erroneous Payment” has the meaning assigned to such term in Section 13.12(a).
“Erroneous Payment Deficiency Assignment” has the meaning assigned to such term in Section 13.12(d).
“Erroneous Payment Impacted Class” has the meaning assigned to such term in Section 13.12(d).
“Erroneous Payment Return Deficiency” has the meaning assigned to such term in Section 13.12(d).
“Erroneous Payment Subrogation Rights” has the meaning assigned to such term in Section 13.12(f).
“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.
“Event of Default” means any of the events described in Article 11 or in Article 7 (Events of Default) of the Common Terms Agreement.
“Excess Declined Replacement Debt Commitments” has the meaning assigned to such term in Section 2.4(c).
“Excess Declined Replacement Debt Proceeds” has the meaning assigned to such term in Section 4.10(f).
“Excluded Taxes” means, with respect to the P1 Administrative Agent, any Senior Lender or the Revolving LC Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of the Borrower under any P1 Financing Document, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Person being organized under the laws of, or having its principal office or, in the case of a Senior Lender or the Revolving LC Issuing Bank, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Senior Lender or Revolving LC Issuing Bank, any U.S. federal withholding Tax that is imposed on amounts payable to or for the account of such Person with respect to an applicable interest in a P1 Financing Document pursuant to a law in effect on the date on which (i) such Person acquires such interest in the P1 Financing Document (other than pursuant to an assignment request by the
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Borrower under Section 5.4) or (ii) such Person changes its lending office, except in each case to the extent, pursuant to Section 5.6, amounts with respect to such Taxes were payable either to such Person’s assignor immediately before such Person became a Party hereto or to such Person immediately before it changed its lending office, (c) Taxes attributable to such Person’s failure to comply with Section 5.6(g) or Section 5.6(h), and (d) any withholding Tax imposed under FATCA.
“Executive Committee” has the meaning assigned to such term in the Definitions Agreement.
“Existing Construction/Term Loans” has the meaning assigned to such term in Section 2.11(a).
“Export Administrator” has the meaning assigned to such term in the Definitions Agreement.
“Export Authorization Remediation” has the meaning assigned to such term in Section 8.5(b)(ii)(A).
“Extended Construction/Term Loans” has the meaning assigned to such term in Section 2.11(a).
“Extending Construction/Term Lender” has the meaning assigned to such term in Section 2.11(b).
“Extension Amendment” has the meaning assigned to such term in Section 2.11(c).
“Extension Election” has the meaning assigned to such term in Section 2.11(b).
“Facility Committee” has the meaning assigned to such term in the Definitions Agreement.
“Facility Independent Engineer” has the meaning assigned to such term in the Definitions Agreement.
“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Government Authorities and implementing such Sections of the Code.
“FATCA Deduction” means a deduction or withholding from a payment under a P1 Financing Document required by FATCA.
“FATCA Exempt Party” means a Party that is entitled to receive payments free from any FATCA Deduction.
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“Federal Funds Effective Rate” means, for any day, the greater of (a) the rate calculated by the Federal Reserve Bank of New York based on such day’s Federal funds transactions by depositary institutions (as determined in such manner as the Federal Reserve Bank of New York shall set forth on its public website from time to time) and published on the next succeeding Business Day by the Federal Reserve Bank of New York as the Federal funds effective rate and (b) 0%.
“Fees” means, collectively, each of the fees payable by the Borrower for the account of any Senior Lender, Revolving LC Issuing Bank or the P1 Administrative Agent pursuant to Section 4.13.
“FERC Authorization” means the authorization to site, construct, and operate the P1 Train Facilities and the Common Facilities originally issued by FERC in its Order in Docket Nos. CP16-454 on November 22, 2019, with rehearing subsequently denied and later remanded by the Court of Appeals for the D.C. Circuit, and with those certain design modifications approved by FERC in 2020 and 2021, and the FERC Remand Order, as such FERC orders may be amended, supplemented, clarified, restated, reissued, or otherwise modified from time to time by FERC.
“FERC Remand Order” means the order issued by FERC, following the remand by the U.S. Court of Appeals for the D.C. Circuit of the prior FERC Authorization, in Docket Nos. CP16-454 on April 21, 2023.
“Final Completion” means, as the context may require, a “Final Completion” as defined in the T1/T2 EPC Contract, a “Final Completion” as defined in the T3 EPC Contract, or both.
“Flood Certificate” has the meaning assigned to such term in Section 8.17(d)(i).
“Flood Program” has the meaning assigned to such term in Section 8.17(a)(iv)(A).
“Floor” means a rate of interest equal to 0%.
“Foreign Lender” means any Senior Lender or Revolving LC Issuing Bank that is not a U.S. Person.
“Funding Shortfall Debt” means Supplemental Debt that satisfies:
(a)the conditions set forth in Section 2.6 (Supplemental Debt) of the Common Terms Agreement,
(b)the conditions set forth in Section 9.4(f) (other than Section 9.4(f)(ii)), and
(c)the following conditions:
(i)the principal amount of such Funding Shortfall Debt does not exceed: (A) (1) if incurred prior to the Term Conversion Date or the Capital Improvement Completion Date of a Permitted Capital Improvement (as
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applicable), an amount equal to 75% of the aggregate amount of P1 Project Costs or costs of such Permitted Capital Improvement payable by the Borrower for which such Funding Shortfall Debt is incurred and (2) if incurred on or after the Term Conversion Date or the applicable Capital Improvement Completion Date (as applicable), (x) in the case of Funding Shortfall Debt incurred to finance P1 Project Costs, an amount that, together with all funded or unfunded commitments under the Construction/Term Loans, any Replacement Debt incurred to replace such funded or unfunded commitments, and any other Funding Shortfall Debt to finance P1 Project Costs, does not exceed 75% of aggregate P1 Project Costs as at the Term Conversion Date or (y) in the case of Funding Shortfall Debt incurred to finance Permitted Capital Improvements, an amount that, together with all Funding Shortfall Debt to finance such Permitted Capital Improvement, does not exceed 75% of aggregate costs in respect of such Permitted Capital Improvement as at the completion of such Permitted Capital Improvement plus (B) all premiums, fees, costs, expenses, and reserves (including any incremental increase in the DSRA Reserve Amounts resulting from the incurrence of such Funding Shortfall Debt) associated with arranging, issuing and incurring such Funding Shortfall Debt plus (C) 105% of the P1 IR Hedge Termination Amounts reasonably projected as of such date of incurrence to be due and payable by the Borrower with respect to any portion of one or more Senior Secured IR Hedge Agreement to be terminated in connection with any such incurrence;
(ii)such Funding Shortfall Debt is incurred prior to the second anniversary of the Term Conversion Date or the applicable Capital Improvement Completion Date (as applicable); and
(iii)simultaneously with the incurrence of any Funding Shortfall Debt, the Borrower shall use a portion of the proceeds of such Funding Shortfall Debt to fund any reserves (including any incremental increase in the DSRA Reserve Amounts) resulting from the incurrence of such Funding Shortfall Debt.
“Global Coordinators” means Banco Santander S.A., New York Branch, Bank of China, New York Branch, Intesa Sanpaolo S.P.A., New York Branch, JPMorgan Chase Bank, N.A., Mizuho Bank, Ltd., MUFG Bank, Ltd., and Royal Bank of Canada, in each case, not in its individual capacity, but as global coordinator hereunder and any successors and permitted assigns.
“GURA” has the meaning assigned to such term in Section 6.16(d).
“Historical DSCR” means, as at the end of each Fiscal Quarter (subject to the proviso below), the ratio of (a) Historical CFADS for the preceding four Fiscal Quarter period to (b) the aggregate amount of Debt Service (other than (i) principal of the CD Revolving Loans and
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Working Capital Debt and the principal amount of any Senior Secured Debt payable on the Maturity Date thereof, (ii) commitment fees, front-end fees, and up-front fees paid prior to the Project Completion Date or, if later, out of the proceeds of Senior Secured Debt, (iii) LC Costs, (iv) interest in respect of the Senior Secured Debt and Senior Secured Obligations under the Senior Secured IR Hedge Agreements, in each case, paid prior to the Project Completion Date, (v) amounts payable under Senior Secured Hedge Agreements that are not in respect of interest rates, and (vi) without duplication of amounts in clause (v), P1 Hedge Termination Amounts under Senior Secured Hedge Agreements) paid or payable during the preceding four Fiscal Quarter period; provided, that for any Historical DSCR calculation performed prior to the first anniversary of the Initial Principal Payment Date (or for the purposes of Section 9.10(a)(iii) and any other provision relating to Distributions in any P1 Financing Document, the Term Conversion Date), the calculation will be based on the number of Fiscal Quarters elapsed since the Initial Principal Payment Date (or for the purposes of Section 9.10(a)(iii) and any other provision relating to Distributions in any P1 Financing Document, the Term Conversion Date).
“HMT” means His Majesty’s Treasury, the economic and finance ministry of the United Kingdom.
“IE Confirming Certificate” means, in respect of a Change Order or payment contemplated by Section 9.13(d), a certificate of the Independent Engineer confirming that after giving effect to such Change Order or payment, such Change Order or payment will not result in P1 Project Costs exceeding the funds then available to pay such P1 Project Costs or reasonably expected to be available to the Borrower at the time such P1 Project Costs become due and payable.
“Illegality Notice” has the meaning specified in Section 5.1.
“Indemnified Taxes” means (a) Taxes imposed on or with respect to any payment made on account of any obligation of the Borrower under any P1 Financing Document, other than Excluded Taxes and (b) to the extent not otherwise described in clause (a), Other Taxes.
“Independent Engineer Advance Certificate” means a certificate of an Authorized Officer of the Independent Engineer delivered pursuant to Section 7.2(b) and if applicable pursuant to Section 7.3(c), substantially in the form of Exhibit J.
“Independent Engineer Term Conversion Certificate” means a certificate of an Authorized Officer of the Independent Engineer with respect to the Term Conversion Date substantially in the form of Exhibit L.
“Initial Offtakers” means:
(a)China Gas Hongda Energy Trading Co., Ltd.;
(b)Engie S.A.;
(c)ENN LNG (Singapore) Pte. Ltd.;
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(d)ExxonMobil Asia Pacific Pte. Ltd.;
(e)Galp Trading S.A.;
(f)Guangdong Energy Group Natural Gas Co., Ltd.;
(g)Guangdong Energy Group Co., Ltd.;
(h)Itochu Corporation;
(i)Shell NA LNG LLC; and
(j)TotalEnergies Gas & Power North America, Inc.
“Insurance Advisor Closing Date Certificate” means a certificate of an Authorized Officer of the Insurance Advisor with respect to the Closing Date substantially in the form of Exhibit I.
“Insurance Advisor Term Conversion Certificate” means a certificate of an Authorized Officer of the Insurance Advisor with respect to the Term Conversion Date substantially in the form of Exhibit N.
“Interest Election Request” means a request by the Borrower to convert or continue a Senior Loan Borrowing in accordance with Section 4.5, which shall be in such form as the P1 Administrative Agent may reasonably approve.
“Interest Payment Date” has the meaning assigned to such term in Section 4.3(a).
“International LNG Tanker Standards” has the meaning assigned to such term in the Definitions Agreement.
“International LNG Terminal Standards” has the meaning assigned to such term in the Definitions Agreement.
“Investment Grade” means that such Person is either (a) rated by at least two Recognized Credit Rating Agencies and at least two such ratings are equal to or better than “Baa3” by Moody’s, “BBB-” by S&P or Fitch, or comparable credit ratings by Recognized Credit Rating Agencies or (b) (x) rated by at least one Recognized Credit Rating Agency and at least one such rating is equal to or better than “Baa3” by Moody’s, “BBB-” by S&P or Fitch, or a comparable credit rating by a Recognized Credit Rating Agency and (y) has a tangible net worth in excess of the lesser of (i) $2,000,000,000 per MTPA of LNG committed to be purchased by such Person pursuant to its applicable Offtake Agreement (as pro rated for an ACQ of less than 1.0 MTPA) and (ii) $7,000,000,000.
“Involuntary Liens” means any non-consensual Lien on the Property of any Person, including:
(a)Liens for Taxes, including any assessments or other governmental charges;
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(b)mechanic’s or materialmen’s Liens;
(c)Lien on any Person’s property or assets arising by operation of law;
(d)defects, imperfections, easements, rights of way, restrictions, irregularities, encumbrances, and clouds of title with respect to any Property; and
(e)Liens securing judgments for the payment of money.
“Joint Lead Arranger” means National Bank of Canada, not in its individual capacity, but as joint lead arranger hereunder and any successors and permitted assigns.
“KYC Requirements” means the consistently applied “know your customer” requirements of the Senior Lenders under applicable “know your customer” and Anti-Terrorism and Money Laundering Laws, including the Patriot Act.
“LandCo Site Lease” has the meaning assigned to such term in the Definitions Agreement.
“Latest Qualified Term” means, with respect to any group of Credit Agreement Designated Offtake Agreements, the Qualified Term of the Credit Agreement Designated Offtake Agreement with the latest occurring expiration date.
“LC Cash Collateral Account” means an interest bearing cash collateral account established upon the occurrence of an Event of Default by the P1 Administrative Agent in its name for the benefit of the Revolving LC Issuing Bank and the Senior Lenders, subject to the terms of this Agreement.
“Lender Assignment Agreement” means a Lender Assignment Agreement, substantially in the form of Exhibit F-1 or such other form as agreed by the applicable assignor and assignee, the Borrower and the P1 Administrative Agent.
“Lenders’ Reliability Test” means the operational test described in Exhibit P-1, the completion of which is evidenced by delivery of the LRT Certificates.
“Lien Waiver” means the lien and claim waiver statements in the forms attached as (a) Schedules K-1 through K-4, as applicable, to each of the P1 EPC Contracts in connection with all interim Lien and claim waivers delivered by the P1 EPC Contractor or any P1 Major EPC Subcontractors or P1 Major EPC Sub-subcontractors under the P1 EPC Contracts and (b) Schedules K-5 through K-8, as applicable, to each of the P1 EPC Contracts in connection with all final Lien and claim waivers delivered by the P1 EPC Contractor or any P1 Major EPC Subcontractors or P1 Major EPC Sub-subcontractors under the P1 EPC Contracts.
“Liquefaction Owner” means (a) the Borrower and (b) any other Person that (i) is permitted under the CFAA to construct and own the assets comprising a Train Facility, (ii) has entered into a construction advisor services agreement in respect of a Subsequent Train Facility, and (iii) has acceded to the RG Facility Agreements in accordance therewith.
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“LNG Sales Mandatory Prepayment” has the meaning assigned to such term in Section 8.5(b).
“LNG Sales Mandatory Prepayment Event” has the meaning assigned to such term in Section 8.5(b).
“Loan Parties” means the Borrower and the Pledgor.
“LRT Certificates” means, collectively, (i) the Physical Completion Certificates and Independent Engineer Physical Completion Certificate Acknowledgements to be delivered with respect to each Train Facility, (ii) the Operational Completion Certificate and Independent Engineer Operational Completion Certificate Acknowledgement, (iii) the Environmental and Social Completion Certificate, and (vi) the Environmental Consultant Environmental and Social Completion Certificate, in each case, substantially in the form attached hereto as Exhibit P-3.
“Major Capital Improvements” means Capital Improvements for which the Borrower’s allocated share of costs pursuant to the CFAA is reasonably expected to be equal to or greater than $200,000,000.
“Major Decisions” means each of the following confirmations, consents or approvals, to the extent the Borrower has such confirmation, consent or approval rights pursuant to the RG Facility Agreements:
(a)approve any matter provided for in Section 6.1.2 (Decisions by the Owners) of the CFAA, but excluding any amendment, modification, variation, or supplement to the RG Facility Agreements that (a) are of routine, technical, or administrative nature or to correct any defects, ambiguities, manifest errors, or inconsistencies or (b) would not otherwise either (i) have material and adverse effect on the projected revenues of the Borrower (as set forth in the Base Case Forecast) or (ii) be material and adverse to the Senior Lenders;
(b)approve any matter provided for in Section 6.2 (Decisions by the Liquefaction Owners) of the CFAA;
(c)agree not to Restore all or any portion of any Common Facilities affected by an Event of Loss pursuant to Section 22.2.1 (Events of Loss Affecting Common Facilities; Restoration Plans) of the CFAA;
(d)confirm its (i) election to defer its election to proceed or not proceed with the Restoration of any Train Facility or (ii) election to proceed with Train Abandonment of any Train Facility, in each case, pursuant to Section 22.3.1 (Events of Loss Affecting Train Facilities) of the CFAA;
(e)approve any Transfer (as defined in the Definitions Agreement) under Section 25.2 (Permitted Transfers) of the CFAA;
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(f)approve the selection of any P1 Major EPC Subcontractor or the Operator’s execution of any Major Subcontract; and
(g)approve the initial start-up procedures for major Liquefaction Project (as defined in the Definitions Agreement) systems related to the P1 Train Facilities or the P1 Common Facilities pursuant to Section 3.4(g)(iv) (Testing and Start-Up) of the P1 CASA.
“Major Subcontract” has the meaning assigned to such term in the Definitions Agreement.
“Majority Affected Lenders” means with respect to a proposed amendment, waiver, consent or termination which, pursuant to the terms of Section 14.1, requires the consent of all affected lenders, the Senior Lenders holding at least 50.00% of the sum of (a) the aggregate undisbursed Senior Loan Commitments of such affected Senior Lenders plus (b) the then aggregate outstanding principal amount of the Senior Loans of such affected Senior Lenders (excluding, in each such case, any Senior Lender that is a Defaulting Lender, a Loan Party, an Equity Owner or an Affiliate or Controlled Subsidiary thereof or an Affiliated Lender, and each Construction/Term Loan Commitment and any outstanding principal amount of any Construction/Term Loan of any such Senior Lender).
“Majority Construction/Term Lenders” means at any time, the Senior Lenders holding in excess of 50.00% of the sum of (a) the aggregate undisbursed Construction/Term Loan Commitments plus (b) the then aggregate outstanding principal amount of the Construction/Term Loans (excluding, in each such case, any Construction/Term Lender that is a Defaulting Lender, a Loan Party, an Equity Owner, or an Affiliate or Controlled Subsidiary thereof or an Affiliated Lender, and each Construction/Term Loan Commitment and any outstanding principal amount of any Construction/Term Loan of any such Senior Lender).
“Majority Revolving Lenders” means at any time, the Senior Lenders holding in excess of 50.00% of the sum of (a) the aggregate undisbursed Revolving Loan Commitments plus (b) the aggregate Revolving LC Exposure plus (c) the then aggregate outstanding principal amount of the Revolving Loans (excluding, in each such case, any Revolving Lender that is a Defaulting Lender, a Loan Party, an Equity Owner, or an Affiliate or Controlled Subsidiary thereof or an Affiliated Lender, and each Revolving Loan Commitment, Revolving LC Exposure and any outstanding principal amount of any Revolving Loan of any such Senior Lender).
“Majority Senior Lenders” means at any time, the Senior Lenders holding in excess of 50.00% of the sum of (a) the aggregate undisbursed Senior Loan Commitments plus (b) the aggregate Revolving LC Exposure plus (c) the then aggregate outstanding principal amount of the Senior Loans (excluding, in each such case, any Senior Lender that is a Defaulting Lender, a Loan Party, an Equity Owner, or an Affiliate or Controlled Subsidiary thereof or an Affiliated Lender, and each Senior Loan Commitment, Revolving LC Exposure and any outstanding principal amount of any Senior Loan of any such Senior Lender).
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“Mandatory Prepayment Portion” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Market Terms” means terms consistent with or no less favorable to the Borrower (as seller or buyer, as the case may be) than either: (a) any Credit Agreement Designated Offtake Agreements then in effect or (b) the terms a non-Affiliated seller or buyer, as the case may be, of the relevant product could receive in an arm’s-length transaction based on then-current market conditions for transactions of a similar nature and duration and taking into account such factors as the characteristics of the goods and services, the market for such goods and services (including any applicable regulatory conditions), tax effects of the transaction, the location of the Rio Grande Facility and the counterparties.
“Material Project Party” means any party to a Material Project Document (other than the Borrower) and each guarantor or provider of security or credit support in respect thereof.
“Maximum Rate” has the meaning assigned to such term in Section 14.9.
“Mezzanine Financing Facility” means any financing facility entered into at any time by a Person that is a direct or indirect, wholly or partially owning, parent of the Pledgor.
“Minimum Acceptance Criteria” means, as the context may require, the “Minimum Acceptance Criteria” as defined in the T1/T2 EPC Contract, the “Minimum Acceptance Criteria” as defined in the T3 EPC Contract, or both.
“Modification” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Monthly Transfer Date” has the meaning assigned to such term in the P1 Accounts Agreement.
“MTPA” means million metric tonnes per annum.
“Multiemployer Plan” means a multiemployer plan defined as such in Section 3(37) of ERISA to which contributions have been made by the Borrower or any ERISA Affiliate in the past five years and which is covered by Title IV of ERISA.
“Necessary Senior Secured Debt Instrument” means any Senior Secured Debt Instrument providing for Indebtedness without which the Borrower could not reasonably expect to have sufficient funds (on the basis of all available funds, including Senior Secured Debt Commitments, cash on deposit in the P1 Construction Account or the Distribution Account, committed equity, and projected Contracted Revenues under the Credit Agreement Designated Offtake Agreements) to achieve the Term Conversion Date by the Date Certain.
“NGLs” has the meaning assigned to such term in the Definitions Agreement.
“Non-Consenting Lender” has the meaning assigned to such term in Section 5.4(c).
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“Non-Debt Fund Affiliate” means any Affiliate of an Equity Owner other than (a) the Pledgor, the Borrower, or any RG Facility Entity, (b) any Debt Fund Affiliates, and (c) any natural Person.
“Non-Declining Senior Lenders” means, collectively, (a) all Specified Senior Lenders (if any) that did not deliver a notice to the P1 Administrative Agent within the time frame in Section 2.4(c) or Section 4.10(f), as applicable, and (b) all Senior Lenders that are not Specified Senior Lenders.
“Notice of Term Conversion” means the Notice of Term Conversion substantially in the form of Exhibit G.
“Notional Amortization Period” means, beginning on the Term Conversion Date, the notional twenty-year amortization period of the Construction/Term Loans set forth in the Base Case Forecast.
“O&M Costs” has the meaning assigned to such term in the Definitions Agreement.
“Obligations” means, collectively, (a) all Indebtedness, Senior Loans, Revolving LCs, advances, debts, liabilities (including any indemnification or other obligations that survive the termination of the P1 Financing Documents (excluding any Senior Secured Debt Instrument other than this Agreement)), and all other obligations, howsoever arising (including Guarantee obligations), in each case, owed by the Borrower to the Credit Agreement Senior Secured Parties (or any of them) of every kind and description (whether or not evidenced by any note or instrument and whether or not for the payment of money), direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, pursuant to the terms of the P1 Financing Documents (excluding any Senior Secured Debt Instrument other than this Agreement), (b) any and all sums reasonably advanced by any Credit Agreement Senior Secured Party in order to preserve the Collateral or preserve the security interest of the Credit Agreement Senior Secured Parties in the Collateral, and (c) in the event of any proceeding for the collection or enforcement of the obligations described in clauses (a) and (b) above, after an Event of Default shall have occurred and be continuing and the Senior Loans have been accelerated pursuant to Section 12.1 or Section 12.2, the expenses of retaking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Senior Lenders of their rights under the Senior Security Documents, together with any necessary attorneys’ fees and court costs.
“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.
“OFAC Laws” means any laws, regulations, and executive orders relating to the economic sanctions programs administered by OFAC, including the International Emergency Economic Powers Act, 50 U.S.C. sections 1701 et seq.; the Trading with the Enemy Act, 50 App. U.S.C. sections 1 et seq.; and the Office of Foreign Assets Control, Department of the Treasury Regulations, 31 C.F.R. Parts 500 et seq. (implementing the economic sanctions programs administered by OFAC).
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“OFAC SDN List” means the list of “Specially Designated Nationals and Blocked Persons” maintained by OFAC.
“Offsetting Transactions” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Operating Costs” has the meaning assigned to such term in the Definitions Agreement.
“Operator Affiliate” has the meaning assigned to such term in the Definitions Agreement.
“Organic Document” means, with respect to any Person that is a corporation, its certificate of incorporation, its by-laws and all shareholder agreements, voting trusts and similar arrangements applicable to any of its authorized shares of capital stock, with respect to any Person that is a limited liability company, its certificate of formation or articles of organization and its limited liability company agreement, and, with respect to any Person that is a partnership or limited partnership, its certificate of partnership and its partnership agreement.
“Other Connection Taxes” means, with respect to the P1 Administrative Agent, any Senior Lender or the Revolving LC Issuing Bank or any other recipient of any payment made pursuant to any obligation of the Borrower under any P1 Financing Document, Taxes imposed as a result of a former or present connection between such Person and the jurisdiction imposing such Tax (other than connections arising from such Person having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any P1 Financing Document, or sold or assigned an interest in any Senior Loan or P1 Financing Document).
“Other Taxes” mean any and all present or future stamp or documentary taxes, court, intangible, recording, filing, or similar Taxes arising from any payment made under any P1 Financing Document or from the execution, delivery or enforcement of, or otherwise with respect to, any P1 Financing Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 5.4).
“Owner” has the meaning assigned to such term in the Definitions Agreement.
“P1 Administrative Agent” means MUFG Bank, Ltd., not in its individual capacity, but solely as P1 Administrative Agent for the Senior Loans hereunder, and each other Person that may, from time to time, be appointed as successor P1 Administrative Agent pursuant to Section 13.7.
“P1 Administrative Agent Fee Letter” means the P1 Intercreditor Agent and P1 Administrative Agent Fee Letter, dated as of July 12, 2023, between the Borrower and the P1 Administrative Agent.
“P1 CASA Advisor” has the meaning assigned to such term in the P1 CASA.
“P1 Common Facilities” has the meaning assigned to such term in the Definitions Agreement.
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“P1 Construction Account” has the meaning assigned to such term in the P1 Accounts Agreement.
“P1 Debt Prepayment Account” has the meaning assigned to such term in the P1 Accounts Agreement.
“P1 Deed of Trust” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“P1 Distribution Collateral” means a Distribution LC or a Distribution Guaranty, as the context may require, for the benefit of the P1 Collateral Agent on behalf of the Senior Lenders and the TCF Senior Lenders in satisfaction of Section 9.10(a)(ii).
“P1 Equity Guarantor” means any Person that has entered into a P1 Equity Guaranty in accordance with the P1 Equity Contribution Agreement.
“P1 Equity Guaranty” means the “Equity Guaranty” as defined in the P1 Equity Contribution Agreement.
“P1 Financing Documents” means (a) each of the documents set forth in the definition of “P1 Financing Documents” in the Common Terms Agreement and (b) the Bank Financing Documents. Section 1.2(d) applies to the definition of P1 Financing Document, as used in any other P1 Financing Document.
“P1 Project Costs” has the meaning assigned to such term in the P1 Accounts Agreement.
“P1 Major EPC Sub-subcontractor” means a “Major Sub-subcontractor”, as defined in the P1 EPC Contracts.
“P1 Major EPC Subcontractor” means a “Major Subcontractor”, as defined in the P1 EPC Contracts.
“P1 Mortgaged Property” means, at any time of determination, all Real Estate included in the Collateral or for which the P1 Financing Documents contemplate inclusion at such time in the Collateral, as applicable.
“P1 Pledge Agreement” means the “Pledge Agreement” as defined in the Collateral and Intercreditor Agreement.
“P1 Pre-Completion Revenue Account” has the meaning assigned to such term in the P1 Accounts Agreement.
“P1 Security Agreement” means the “Security Agreement” as defined in the Collateral and Intercreditor Agreement.
“Participant” has the meaning assigned to such term in Section 14.4(d).
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“Participant Register” has the meaning assigned to such term in Section 14.4(d).
“Party” or “Parties” has the meaning assigned to such term in the Preamble.
“Patriot Act” means United States Public Law 107-56, Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism (USA PATRIOT ACT) of 2001, and the rules and regulations promulgated thereunder from time to time in effect.
“Payment Recipient” has the meaning assigned to such term in Section 13.12(a).
“PBGC” means the Pension Benefit Guaranty Corporation established pursuant to Subtitle A of Title IV of ERISA (or any successor).
“Pension Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.
“Performance Guarantees” has the meaning assigned to such term in the P1 EPC Contracts.
“Performance Liquidated Damages” means any liquidated damages resulting from the Project’s performance which are required to be paid by the P1 EPC Contractor or any other Material Project Party for or on account of any diminution to the performance of the Project.
“Performance Test” means the Performance Tests under the P1 EPC Contracts and the Lenders’ Reliability Test.
“Permitted Completion Amount” means a sum equal to an amount certified by the Borrower and the Independent Engineer on the Term Conversion Date and approved by the P1 Administrative Agent (acting reasonably) as necessary to pay 125% of the Permitted Completion Costs.
“Permitted Completion Costs” means unpaid P1 Project Costs (including P1 Project Costs not included in the Construction Budget and Schedule delivered on the Closing Date) reasonably anticipated to be required for the Project to pay all remaining costs associated with outstanding Punchlist (as such term is defined in the P1 EPC Contracts) work, retainage, fuel incentive payments, disputed amounts, and other costs required under the P1 EPC Contracts.
“Permitted Liens” has the meaning assigned to such term in the Collateral and Intercreditor Agreement; provided, that, prior to the Credit Agreement Discharge Date, Liens described in clauses (c), (g), and (h) of Section 3.9 (Permitted Liens) of the Collateral and Intercreditor Agreement shall be considered Permitted Liens under the P1 Financing Documents solely to the extent that they are subject to a Contest. Section 1.2(d) applies to the definition of Permitted Liens, as used in any other P1 Financing Document.
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“Pipeline Manager Affiliate” has the meaning assigned to such term in the Definitions Agreement.
“Plan” means any “employee benefit plan” as defined in Section 3(3) of ERISA, including any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) and/or any “employee pension benefit plan” (as defined in Section 3(2) of ERISA), that is or was maintained or contributed to by the Borrower or any ERISA Affiliate.
“Platform” has the meaning assigned to such term in Section 14.11(h).
“Pre-Completion Distribution Release Test Certificates” means certificates in respect of each of Train 1 and Train 2, in each case substantially in the form attached hereto as Exhibit P-2.
“Pre-Completion Revenue Distributions” means Distributions in accordance with clause (f) of the definition of “Extraordinary Distributions”.
“Precedent Agreement” means the Precedent Agreement for Firm Natural Gas Transportation Service for the Rio Bravo Pipeline, dated as of March 2, 2020, as amended on April 8, 2022, March 23, 2023, and July 12, 2023, between Rio Bravo Pipeline Company, LLC and Rio Grande LNG Gas Supply LLC.
“Prime Rate” means the rate of interest per annum publicly announced from time to time by the Person acting as the P1 Administrative Agent as its prime rate in effect at its principal office in New York City. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate actually charged to any customer. The P1 Administrative Agent or any Revolving LC Issuing Bank or Senior Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate. Any change in the Prime Rate shall take effect at the opening of business on the day specified in the public announcement of such change.
“Principal Payment Date” means the Initial Principal Payment Date and each Quarterly Payment Date thereafter.
“Prudent Industry Practice” means, at a particular time, any of the practices, methods, standards and procedures (including those engaged in or approved by a material portion of the LNG industry) that, at that time, in the exercise of reasonable judgment in light of the facts known at the time a decision was made, could reasonably have been expected to accomplish the desired result consistent with good business practices, including due consideration of the Project’s reliability, environmental compliance, economy, safety and expedition, and which practices, methods, standards and acts generally conform to International LNG Terminal Standards and International LNG Tanker Standards.
“PUCT” has the meaning assigned to such term in the Definitions Agreement.
“PUHCA” has the meaning assigned to such term in the Definitions Agreement.
“PURA” has the meaning assigned to such term in Section 6.16(c).
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“Qualified Energy Company” means, to the extent satisfying the KYC Requirements, a Person: (a) (i) that is, owns, or is Controlled by, or whose ultimate parent company is, (A) an international reputable oil and gas or LNG company (integrated or non-integrated) substantially involved in the exploration, development, production or marketing of hydrocarbons, (B) a power company or utility that has not less than 5000 megawatts of power generation assets under ownership, management and operation of which at least 2500 megawatts are attributable to gas-fired power generation assets, or (C) a utility or trading company, a substantial portion of whose business involves the ownership, transportation, liquefaction, regasification or purchase, sale or trading of gas or LNG, (ii) with a tangible net worth of no less than $5,000,000,000, and (iii) that is not, or whose ultimate parent company is not, an Affiliate of any Government Authority; or (b) that is, or is an Affiliate of the Sponsor or any Approved Owner.
“Qualified Investment Entities” means, to the extent satisfying the KYC Requirements, any Person that is managed or advised by a Qualified Investment House or its Related Entities; where (i) “advised” means being in receipt of implementing advice in relation to the management of investments of a Person which (other than in relation to actually making decisions to implement such advice) is substantially the same as the services which would be provided by a fund manager of the relevant Person and (ii) “Related Entities” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under direct or indirect common Control with such Person.
“Qualified Investment House” means (a) Global Infrastructure Management, LLC or (b) any other investment manager who (i) has aggregate assets under management and committed capital in excess of $10,000,000,000 and (ii) has satisfied the KYC Requirements.
“Qualified Manager” means an entity that (a) manages (by contract, as the manager of a limited liability company, or the general partner of a limited partnership) or advises infrastructure funds, private equity funds, pension funds, government sponsored funds or other similar funds (including publicly traded entities commonly referred to as “master limited partnerships”), which collectively hold assets that in the aggregate are valued in excess of $5,000,000,000, (b) has the expertise, experience, and technical resources to successfully manage the relevant managed entity’s ownership interest in the Project, and (c) satisfies the Senior Lenders’ KYC Requirements. For purposes of this definition of “Qualified Manager”, “advised” means being in receipt of and implementing advice in relation to the management of investments of that Person which (other than in relation to actually making decisions to implement such advice) is substantially the same as the services which would be provided by a fund manager of the relevant Person.
“Qualified Mezzanine Entity” means, in connection with a foreclosure under any Mezzanine Financing Facility, a Person that:
(a)is one of (i) an agent under such Mezzanine Financing Facility that has a combined capital and surplus of at least $1,000,000,000, and who acquires, holds, or controls the relevant Equity Interests, as agent, pending further disposition thereof for a period not to exceed 270 days (unless, prior to the expiration of such 270 days, such agent has caused each Recognized Credit Rating Agency then-rating all or a portion of the Senior Secured Debt to provide a ratings reaffirmation of the Borrower’s Senior Secured Debt (if instrument(s) governing
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such Senior Secured Debt requires such debt to be rated) that gives effect to the acquisition, holding, or control of such Equity Interests by such agent), (ii) at any time prior to the Term Conversion Date, a Person who receives the relevant Equity Interests through a bona fide foreclosure over the security interests granted in respect of such Mezzanine Financing Facility and such Person is otherwise an Approved Owner (other than as set forth in clause (e) of the definition thereof) or one or more of (A) General Atlantic Service Company, L.P., (B) Ares Management Corporation, (C) HPS Investment Partners, LLC, (D) The Carlyle Group Inc., (E) Apollo Global Management, Inc., (F) The Blackstone Group Inc., (G) BlackRock, Inc., (H) GoldenTree Asset Management LP (I) Sixth Street Partners, LLC, (J) Oaktree Capital Management, L.P., (K) Elda River Capital Management, LLC, (L) Kennedy Lewis Investment Management LLC, (M) Morgan Stanley Infrastructure Partners, (N) Energy Capital Partners, (O) Canada Pension Plan Investment Board, (P) IFM Investors Pty Ltd, (Q) Ardian Holding SAS, (R) King Street Capital Management, L.P., (S) Quantum Capital Group, (T) I Squared Capital Advisors, LLC, (U) Abu Dhabi Investment Authority, (V) Caisse de dépôt et placement du Québec, (W) Brookfield Asset Management Inc., (X) Macquarie Group Limited, (Y) GIC Private Limited, (Z) Ontario Municipal Employees Retirement System, (AA) DWS Group GmbH & Co. KGaA, (BB) Man Group plc, (CC) Brookfield Oaktree Holdings, LLC, (DD) KKR & Co. Inc., (EE) Owl Rock Capital Corporation, and (FF) any Affiliates of the Persons listed in the foregoing clauses (A) through (EE), or (iii) at any time after the Term Conversion Date, (A) is either (1) any infrastructure fund, private equity fund, pension fund, government sponsored fund, or other similar fund (including publicly traded entities commonly referred to as “master limited partnerships”) or an investment vehicle owned directly or indirectly by one or more such entities that is a lender under such Mezzanine Financing Facility and is Controlled by a Qualified Manager or (2) the Qualified Manager of any entity referred to in case (1) of this subpart (iii)(A) and, in each of cases (1) and (2) of this subpart (iii)(A) acquires the relevant Equity Interests for its own account or for further disposition thereof or (B) is a Person who receives the relevant Equity Interests through a bona fide foreclosure over the security interests granted in respect of such Mezzanine Financing Facility and such Person is (1) otherwise an Approved Owner (other than as set forth in clause (d) of the definition thereof), Qualified Investment Entity, Qualified Offtaker Investor, or Qualified Energy Company or (2) has caused each Recognized Credit Rating Agency then-rating all or a portion of the Senior Secured Debt to provide a ratings reaffirmation of the Borrower’s Senior Secured Debt (if the instrument(s) governing such Senior Secured Debt requires such Senior Secured Debt to be rated and such requirements is not waived pursuant to the instrument(s) governing such Senior Secured Debt then-rated) that gives effect to the acquisition, holding or control of such Equity Interests by such Person; and
(b)is not, and is not more than 50% owned or otherwise Controlled by, and does not own or Control, a Restricted Person and satisfies the KYC Requirements.
“Qualified Offtake Agreement” means the Initial Offtake Agreements and any other Offtake Agreement that meets each of the following conditions: (a) such Offtake Agreement is entered into for a Qualified Term with a Qualified Offtaker, (b) such Offtake Agreement provides for the delivery of LNG on an FOB or Delivered basis, (c) the Borrower has delivered to the P1 Administrative Agent notice of the proposed terms of such Offtake Agreement and such terms (other than as specified in the foregoing clauses (a) and (b)) are consistent, in all material
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respects with (or not materially less favorable in the aggregate to the interests of the Borrower than) those set forth in any of Qualified Offtake Agreements then in effect, and (d) the execution of such Qualified Offtake Agreement and performance by the Borrower of its obligations under such Qualified Offtake Agreement shall not result in a breach of any Qualified Offtake Agreement then in effect, or any Required Export Authorization then in-effect and any additional Required Export Authorizations that are necessary in connection with the execution of such Offtake Agreement.
“Qualified Offtaker” means, to the extent satisfying the Senior Lenders’ KYC Requirements,
(a)(i) any Initial Offtaker so long as, either (A) such Initial Offtaker is not required to provide credit support on the Closing Date in respect of its obligations under the Initial Offtake Agreement to which is a party or (B) such Initial Offtaker has entered into the applicable Credit Agreement Designated Offtake Agreement after the Closing Date that provides for credit support requirements that are either substantially similar to those included in the applicable Initial Offtake Agreement or more favorable to the Borrower and (ii) any entity that, as of the Closing Date, provides a guaranty in respect of an Initial Offtaker’s obligations under the Initial Offtake Agreement to which it is a party;
(b)any offtaker under any Offtake Agreement which, as of the date it enters into the applicable Credit Agreement Designated Offtake Agreement (or, if later, the date on which the applicable Offtake Agreement is designated as a Credit Agreement Designated Offtake Agreement pursuant to Section 8.5, as applicable), is, or whose obligations under such Credit Agreement Designated Offtake Agreement are guaranteed by an entity that is, Investment Grade;
(c)any offtaker under any Offtake Agreement that has provided one or more (x) guarantees from a guarantor that is Investment Grade and/or (y) letters of credit issued by a Qualifying LC Issuer, that are each issued for the benefit of the Borrower in respect of its obligations under its applicable Offtake Agreement, in the case of clauses (x) and/or (y), in an amount (in the aggregate) equal to the greater of:
(i)50% of the present value of the Contracted Revenues from the applicable Credit Agreement Designated Offtake Agreement during the remaining Qualified Term of such Credit Agreement Designated Offtake Agreement; and
(ii)100% of the present value of the Contracted Revenues from the applicable Credit Agreement Designated Offtake Agreement during the lesser of (A) the succeeding seven years under such Credit Agreement Designated Offtake Agreement and (B) the remaining term of such Credit Agreement Designated Offtake Agreement;
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(d)in respect of Qualified Offtake Agreements for volumes not in excess of 2.0 MTPA in the aggregate or 1.0 MTPA per Qualified Offtake Agreement, any of Vitol Inc., Glencore Ltd., Trafigura Pte Ltd, and Petrobras Global Trading B.V.; and
(e)so long as the Borrower has other Credit Agreement Designated Offtake Agreements for at least 12.25 MTPA of ACQ with an offtaker that satisfies the criteria set forth in any of clauses (a) – (c) above, any offtaker that has, or whose obligations under the applicable Credit Agreement Designated Offtake Agreement are guaranteed by an entity that has, a tangible net worth of at least $3,000,000,000 per 1.0 MTPA of ACQ (as pro rated for an ACQ of less than 1.0 MTPA).
“Qualified Offtaker Investors” means (a) any Initial Offtaker that is not required to provide credit support on the Closing Date in respect of its obligations under the Initial Offtake Agreement to which is a party, (b) any entity that, as of the Closing Date, provides a guaranty in respect of an Initial Offtaker’s obligations under the Initial Offtake Agreement to which such Initial Offtaker is a party, (c) any entity that provides a guaranty as contemplated by clause (b) or clause (c) of the definition of “Qualified Offtaker”, (d) any entity referred to in clause (d) or clause (e) of the definition of “Qualified Offtaker”, and (e) to the extent satisfying the Senior Lenders’ KYC Requirements, any entity that Controls any of the foregoing.
“Qualified Public Company” means any publicly listed indirect parent of the Borrower following a Qualified Public Offering, so long as following such Qualified Public Offering, no Person (other than such entity, the Sponsor, the Approved Owners, Qualified Investment Entities, Qualified Offtaker Investors, Qualified Energy Companies, such publicly listed parent company following such Qualified Public Offering or any underwriter or placement agent participating in such Qualified Public Offering) or Persons constituting a “group” (within the meaning of Section 13(d) of the Securities Exchange Act of 1934 or any successor provision) (excluding employee benefit plans of the Borrower or any of its Affiliates and any Person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the beneficial owner, directly or indirectly, of more than 50% of the economic interests in the Borrower and, directly or indirectly, Controls the Borrower.
“Qualified Public Offering” means any public offering of the Sponsor or its Affiliates with any indirect ownership interest in the Borrower or any direct or indirect shareholder of the Borrower.
“Qualified Term” means (a) with respect to any Credit Agreement Designated Offtake Agreement other than a replacement Credit Agreement Designated Offtake Agreement, the term of such Offtake Agreement used in the Base Case Forecast when determining the applicable quantum of Senior Secured Debt that could be incurred based on the revenues projected to be generated under such Credit Agreement Designated Offtake Agreement and (b) with respect to one or more Credit Agreement Designated Offtake Agreements entered into to replace any terminated Credit Agreement Designated Offtake Agreement, (i) a term at least as long, taken as a whole, as the remaining term of the terminated Credit Agreement Designated Offtake
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Agreement that such Offtake Agreement(s) are replacing or (ii) the term for such replacement Credit Agreement Designated Offtake Agreement(s) used in the Base Case Forecast to calculate the quantum of Senior Secured Debt required to be prepaid pursuant to Section 4.10(b) as a result of the terminated Credit Agreement Designated Offtake Agreement and entry into such replacement Credit Agreement Designated Offtake Agreement(s).
“Qualifying LC Issuer” has the meaning assigned to such term in the P1 Accounts Agreement.
“Real Estate” means all real property leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Person, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.
“Real Property Interests” means, collectively, the Borrower’s subleasehold interest under the P1 Sublease and the Easements granted to the Borrower under the Facility Easement Agreements.
“Recipient” means (a) the P1 Administrative Agent, (b) any Senior Lender, or (c) any Revolving LC Issuing Bank, as applicable.
“Regional Coordinators” means Abu Dhabi Commercial Bank PJSC and Bank of China, New York Branch, in each case, not in its individual capacity, but as a documentation agent hereunder.
“Register” has the meaning assigned to such term in Section 2.10(d).
“Regulation T”, “Regulation U”, and “Regulation X” means, respectively, Regulation T, Regulation U, and Regulation X of the Board of Governors of the Federal Reserve System.
“Reinstatement Debt” means Relevering Debt that satisfies (a) the conditions set forth in Section 2.5 (Relevering Debt) of the Common Terms Agreement and (b) the following conditions:
(i)any LNG Sales Mandatory Prepayment Event has occurred;
(ii)such LNG Sales Mandatory Prepayment Event shall have been cured pursuant to each applicable Senior Secured Debt Instrument;
(iii)such Reinstatement Debt is incurred no later than two years after all applicable LNG Sales Mandatory Prepayments in respect of such LNG Sales Mandatory Prepayment Event have been made pursuant to the applicable Senior Secured Debt Instruments;
(iv)the principal amount of such Reinstatement Debt does not exceed: (A) the amount of such LNG Sales Mandatory Prepayment plus (B) all premiums, fees, costs, expenses and reserves (including any incremental increase in
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the DSRA Reserve Amounts resulting from the incurrence of such Reinstatement Debt) associated with arranging, issuing and incurring such Reinstatement Debt plus (C) 105% of the P1 IR Hedge Termination Amounts reasonably projected as of such date of incurrence to be due and payable by the Borrower with respect to any Senior Secured IR Hedge Agreement to be terminated in connection with any such incurrence;
(v)the Borrower shall have demonstrated by delivery of an updated Base Case Forecast that all Senior Secured Debt (after taking into account the incurrence of such Reinstatement Debt) outstanding at such time is capable of amortization such that the Credit Agreement Projected DSCR commencing on the first Principal Payment Date after the incurrence of the Reinstatement Debt and for each rolling four Fiscal Quarter period (as of the end of each Fiscal Quarter) through the expiration of the term of the Notional Amortization Period shall not be less than 1.45:1.00; provided, that for purposes of this clause (v) the Debt Service used to calculate the Credit Agreement Projected DSCR shall assume, if such Reinstatement Debt is incurred prior to the Term Conversion Date, that all Senior Secured Debt Commitments will be fully drawn; and
(vi)concurrently with the incurrence of any Reinstatement Debt, the Borrower shall apply the proceeds of such Reinstatement Debt in the following order: (A) first, to pay all premiums, fees, costs, expenses and reserves (including any incremental increase in the DSRA Reserve Amount resulting from the incurrence of such Reinstatement Debt) associated with arranging, issuing, and incurring such Reinstatement Debt; (B) second, to fund any reserves (including any incremental increase in the DSRA Reserve Amount) resulting from the incurrence of such Reinstatement Debt; (C) third, to (1) pay any P1 IR Hedge Termination Amount that is or will be due and payable with respect to any Senior Secured IR Hedge Agreement to be terminated in connection with any such incurrence or (2) reserve an amount equal to 105% of the P1 IR Hedge Termination Amounts reasonably projected as of such date of incurrence to be due and payable by the Borrower with respect to any Senior Secured IR Hedge Agreement to be terminated in connection with any such incurrence; and (D) fourth, (1) at any time prior to the Term Conversion Date, the P1 Construction Account (including for purposes of making Distributions in accordance with the terms of the P1 Accounts Agreement) and (2) at any time on or after the Term Conversion Date, as determined by the Borrower, the P1 Revenue Account or the P1 Distribution Reserve Account.
“Related Entity” means, with respect to any Person, any other person directly or indirectly Controlling, Controlled by or under direct or indirect common Control with such Person.
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“Relevant Governmental Body” means the Federal Reserve Board or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board or the Federal Reserve Bank of New York, or any successor thereto.
“Replacement Debt Commitment Reduction Notice” has the meaning assigned to such term in Section 2.4(c).
“Replacement Debt Prepayment Notice” has the meaning assigned to such term in Section 4.10(f).
“Request for Issuance” has the meaning assigned to such term in Section 3.1(b).
“Required EPC Change Order” means a Change Order under the P1 EPC Contracts that is triggered as a result of an event described in Section 6.2A (Change Orders Requested by Contractor) of the P1 EPC Contracts (excluding only the event described in Section 6.2A.1 of the P1 EPC Contracts).
“Required Export Authorizations” means, with respect to each Credit Agreement Designated Offtake Agreement at any time, the DOE Export Authorization and any other export authorization that the Borrower designates as a “Required Export Authorization” in connection with the entry into, or designation of, a Credit Agreement Designated Offtake Agreement, in each case, to the extent that, at such time, the volumes permitted to be exported under the DOE Export Authorization or such export authorization, as the case may be, are required in order to enable the sale of such Credit Agreement Designated Offtake Agreement’s share of the then-applicable Base Committed Quantity of LNG in accordance with the terms of such Credit Agreement Designated Offtake Agreement.
“Required LNG Tanker Capacity” means, at any time, the LNG Tanker capacity required to ship the aggregate volume of LNG subject to delivery obligations at such time pursuant to Credit Agreement Designated Offtake Agreements that are on Delivered terms, which may be provided by one or more Time Charter Party Agreements.
“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.
“Restoration Plan” has the meaning assigned to such term in the Definitions Agreement.
“Restoration Work” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Restricted Document” has the meaning assigned to such term in Section 14.17.
“Restricted Lender” has the meaning assigned to such term in Section 14.28.
“Restricted Person” means a Person that is: (a) the target of Sanctions Regulations; (b) a Canada Blocked Person; (c) a Person listed on, or acting on behalf of a Person listed on, any
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Sanctions List; (d) a Person located, organized, or ordinarily resident in a country, territory, or region that is, or whose government is, the target of country-wide or territory-wide comprehensive Sanctions Regulations (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea, Kherson, and Zaporizhzhia regions of Ukraine, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic) but excluding, for the elimination of doubt, the United States; or (e) a Person owned more than 50% by or otherwise controlled by a Person or Persons, country, territory, or region in clauses (a) through (d).
“Revolving LC” means a letter of credit, in the form reasonably satisfactory to the P1 Administrative Agent and the Revolving LC Issuing Bank, issued pursuant to Section 3.1.
“Revolving LC Available Amount” means, on any date of determination, the maximum amount available to be drawn under all Revolving LCs as of such date (assuming the satisfaction of all conditions for drawing enumerated therein).
“Revolving LC Disbursement” means a payment made by the Revolving LC Issuing Bank pursuant to any Revolving LC prior to the reimbursement of such amount by the Revolving Lenders in accordance with Section 3.2.
“Revolving LC Exposure” means, with respect to any Revolving Lender, at any time, its Revolving Loan Commitment Percentage at such time of the sum of (a) the Revolving LC Available Amount and (b) the aggregate amount of all Revolving LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower or paid by such Senior Lender pursuant to Section 3.2 at such time.
“Revolving LC Issuing Bank” means (a) MUFG Bank, Ltd. and (b) any other Revolving Lender that becomes a Revolving LC Issuing Bank pursuant to Section 3.6, in each case other than any Person that has ceased to be a Revolving LC Issuing Bank pursuant to Section 3.6.
“Revolving LC Issuing Bank Fee Letter” means the Fee Letter dated as of July 12, 2023, between the Borrower and MUFG Bank, Ltd., as Revolving LC Issuing Bank.
“Revolving LC Lender Payment Notice” has the meaning assigned to such term in Section 3.2(c).
“Revolving LC Loan” means each Revolving Loan deemed made by a Revolving Lender pursuant to Section 3.2 in connection with a draw upon the Revolving LC.
“Revolving LC Payment Notice” has the meaning assigned to such term in Section 3.2(a).
“Revolving LC Reimbursement Payment” has the meaning assigned to such term in Section 3.2(b).
“Revolving Lenders” means those Senior Lenders that have a Revolving Loan Commitment.
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“Revolving Loan” means a loan by a Revolving Lender to the Borrower pursuant to Section 2.8, Section 2.10 and any Revolving LC Loan.
“Revolving Loan Availability Period” means the period commencing on the Closing Date and ending on the earliest to occur of (a) the Credit Agreement Maturity Date and (b) the date Revolving Loan Commitments are terminated upon the occurrence and during the continuance of an Event of Default.
“Revolving Loan Borrowing” means each disbursement of Revolving Loans by the Revolving Lenders (or the P1 Administrative Agent on their behalf) on any single date to the Borrower in accordance with Section 2.8 and Section 2.10.
“Revolving Loan Borrowing Notice” means each request for Revolving Loan Borrowing of Revolving Loans substantially in the form of Exhibit D-2 and delivered in accordance with Section 2.7.
“Revolving Loan Commitment” means, with respect to each Senior Lender, the commitment of such Senior Lender to make Revolving Loans or acquire participations in Revolving LCs, as set forth opposite the name of such Senior Lender in the column entitled “Revolving Loan Commitment” in Schedule 2, or if such Senior Lender has entered into one or more Lender Assignment Agreements, set forth opposite the name of such Senior Lender in the Register maintained by the P1 Administrative Agent pursuant to Section 2.10(d) as such Senior Lender’s Revolving Loan Commitment, as the same may be reduced in accordance with Section 2.9.
“Revolving Loan Commitment Percentage” means, as to any Revolving Lender at any time, the percentage that such Revolving Lender’s Revolving Loan Commitment then constitutes of the Aggregate Revolving Loan Commitment.
“Revolving Loan Notes” means the promissory notes of the Borrower, substantially in the form of Exhibit B evidencing Revolving Loans, in each case duly executed and delivered by an Authorized Officer of the Borrower in favor of each Revolving Lender, including any promissory notes issued by the Borrower in connection with assignments of any Revolving Loan of the Revolving Lenders, as they may be amended, restated, supplemented or otherwise modified from time to time.
“RG Facility Entity Permitted Liens” means Liens permitted pursuant to clauses (b)-(g) of the definition of Permitted Liens in the Definitions Agreement (and with respect to clause (e) of the definition thereof, only to the extent such Liens are with respect to Indebtedness permitted pursuant to Section 9.12(h)).
“Rio Bravo Pipeline” means the natural gas pipeline and related infrastructure referred to in the Precedent Agreement as the “Project” and each Pipeline (as defined in the Precedent Agreement) comprising the Project.
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“Sanctioned Country” means, at any time, a country or territory that is itself the target of comprehensive Sanctions Regulations (as of the date of this Agreement, Cuba, Iran, Syria, North Korea, Crimea, the so-called Donetsk People’s Republic, and the so-called Luhansk People’s Republic).
“Sanctions Authorities” means (a) the United States, (b) the United Nations (acting through the United Nations Security Council as a whole and not each individual member or member state), (c) the European Union (as a whole and not each member state), (d) the United Kingdom, (e) Canada, (f) Germany, or (g) the respective governmental institutions and agencies of any of the foregoing, including OFAC, the United States Department of State, and HMT.
“Sanctions List” means the OFAC SDN List, the Consolidated List of Financial Sanctions Targets and the Investment Ban List maintained by HMT, or any similar list maintained by, or public announcement of sanctions designation under Sanctions Regulations made by, any of the Sanctions Authorities but excluding, in all cases, to the extent such list is made by any Sanctions Authority and targeted against the United States or Persons in or connected to the United States.
“Sanctions Regulations” means the applicable economic sanctions laws, regulations, embargoes or restrictive measures administered, enacted or enforced by the Sanctions Authorities, including the OFAC Laws but excluding, in all cases, to the extent administered, enacted or enforced by any other Sanctions Authority against the United States.
“Sanctions Violation” has the meaning assigned to such term in Section 8.7(d).
“Senior Lenders” means those Senior Lenders identified on Schedule 2 and each other Person that acquires the rights and obligations of any such Senior Lender pursuant to Section 14.4(b).
“Senior Loan” means, as applicable, a Construction/Term Loan or a Revolving Loan.
“Senior Loan Borrowing” means, as applicable, a Construction/Term Loan Borrowing or a Revolving Loan Borrowing.
“Senior Loan Commitments” means, collectively, the Construction/Term Loan Commitments and the Revolving Loan Commitments.
“Senior Loan Note” means, as applicable, a Construction/Term Loan Note or a Revolving Loan Note.
“Senior Managing Agents” means Arab Petroleum Investments Corporation, Kookmin Bank, New York Branch, and United Overseas Bank Limited, New York Agency, in each case, not in its individual capacity, but as a senior managing agent hereunder and any successors and permitted assigns.
“Senior Secured Hedge Agreements” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
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“Senior Secured IR Hedge Agreements” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Senior Secured IR Hedge Counterparties” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.
“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).
“SOFR Administrator’s Website” means the website of the Federal Reserve Bank of New York, currently at http://www.newyorkfed.org, or any successor source for the secured overnight financing rate identified as such by the SOFR Administrator from time to time.
“SOFR Determination Day” has the meaning specified in the definition of “Daily Compounded SOFR”.
“SOFR Loans” means Senior Loans bearing interest based upon Daily Compounded SOFR, other than pursuant to clause (c) of the definition of “Base Rate”.
“SOFR Rate Day” has the meaning specified in the definition of “Daily Compounded SOFR”.
“Solvent” means, with respect to any Person as of the date of any determination, that on such date:
(a)the fair valuation of the property of such Person is greater than the total liabilities, including contingent liabilities, of such Person;
(b)the present fair saleable value of the assets of such Person is not less than the amount that will be required to pay the probable liability of such Person on its debts as they become absolute and matured;
(c)such Person is able to realize upon its assets and pay its debts and other liabilities, contingent obligations, and other commitments as they mature in the normal course of business;
(d)such Person does not intend to, and does not believe that it will, incur debts or liabilities beyond such Person’s ability to pay as such debts and liabilities mature; and
(e)such Person is not engaged in business or a transaction, and is not about to engage in business or a transaction, for which such Person’s property would constitute unreasonably small capital after giving due consideration to current and anticipated future business conduct.
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In computing the amount of contingent liabilities at any time, such liabilities shall be computed at the amount which, in light of the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.
“Special Flood Hazard Area” means an area having special flood hazards as described in the National Flood Insurance Act of 1968.
“Specified Senior Lender” means each Senior Lender that, as of the date of determination, holds an aggregate amount of unfunded Construction/Term Loan Commitments and outstanding Construction/Term Loans in an amount less than $300,000,000.
“Sub-Charter Agreement” has the meaning assigned to such term in Section 8.10(e).
“Subsequent Train Facility” has the meaning assigned to such term in the Definitions Agreement.
“Supermajority Senior Lenders” means at any time, the Senior Lenders holding in excess of 66.66% of the sum of (a) the aggregate undisbursed Senior Loan Commitments plus (b) the then aggregate outstanding principal amount of the Senior Loans (excluding in each such case any Senior Lender that is a Defaulting Lender, a Loan Party, an Equity Owner, or an Affiliate or Controlled Subsidiary thereof or an Affiliated Lender, and each Senior Loan Commitment and any outstanding principal amount of any Senior Loan of any such Senior Lender).
“Survey” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Syndication Agents” means Abu Dhabi Commercial Bank PJSC, Banco Santander S.A., New York Branch, Bank of China, New York Branch, Intesa Sanpaolo S.P.A., New York Branch, Mizuho Bank, Ltd., and MUFG Bank, Ltd., in each case, not in its individual capacity, but as a syndication agent hereunder and any successors and permitted assigns.
“Term Conversion Date” means date on which the satisfaction of the conditions set forth in Section 7.6 of this Agreement are satisfied (or waived by P1 Administrative Agent, with the consent of the Majority Senior Lenders).
“Term Conversion Date Drawing” has the meaning assigned to such term in Section 2.1(d).
“Termination Payments” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Trade Date” has the meaning assigned to such term in Section 14.4(j)(i).
“Train 1” has the meaning assigned to such term in the T1/T2 EPC Contract.
“Train 2” has the meaning assigned to such term in the T1/T2 EPC Contract.
“Train 3” has the meaning assigned to such term in the T3 EPC Contract.
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“Train Facility” has the meaning assigned to such term in the Definitions Agreement.
“Train Facility Sublease” has the meaning assigned to such term in the Definitions Agreement.
“Tranche” as the context may require, means Tranche A, Tranche B, and Tranche C.
“Tranche A” has the meaning assigned to such term in Section 2.1(f).
“Tranche B” has the meaning assigned to such term in Section 2.1(f).
“Tranche C” has the meaning assigned to such term in Section 2.1(f).
“Tug Services Agreement” means that certain First Amended and Restated Tug Services Agreement, dated as of June 28, 2023, between CFCo and Gulf LNG Tugs of Brownsville, LLC.
“Type”, when used in reference to any Senior Loan or Senior Loan Borrowing, refers to whether the rate of interest on such Senior Loan, or on the Senior Loans comprising such Senior Loan Borrowing, is determined by reference to Daily Compounded SOFR or the Base Rate.
“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday, or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.
“U.S. Person” means a “United States person” as defined in Section 7701(a)(30) of the Code.
“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 5.6(g).
“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended from time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.
“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.
“Unadjusted Benchmark Replacement” means the applicable Benchmark Replacement excluding the related Benchmark Replacement Adjustment.
“Unanimous Decision” means, in respect of Modifications, Consents and Waivers of and under P1 Collateral Documents, (a) reducing the percentage or other voting thresholds specified in respect of matters requiring approval of the Senior Secured Parties; (b) changing or otherwise adversely impacting the priority of the Liens over the Collateral (except as allowed under the P1 Financing Documents); (c) changing the provisions of the P1 Financing Documents providing
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for the pari passu ranking of the Senior Secured Debt; (d) amending or waiving Article III (The P1 Accounts) of the P1 Accounts Agreement; (e) amending this definition of Unanimous Decision; (f) releasing all or any material portion of the Collateral from the Lien of any of the Senior Security Documents (other than (x) upon the sale, conveyance, lease, transfer or other disposal of assets that do not constitute all or substantially all of the assets of the Borrower or (y) the termination, assignment, or other disposition of Material Project Documents in accordance with the P1 Financing Documents or otherwise upon Majority Senior Lender approval); and (g) modifying any of the following provisions of the Collateral and Intercreditor Agreement: Section 9.7 (Application of Collateral Proceeds to the Senior Secured Obligations Prior to an Enforcement Action), Section 9.8 (Application of Collateral Proceeds to the Senior Secured Obligations Following an Enforcement Action), and Article 10 (Application of Replacement Debt to the Senior Secured Obligations).
“Unmatured LNG Sales Mandatory Prepayment Event” means an event that, with the lapse of a cure period, would become an LNG Sales Mandatory Prepayment Event.
“Upfront Fee Letter” means the Fee Letter dated as of June 23, 2023, among the Borrower, Abu Dhabi Commercial Bank PJSC, Arab Petroleum Investments Corporation. Bank of China, New York Branch, Clifford Capital Pte. Ltd., HSBC Bank USA, N.A., Intesa Sanpaolo S.P.A., New York Branch, JPMorgan Chase Bank, N.A., The Korea Development Bank, KfW IPEX-Bank GmbH, Kookmin Bank, New York Branch, Mizuho Bank, Ltd., MUFG Bank, Ltd., National Bank of Canada, Royal Bank of Canada, Riyad Bank Houston Agency, Banco Santander S.A., New York Branch, The Bank of Nova Scotia, Houston Branch, Standard Chartered Bank, and United Overseas Bank Limited, New York Agency.
“Waiver” has the meaning assigned to such term in the Collateral and Intercreditor Agreement.
“Withdrawal Certificate” has the meaning assigned to such term in the P1 Accounts Agreement.
“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.
“Withholding Agent” means the Borrower, the P1 Administrative Agent and the P1 Collateral Agent.
“Work” has the meaning assigned to such term in the P1 EPC Contracts.
“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK
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Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.
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